     As filed with the Securities and Exchange Commission on May 24, 1999.


                                                      Registration No. 333-76493
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                              TOWNE SERVICES, INC.
             (Exact Name of Registrant as Specified in its Charter)

                    GEORGIA                                         62-1618121
(State or other jurisdiction of incorporation or       (I.R.S. Employer Identification No.)
                 organization)

 3295 RIVER EXCHANGE DRIVE, SUITE 350, NORCROSS, GEORGIA 30092, (770) 734-2680
   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                                DREW W. EDWARDS
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              TOWNE SERVICES, INC.
                      3295 RIVER EXCHANGE DRIVE, SUITE 350
                            NORCROSS, GEORGIA 30092
                                 (770) 734-2680
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   Copies to:

             GLENN W. STURM, ESQ.                               MARK W. SHURTLEFF, ESQ.
            SUSAN L. SPENCER, ESQ.                               LESLIE R. OLSON, ESQ.
  NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.                  GIBSON, DUNN & CRUTCHER LLP
       999 PEACHTREE STREET, SUITE 1400                               4 PARK PLACE
            ATLANTA, GEORGIA 30309                              IRVINE, CALIFORNIA 92614
                (404) 817-6000                                       (949) 451-3800

                             ---------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of conditions to closing under the Agreement and Plan of Merger described herein.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
       TITLE OF EACH CLASS OF               AMOUNT          PROPOSED MAXIMUM      PROPOSED MAXIMUM
          SECURITIES TO BE                   TO BE           OFFERING PRICE          AGGREGATE             AMOUNT OF
             REGISTERED                  REGISTERED(1)         PER SHARE           OFFERING PRICE      REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value per
  share..............................      2,075,345           $     (2)             $2,451(2)             $1.00(3)
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) Represents the number of shares of the Registrant's common stock, no par value, issuable in connection with the merger.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act. The proposed maximum offering price is based upon the par value of Forseon's stock because Forseon has an accumulated capital deficit.
(3) Previously paid.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              FORSEON CORPORATION



                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD JUNE      , 1999

     A special meeting of stockholders of Forseon Corporation will be held on
June      , 1999 at 10:00 a.m. at the offices of Gibson, Dunn & Crutcher LLP,
Suite 1700, 4 Park Plaza, Irvine, CA 92614-8557 for the following purposes:

          (1) To vote on an Agreement and Plan of Merger and related matters pursuant to which a wholly-owned subsidiary of Towne Services, Inc., a Georgia corporation, will merge with and into Forseon, as more particularly described in the enclosed proxy statement/ prospectus; and

          (2) To transact such other business as may properly come before the special meeting and any adjournment thereof.


     The Board of Directors of Forseon has approved the merger agreement and unanimously recommends that you vote in favor of its adoption. Stockholders of
record at the close of business on June   , 1999 will be entitled to receive
notice of and to vote at the special meeting and any adjournments thereof.



     Stockholders may be entitled to appraisal rights pursuant to Section 262 of Delaware corporate law, a copy of which is included as Appendix B of the enclosed proxy statement/ prospectus. For a discussion of appraisal rights, see page 52 of the proxy statement/prospectus.



     Your vote is very important to us. Whether or not you plan to attend the special meeting and regardless of the number of shares you own, please complete, date, sign and return the enclosed proxy card attached as Appendix C at your earliest convenience in the enclosed self-addressed, stamped envelope. Executed but unmarked proxy cards will be voted FOR approval of the merger agreement and all related matters. Please do not send any Forseon stock certificates in your proxy envelope.


     If you are a participant in Forseon's Employee Stock Ownership Plan, please complete, date and sign the enclosed ESOP voting instruction card, which is the blue card included with this document and return it in the enclosed envelope addressed to U.S. Trust Company, National Association. Executed but unmarked voting instruction cards will be voted by the trustee of the ESOP as directed by the special investment manager as to the merger agreement and by the ESOP committee as to other matters.

     You are cordially invited to attend the special meeting in person, and if you attend you may withdraw your proxy and vote your non-ESOP shares personally.

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      Dan Paul,
                                      President and Chief Executive Officer


                                      Dated: June   , 1999

                     PRELIMINARY PROXY STATEMENT/PROSPECTUS


         PROXY STATEMENT OF                        PROSPECTUS OF
     FORSEON CORPORATION [LOGO]             TOWNE SERVICES, INC. [LOGO]



     On March 25, 1999, the boards of directors of Forseon Corporation and Towne Services, Inc. approved an agreement to merge Forseon with a subsidiary of Towne Services. As a result of the merger, Forseon stockholders will own a total of 2,075,345, or less than 10%, of the shares of Towne Services.



     If the merger is completed, each Forseon stockholder, other than those demanding appraisal rights, will be entitled to receive approximately 2.82 shares of Towne Services common stock for each share of Forseon common stock they hold. The exchange ratio may change prior to the merger if the number of shares of Forseon stock changes. Ten percent of the shares of Towne Services common stock you are eligible to receive in the merger will be held back in escrow for up to one year from the date the merger is completed. This means that you will initially receive approximately 2.53 shares of Towne Services common stock for each share of Forseon common stock you hold when the merger is completed. The escrowed shares will be used to cover the indemnification obligations of Forseon stockholders in the merger agreement and, consequently, you may not receive these escrowed shares.


     Towne's common stock trades on the Nasdaq National Market under the symbol "TWNE."

     The Forseon board of directors has called a special meeting for its stockholders to vote on:

          (1) the merger agreement and matters relating to the merger; and
          (2) any other business that may properly come before the special meeting or any postponements or adjournments of the meeting.


     We invite you to attend this meeting, the date, time and place of which are:

           Date:   June   , 1999
           Time:  10:00 A.M. local time
           Place:  Gibson, Dunn & Crutcher, LLP
                   4 Park Plaza, Suite 1700
                   Irvine, California 92614-8557


     You may vote at the Forseon special meeting if you own shares of Forseon
common stock as of the close of business on June   , 1999.



     THIS PROXY STATEMENT/PROSPECTUS PROVIDES DETAILED INFORMATION ABOUT THE PROPOSED MERGER. WE STRONGLY URGE YOU TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8. THE "RISK FACTORS" SECTION DESCRIBES MANY RISKS THAT YOU SHOULD CONSIDER IN DETERMINING WHETHER TO APPROVE THE MERGER AGREEMENT AND RELATED MATTERS AT THE FORSEON SPECIAL MEETING.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------


     This proxy statement/prospectus is dated June   , 1999 and is expected to
be first sent to Forseon stockholders on or about June      , 1999.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              -----
SUMMARY.....................................................      1
     Who Are the Companies?.................................      1
     What Are the Main Terms of the Merger?.................      2
     What Will Forseon Stockholders Receive in the
       Merger?..............................................      2
     What Voting Procedures Are Needed to Approve the
       Merger?..............................................      3
     What Are the Reasons to Approve the Merger Risks and
       Possible Disadvantages, of the Merger and Other
       Persons' Interests in the Merger?....................      5
     What Events May Delay or Prevent the Merger?...........      6
     What Are the Tax Consequences and Accounting Treatment
       of the Merger?.......................................      7
     Who Can Help Answer Your Questions?....................      7
RISK FACTORS................................................      8
     Risk Related to the Merger.............................      8
     Risks Related To Towne's and Forseon's Operations,
       Before and After the Merger..........................     11
     Risks Related to Our Industries........................     16
WHERE YOU CAN FIND MORE INFORMATION.........................     18
FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES...............     19
SELECTED HISTORICAL CONSOLIDATED AND UNAUDITED PRO FORMA
  COMBINED CONDENSED FINANCIAL INFORMATION..................     20
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
     Towne Services, Inc....................................     21
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
     Forseon Corporation....................................     24
SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  DATA......................................................     25
COMPARATIVE PER SHARE DATA..................................     25
MARKET PRICE AND DIVIDEND INFORMATION.......................     26
     Towne Services Market Price Data.......................     26
     Forseon Market Price Data..............................     26
     Dividend Information...................................     26
     Recent Closing Prices..................................     26
THE FORSEON STOCKHOLDER MEETING.............................     27
     Matters To Be Voted On.................................     27
     Record Date............................................     27
     Required Vote..........................................     27
     Proxies and Voting Instruction Cards...................     28
     Solicitation of Proxies................................     28
THE MERGER..................................................     29
     General................................................     29
     Background of the Merger...............................     29
     Reasons for the Merger.................................     31
     Conversion of Shares...................................     38
     Conversion of Options..................................     39
     Exchange of Certificates...............................     40
     Operations Following the Merger........................     41
     The Agreement and Plan of Merger.......................     41
     Regulatory Matters.....................................     46
     Material Federal Income Tax Considerations.............     47
     Accounting Treatment...................................     48
OTHER RELATED MATTERS.......................................     49
     Indemnification........................................     49
     Escrow Agreement.......................................     49

                                                              PAGE
                                                              -----
     Interests of Forseon Officers and Directors in the
       Merger...............................................     51
     Federal Securities Law Consequences....................     52
     Affiliate Agreements...................................     52
APPRAISAL RIGHTS............................................     52
     Rights Of Dissenting Stockholders......................     52
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  STATEMENTS................................................     56
TOWNE SERVICES' BUSINESS....................................     65
     General................................................     65
     Towne Services' Market.................................     66
     Towne Services' Strategies.............................     66
     Products and Services..................................     67
     Supporting Services and New Products...................     70
     Acquisitions of Complementary Companies and Products...     70
     Sales and Marketing....................................     71
     Recruiting and Training................................     72
     Technology.............................................     72
     Customers..............................................     73
     Customer Service.......................................     73
     Competition............................................     74
     Trademarks and Other Proprietary Rights................     74
     Employees..............................................     74
     Seasonality............................................     74
     Property and Facilities................................     75
     Legal Proceedings......................................     75
TOWNE SERVICES' MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............     76
     Overview...............................................     76
     Results Of Operations..................................     78
     Comparison of Years Ended December 31, 1997 and 1998...     80
     Comparison of Years Ended December 31, 1996 and 1997...     81
     Liquidity and Capital Resources........................     83
     Effects Of The Year 2000...............................     84
     Effects Of Accounting Standards........................     85
QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK...     86
TOWNE SERVICES' MANAGEMENT..................................     87
     Directors and Executive Officers.......................     87
     Committees of the Board of Directors and Nominations by
       Shareholders.........................................     90
     Section 16(a) Beneficial Ownership Reporting
       Compliance...........................................     90
TOWNE SERVICES' EXECUTIVE COMPENSATION......................     91
     Option Grants and Exercises During 1998................     91
     1998 Stock Option Plan.................................     92
     1996 Stock Option Plan.................................     93
     Management Bonus Plan..................................     93
     Employment Agreements..................................     93
     Director Compensation..................................     95
     Compensation Committee Interlocks and Insider
       Participation........................................     95
     Compensation/Stock Option Committee Report on Executive
       Compensation.........................................     97
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................    100
TOWNE SERVICES' RELATED PARTY TRANSACTIONS..................    102

                                                              PAGE
                                                              -----
FORSEON'S BUSINESS..........................................    103
     General................................................    103
     Products and Services..................................    104
     Sales and Marketing....................................    105
     Competition............................................    105
     Employees..............................................    106
     Properties.............................................    106
     Legal Proceedings......................................    106
     Proprietary Rights.....................................    106
FORSEON'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................    107
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET
  RISK......................................................    113
STOCK OWNED BY FORSEON MANAGEMENT AND PRINCIPAL
  SHAREHOLDERS..............................................    114
FORSEON EXECUTIVE COMPENSATION..............................    116
     Summary of Cash and Certain Other Compensation.........    116
     Option Exercises and Holdings..........................    116
     Director Compensation..................................    116
FORSEON'S RELATED PARTY TRANSACTIONS........................    117
COMPARISON OF CAPITAL STOCK.................................    118
     Description of Towne Services Capital Stock............    118
     Description of Forseon Capital Stock...................    119
     ESOP Matters...........................................    119
COMPARISON OF RIGHTS OF STOCKHOLDERS........................    119
     Nominations for Board of Directors and Advance Notice
       of Stockholder.......................................    120
     Amendment to Governing Documents.......................    120
     Stockholder Consent in Lieu of Meeting.................    120
     Anti-Takeover Provisions...............................    121
     Special Meetings.......................................    122
     Cumulative Voting......................................    122
EXPERTS.....................................................    122
LEGAL MATTERS...............................................    123
INDEX TO TOWNE SERVICES CONSOLIDATED FINANCIAL STATEMENTS...    F-1
INDEX TO BANKING SOLUTIONS, INC. FINANCIAL STATEMENTS.......   F-23
INDEX TO FORSEON CORPORATION CONSOLIDATED FINANCIAL
  STATEMENTS................................................   F-34
APPENDIX A -- AGREEMENT AND PLAN OF MERGER..................    A-1
APPENDIX B -- SECTION 262 OF THE DELAWARE GENERAL
  CORPORATION LAW...........................................    B-1
APPENDIX C -- FORM OF PROXY CARD OF FORSEON STOCKHOLDERS....    C-1
APPENDIX D -- FAIRNESS OPINIONS OF RODGERS CAPITAL GROUP,
  L.P. AND LEGACY SECURITIES CORP. .........................    D-1

                                    SUMMARY


     This summary highlights information from this document and may not contain all of the information that is important to you as you consider the proposed merger and related matters. For a more complete description of the terms of the proposed merger, you should carefully read the entire document and the documents to which we have referred you. The Agreement and Plan of Merger, which is the legal document that governs the proposed merger, is attached as Appendix A to this document and is incorporated into this document. We strongly urge you to read the merger agreement. See "Where you can find more information" on page 18.


WHO ARE THE COMPANIES?

         Towne Services, Inc.
         3295 River Exchange Drive, Suite 350
         Norcross, GA 30092
         Telephone: (770) 734-2680


     Towne Services is a leading provider of services and products that process sales and payment information and related financing transactions for small businesses and community banks in the United States. We deliver these services and products online by linking our business and bank customers to our processing systems using the internet and telecommunications lines. Our systems capture sales and payment information, process it electronically and communicate the results to our customers, often the same day. Our systems also act as a hub, or electronic gateway, through which our customers can access a variety of business and management tools provided by us and other companies to help our customers succeed in an electronic commerce marketplace. The primary business capabilities we offer our customers include:


     - a "virtual credit card" system that processes the in-house credit transactions of small businesses in much the same way as credit card transactions are processed;


     - an automated receivables management system that allows banks to quickly finance the working capital needs of their small business customers; and


     - related billing, payment and debt collection services.


     For more detailed information about Towne Services and its business operations, please see the "Towne Services' Business" section beginning on page 65.


         Forseon Corporation
         6600 Jurupa Avenue
         Riverside, CA 92504
         Telephone: (909) 688-2256


     Forseon provides products and services that process inventory, accounts receivable and point of sale transaction information and generate merchandise forecasts and management reports for retail businesses in the United States and Canada. These products and services often improve our retail business customers' ability to compete with larger chain retailers by providing automated processing and business management capabilities similar to those used by these larger competitors. Forseon's management reports assist these small business owners in developing and implementing their merchandising strategies as well as receivables management and marketing plans. For more detailed information about Forseon and its business operations, please see the "Forseon's Business" section beginning on page 103.

WHAT ARE THE MAIN TERMS OF THE MERGER?


     Towne and Forseon entered into an Agreement and Plan of Merger dated March 25, 1999, a copy of which is attached as Appendix A at the back of this document. This merger agreement provides that:



        - Towne's and Forseon's businesses will be combined through the merger of Forseon with a subsidiary of Towne;



        - Towne will issue a total of 2,075,345 shares of its common stock in exchange for all outstanding stock and options to acquire stock in Forseon;



        - Ten percent of the Towne common stock will be held back in escrow to satisfy the indemnification obligations of Forseon stockholders under the merger agreement for up to one year after the merger is completed; and



        - Upon completion of the merger, unless you have properly demanded appraisal rights for your Forseon shares, you will become a shareholder of Towne and your rights as a shareholder will be governed by Towne's articles of incorporation and bylaws.



For more information on the specific terms and conditions of the merger, as well as the background of, reasons for and against, and other factors you may want to consider about the merger, please see "The Merger" beginning on page 29. We encourage you to read the entire merger agreement, as it is the legal document that governs the merger, as well as this proxy statement/prospectus.


WHAT WILL FORSEON STOCKHOLDERS RECEIVE IN THE MERGER?


     Shares of Forseon common stock will be exchanged for 2,075,345 shares of Towne common stock as a result of the merger. The number of Towne shares to be issued in the merger will not change. The number of Towne shares you will receive for each Forseon share you own, or the exchange ratio, will be calculated by dividing the 2,075,345 shares of Towne common stock by the number of outstanding shares of Forseon common stock at the time the merger is completed. The exact share exchange ratio will be determined at the time the merger is completed and not at the time you vote on the merger.



     There currently are 643,029 shares and 90,600 options to acquire shares of Forseon common stock outstanding. Forseon has agreed not to issue additional shares or options prior to completing the merger, except for approximately 3,500 shares of stock required to cure some defects with the Forseon ESOP. Including these ESOP shares, the highest number of shares of Forseon common stock that we currently expect to be outstanding when the merger is completed is 737,129. Therefore, we anticipate that each outstanding share of Forseon common stock will be converted into the right to receive approximately 2.82 shares of Towne common stock. The more shares of Forseon common stock outstanding when the merger is completed, the less Towne shares you will receive. Conversely, the fewer Forseon shares outstanding, the greater the number of Towne shares you will receive.



     Ten percent of the shares of Towne Services common stock you are eligible to receive in the merger will be held back in escrow for up to one year from the date the merger is completed. This means that you will initially receive approximately 2.53 shares of Towne Services common stock for each share of Forseon common stock you hold when the merger is completed. The escrowed shares will be used to cover the indemnification obligations of Forseon stockholders in the merger agreement and, consequently, you may not receive these escrowed shares.

     The following table shows possible values for the Towne shares that you would receive upon completion of the merger for each Forseon share you own. This table assumes share exchange ratios of 2.53 shares of Towne common stock without the escrow shares, and 2.82 shares of Towne common stock including the escrow shares, for each Forseon share:



                      FORSEON           FORSEON
                    EQUIVALENT         EQUIVALENT
     TOWNE        PRICE PER SHARE   PRICE PER SHARE
 COMMON STOCK     WITHOUT ESCROW    INCLUDING ESCROW
PRICE PER SHARE       SHARES             SHARES
---------------   ---------------   ----------------
    $ 6.00            $15.18             $16.92
      7.00             17.71              19.74
      8.00             20.24              22.56
      9.00             22.77              25.38
     10.00             25.30              28.20
     11.00             27.83              31.02



     The shares of Towne common stock issued in connection with the merger will
be listed on the Nasdaq National Market. As of May   , 1999, the market price
per share of Towne common stock was $           . The corresponding Forseon
equivalent price per share without the escrow shares was $        and with the
escrow shares was $        . Towne's stock price is volatile and is likely to
change quickly and frequently. See "Risk Factors -- You will not be sure of the value of the Towne shares you receive because the number of shares of Towne Stock you will receive is fixed and the market for Towne shares is volatile" for further discussion about the possible risks to you because of the volatility in Towne's stock price. We encourage you to obtain current market quotations for Towne common stock.


     Forseon stockholders will not receive fractional shares of Towne common stock. Instead, they will receive a check in payment for any fractional shares based upon the average of the closing prices for Towne's common stock for the ten trading days ending three trading days prior to closing of the merger.


     Prior to closing of the merger, all outstanding options and other rights to acquire Forseon stock will be converted into the right to acquire Towne common stock upon completion of the merger. In addition, under the terms of the merger agreement, Forseon does not have the right to "walk-away" from the merger if the price per share of Towne stock declines, and there are no other obligations of any party conditioned on the market price per share of Towne stock at any time. We anticipate that the merger will become effective approximately one day after the Forseon stockholders vote to approve the merger as required by the merger agreement.



     PLEASE DO NOT SEND IN YOUR FORSEON STOCK CERTIFICATES NOW. WHEN THE MERGER IS COMPLETED, TOWNE WILL SEND YOU WRITTEN INSTRUCTIONS FOR EXCHANGING YOUR FORSEON STOCK CERTIFICATES.


WHAT VOTING PROCEDURES ARE NEEDED TO APPROVE THE MERGER?

  A. The Special Meeting of Forseon Stockholders


     Forseon will hold a special meeting of its stockholders on June   , 1999 at
10:00 a.m. local time at the offices of Gibson, Dunn & Crutcher, LLP, 4 Park Plaza, Suite 1700, Irvine, California 92614-8557. At this meeting, Forseon stockholders will be asked to approve the merger agreement and all related matters. For more information about what will happen at this meeting, see "The Forseon Stockholder Meeting" section beginning on page 27.


  B. Record Date for Voting on the Merger Agreement


     You are entitled to vote at the special meeting of stockholders if you owned shares of Forseon common stock as of the close of business on the record date, which has been set at

June   , 1999. On the record date, there were         shares of Forseon common
stock outstanding. Forseon stockholders will have one vote at the special meeting for each share of Forseon common stock they owned on the record date.


  C. Voting by Proxy or in Person


     You may vote either by attending the special meeting or by delivering a signed proxy card to us before the meeting. Even if you plan to attend the meeting, we ask that you sign and return the proxy card attached to this document as Appendix C in advance. You may change your vote later by delivering a new proxy card with a date after the first proxy card or by attending the meeting and voting in person.


  D. Procedure for Casting Your Vote if Your Shares are Held by the Forseon Corporation Employee Stock Ownership Plan


     Participants in the Forseon Corporation Employee Stock Ownership Plan, referred to as the "ESOP" throughout this document, will be given the right to direct the trustee of the ESOP to vote the Forseon shares held in their ESOP
account as of         , 1999 as if the ESOP participants owned these shares
directly. The voting process will be administered by U.S. Trust Company, National Association, acting as special investment manager under the ESOP. Each participant is being furnished with a confidential voting instruction card included with this document. The card is to be returned to U.S. Trust Company. U.S. Trust Company will, subject to its duties under the Employee Retirement Income Security Act of 1974, as amended, instruct the trustee of the ESOP to vote the shares in accordance with participant directions in a manner which preserves the confidentiality of the vote. If an ESOP participant fails to provide the investment manager with directions with respect to shares allocated to his or her account, the investment manager will direct the ESOP trustee on the voting of such shares in its discretion. If a stockholder participates in the ESOP, he or she may receive more than one set of proxy materials. To ensure that all shares of Forseon common stock are voted, stockholders should sign and return each proxy card and confidential voting instruction card received in the proper envelope.


  E. Forseon Stockholder Vote Required to Approve the Merger Agreement

     Under applicable law, the affirmative vote of the holders of a majority of the outstanding shares of Forseon common stock is required to approve the merger agreement. These votes may be cast in person or by signing and returning the proxy card attached to this document as Appendix C. The closing of the merger will not take place unless the holders of at least 90% of the outstanding shares of Forseon common stock approve the merger agreement, unless Towne agrees to waive or modify this condition. Except for your shares that are held by the ESOP, your abstention or failure to vote will have the effect of a vote against the merger agreement and the merger. Towne shareholders will not vote on the merger agreement.

  F. Appraisal Rights


     Forseon is a Delaware corporation. Under Delaware law, Forseon stockholders who do not vote for the merger have the right to an appraisal of the value of their Forseon common stock if they follow proper procedures. These stockholders would receive the appraised value of their shares rather than shares of Towne common stock in connection with the merger. In addition to reading the "Appraisal Rights" section of this document beginning on page 52, you should carefully read the copy of Section 262 of the Delaware General Corporate Law attached to this document as Appendix B. This is the law which governs your appraisal rights with respect to the merger.

WHAT ARE THE REASONS TO APPROVE THE MERGER, RISKS AND POSSIBLE DISADVANTAGES OF THE MERGER AND OTHER PERSONS' INTERESTS IN THE MERGER?


  A. Reasons for the Merger and Recommendation to Forseon Stockholders

     The Forseon board of directors believes that the terms of the merger agreement are in the best interests of Forseon and its stockholders and recommends that you approve the merger agreement for the following reasons:

        - we believe that the combined company after the merger will be able to offer a broader range of products and services and address a larger number of customers' business needs;

        - we believe that the combined company will have significantly greater resources than Forseon;

        - we anticipate that the combined operations of the two companies will improve the performance capabilities of each enterprise beyond what it could obtain independently;

        - Forseon stockholders will receive publicly traded Towne stock, subject to limited restrictions on affiliate shares, and would have the chance to participate in the potential growth of the combined company after the merger; and

        - we expect there to be benefits of the merger to Forseon's stockholders, employees and customers and the communities in which Forseon operates.


     THE FORSEON BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN YOUR BEST INTERESTS AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND ALL RELATED MATTERS.



  B. Significant Risks and Possible Disadvantages of the Merger



     In considering whether to approve the merger agreement and the related matters, you should consider all of the risks and possible disadvantages of the merger. These include:



        - the volatile history and risk of fluctuations in the market price of Towne common stock;



        - the fact that we may be unable to successfully integrate Forseon's business with Towne's business after the merger;



        - the lessened influence you will have over the combined company as a result of the decrease in the percentage ownership your shares will represent after the merger;



        - the fact that ten percent of your shares will be held in escrow for up to one year after the merger is complete and that you may never receive these escrowed shares if Forseon has breached or defaults under the terms of the merger agreement; and



        - the possibility that Forseon may have become more profitable and valuable on its own and that, if that occurred, you may have been able to get a higher price for your shares.



     We encourage you to read the more detailed description of the risks related to the merger and to the companies both before and after the merger set forth in the "Risk Factors" section of this document beginning on page 8.

  C. Other Interests of Forseon Officers and Directors in the Merger


     In considering whether you should approve the merger agreement, you should note that some of Forseon's officers and directors may have interests in the merger that are different from, or in addition to, your interests. This may affect the significance you place, if any, on the recommendation of Forseon's Board of Directors to accept this transaction, and on the efforts of the directors and officers generally to bring about the merger agreement. Specifically, in connection with the merger you may wish to consider that:


        - most of the current Forseon executive officers have signed, or before closing will sign, new employment agreements with Forseon which become effective upon completion of the merger;


        - Louis A. Delmonico, a director of Forseon, will receive payments totaling $115,200 as success and consulting fees related to the merger and Towne has retained Mr. Delmonico's consulting services for 12 months following the merger to help integrate the companies' businesses; and


        - many of the Forseon directors and officers will continue to be indemnified against liabilities incurred as a result of their positions with Forseon.

WHAT EVENTS MAY DELAY OR PREVENT THE MERGER?

  A. Conditions to the Merger


     The merger will not be completed unless the material conditions contained in the merger agreement are satisfied. These conditions include:



        - the adoption of the merger agreement by the Forseon stockholders;



        - approval of the merger and related matters by regulatory authorities;



        - satisfactory completion of the pre-=merger actions each party agreed to perform;



        - receipt of opinion letters from the companies' accountants that state that the merger will be accounted for as a pooling of interests; and



        - receipt by Forseon of an opinion letter from Towne's legal counsel that states that the merger will qualify as a tax-free reorganization for federal income tax purposes.



     Conditions to the merger agreement may be waived or modified by the party entitled to benefit from the condition. As part of approving the merger, you will appoint two Forseon officers to represent all Forseon stockholders on matters related to the merger. These representatives will have the authority to waive conditions to the merger on your behalf. These waivable conditions include receipt of the opinion letters mentioned above and the parties' performance of pre-merger tasks. For a more detailed description of these conditions, see "The Merger -- The Agreement and Plan of Merger -- Conditions to the Merger" beginning on page 44. If any party agrees to waive conditions to the merger that we believe are very material it may be necessary for us to re-distribute proxy statements to the Forseon stockholders which would delay the merger. These revised materials would disclose which material conditions have been waived and would ask you to re-vote on the merger.



  B. Forseon May Not Solicit or Encourage Other Merger Proposals


     As part of the merger agreement, Forseon has agreed not to initiate, solicit, encourage or participate in negotiations or discussions with another person regarding a business combination while the merger with Towne is pending. Forseon may, under very limited circumstances, including the payment to Towne of $1.0 million, terminate the merger agreement and consider alternative proposals to the merger with Towne.

  C. Termination of the Merger Agreement


     The merger agreement may be terminated under several circumstances and for many reasons at any time before completion of the merger. This may occur whether or not Forseon stockholders have approved the merger agreement. For a description of reasons why the merger may be terminated and the possible impacts of a termination, see "The Merger -- The Agreement and Plan of Merger -- Termination; Termination Fees and Expenses" beginning on page 46.


WHAT ARE THE TAX CONSEQUENCES AND ACCOUNTING TREATMENT OF THE MERGER?

  D. Important Federal Income Tax Consequences


     Forseon has received an opinion from Towne's legal counsel that the exchange of Forseon common stock for Towne common stock will be tax-free to Forseon stockholders for federal income tax purposes. This opinion is based upon representations made by Forseon and Towne in the merger agreement and otherwise to Towne's legal counsel. In addition, Forseon and Towne expect that cash paid to you and the other Forseon stockholders (other than the ESOP) for any fractional shares will be taxable. Please see "The Merger -- Material Federal Income Tax Considerations" beginning on page 47 for more discussion of the federal income tax impact of the merger.



     Tax matters are very complicated and the tax consequences to you from the merger will depend on the facts of your own personal financial situation and circumstances. You should consult your tax advisors for a full understanding of all of the tax consequences to you as a result of the merger. See "The
Merger -- Material Federal Income Tax Considerations" beginning on page 47.


  E. Accounting Treatment


     Forseon and Towne intend the merger to be accounted for as a pooling of interests. Under this method of accounting, the assets and liabilities of Forseon will be carried forward at their recorded amounts and Towne will restate its operating results to include Forseon's operating results as if the companies had always been combined. See "The Merger -- Accounting Treatment" beginning on page 48 for a more extensive discussion of the accounting for the merger and its effect on the combined company's results of operations.


WHO CAN HELP ANSWER YOUR QUESTIONS?

If you have questions about the merger you should contact:

         Forseon Corporation
         6600 Jurupa Avenue
         Riverside, California 92504
         Telephone: (909) 688-2256
         Attention: Mr. Allen Merrill

                                      RISK FACTORS



     You should carefully consider the risks described below before voting on the merger agreement and the related matters. The risks and uncertainties described below are not the only ones that may impact Forseon, Towne or the combined companies after the merger. The risks set forth below are in addition to risks that apply to most businesses, which could also seriously harm the businesses of Towne and Forseon before and after the merger.


     If any of the following risks actually occur, our business, financial conditions or results of operations could be seriously harmed. In that case, the trading price of Towne common stock, before and after completion of the merger, would likely decline, and you may lose all or part of your investment in the companies.

                          RISKS RELATED TO THE MERGER


IF WE DO NOT INTEGRATE OUR BUSINESSES SUCCESSFULLY, POTENTIAL BENEFITS OF THE MERGER MAY NOT OCCUR AND THE VALUE OF YOUR INVESTMENT MAY DECREASE SIGNIFICANTLY.



     In order to obtain the greatest benefits of the merger, we must:



     - make Forseon's technologies, products, services and personnel operate together with Towne's technologies, products, services and personnel;



     - cross-market and sell Towne's services and products to Forseon's customers, and vice versa; and



     - minimize duplicative managerial, sales and marketing efforts and eliminate redundant costs of our operations.



     If we do not integrate our operations successfully and quickly, we may lose customers, fall behind on important projects such as new product development and fail to obtain our business goals. This would likely cause a slow-down in our growth rate which may result in a decrease in the value of your investment. Prior to the merger, our companies have operated independently, with different policies and practices. Integrating our two businesses will entail significant diversion of management's time and attention. We may not be able to integrate our technologies, personnel, customers, operations and systems fast enough or well enough to meet our performance objectives. We may need to replace or convert some of Forseon's computer systems in order to work with Towne's computer systems. In addition, we may be required to spend additional time or money on integration that would otherwise be spent on developing our business and services or other matters. This may inhibit our growth and reduce the value of your investment in Towne stock.



TOWNE RELIES ON RECURRING REVENUE FOR ITS GROWTH AND WE MAY LOSE SOME CUSTOMERS AS A RESULT OF THE MERGER WHICH WOULD DECREASE OUR RECURRING REVENUES.



     One of Towne's key strategies for making the combined companies successful is to cross-market Towne's products and services to Forseon's customers, and vice versa, to increase recurring revenues generated from the combined customer base of Towne and Forseon. As a result of the merger, some of our customers may not continue to do business with us. For example, Forseon's customers might cancel their agreements with Forseon if they are uncertain about Towne's commitment to support Forseon products after the merger. Or, Towne's customers might cancel agreements if Towne experienced difficulties in integrating Forseon's business into its operations. Some of our customers may decide to purchase products and services from our competitors. Cancellations or failures to renew our customer contracts, both before and after the merger, could decrease our recurring revenues and seriously harm Towne's ability to grow the business of the combined companies.



A PORTION OF YOUR TOWNE SHARES MAY BE FORFEITED BACK TO TOWNE FOR REASONS BEYOND YOUR CONTROL.



     Ten percent of the shares of Towne common stock that Forseon stockholders will receive in the merger will be placed in escrow. The escrow will terminate one year after the merger becomes effective if Towne has made no claims against the escrow or if no claims remain unresolved one year after the effective time of the merger. Towne may recover damages out of this escrow resulting from breaches by Forseon or Forseon stockholders of representations, warranties and covenants contained in the merger agreement and upon certain contingencies and events described in the merger agreement. Therefore, you may never receive up to ten percent of the merger consideration placed into escrow.



YOU WILL NOT BE SURE OF THE VALUE OF THE TOWNE SHARES YOU RECEIVE BECAUSE THE NUMBER OF SHARES OF TOWNE STOCK YOU WILL RECEIVE IS FIXED AND THE MARKET FOR TOWNE SHARES IS VOLATILE.



     Towne will issue a total of 2,075,345 shares of its common stock for all of Forseon's outstanding common stock and stock options. The exchange rate will not increase or decrease if the market price of Towne common stock changes. The exchange rate for each share of Forseon common stock is currently 2.53 shares of Towne common stock, not including the escrowed shares, and 2.82 shares of Towne common stock, including the escrowed shares. The final exchange rate of Forseon common stock into Towne common stock may change and will be determined at the time the merger is completed rather than the date you vote your Forseon shares.



     As the exchange rate will not increase or decrease based on market price fluctuations, Forseon's stockholders will not be compensated if the market price of Towne common stock decreases before completion of the merger. If the market price of Towne common stock decreases before the merger, the market value of the Towne common stock to be received by Forseon's stockholders would decrease. The closing price for Towne common stock on March 25, 1999, the last trading day
prior to the public announcement of the merger, was $7.63. On June   , 1999, the
latest trading day before the printing of this proxy statement/prospectus, the
closing price for Towne common stock was $     .



     The market price of Towne common stock may increase or decrease significantly and often both before and after completion of the merger. As a result, your Towne shares received in the merger may not be worth as much as your shares of Forseon common stock before the merger. You should obtain recent market quotations for Towne common stock because it has historically been volatile.



     Towne may issue more shares of its stock in future acquisitions or in sales of stock, which would dilute the shares you own. For example, Towne recently filed a registration statement with the Securities and Exchange Commission for the sale of up to 8,050,000 shares of its stock. If all of these offering shares are issued, Forseon stockholders will own approximately 6.9% of Towne's stock as compared to 9.5% without this other offering.

THE VALUE OF THE MERGER AND OF YOUR INVESTMENT IN FORSEON AND TOWNE MAY DECREASE AS BOTH COMPANIES WILL INCUR SIGNIFICANT COSTS FOR THE MERGER.



     The value of your investment in Forseon and in Towne may be adversely impacted if the costs of the merger outweigh the benefits. We estimate that the merger will result in transaction costs of approximately $900,000 to Towne and $600,000 to Forseon. These are estimates and the actual transaction costs may be much larger. Many of those costs have been incurred already. In addition to these transaction costs, we expect that the combined company will incur significant additional costs associated with integrating the two companies after the merger is complete. At this time, we cannot reasonably estimate the additional costs in completing the merger and integrating the businesses. If the merger is not consummated, Towne and Forseon will have incurred significant costs but will receive no benefits.



QUALIFIED MANAGEMENT, MARKETING AND SALES PERSONNEL ARE DIFFICULT TO LOCATE, HIRE AND TRAIN, AND IF WE CANNOT ATTRACT AND RETAIN QUALIFIED PERSONNEL, IT WILL HARM OUR ABILITY TO GROW OUR COMBINED BUSINESS.



     Towne and Forseon have grown their businesses through the services of many people. The success of the combined company after the merger depends in part on the continued service of key managerial, marketing and sales personnel. Despite our efforts to retain quality employees, both of our companies have lost employees and we might lose some of our key employees following the merger. The loss of employees has negatively affected both Towne's and Forseon's ability to grow their businesses in the past. Similarly, the future performance of the combined company depends on Towne's ability to continue to attract qualified personnel following the merger. Competition for qualified management, technical, sales and marketing employees in our industry is intense. In addition, our personnel policies and practices may be less compatible than we anticipate and many employees might leave the companies and go to work for competitors. We cannot assure you that we will be able to attract, retain and integrate employees to develop and continue our business and strategies following the merger.



EVEN IF A MAJORITY OF FORSEON STOCKHOLDERS APPROVE THE MERGER, IT MAY NOT CLOSE IF SEVERAL CONDITIONS WHICH ARE BEYOND YOUR CONTROL ARE NOT SATISFIED.



     Even if most of Forseon's stockholders approve the merger, it may not close unless several conditions are satisfied, including:



        - Towne requires that the merger agreement and related matters must be approved by holders of at least 90% of the outstanding Forseon common stock;


        - each representation and warranty made by Towne and Forseon must be materially accurate;

        - the events specified in the merger agreement must occur, or not occur, prior to closing; and


        - the other conditions set forth in the merger agreement must be satisfied or waived by the party entitled to benefit from the condition.


     We cannot assure you that the conditions to the merger will be satisfied or waived in a timely manner or at all. In that case, the merger will be delayed or may not occur at all, and some or all of the potential benefits of the merger may be lost.

IF THE MERGER DOES NOT CLOSE OR IS DELAYED, BOTH OF OUR BUSINESSES AND YOUR INVESTMENT VALUE WOULD BE HARMED.


     If the merger does not close or is delayed, our businesses will be greatly harmed because the announcement of the merger and our efforts to close the merger will:

        - deplete our cash;

        - disrupt our sales and marketing efforts;

        - likely increase employee turnover; and

        - distract our management from our business plan and strategies.


     These factors would also likely cause harm to the value of your investment in Forseon or Towne. If the merger does not occur, it may diminish Forseon's ability to locate an alternative business partner or resources to achieve its goals. In addition, Forseon or Towne may be required to reimburse the other for its out of pocket expenses up to $100,000 relating to the merger, or Forseon may be required to pay a break-up fee of $1.0 million to Towne, depending on the circumstances.



YOU MAY BE SUBJECT TO FEDERAL INCOME TAX ON THE TOWNE SHARES YOU RECEIVE IN THE MERGER.



     Forseon has received an opinion from Towne's legal counsel that the merger will constitute a tax-free reorganization for federal income tax purposes. However, neither company has sought or obtained a ruling from the Internal Revenue Service. Therefore, there is a risk that the merger may not constitute a tax-free reorganization, in which case, any gain you realize as a result of the merger may be subject to tax. In addition, your individual financial situation may give rise to an obligation to pay taxes even if the merger is considered generally to be a tax-free transaction.


 RISKS RELATED TO TOWNE'S AND FORSEON'S OPERATIONS, BEFORE AND AFTER THE MERGER


TOWNE HAS A LIMITED OPERATING HISTORY AND HAS HAD SIGNIFICANT LOSSES, AND, CONSEQUENTLY, WE CANNOT GUARANTEE WE WILL BECOME PROFITABLE AND THE COMBINED COMPANIES' FUTURE PROSPECTS ARE DIFFICULT TO EVALUATE.



     Towne has only a limited operating history. Towne released its flagship TOWNE CREDIT(TM) product and related services in June 1997. Towne has incurred significant losses since it began operations. Towne had net losses of $660,000 in 1996, $2.5 million in 1997 and $15.1 million in 1998. For the first quarter ended March 31, 1999, we had a net loss of $1.1 million. Both before and after the merger, Towne will continue to incur net losses until it is able to attain sufficient revenues to support its business and outweigh its expenses, which may never occur.



     You should evaluate Towne and the prospects for the combined company after the merger in light of the risks, expenses and difficulties frequently encountered by companies in early stages of development and in relatively new and changing markets. Towne's products and services are relatively new. Businesses and banks may not accept these products and services or any others we may offer quickly or at all. Although Towne's revenues have increased in recent periods, its costs and expenses have also grown substantially. Towne may not be able to continue its revenue growth, control costs or become profitable. Towne's ability to achieve and maintain profitability both before and after the merger depends on a number of factors, including:



        - gaining market acceptance for current and future products and services;



        - increasing revenues while reducing costs, including costs of integrating acquired businesses like Forseon;



        - implementing its business strategies; and



        - many other factors outside its control.



     Neither Towne nor Forseon can guarantee that the combined company will succeed in achieving these goals, and a failure to do so would have a material adverse effect on the business, prospects, financial condition and operating results of Towne, both before and after the merger.



TOWNE HAS GROWN ITS BUSINESS RAPIDLY AND MAY NOT BE ABLE TO SUSTAIN OR MANAGE ITS GROWTH TO IMPROVE ITS PERFORMANCE.



     Towne has grown rapidly both internally and by acquisitions of other businesses. We have had to recruit and hire more personnel, modify our processing systems and otherwise expand our operations to accommodate our growth. We may not be successful in continuing or managing our growth. Further, our growth has placed, and will continue to place, significant demands on all aspects of our business, including our systems, management and personnel. We cannot guarantee that we will be able to fund our growth, manage costs, adapt our operating systems, respond to changing business conditions or otherwise achieve or manage our growth and improve our operating performance, before or after the merger.



FORSEON HAS HAD LIMITED REVENUE GROWTH AND MAY NOT BE ABLE TO ACHIEVE GROWTH IN ITS REVENUES IN THE FUTURE.



     Forseon's revenues did not grow in the last fiscal year, and have not grown significantly in recent years. It is possible that Forseon's business will not grow in the future, or that its costs and expenses will increase. Forseon cannot guarantee that it will continue to be profitable. If it is not profitable, or if it does not increase its revenues or control its expenses, it could become a drain on Towne's financial performance, or on the performance of Towne's stock, after the merger.



BOTH TOWNE'S AND FORSEON'S BUSINESS STRATEGIES INCLUDE FORMING NEW MARKETING RELATIONSHIPS WITH OTHERS AND A FAILURE TO ACCOMPLISH THIS STRATEGY MAY ADVERSELY IMPACT OUR COMBINED CUSTOMER BASE AND REVENUE GROWTH.



     Towne and Forseon have relationships with various companies and organizations for the marketing, support and endorsement of their products and services. For example, Towne relies upon its agreements with bankers banks across the country to market Towne's transaction processing services and products to community banks. Forseon has arrangements with college bookstore and golf club management organizations that help it attract and retain retail customers. We rely on these entities to market our processing systems and services to their existing and future customers across the country. If we were to lose any of these key marketing relationships or fail to enter into new marketing relationships, it could prevent or delay growth in our customer base and revenues, before and after the merger.

THERE ARE MANY FACTORS THAT HAVE CAUSED AND MAY CAUSE TOWNE'S OPERATING RESULTS AND STOCK PRICE TO FLUCTUATE INCLUDING FACTORS WHICH ARE BEYOND OUR CONTROL.



     Towne's operating results have varied significantly in the past and are likely to vary significantly in the future, in large part because the market for our products and services is emerging and because our processing volume differs substantially from customer to customer. Towne's stock price has also fluctuated significantly and is likely to remain relatively volatile in the future. The future success of Towne before and after the merger depends on a number of factors, many of which are unpredictable and beyond our control. These factors include:



        - whether or not the market accepts our current and future products and services, including those that Forseon provides;


        - whether new competitors emerge or existing competitors gain market share faster than us;


        - whether costs of doing business increase as a result of higher wages and sales commissions needed to attract and retain qualified personnel, acquisitions of businesses, competitors' pricing and other factors;


        - whether we can identify and locate good businesses to acquire and integrate the businesses we acquire in a cost-effective manner;


        - whether seasonal trends in consumer purchasing impact the volume of transactions processed by our small business customers;



        - general economic factors and market conditions that impact our small business and bank customers and the electronic commerce industry; and


        - the impact of future acquisitions to our operations.


     Due to all of these factors, neither Towne's nor Forseon's historical results can be relied upon to indicate future results and it is likely that in some future period our results of operations will fall below market expectations. This would likely cause the price of Towne's common stock to drop substantially.



BECAUSE IT IS NOT DIFFICULT TO ENTER EITHER OF OUR INDUSTRIES, WE EXPECT INCREASED COMPETITION WHICH COULD HARM OUR BUSINESS.


     The electronic transaction processing industry and the merchandise forecasting industry are very competitive. Increased competition is likely from both existing competitors and new entrants into our existing or future markets. We believe it is not very difficult to enter into business in our industries. Towne's competitors have significant advantages, and Towne's and Forseon's future competitors may also have advantages, including:

        - established products and services;

        - substantially greater resources and market presence;

        - better customer service and technological expertise;

        - additional personnel;

        - the ability to adapt quickly to new technologies and changes in customer demands;

        - the ability to devote greater resources to marketing;

        - longer operating histories; and

        - larger and more established customer bases and operations.


     For instance, one of Towne's major competitors is expected to complete an initial public offering of shares of its common stock by June 1999, which will increase the financial resources it has to compete with Towne. The effects of such heightened competition could include a decline in the number of customers we serve and an increase in the costs we have to incur to conduct our marketing and advertising efforts and win new business.



TO GROW ITS BUSINESS, TOWNE PLANS TO ACQUIRE OTHER COMPANIES AND RAISE CAPITAL BY SELLING SHARES OF ITS COMMON STOCK WHICH MAY SUBJECT US TO ADDITIONAL RISKS AND WILL DILUTE YOUR OWNERSHIP.



     To carry out its growth strategies, Towne plans to acquire other businesses and products and to sell additional shares of its stock to raise money for expanding its operations. An inability to identify, acquire and integrate businesses, products or services that complement our business may negatively affect our financial results and our ability to grow. We cannot guarantee that we will be able to identify and acquire suitable candidates on acceptable terms. We also cannot promise that we will be able to arrange adequate financing, complete any transaction or successfully integrate the acquired business. Acquisitions may also distract management and result in additional debt, loss of key employees, expenses related to goodwill and other intangible assets and unforeseen liabilities, all of which could have a material adverse effect on our business. In addition, we may not be able to successfully compete with other companies for acquisition candidates.



     Towne may issue more shares of its stock in future acquisitions or in sales of stock, which would dilute the shares you own. For example, Towne recently filed a registration statement with the Securities and Exchange Commission for the sale of up to 8,050,000 shares of its stock. If all of these offering shares are issued, Forseon stockholders will own approximately 6.9% of Towne's stock as compared to 9.5% without this other offering.



WE RELY UPON SIGNIFICANT NEW CUSTOMERS TO GENERATE SET-UP FEES AND THE ONGOING TRANSACTION FEES WHICH CONSTITUTE THE MAJORITY OF OUR REVENUES.



     Both Towne and Forseon have relied upon and expect to continue to rely upon fees from large new customers, or significant numbers of new customers, for a substantial portion of our revenues. If we are unable to sell our products and services to a significant number of new customers, it would negatively impact the amount of revenues generated from set-up and ongoing transaction fees. The amount of revenues derived from any given customer during a given period of time may vary significantly, and we expect that the identity of customers accounting for large portions of revenues will change from quarter to quarter and year to year.



TOWNE PLANS TO EXPAND ITS OPERATIONS BY ADDING NEW ELECTRONIC COMMERCE BUSINESS TOOLS AND PROCESSING CAPABILITIES TO THE SERVICES AND PRODUCTS IT OFFERS, AND NEW TECHNOLOGIES INTRODUCED BY OTHERS COULD MAKE TOWNE'S PRODUCTS AND SERVICES OBSOLETE.



     Towne's business strategies include (1) upgrading its network connections and systems capabilities and (2) offering newly developed or acquired electronic commerce products to its established customer base. Other companies may develop new technologies or introduce new products that are more effective than our products and services. This may make the products and services we offer and plan to offer obsolete or less attractive to potential customers. If this occurs, we may be unable to grow our customer base and may lose customers to other companies.

BECAUSE TOWNE'S AND FORSEON'S CUSTOMERS MAY USE OUR SYSTEMS AND PRODUCTS FOR CRITICAL BUSINESS OPERATIONS, WE MAY BE LIABLE FOR ANY PROBLEMS WITH OUR PRODUCT.



     Many of the products and services Towne and Forseon offer assist their customers with critical business needs. We may be liable if the use of any of our systems and products causes damage to our customers' businesses. We also may be required to recall certain of our products if they become damaged or unable to perform their intended functions. We have not experienced any product liability judgments or claims. However, a product liability judgment or claim could negatively affect our business, financial condition and results of operations.



OUR BUSINESSES DEPEND ON OUR NETWORK INFRASTRUCTURE AND COMPUTER EQUIPMENT THE FAILURE OF WHICH WOULD HINDER OUR SERVICES AND MAY MAKE IT MORE DIFFICULT TO CONDUCT OUR BUSINESS.



     Our operations depend on our ability to protect our network infrastructure and equipment. Damage to this equipment may be caused by human error, natural disasters, power and telecommunications failures, intentional acts of vandalism and similar events. Despite precautions we have taken, the occurrence of human error, a natural disaster or other unanticipated problems could halt our services, damage network equipment and result in substantial expense to repair or replace damaged equipment. In addition, the failure of our telecommunications providers to supply the necessary services could also interrupt our business. The inability to supply services to our customers could negatively affect our business, may lead to lawsuits or loss of customers and may also harm our reputation.



TOWNE AND FORSEON HAVE SPENT A SIGNIFICANT AMOUNT OF TIME AND MONEY DEVELOPING THEIR BUSINESS TECHNOLOGIES AND CREATING RECOGNIZED TRADE NAMES, AND WE MAY NOT BE ABLE TO PROTECT THEIR PROPRIETARY RIGHTS.



     We believe that our electronic processing systems and technologies, trademarks and other proprietary rights, including Towne Credit(TM), Towne Finance(TM) and Forseon's Retail Merchandising Service Automation, or RMSA(SM), are important to our success. We have spent a significant amount of time and money developing these technologies, trademarks and other rights and the name recognition that accompanies them. We have no patents on our technology. We attempt to protect ourselves through a combination of copyright law, trademark and trade secret laws, employee and third party confidentiality agreements and other methods. However, unauthorized parties may attempt to copy aspects of our technology, products and services or to otherwise obtain and use information that we regard as proprietary, despite our efforts to protect them. Third parties may claim that our current or future products and services infringe the patent, copyright or trademark rights of such third parties. We cannot guarantee that, if such actions or claims are brought, we will ultimately prevail. Any such claims, whether with or without merit, could be costly and time consuming, cause delays in introducing new or improved products and services, and require us to enter royalty or licensing agreements or discontinue using the challenged technology. This would make it more difficult and expensive to conduct our business and may drain our resources, which would adversely impact our revenues and operating margins.

TOWNE MAY NOT BE ABLE TO USE THE TAX BENEFIT FROM ITS OPERATING LOSSES AND MAY FACE OTHER TAX ISSUES.



     At December 31, 1998, Towne had available net operating losses, or NOLs, of approximately $17.6 million which will expire beginning in 2011 if not used. If taxable income in future years is less than the NOLs Towne is permitted to use, some NOLs will not be realized. Once these NOLs are used or expire, Towne's projected effective tax rate will increase, which will adversely affect its operating results and financial condition. In addition, Towne may become subject to state taxation of fees charged for its transaction processing products and services, which may decrease profits, if any, derived from these services.



A FEW PEOPLE CONTROL A LARGE PORTION OF TOWNE'S STOCK AND MAY VOTE THEIR SHARES IN WAYS YOU DO NOT APPROVE.



     Towne's executive officers and directors beneficially own 39.8% of its outstanding common stock. After the merger, these people will continue to own over 36.5% of Towne's stock. Accordingly, they control Towne to a great extent and have the power to influence the election a majority of the directors, the appointment of management and the approval of actions requiring the approval of a majority of our shareholders. They also have the ability to keep some transactions from happening even if the transactions might be favorable to other shareholders. The interests of senior management could conflict with the interests of the other shareholders of Towne.



TOWNE'S CORPORATE ORGANIZATIONAL DOCUMENTS AND SOME OF ITS EMPLOYMENT AGREEMENTS CONTAIN PROVISIONS THAT COULD DISCOURAGE A TAKEOVER.



     Some provisions of Towne's articles of incorporation and bylaws could make it more difficult for a third party to acquire control of Towne, even if such change in control would be beneficial to shareholders. Some of Towne's executive officers also have employment agreements that contain change in control provisions. These provisions also may discourage or prevent a tender offer, proxy contest or other attempted takeover.



                        RISKS RELATED TO OUR INDUSTRIES



BECAUSE OUR CUSTOMERS ARE PRONE TO INDUSTRY CONSOLIDATION, ECONOMIC DOWNTURN AND OTHER FACTORS, WE MAY LOSE CUSTOMERS WITH LITTLE NOTICE.



     Customer attrition is a normal part of both the electronic processing business and the merchandise forecasting business. This attrition occurs among our customer base due to consolidation in the community banking and retail business industries, small business failures and other reasons. Both Towne and Forseon have experienced and will experience losses of customers due to attrition. Towne's written agreements with its customers generally provide that either party may terminate the agreement upon 30 to 60 days' notice for any reason. Consolidation in the financial services industry or the specialty retail industry in the United States may result in fewer potential customers for both of our companies. In addition, either Towne or Forseon may elect not to process or continue processing for customers that experience financial difficulties or other problems.

MANY OF TOWNE'S CUSTOMERS OPERATE IN A REGULATED INDUSTRY WHICH COULD ADVERSELY IMPACT OUR BUSINESS.



     Although neither Towne's nor Forseon's businesses are highly regulated, Towne offers our products and services to banks. The banking industry is highly regulated and subject to supervision by several federal and/or state governmental regulatory agencies. If bank regulations change or if new regulations are adopted to regulate the financing of small business accounts receivable, our business, financial condition and results of operations could be materially adversely affected.



BECAUSE WE RELY ON COMPUTERS AND OTHER ELECTRONIC DEVICES IN OUR BUSINESS, PROBLEMS RELATED TO THE YEAR 2000 ISSUE COULD DISRUPT OR DAMAGE OUR BUSINESS OPERATIONS.


     Each of Towne's and Forseon's business and customer relationships rely on computer software programs, internal operating systems and telephone and other network communications connections. If any of these programs, systems or network connections are not programmed to recognize and properly process dates after December 31, 1999, significant system failures or errors may result which could have a material adverse effect on our and our customers' business, financial condition, or results of operations. For our internal accounting and operating systems and network communications, we use software and other products provided by third parties. If these parties are affected by the Year 2000 problem, our ability to provide services to our customers may be materially adversely affected.


     Towne supplies point of sale terminals and other products needed to run its processing systems to customers and have not tested any other products or systems used in our customers' businesses. If customers of Towne and Forseon do not successfully address Year 2000 issues in their operations and, as a result, experience temporary or permanent interruptions in their businesses, we may lose revenues from these customers. Towne believes that many financial institutions and small businesses, including its customers, are still in the preliminary stages of analyzing their systems for Year 2000 issues. It is impossible to estimate the potential expenses involved or delays which may result from the failure of these institutions and third parties to resolve their Year 2000 issues in a timely manner. We cannot guarantee that such expenses, failures or delays will not have a material adverse effect on our business, financial condition or results of operations. In addition, neither Towne nor Forseon have contingency plans in place to address any large-scale problems their customers, vendors or other persons with whom they conduct business may face related to Year 2000 issues.



BECAUSE TOWNE'S BUSINESS INVOLVES THE ELECTRONIC STORAGE AND TRANSMISSION OF DATA, IT COULD BE ADVERSELY AFFECTED BY SECURITY BREACHES.



     Towne's online transaction processing systems electronically store and transmit sensitive business information of its customers. The difficulty of securely storing confidential information electronically has been a significant barrier to conducting electronic commerce. Towne may be required to spend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. To the extent that our activities or the activities of our customers involve the storage and transmission of confidential information, such as banking records or credit information, security breaches could expose us to claims, litigation or other possible liabilities. Our inability to prevent security breaches could also cause customers to lose confidence in our systems and terminate their agreements with us.

                      WHERE YOU CAN FIND MORE INFORMATION

     Towne is subject to the information requirements of the Securities Exchange Act of 1934, which means that Towne is required to file reports, proxy statements and other information at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of the reports, proxy statements and other information from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements, and registration statements and other information regarding registrants that file electronically with the Commission through the EDGAR system. Towne's common stock is traded on the Nasdaq National Market under the symbol: TWNE, and reports, proxy statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     Towne filed a registration statement on Form S-4 to register with the Commission the Towne common stock to be issued to you and the other Forseon stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Towne in addition to being a proxy statement of Forseon for a special meeting of Forseon stockholders
to be held on June   , 1999, as described herein. As allowed by the Commission's rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This proxy statement/ prospectus summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

                 FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES



     We have made forward-looking statements in this document and in documents to which we have referred you. These statements are subject to risks and uncertainties, and there can be no guarantees that such statements will prove to be correct. Forward-looking statements include assumptions as to how we may perform in the future. When we use words like "believe," "expect," "anticipate," "predict," "potential," "continue," "will," "may," "could," "intend," "plan" and "estimate" or similar expressions, we are making forward-looking statements. For those statements we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed elsewhere in this document, could affect the future results of the combined company after the merger and could cause those results to differ materially from those expressed in our forward-looking statements. These factors include:



        - our inability to successfully integrate our businesses;



        - adverse changes in economic conditions and in the markets we serve;



        - regulatory, legal, economic and other changes in the electronic commerce industry generally;



        - changes in the law; and



        - any significant delay in the expected completion of the merger.



     Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that these expectations actually will be achieved. We are under no duty to update any of the forward-looking statements after the date of this proxy statement/prospectus to conform those statements to actual results. In evaluating these statements, you should consider various factors, including the risks outlined under the "Risk Factors" section beginning on page 8. You should also consider the cautionary statements contained in the reports filed by Towne with the Securities and Exchange Commission. These factors may cause the actual results of Towne and the combined company to differ materially from any forward-looking statements.



     In addition, we cannot guarantee that of the assumptions from which we have developed the pro forma information set forth in this document are complete or correct. Projections or estimations of Towne's and Forseon's future performance are necessarily subject to a high degree of uncertainty and may vary materially from actual results. You should read the particular discussions under "Risk Factors" beginning on page 8, "Towne Services' Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 76 and "Forseon's Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 107.



     All information in this document concerning Towne and its current subsidiaries has been furnished by Towne. All information in this document concerning Forseon and its subsidiary has been furnished by Forseon.

                 SELECTED HISTORICAL CONSOLIDATED AND UNAUDITED
               PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION


     The following selected historical consolidated financial data is qualified by reference to, and should be read in conjunction with, Towne's, Forseon's, and Banking Solutions' consolidated financial statements and the related notes and other financial information included elsewhere in this document, as well as Towne's and Forseon's "Management's Discussion and Analysis of Financial Condition and Results of Operations" below. These results are summaries of what we believe is the most important financial information about our companies and may not be indicative of future results.



     Towne's selected consolidated statements of operations data for its inception period from October 23 to December 31, 1995 and for each of the three years ended December 31, 1998, and its balance sheet data as of December 31, 1996, 1997 and 1998 were derived from its consolidated financial statements, which have been audited by Arthur Andersen LLP, Towne's independent public accountants. Towne's selected consolidated statement of operations data for the three months ended March 31, 1998 and 1999, and the consolidated balance sheet data as of December 31, 1995 and March 31, 1998 and 1999 were derived from unaudited financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of its financial condition and results of operations.



     The following table presents selected historical consolidated financial data for Forseon for each of the five fiscal years ended June 30, 1998 and for the nine months ended March 31, 1998 and 1999. The data presented for the fiscal years ended June 30 were derived from the financial statements of Forseon, which have been audited by KPMG LLP, Forseon's independent public accountants. The data presented for the nine months ended March 31, 1998 and 1999 were derived from unaudited financial statements. In the opinion of Forseon's management, the interim unaudited consolidated financial information includes all adjustments, consisting only of normal recurring accruals, that are considered necessary for a fair presentation of the results of operations for such periods. Results for the interim periods are not necessarily indicative of results for the year.


     The financial information of Banking Solutions for the 11 month period prior to acquisition by Towne in December 1998 is unaudited. In the opinion of Banking Solutions' management, the unaudited financial information includes all adjustments, consisting only of normal recurring accruals, that are considered necessary for a fair presentation of the results of operations for the period.


     The selected unaudited pro forma combined financial information is derived from the selected historical consolidated financial statements, appearing elsewhere herein, which give effect to both the proposed merger between Towne and Forseon, which will be accounted for on a pooling of interests basis, and the purchase of Banking Solutions, and should be read in conjunction with such pro forma financial statements and the notes. For the purpose of the pro forma combined statements of operations data, Towne's results of operations for fiscal years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1998 and 1999 have been combined with Forseon's results of operations for the same periods. The pro forma combined condensed statement of operations for the year ended December 31, 1998 assumes the purchase of Banking Solutions occurred at the beginning of the year. For the purpose of the pro forma balance sheet, Towne's consolidated balance sheet as of March 31,

1999 has been combined with Forseon's consolidated balance sheet as of March 31, 1999, giving effect to the merger as if it had occurred on March 31, 1999.



     The pro forma financial information does not purport to represent what Towne's financial position or results of operations would actually have been had the mergers occurred or to project Towne's financial position or results of operations for any future date or period. We can make no guarantees about the assumptions reflected in the pro forma information, as they are subject to great uncertainty and risk. You should read the particular discussions under "Risk Factors" on page 8, "Towne Services' Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 76 and "Forseon's Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 107.


                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                              TOWNE SERVICES, INC.


                                  INCEPTION                                                           THREE MONTHS ENDED
                                PERIOD ENDED               YEARS ENDED DECEMBER 31,                       MARCH 31,
                                DECEMBER 31,       ----------------------------------------     ------------------------------
                                    1995             1996           1997           1998            1998              1999
                               ---------------     ---------     ----------     -----------     -----------     --------------
                               (IN THOUSANDS, EXCEPT PER SHARE DATA AND OTHER OPERATING DATA; THREE MONTH PERIODS, UNAUDITED)
STATEMENTS OF OPERATIONS
  DATA:
REVENUES.....................      $    6           $  105        $   722        $  6,398        $    548          $ 4,605
COSTS AND EXPENSES:
  Costs of processing,
    servicing and support....           2              220            832           2,027             374              954
  Research and development...           0               52            332             306              74               72
  Sales and marketing........           4              118            839           6,252             486            3,240
  Stock compensation
    expense(1)...............           0               10              0           6,268           5,972               36
  Employee termination
    costs(2).................           0                0              0           2,291               0                0
  General and
    administrative...........          19              358          1,140           3,859           1,347            1,438
                                   ------           ------        -------        --------        --------          -------
         Total costs and
           expenses..........          25              758          3,143          21,003           8,253            5,740
                                   ------           ------        -------        --------        --------          -------
OPERATING LOSS...............         (19)            (653)        (2,421)        (14,605)         (7,705)          (1,135)
                                   ------           ------        -------        --------        --------          -------
OTHER EXPENSES:
  Interest expense (income),
    net......................           0                6             96            (263)             64              (78)
  Other expense (income).....           0                3             (1)             (6)              0                0
  Financing costs for stock
    issued to
    nonemployees(1)..........           0                0              0             323             323                0
                                   ------           ------        -------        --------        --------          -------
         Total other
           expenses..........           0                9             95              54             387              (78)
                                   ------           ------        -------        --------        --------          -------
  Loss before extraordinary
    loss on early
    extinguishment of debt...         (19)            (662)        (2,516)        (14,659)         (8,092)          (1,057)
  Extraordinary loss on early
    extinguishment of debt...           0                0              0             476               0                0
  Benefit from income
    taxes....................          --               --             --              --              --               --
                                   ------           ------        -------        --------        --------          -------
NET LOSS.....................      $  (19)          $ (662)       $(2,516)       $(15,135)       $ (8,092)         $(1,057)
                                   ======           ======        =======        ========        ========          =======
PREFERRED STOCK
  DIVIDENDS(3)...............           0                0              0          (5,108)         (5,108)               0
ACCRETION OF WARRANTS WITH
  REDEMPTION FEATURE(3)......           0                0              0            (692)           (211)               0
NET LOSS ATTRIBUTABLE TO
  COMMON SHAREHOLDERS BEFORE
  EXTRAORDINARY LOSS.........      $  (19)          $ (662)       $(2,516)       $(20,459)       $(13,411)         $(1,057)
                                   ======           ======        =======        ========        ========          =======

                                  INCEPTION                                                           THREE MONTHS ENDED
                                PERIOD ENDED               YEARS ENDED DECEMBER 31,                       MARCH 31,
                                DECEMBER 31,       ----------------------------------------     ------------------------------
                                    1995             1996           1997           1998            1998              1999
                               ---------------     ---------     ----------     -----------     -----------     --------------
                               (IN THOUSANDS, EXCEPT PER SHARE DATA AND OTHER OPERATING DATA; THREE MONTH PERIODS, UNAUDITED)
NET LOSS ATTRIBUTABLE TO
  COMMON SHAREHOLDERS PER
  COMMON SHARE BEFORE
  EXTRAORDINARY LOSS
  Basic......................      $(0.00)          $(0.10)       $ (0.26)       $  (1.32)       $  (1.11)         $ (0.05)
                                   ======           ======        =======        ========        ========          =======
  Diluted....................      $(0.00)          $(0.10)       $ (0.26)       $  (1.32)       $  (1.11)         $ (0.05)
                                   ======           ======        =======        ========        ========          =======
NET LOSS ATTRIBUTABLE TO
  COMMON SHAREHOLDERS........      $  (19)          $ (662)       $(2,516)       $(20,935)       $(13,411)         $(1,057)
                                   ======           ======        =======        ========        ========          =======
NET LOSS ATTRIBUTABLE TO
  COMMON SHAREHOLDERS PER
  COMMON SHARE
  Basic......................      $(0.00)          $(0.10)       $ (0.26)       $  (1.35)       $  (1.11)         $ (0.05)
                                   ======           ======        =======        ========        ========          =======
  Diluted....................      $(0.00)          $(0.10)       $ (0.26)       $  (1.35)       $  (1.11)         $ (0.05)
                                   ======           ======        =======        ========        ========          =======
Weighted average common
  shares outstanding.........       5,000            6,337          9,601          15,516(4)       12,077           19,765
                                   ======           ======        =======        ========        ========          =======
OTHER OPERATING DATA AT END
  OF PERIOD:
Number of sales people.......           0                2             15              99              33               97
Number of bank
  contracts(5)...............           0               17             74             641             122              733
Number of business
  customers..................           0               11             96           1,662             161            2,055



                                                          AT DECEMBER 31,                            AT MARCH 31,
                                      --------------------------------------------------------    ------------------
                                         1995           1996           1997           1998         1998       1999
                                      -----------    -----------    -----------    -----------    -------    -------
                                      (UNAUDITED)                                                    (UNAUDITED)
BALANCE SHEET DATA:
Working capital.....................      $18           $  2          $1,946         $ 9,884      $ 3,159    $ 7,870
Total assets........................       28            367           3,586          35,420        5,524     30,159
Long-term debt, net of current
  portion...........................       30             90           1,290               0        1,289          0
Shareholders' (deficit) equity(4)...       (3)           119           1,262          28,272        2,398     27,271


---------------


(1) During the year ended December 31, 1998, Towne sold shares of common stock and issued options to acquire common stock to employees, officers, directors and non-employees at what management believed to be the fair market value of the common stock at that time. Based upon third-party sales, a valuation and the initial public offering price, we subsequently valued the common stock at a higher price. We recorded a one-time non-cash compensation charge or financing cost, under the appropriate items shown above, for the additional value.


(2) Represents costs associated with severance payments made in connection with the consolidation of business operations after we acquired Banking Solutions, Inc. in December 1998.


(3) Dividends have been recorded with respect to convertible preferred stock issued on March 13, 1998 for the difference between the estimated fair market value of the common stock on that date and the conversion price of the preferred stock. Accretion has been recorded with respect to warrants with a redemption feature which were issued on December 18, 1997 based upon the estimated fair market value of the common stock issuable upon exercise of the warrants. See note (2) above and Note 7 of the notes to Towne's consolidated financial statements.


(4) In August 1998, we completed an initial public offering of common stock. The total proceeds of the offering, net of underwriting discounts and offering expenses, were approximately $27.0 million. We issued 3,850,000 shares at an offering price of $8.00 per share. Subsequent to the offering, we converted all outstanding shares of Series A preferred stock to 1,217,903 shares of common stock and warrants for 308,982 shares of common stock were exercised.


(5) Number of bank contracts includes each processing agreement executed with a bank. In some cases, we enter into an agreement with a bank that has several branches and the numbers presented above do not reflect the number of branches operated by the bank. We also enter into contracts with bank holding companies that are the parent of several different banks and may count the contract as multiple contracts to represent the banks or communities covered by the contract.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                              FORSEON CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                                         NINE MONTHS
                                                                                                            ENDED
                                                                  YEARS ENDED JUNE 30,                    MARCH 31,
                                                     -----------------------------------------------   ---------------
                                                      1994      1995      1996      1997      1998      1998     1999
                                                     -------   -------   -------   -------   -------   ------   ------
                                                                                                         (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
REVENUES...........................................  $10,648   $11,721   $11,670   $12,051   $12,004   $9,029   $8,657
                                                     -------   -------   -------   -------   -------   ------   ------
COST AND EXPENSES:
  Costs of processing..............................    2,251     2,279     2,375     2,620     2,311    1,719    1,685
  Research and development.........................      115       223       783       620       801      638      547
  Sales, servicing and marketing...................    6,203     6,942     6,519     6,829     7,310    5,559    5,544
  Employee stock ownership plan(1).................      371         0       102         0         0        0        0
  General and administrative.......................    1,286     1,269     1,346     1,395     1,746    1,286    1,189
                                                     -------   -------   -------   -------   -------   ------   ------
    Total costs and expenses.......................   10,226    10,713    11,125    11,464    12,168    9,202    8,965
OPERATING INCOME (LOSS)............................      422     1,008       545       587      (164)    (173)    (308)
Interest expense...................................      146       121        67        44        48       38       22
                                                     -------   -------   -------   -------   -------   ------   ------
Income (loss) before income tax provision
  (benefit)........................................      276       887       478       543      (212)    (211)    (330)
Income tax provision (benefit).....................      122       385       233       241       (34)     (34)     (84)
                                                     -------   -------   -------   -------   -------   ------   ------
NET INCOME (LOSS)..................................  $   154   $   502   $   245   $   302   $  (178)  $ (177)  $ (246)
                                                     =======   =======   =======   =======   =======   ======   ======
Net income (loss) per share
  Basic............................................  $  0.19   $  0.65   $  0.33   $  0.43   $ (0.28)  $(0.28)  $(0.38)
                                                     =======   =======   =======   =======   =======   ======   ======
  Diluted..........................................  $  0.18   $  0.59   $  0.30   $  0.42   $ (0.28)  $(0.28)  $(0.38)
                                                     =======   =======   =======   =======   =======   ======   ======
Weighted average number of shares used in computing
  per share amounts
  Basic............................................      795       778       748       707       645      642      645
                                                     =======   =======   =======   =======   =======   ======   ======
  Diluted..........................................      849       847       809       723       645      642      645
                                                     =======   =======   =======   =======   =======   ======   ======



                                                                     AT JUNE 30,                       AT MARCH 31,
                                                   -----------------------------------------------    ---------------
                                                    1994      1995      1996      1997      1998       1998     1999
                                                   -------   -------   -------   -------   -------    ------   ------
BALANCE SHEET DATA:
Total assets.....................................  $ 4,269   $ 4,282   $ 3,967   $ 3,795   $ 3,371    $3,542   $3,839
Total debt.......................................    1,343       717       396       716       460       537      273
Redeemable common stock(2).......................      920       978     1,000       249       548       323      534
Shareholders' equity.............................      781     1,022     1,319     1,544     1,133     1,379      838


----------------
(1) Represents costs associated with discretionary contributions to the Forseon Corporation ESOP.

(2) Represents common stock outstanding where the holder may require Forseon to repurchase the shares at a stipulated price.

                          SELECTED UNAUDITED PRO FORMA
                       COMBINED CONDENSED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                THREE MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,            MARCH 31,
                                              ------------------------------    -------------------
                                               1996       1997        1998        1998       1999
                                              -------    -------    --------    --------    -------
PRO FORMA COMBINED STATEMENTS OF OPERATIONS
  DATA:
Net revenues................................  $11,932    $12,896    $ 26,263    $  3,557    $ 7,494
Operating loss..............................     (195)    (2,128)    (15,465)     (7,896)    (1,520)
Net loss attributable to common
  shareholders..............................     (433)    (2,386)    (21,838)    (13,579)    (1,334)
Net loss per share..........................  $ (0.05)   $ (0.20)   $  (1.20)   $  (0.96)   $ (0.06)
PRO FORMA COMBINED BALANCE SHEET DATA:
Working capital.............................                                                $ 5,921
Total assets................................                                                 33,998
Long-term debt, net of current portion......                                                     48
Shareholders' equity........................                                                 26,953






     Towne's fiscal year end is December 31 and Forseon's fiscal year end is June 30. Other than for Historical -- Forseon, basic and diluted loss per share are the same for all periods presented. Combined per share information presented below assumes that each share of Forseon has been converted into Towne shares at an estimated conversion ratio of 2.82 shares of Towne stock per Forseon share. The pro forma combined book value per share is derived from the pro forma combined balance sheet as of December 31, 1998 which includes an adjustment for direct merger related costs. See "Notes to Unaudited Pro Forma Combined Condensed Financial Statements" for further explanation.


                           COMPARATIVE PER SHARE DATA


                                                                               AT OR FOR THE
                                                                                THREE MONTHS
                                                       FISCAL YEAR            ENDED >MARCH 31,
                                                --------------------------    ----------------
                                                 1996      1997      1998      1998      1999
                                                ------    ------    ------    ------    ------
HISTORICAL TOWNE:
Net loss per share............................  $(0.10)   $(0.26)   $(1.35)   $(1.11)   $(0.05)
Book value per share..........................                      $ 1.82              $ 1.38

HISTORICAL -- FORSEON:
Net income (loss) per share -- basic..........  $ 0.33    $ 0.43    $(0.28)   $(0.26)   $(0.43)
Net income (loss) per share -- diluted........  $ 0.30    $ 0.42    $(0.28)   $(0.26)   $(0.43)
Book value per share..........................                      $ 2.93              $ 2.14

PRO FORMA COMBINED -- PER TOWNE SHARE
Net loss per share............................  $(0.05)   $(0.20)   $(1.20)   $(0.96)   $(0.06)
Book value per share..........................                                          $ 1.23
PRO FORMA COMBINED -- PER FORSEON SHARE
Net loss per share............................  $(0.14)   $(0.56)   $(3.38)   $(2.71)   $(0.17)
Book value per share..........................                                          $ 3.47

                     MARKET PRICE AND DIVIDEND INFORMATION

TOWNE SERVICES MARKET PRICE DATA

     Since its initial public offering in August 1998, Towne's common stock has traded on the Nasdaq Stock Market's National Market under the symbol TWNE. As of April 5, 1999, Towne had approximately 1,800 beneficial holders of its common stock. Of this total, approximately 365 were shareholders of record.

     The following table sets forth the high and low sales price information for Towne's common stock, as reported by Nasdaq, since Towne's common stock began trading publicly in August 1998:

                                                               STOCK PRICE
                                                              --------------
                                                               HIGH     LOW
                                                              ------   -----
Third Quarter 1998..........................................  $ 8.25   $4.63
Fourth Quarter 1998.........................................    8.50    4.38
First Quarter 1999..........................................   10.63    5.38

FORSEON MARKET PRICE DATA


     No active trading or public market exists for Forseon common stock. The shares are not listed on any exchange and are not traded in the over-the-counter
market. As of June   , 1999, the record date, there were [110] stockholders of
record who held shares of Forseon common stock, although Forseon believes that there are in excess of [240] beneficial owners, as shown on Forseon's records.


DIVIDEND INFORMATION

     Neither Towne nor, in the last eight years, Forseon has ever paid any cash dividends on its common stock, and both anticipate that for the foreseeable future they will continue to retain any earnings for use in the operation of their respective businesses.

RECENT CLOSING PRICES

     The following table sets forth the closing price per share of Towne common stock on the Nasdaq National Market on March 25, 1999, the last trading day
before announcement of the proposed merger, and on            , 1999, the latest
practicable trading day before the printing of this proxy statement/prospectus, and the equivalent per share prices for Forseon common stock based on the Towne common stock prices and an assumed exchange rate of 2.82 shares of Towne common stock for each share of Forseon common stock:


                                                                              FORSEON
                                                                 TOWNE       EQUIVALENT
                                                              COMMON STOCK   PER SHARE
                                                                 PRICE         PRICE
                                                              ------------   ----------
March 25, 1999..............................................     $7.63         $21.52
          , 1999............................................


     The actual exchange rate in the merger cannot be calculated until the closing of the merger. The share exchange ratio will be calculated at the time the merger is completed based on the amount of then-outstanding shares and options to acquire shares of Forseon common stock. The exchange rate is currently 2.82 shares of Towne common stock for each share of Forseon common stock. Since the market price of Towne common stock is subject to fluctuation, the market value of the shares of Towne common stock that holders of Forseon common stock will receive in the merger may increase or decrease prior to and after the merger. See "The Merger -- Conversion of Shares" on page 38 for the calculation of the share exchange ratio.


     WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR TOWNE COMMON STOCK. TOWNE AND FORSEON CANNOT GIVE YOU ANY ASSURANCES AS TO THE FUTURE PRICES OR MARKETS FOR TOWNE COMMON STOCK OR FORSEON COMMON STOCK.

                        THE FORSEON STOCKHOLDER MEETING

     The Forseon special meeting will be held on June   , 1999 at 10:00 a.m.,
California time, at the offices of Gibson, Dunn & Crutcher LLP, Suite 1700, 4 Park Plaza, Irvine, CA 92614-8557. The Forseon proxy being sent to you is being solicited on behalf of the Forseon board of directors for use at the special meeting and any adjournment of that meeting.

MATTERS TO BE VOTED ON

     At the special meeting you will be asked to approve the merger agreement and related matters. In addition, any other business that may properly come before the special meeting will be considered and the persons named in the proxies will vote in accordance with their judgment on that business. The board of directors does not know of any other business that will be brought before the special meeting as of the date of this proxy statement/prospectus.

RECORD DATE


     Forseon has fixed the close of business on June   , 1999 as the record date
for the determination of stockholders entitled to receive notice of and to vote
at the special meeting. At the record date,                 shares of the
Forseon common stock were outstanding and entitled to vote at the special
meeting. As of the record date,                 shares, or      %, of the
outstanding Forseon common stock were owned by the ESOP and            shares,
or      %, were owned by directors and executive officers of Forseon.


REQUIRED VOTE


     A majority of the Forseon common stock outstanding on the record date will constitute a quorum for the transaction of business at the special meeting. Each share of Forseon common stock outstanding on the record date is entitled to one vote. The affirmative vote of a majority of the outstanding shares of Forseon common stock will be required to adopt the merger agreement. These votes may be cast in person or by signing and returning the proxy card attached to this document as Appendix C. Each ESOP participant may instruct the trustee of the ESOP how to vote the shares of Forseon common stock allocated to his or her account by signing and returning the blue confidential voting instruction card included with this document. The closing of the merger will not take place unless the holders of at least 90% of the outstanding shares of Forseon common stock approve the merger agreement, unless Towne agrees to waive or modify this condition. Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum for the transaction of business. Except for your shares that are held by the ESOP, your abstention or failure to vote will have the effect of a vote against the merger agreement and the merger. Towne shareholders will not vote on the merger agreement.

PROXIES AND VOTING INSTRUCTION CARDS

     Included with this document are two cards. The first card, which is the white proxy card attached as Appendix C, is for use by all stockholders of Forseon. The second card, which is the blue confidential voting instruction card included with this document as delivered to ESOP participants, is for participants in the ESOP to use. If you are both a Forseon stockholder and a participant in the ESOP, you should complete and return both cards in their proper envelopes.

     Your shares, if represented by a properly executed proxy, will be voted at the special meeting as you direct in your proxy. If you do not give instructions on how to vote your shares, they will be voted FOR adoption of the merger agreement. You may revoke your proxy at any time before it is exercised by delivering a written notice of the revocation to the Secretary of Forseon, by executing a subsequent proxy and presenting it before or at the special meeting or by attending the special meeting and voting in person.


     ESOP participants are to instruct the trustee of the ESOP as to whether to vote their allocated shares of Forseon common stock in favor of or against the adoption of the merger agreement. Subject to applicable laws, U.S. Trust Company will then direct the ESOP trustee whether to vote the shares of Forseon stock held by the ESOP in accordance with these instructions. To instruct the ESOP trustee, an ESOP participant should complete the blue ESOP confidential voting instruction card that accompanies this proxy statement/prospectus and return it to U.S. Trust Company, in the envelope provided, all in accordance with the instructions set forth below.



     If an ESOP participant fails to sign or timely return an ESOP voting instruction card, or if an ESOP participant properly signs and timely returns an ESOP voting instruction card but does not specifically mark a box on the ESOP voting instruction card, the ESOP investment manager will direct the trustee on the voting of the shares allocated to such participant in its discretion. Therefore, if an ESOP participant wants to direct the voting of shares allocated to his or her account, the ESOP participant must specifically mark a box on the ESOP voting instruction card, sign the ESOP voting instruction card, and return it to U.S. Trust Company so that it receives the card prior to 5:00 p.m.,
Pacific time, on            , 1999.


SOLICITATION OF PROXIES

     The cost of the soliciting the proxies will be borne by Forseon. In addition to solicitation by mail, some of Forseon's directors, officers and regular employees, without extra compensation, may conduct additional solicitation by facsimile, telephone and personal interview.

                                   THE MERGER

GENERAL

     The merger agreement provides for the merger of a wholly-owned subsidiary of Towne with and into Forseon. After the merger, Forseon will be the surviving corporation and will be a wholly-owned subsidiary of Towne. The descriptions in this proxy statement/prospectus of the merger and the merger agreement are only summaries. The merger agreement, a copy of which is attached to this document as Appendix A and is incorporated in this proxy statement/ prospectus by reference, governs the terms and conditions of the merger. We urge you to read the merger agreement in its entirety.

BACKGROUND OF THE MERGER


     Messrs. Mark Gill and Richard Rodgers from Rodgers Capital Group, L.P., investment advisors to Towne Services, acted as Towne's principal negotiators. Mr. Louis A. Delmonico, a Forseon director, and Mr. Allen Merrill, Forseon's Chief Financial Officer, acted as Forseon's principal negotiators.


     In late 1998, Dan Paul, President, Chief Executive Officer and Chairman of Forseon, met Drew Edwards, Chairman and Chief Executive Officer of Towne, at an industry trade show. They discussed their respective businesses, and believed that, due to similarities of business focus and customer base, Forseon and Towne might be able to work together in some kind of a cross-marketing relationship to benefit their respective customers. Forseon and Towne had discussions in late 1998 regarding the possible cross-marketing agreement, but no agreement was ever reached. No business combination was discussed at this time.

     On January 11, 1999, Messrs. Gill and Rodgers from Rodgers Capital Group, L.P., met with Messrs. Delmonico and Merrill of Forseon to begin formal business discussions regarding the complementary nature of Towne's and Forseon's respective products and customers and potential benefits that might be realized by a business combination of the two companies. These discussions led to several telephone conversations in the next two weeks among Messrs. Merrill, Gill and Rogers to discuss in preliminary terms operating issues and potential opportunities that might result from a business combination.

     At its regularly scheduled meeting on January 29, 1999, the Forseon board of directors discussed the potential synergies involved in a business combination with Towne. At the conclusion of discussions, the Forseon board of directors provided support for continued discussions with Towne, and instructed Messrs. Merrill and Delmonico to continue to work with Messrs. Gill and Rogers.

     On February 8, 1999, Messrs. Edwards, Gill, Rodgers and Henry M. Baroco, President, Chief Operating Officer and a director of Towne, and Bruce F. Lowthers, Jr., Chief Financial Officer of Towne, met with Messrs. Merrill and Delmonico in Nashville, Tennessee to continue the discussions. The meeting continued on February 9, 1999, at which time Mr. Paul joined the meeting. During this meeting, the parties discussed whether Forseon, in light of the then-recent stock market volatility and significant strategic benefits that might result from such a business combination, should consider discussions with Towne to explore a business combination on mutually acceptable terms. Having explored issues of strategic fit, potential opportunities, financial leverage and pricing, the representatives of Towne and Forseon agreed that there was a possibility that a business combination could be negotiated on terms that were satisfactory to shareholders of each company, and that efforts should be commenced to outline terms of the deal.

     At several times during late February and early March 1999, representatives of Forseon met and spoke with representatives of Towne. The Forseon representatives included Messrs. Delmonico and Merrill. The Towne representatives included Messrs. Edwards, Lowthers, Gill and Rodgers. The meetings and conversations continued to cover issues of strategic fit, potential opportunities, financial leverage and pricing for a business combination between Towne and Forseon.

     On February 11, 1999, the Towne board of directors held a telephone conference to review the status of negotiations, receive reports as to the status of the due diligence investigation of Forseon's business and receive a preliminary presentation by Rodgers Capital Group, L.P.

     On February 11 and 12, 1999, Mr. Edwards met with Mr. Merrill at Forseon's corporate headquarters in Riverside, California.

     At a meeting of the Forseon board of directors on February 15, 1999, Mr. Merrill restated the status of these discussions and meetings, and presented a draft of the term sheet. The Forseon board approved the term sheet and instructed Mr. Merrill to proceed to attempt to negotiate a definitive agreement.

     The parties entered into a non-binding term sheet dated as of March 8, 1999, which was subject to completion of investigations of the parties' business, the negotiation and preparation of a definitive merger agreement and approval of each company's board of directors of the merger agreement following presentations concerning each party's due diligence investigation of the other party. Due to the highly confidential nature of the discussions, Towne agreed to conduct an abbreviated due diligence with only limited access to the information that it was seeking. Forseon agreed that Towne should conduct further due diligence after the definitive agreement has been signed, and following announcement of the transaction to Forseon's employees.

     On March 9, 1999, Towne's outside law firm, Nelson Mullins Riley & Scarborough, L.L.P., delivered drafts of the merger agreement to Forseon and its outside legal counsel, Gibson, Dunn & Crutcher, LLP.

     During the week of March 15, 1999 and on each of March 19 and 23, 1999, counsel for Towne delivered revised drafts of the merger agreement and drafts of other documents and agreements referenced in the merger agreement to the parties and their legal, accounting and financial advisors.


     On March 22, 1999, the Forseon board of directors met by telephone conference call. During this meeting, the Forseon board of directors reviewed the status of negotiations and of its due diligence investigation of Towne's business.



     From March 23, 1999 to March 25, 1999, representatives of the two companies and their respective legal, accounting and financial advisors met to conduct due diligence and negotiate the definitive documentation for the merger. During these discussions, the exact number of shares of Towne stock to be issued in the merger was determined based upon the information available to and discussions between the parties at that time. Towne also relied upon the advice of its investment advisors during these negotiations. The basis for this advice is explained in "-- Reasons for the Merger -- Fairness Opinion" beginning on page 34.

     On March 25, 1999, the independent accountants for Towne and Forseon delivered drafts of letters regarding the proper accounting of the merger as a pooling of interests based upon certain assumptions and their review of the merger agreement. Later on March 25, 1999, the Forseon board of directors met together with representatives of Gibson, Dunn & Crutcher, LLP, to review the proposed transaction terms and documentation, which had been delivered to each of them, and to discuss the strategic rationale and other considerations related to the proposed merger. Following these events, the Forseon board of directors unanimously approved the merger agreement and the merger.

     On March 25, 1999, the Towne board of directors held a special meeting to approve the proposed merger agreement. The Towne board of directors discussed the terms of the merger agreement with Towne's management. Rodgers Capital delivered its oral opinion that the share exchange ratio proposed for the merger is fair to the holders of Towne common stock from a financial point of view. Following that discussion, the Towne board of directors determined that the proposed merger was in the best interests of Towne and its stockholders, approved the merger agreement and the merger and authorized the officers of Towne to enter into the merger agreement and related transactions.

     On March 25, 1999, representatives of Towne and Forseon executed the merger agreement and on that date or shortly afterwards some parties executed employment agreements and affiliated agreements.

     Prior to the opening of the market on March 26, 1999, Towne issued a news release announcing that the merger agreement had been signed.

REASONS FOR THE MERGER


     Several statements made in the following paragraphs regarding the potential benefits that could result from the merger are forward-looking statements that involve various risks and uncertainties that could cause actual results to differ materially from those expressed in these paragraphs. These risks and uncertainties are set forth under "Risk Factors" beginning on page 8 and elsewhere in this proxy statement/prospectus.


  Joint Reasons for the Merger

     In reaching their decisions to approve the merger agreement and the transactions contemplated by the merger agreement, each of the Towne board of directors and the Forseon board of directors consulted with their respective senior management teams and legal, accounting and financial advisors. Based on their respective reviews of the proposed transaction and the business and operations of the other party, each board of directors approved the merger agreement and the related matters on the belief that:

        - the goals and philosophies of the companies are compatible;

        - the products and customers of the companies are complementary;

        - the combined company has the potential to offer customers a more comprehensive package of business solutions than either company could offer independently;

        - the companies' respective customers, employees and stockholders would benefit by the enhanced ability of the combined company to compete in the rapidly evolving electronic commerce industry; and

        - the companies' respective stockholders could participate in the potential for growth of the combined company following the merger.


  Forseon's Board of Directors' Recommendation and Reasons for the Merger


     The Forseon board of directors has unanimously approved the merger agreement and the related matters, has determined that the merger is fair to and in the best interests of Forseon and its stockholders, and recommends that holders of shares of Forseon common stock vote FOR approval and adoption of the merger agreement and the related matters.


     The Forseon board of directors' decision to approve the merger agreement and the merger was based in significant part upon its assessment of the strategic benefits of the merger and the potentially significant premium to be received by Forseon's stockholders in the transaction over the prices that most stockholders had paid in buying their stock. After numerous meetings with Towne's senior management team, as well as their review of information available about Towne, the Forseon board of directors viewed Towne as a well-managed company with high quality products. The Forseon board of directors also viewed Towne and Forseon as having similar corporate cultures, customers, competitors and business objectives. Strategic benefits of the merger that Forseon believes will contribute to the success of the combined entity include:


        - the ability to offer a broader range of products and services, combining Forseon's forecast and planning services and POS software products and Towne's electronic commerce and accounts receivable processing solutions;


        - the opportunity to increase the target customer base for Forseon's products and services to include the more than 2,000 customers of Towne as of March 31, 1999;


        - the opportunity for improved revenue prospects with the addition of new customers and the ability to obtain greater revenue from existing customers by offering them Towne's products in conjunction with Forseon's products; and


        - the opportunity to maintain and enhance strategic relations with business organizations that service or represent a large number of potential customers, such as the trade organizations with which Towne has established marketing relationships.


     In the course of its deliberations, the Forseon board of directors reviewed with Forseon's management a number of other factors relevant to the merger including:

        - the likelihood of realizing greater benefits through alternative business strategies or acquisition proposals, including remaining an independent company and continuing to execute on Forseon's strategic plan;

        - historical information concerning Towne's business, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year filed with the Securities and Exchange Commission;

        - Forseon management's view of the financial condition, results of operations and business of Towne before and after giving effect to the merger;


        - the opportunity to benefit from Towne's public company status and greater liquidity of its Nasdaq-listed stock;


        - current market conditions and historical market prices, volatility and trading information with respect to Towne's common stock;

        - the share exchange ratio of Towne common stock for Forseon common stock and the relationship between the market value of Towne common stock to be issued in exchange for each share of Forseon common stock and a comparison of comparable merger transactions;

        - the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

        - the impact of the merger on Forseon's customers, employees and communities in which it operates; and

        - the results of due diligence investigations of Towne's business.

     The Forseon board of directors also considered risks arising in connection with the merger, including:

        - the possibility that the merger might not be consummated;

        - the effects of the public announcement of the merger on Forseon's business, operating results and prospects, Forseon's ability to attract and retain key customers management, marketing and technical personnel and the progress of certain of its development projects;

        - the potential disruption of Forseon's business that might result from anticipated employee and customer departures and performance following announcement of the merger and in connection with integrating the operations of Forseon and Towne;

        - the risk that Towne might fail to meet projected growth rates and analyst expectations and that Towne's stock price might decline substantially prior to the closing, thus reducing the value per share to be received by Forseon's stockholders in the merger;


        - the risk associated with attempting to integrate Towne's products and operations with Forseon's products and operations which is important to the success of the combined company;


        - the risk that the other benefits sought to be achieved by the merger will not be achieved;

        - the risks associated with agreeing to a break-up fee of $1.0 million payable to Towne if the merger is terminated because Forseon elects to pursue an alternative proposal; and

        - other risks described in the "Risk Factors" section, beginning on page 8.


     The Forseon board of directors decided that these considerations were not sufficient, either individually or in the aggregate, to outweigh the advantages of the proposed merger. In view of the wide variety of factors, both positive and negative, considered by the Forseon board of directors, the Forseon board of directors did not find it practical to quantify or otherwise assign relative weights to the specific factors considered or necessarily reach a conclusion as to these factors. Based on the totality of the information and factors considered, the Forseon board of directors:



     - believed and continues to believe that the merger is in the best interests of Forseon and its stockholders,

     - believed and continues to believe that the consideration to be received in the merger is fair to the stockholders; and



     - continues to recommend approval and adoption of the merger agreement and the merger.


     In addition, in the view of the Forseon board of directors, the inclusion of the non-solicitation agreement and break-up fee, together with the limited circumstances under which Forseon could consider and negotiate other acquisition proposals, was consistent with the exercise of their fiduciary obligations under applicable law. These provisions were a condition to Towne's agreeing to enter into the proposed transaction.


  Towne's Board of Directors' Recommendation and Reasons for the Merger


     The Towne board of directors has unanimously approved the merger agreement and the related matters and has identified several potential benefits of the merger to Towne. In addition to the anticipated joint benefits described above, the Towne board of directors believes that additional benefits of the merger to Towne include:


        - the expanded ability to deliver electronic commerce solutions through the addition of approximately 1,400 Forseon customers, its retail forecasting and reporting products and 59 sales analysts;



        - the increase in our customer base from 1,662 before the merger to almost 3,100 customers giving effect to the merger as of December 31, 1998;



        - the territory where our customers are located growing from 33 states before the merger to 48 states and Canada giving effect to the merger as of December 31, 1998;



        - the anticipated increase in recurring revenues of the combined company generated by Forseon's recurring revenue rate of 87% for the year ended December 31, 1998, as compared to Towne's recurring revenue rate of 35% for the same period;



        - the retail industry knowledge and expertise of Forseon's directors and officers, some of whom have managed the company for over 30 years;



        - the requirement that holders of 90% of Forseon's common stock must approve the merger minimizes the risk of stockholder disputes about the merger and helps ensure compliance with some of the criteria required under the accounting rules related to poolings of interest; and



        - the belief that the transaction is fair to Towne's shareholders, as discussed in the fairness opinions delivered to Towne in connection with the merger, the fundamental terms of which are described below.


  Fairness Opinion


     Two investment banking firms have acted as financial advisors to Towne in connection with the merger. Rodgers Capital Group, L.P. is a recognized investment banking firm regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions leveraged buyouts and other purposes. Rodgers Capital Group was selected for its reputation, experience and knowledge of Towne's industry and products. Legacy Securities Corp. is a recognized investment banking and advisory firm. As part of its investment banking business, Legacy Securities Corp. engages in the valuation of businesses and their securities in connection with mergers and acquisition, secondary distributions of listed and unlisted securities and valuations for corporate and other purposes. Legacy Securities Corp. was selected based on the firm's reputation and experience in investment banking. For a discussion of the relationship between Towne and Rodgers Capital Group, see "Towne Services' Related Party Transactions" on page 102.



     The financial advisors are regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes. In connection with the financial advisors' engagements, Towne requested that they evaluate the fairness to Towne and its shareholders of the consideration to be paid by Towne in the merger from a financial point of view. The financial advisors have determined that, based upon and subject to the matters described in their opinions, copies of which have been delivered to Towne and are included as Appendix D to this proxy statement prospectus, as of April 15, 1999 the consideration to be paid by Towne in the merger is fair to Towne and its shareholders from a financial point of view.



     The following discussions set forth the procedures followed, assumptions made, matters considered and limitations on review undertaken by the financial advisors in the performance of their services. The financial advisors' opinions are directed to the Towne board and relate only to the fairness of the merger transaction from a financial point of view to Towne and its shareholders, and do not address any other aspect of the merger or any related transaction. The following is a summary description of the material terms of the opinions of the financial advisors and we encourage you to read the full texts of these opinions attached as Appendix D to this proxy statement/prospectus for the full details of these matters.



     In developing their opinions, the financial advisors reviewed the merger agreement and publicly available business and financial information relating to Towne. They also:



     - reviewed information related to Towne and Forseon, including historical financial statements and financial forecasts, provided to or otherwise discussed with the financial advisors by Towne and Forseon; and



     - met with the management of Towne and Forseon to discuss the businesses and prospects of Towne and Forseon. The financial advisors considered financial data of Towne and Forseon and compared those data with similar data for publicly held companies in businesses similar to Towne and Forseon, and considered, to the extent publicly available, the financial terms of several other business combinations and other transactions recently effected. In addition, they considered any other information, financial studies, analyses and investigations and financial, economic and market criteria that they deemed relevant.



     In connection with this review, the financial advisors did not assume any responsibility for independent verification of any of the foregoing information and relied on this information being complete and accurate in all material respects. The financial advisors were not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Towne or Forseon, nor were the financial advisors furnished with any evaluations or appraisals. Although they evaluated the share exchange ratio from a financial point of view to Towne, the financial advisors were not requested to, and will not, recommend the specific consideration payable in the merger, which consideration was determined through negotiation between Towne and Forseon. No other limitations were imposed by Towne on the financial advisors with respect to the investigations made or procedures followed by them in developing their opinions.

     The financial advisors performed a variety of financial and comparative analyses, including those described below. This summary describes the material analyses performed but is not a complete description of the analyses that will underlie the opinions of the financial advisors. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. The financial advisors have also made qualitative judgments as to the significance and relevance of each analysis and factor considered. Accordingly, the financial advisors believe that their analyses must be considered as a whole and that selecting portions of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying these analyses and opinions.



     In their analyses, the financial advisors relied on management assumptions with respect to Towne, Forseon, industry performance, regulatory matters and competitive conditions, many of which are beyond the control of Towne and Forseon. No company, transaction or business used in such analyses as a comparison is identical to Towne, Forseon, or the merger, nor is an evaluation of the results of such analyses capable of mathematical certainty. Rather, these analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in these analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. The opinions and financial analyses of the financial advisors were only one of many factors considered by Towne's board in its evaluation of the merger and should not be viewed as determinative of the views of Towne's board or management with respect to the share exchange ratio, the merger or the anticipated impact of the merger to Towne's operating results.


     Stock Price & Trading Volume Analysis. The financial advisors reviewed the historical trading prices and volumes for Towne's common stock since its initial public offering became effective on July 30, 1998. This included the trading prices prior and subsequent to the announcement of the merger. The closing price per share as of March 25, 1999, the date immediately prior to the merger announcement, was $7.63, which equates to a total merger consideration of approximately $15,825,000. The price per share as of April 14, 1999, the date on which the financial advisors' analyses is based for purposes of this document, was $10.25 which equates to a total merger consideration of approximately $21,858,000.


     Analysis of Comparable Public Companies. The financial advisors compared certain financial information for Forseon with the corresponding available financial information of selected public companies deemed comparable. The financial advisors compared Forseon with the following eight publicly traded companies: (1) American Software, Inc., (2) Automatic Data Processing, Inc., (3) BA Merchant Services, Inc., (4) JDA Software Group, Inc., (5) Micros Systems, Inc., (6) NOVA Corporation, (7) Paychex, Inc., and (8) Radiant Systems, Inc. The primary criteria for screening these selected companies were that they offer inventory management and point of sale software and services, and small merchant transaction and data processing services. For each of the companies, the financial advisors:



          - reviewed the closing stock price and volume data for the preceding 12 months;



          - calculated operating results for the latest twelve months from publicly reported financial data;



          - and calculated valuation multiples based on April 14, 1999 closing stock prices.


     The valuation measures that the financial advisors calculated and reviewed for each of the comparable public companies included:


          - unlevered market capitalization, or UMC, defined as equity market capitalization plus long term debt minus cash, to revenue;



          - UMC to earnings before interest, taxes depreciation and amortization, or EBITDA; and



          - Price to earnings, or P/E, ratios.



     Valuation multiples for the selected companies as compared to the merger are shown below:



                                                                  TOWNE/FORSEON
MEASUREMENT                             LOW     HIGH    MEDIAN       MERGER
-----------                             ----    ----    ------    -------------
UMC/Revenue...........................   0.5     6.9      1.8          1.8
                                        ----    ----     ----         ----
UMC/EBITDA............................  10.3    40.7     16.7         12.1
                                        ----    ----     ----         ----
P/E...................................  20.3    62.0     25.6         13.3
                                        ----    ----     ----         ----



     In the Towne/Forseon Merger column on the above table, Forseon's EBITDA and net income were adjusted for nonrecurring expenses.



     Discounted Cash Flow Analysis for Forseon. The financial advisors calculated a range of implied equity values for Forseon by discounting a projected stream of cash flows. The projections are based upon the historical performance of Forseon's operations, current market conditions and other assumptions management deemed reasonable and appropriate at that time. The financial advisors (1) calculated the present value of free cash flow of Forseon over a three year period from 1999 to 2001 and added to this amount (2) the present value of its terminal value at the end of 2001. The discount rates used by the financial advisors ranged from 20% to 32%. The terminal values were calculated by applying a multiple to 2001 revenue, which ranged from .5x to 3x. Based on a discount rate of 20% and a revenue multiple of 1.5x, the equity valuation of Forseon was approximately $22 million. The revenue multiple represents the median multiple in the comparable transaction analysis described below. The discount rate represents the approximate cost of equity as calculated using the capital asset pricing model.



     Pro Forma Merger Analysis. The financial advisors analyzed the potential pro forma effects of the merger on Towne's projected earnings per share for fiscal years 1998 through 1999. Based on Forseon's projected earnings, which were adjusted for nonrecurring expenses, this analysis indicated that the merger would be between $0.01 and $0.09 accretive to Towne's earnings per share in fiscal year 1999. The actual results achieved by the combined company may vary from projected results and the variations may be material.



     Comparable Transaction Analysis. The financial advisors reviewed the financial terms of the following selected merger and acquisition transactions in the software and data processing services industry which were completed in the past two years (acquiror/target): (1) Fiserv, Inc./

BHC Financial Inc., (2) ProxyMed Inc./Clinical Microsystems, (3) PRT Group Inc./Advanced Computing Techniques, (4) MedQuist Inc./Digital Dictation Inc.,
(5) Affiliated Computer Services/Computer Data Systems Inc., (6) Interling Software Corp./Logical Software Corp., (7) Prism Solutions Inc./Customer Focus International, (8) Advanced Communication Systems/SEMCOR Inc., (9) Titan Corp/DBA Systems Inc. and (10) Affiliated Computer Services Inc/BRC Holdings. The financial advisors calculated acquisition multiples based on UMC to revenue, UMC to EBITDA and price to earnings. This allowed us to analyze and compare the pricing of Towne's acquisition of Forseon versus recent, completed, comparable industry transactions.



     The comparable transaction data as compared to the Towne/Forseon merger is summarized in the table below:



             MEASUREMENT                LOW    HIGH     MEDIAN     TOWNE/FORSEON MERGER
             -----------                ---    -----    ------    -----------------------
UMC/Revenue...........................  0.4      3.6      1.5               1.8
UMC/EBITDA............................  6.8    121.7     15.0              12.1
P/E...................................  6.9    257.2     23.1              13.3



In the Towne/Forseon Merger column on the above table, Forseon's EBITDA and earnings were adjusted for nonrecurring expenses.



     Contribution Analysis. The financial advisors analyzed the relative contribution of Forseon and Towne to revenue, EBITDA, operating income, net income, earnings per share, and total shares outstanding based on proforma consolidated financial statements for the years ending 1999, 2000 and 2001. Based on the pro forma results, which exclude Forseon's non-recurring expenses, the relative contributions are as follows:



                                           YEAR ENDING                  YEAR ENDING
                                        DECEMBER 31, 1998            DECEMBER 31, 1999
                                    -------------------------    -------------------------
            % OF TOTAL              TOWNE    FORSEON    TOTAL    TOWNE    FORSEON    TOTAL
            ----------              -----    -------    -----    -----    -------    -----
Revenue...........................    36%      64%       100%     70%       30%       100%
Expenses..........................    67%      33%       100%     72%       28%       100%
Operating Income..................  -112%      12%       100%     42%       58%       100%
EBITDA............................  -114%      14%       100%     62%       38%       100%
Net Income........................  -112%      12%       100%     46%       54%       100%



     In the above table, Forseon's results were adjusted for nonrecurring expenses.


     Miscellaneous. Towne has agreed to pay a total of $350,000 for its financial advisory services in connection with the merger, including fees for the financial advisors' opinions. Towne also has agreed to reimburse the financial advisors for reasonable out-of-pocket expenses they incur in performing their services, including the fees and expenses of legal counsel and any other advisor retained by them, and to indemnify the financial advisors and related persons against certain liabilities, including liabilities under the U.S. federal securities laws, arising out the engagement of the financial advisors' services in connection with the merger.

     The foregoing discussion of the information and factors considered by the companies' boards of directors is not intended to be exhaustive, but is believed to include all material factors considered by each board of directors.

CONVERSION OF SHARES

     At the time the merger is completed, each share of Forseon common stock then outstanding, including as a result of the exercise or conversion of all outstanding options to acquire Forseon common stock, will automatically be converted into the right to receive that number of shares of Towne common stock equal to the share exchange ratio.

     The "share exchange ratio" equals X divided by (Y+Z) where:
         X = 2,075,345 shares of Towne common stock;

         Y = the number of shares of Forseon common stock outstanding at the time of the merger, which is expected to be the 643,029 shares currently outstanding plus approximately 3,500 shares that Forseon plans to issue to the Forseon ESOP to cure past operational defects; and


         Z = the number of options to acquire shares of Forseon common stock outstanding at the time of the merger, which is expected to be 90,600 options.



     The total number of Towne shares to be issued in the merger will not change. We anticipate that each outstanding share of Forseon common stock will be converted into the right to receive approximately 2.82 shares of Towne common stock. The more shares of Forseon common stock outstanding when the merger is completed, the less Towne shares will be received for each share of Forseon common stock. Conversely, the fewer shares of Forseon stock outstanding, the greater the number of Towne shares you will receive. The exact share exchange ratio will be determined at the time the merger is completed.


     No fractional shares of Towne common stock will be issued in the merger. Instead, Forseon stockholders entitled to receive a fraction of a share of Towne common stock will receive from Towne an amount of cash, rounded to the nearest whole cent, equal to the per share market value of Towne common stock multiplied by the fraction of a share of Towne common stock to which the stockholder would otherwise be entitled. For the purposes of that calculation, the market value per share of Towne common stock will be based on the average closing price of a share of Towne common stock as reported on the Nasdaq National Market for the ten most recent days that Towne common stock was traded ending on the third trading day immediately prior to the closing date of the merger.


     Based upon the capitalization of Forseon and Towne as of March 31, 1999, the stockholders and optionholders of Forseon will own, or have rights to own, approximately 9.5% of the Towne common stock outstanding immediately after the merger is completed. If Towne completes the offering of up to 8,050,000 shares of its stock which currently is being conducted, current Forseon stockholders and optionholders would be entitled to receive approximately 6.9% of Towne's common stock outstanding after the merger.


CONVERSION OF OPTIONS

     At the time the merger is completed, Forseon will not have any outstanding options. Forseon's stock option plans provide that all options outstanding under the plans automatically vest and become exercisable upon a transaction like the proposed merger. In addition, all outstanding options expire if not exercised upon completion of a transaction like the proposed merger. Both Forseon stock option plans permit holders of options to exercise those options by canceling enough options the value of which equals the exercise price of the options exercised. We expect all Forseon options to be exercised rather than cancelled. Forseon also has obligations to provide for payment of the withholding taxes due upon exercise of these options.

     Prior to completion of the merger, Forseon will issue to each person who immediately prior to completion of the merger was a holder of an outstanding Forseon option shares of Forseon common stock to which such optionholders are entitled, less any amounts required to be withheld to pay withholding taxes with respect to such shares.

     As of June   , 1999, the record date, 90,600 shares of Forseon common stock were subject to outstanding Forseon options.


EXCHANGE OF CERTIFICATES

     Promptly after completion of the merger, the exchange agent will send you a letter of transmittal and instructions for use in exchanging your Forseon common stock certificate(s) for Towne common stock certificate(s). First Union National Bank or another agent or agents as may be appointed by Towne will serve as the exchange agent. Once you deliver to the exchange agent your Forseon common stock certificate(s) for cancellation and the letter of transmittal completed and executed in accordance with its instructions, you will receive a certificate or certificates representing the number of whole shares of Towne common stock, less any shares held back in escrow under the merger agreement, plus a cash payment in lieu of fractional shares that you have the right to receive pursuant to the merger agreement. The Forseon stock certificate(s) you surrender will then be canceled.

     Upon completion of the merger, each outstanding Forseon common stock certificate will be deemed for all corporate purposes, other than the payment of dividends, to evidence only:

        - the ownership of the number of full shares of Towne common stock into which the shares of Forseon common stock shall have been converted as a result of the merger; and

        - the right to receive an amount in cash in lieu of fractional shares of Towne common stock.


     No dividends or other distributions paid to holders of Towne common stock will be paid to you until you surrender your Forseon stock certificate(s) by following the procedures described above. Subject to applicable law, following your surrender of any Forseon stock certificate, you will be paid without interest the amount of any dividends or other distributions owed with respect to the Towne common stock you are entitled to receive. Dividends and other distributions payable with respect to the Towne common stock placed in escrow under the merger agreement will be delivered to the escrow agent to be held and disbursed in accordance with the merger agreement and escrow agreement referenced in the merger agreement. For more detailed information on the escrow agreement, see "Other Related Matters -- Escrow Agreement" beginning on page 49.



     If you want any certificate for shares of Towne common stock to be issued in a name other than the one indicated on Forseon's records for the Forseon common stock certificate you delivered, the certificate must be properly endorsed and otherwise in proper form for transfer. You must demonstrate that this transfer can be made in compliance with all applicable federal and state securities laws. In addition, you must:


        - pay Towne or any agent designated by it any transfer or other taxes required because of the issuance of Towne common stock in any name other than that of the registered holder of the Forseon common stock surrendered; or


        - establish to the satisfaction of Towne or any agent designated by it that this tax has been paid or is not payable.


     You should not submit your Forseon common stock certificate(s) for exchange until you have received the letter of transmittal and instructions referred to above.

OPERATIONS FOLLOWING THE MERGER


     Following the merger, Forseon will continue its operations as a wholly-owned subsidiary of Towne. Upon completion of the merger, the members of Forseon's board of directors will be Drew W. Edwards and Henry M. Baroco. The membership of the board of directors of Towne will remain unchanged as a result of the merger. See "Comparison of Rights of Stockholders" on page 118 for a description of the nomination procedures for Towne's board of directors. The following executive officers of Forseon have signed new employment agreements which are conditioned upon closing the merger and will continue as executive officers of Forseon following the Merger: Messrs. Dan Paul and Allen Merrill.


THE AGREEMENT AND PLAN OF MERGER

  Representations and Warranties of Towne and Forseon

     The merger agreement contains representations by both Towne and Forseon as to many things, including:

        - their organization, good standing, corporate power and capitalization;

        - their authorization, execution, delivery and performance of the merger agreement;

        - the enforceability of the merger agreement;

        - the accuracy of their financial statements;

        - the absence of undisclosed material liabilities and changes in their businesses;

        - the absence of conflicts, violations and defaults under their corporate organizational documents and material contracts;

        - the absence of pending or threatened litigation;

        - their compliance with laws applicable to their businesses; and

        - brokers' and finders' fees payable in connection with the merger.

  Additional Representations and Warranties of Forseon

     Forseon also made representations and warranties as to additional matters regarding Forseon and its subsidiary, including:

        - details of its financial condition;

        - its employment, labor relations and employee benefits matters;

        - its intellectual property rights;

        - its customer, vendor and other business relationships;

        - environmental matters;

        - ownership and condition of its properties and assets;

        - its licenses and permits;

        - the absence of certain agreements, practices and circumstances;

        - its solvency;

        - year 2000 matters;

        - the accuracy and completeness of information provided to Towne; and

        - the absence of any fact or condition which may cause a material adverse effect on the business, financial condition or operations of Forseon and its subsidiary, considered as a whole.

  Covenants and Agreements

     Prior to completion of the merger, Forseon and Towne agree to provide each other with information and to cooperate with each other to satisfy the conditions necessary to complete the merger. This includes assisting each other in obtaining all required approvals and consents for the merger as well as preparing and delivering this proxy statement/prospectus and other government filings. The companies also agree to use all commercially reasonable efforts to cause the merger to be treated as a pooling of interests for accounting purposes.

  Forseon's Covenants and Agreements

     From the date of the merger agreement to the effective time of the merger, Forseon has agreed to conduct its business and its subsidiary's business in substantially the same manner as conducted before signing the merger agreement. Forseon and its subsidiary also agreed to use all commercially reasonable efforts:

        - preserve intact its present business organization;

        - keep the services of its officers, consultants and key employees available; and

        - preserve its relationships with customers, suppliers and others having business dealings with it.

     The merger agreement restricts Forseon's and its subsidiary's ability, without Towne's prior written consent, to among other things:

        - change its certificate of incorporation or bylaws;

        - declare or pay any dividends or other distributions on its capital stock;

        - issue, grant options or warrants with respect to, split, combine, reclassify or repurchase its capital stock;

        - enter into, fail to perform under or amend the terms of any material contract, agreement or commitment;

        - change the terms of its outstanding stock options and other securities;

        - sell, dispose of or encumber any of its material assets;

        - incur, pay, discharge or satisfy claims, liabilities and obligations outside of the ordinary course of business;

        - declare, file or permit to be filed against an insolvency proceeding;

        - increase or modify compensation or severance arrangements;

        - take any action likely to cause a material adverse effect on Forseon;

        - permit affiliates to transfer stock;

        - materially revalue its assets or change its accounting methods; or

        - take or agree to take any of the actions described above.

  No Solicitation of Transactions

     While the Merger is pending, Forseon has agreed not to directly or indirectly:

        - solicit, initiate or encourage any inquiries, offers or proposals for an acquisition proposal; or

        - except as explained below, engage in negotiations or discussions for, or provide any confidential information to any third party relating to, an acquisition proposal.

     For purposes of the merger agreement, an "acquisition proposal" includes a proposal or offer for a merger, consolidation, business combination, sale of substantial assets or transfer of liabilities, sale or other issuance of shares of capital stock or debt or other securities, including by way of a tender offer or similar transaction.

     However, Forseon may furnish confidential information to, or enter into discussions or negotiations with respect to a written unsolicited acquisition proposal, so long as:

        - legal counsel to the board of directors of Forseon has delivered a written opinion to the effect that their fiduciary duties under applicable law require them to take those actions or be subject to personal liability; and

        - those discussions or negotiations are reasonably likely to result in a deal that is significantly more favorable to Forseon and its stockholders from a financial point of view than the merger with Towne, after Towne has had an opportunity to propose revisions to the merger.

     In these circumstances, Forseon may then terminate this Agreement if Forseon pays Towne $1.0 million and delivers agreements to Towne signed by Forseon and the person with whom Forseon is negotiating which waive their rights to object to this payment to Towne.


     Forseon must advise Towne of the party who has made an acquisition proposal and to whom Forseon may make the disclosure or hold discussions or negotiations. Forseon cannot accept any acquisition proposal or deliver any confidential information until Towne has had ten business days to propose changes to the merger to make it more favorable to Forseon stockholders in light of the third party acquisition proposal.


  Towne's Covenants and Agreements

     The merger agreement restricts the ability of Towne and its subsidiaries, without Forseon's prior written consent, to among other things:

        - declare or pay any dividends or other distributions of cash or other property on its capital stock, with some exceptions;

        - materially change its accounting methods;

        - take any action that would likely cause a material adverse effect on Towne;

        - take or agree to take any of the actions referred to above.

     The merger agreement provides that, with respect to Towne, a "material adverse effect" does not include any decline in the market price for Towne stock for any reason.

  Conditions to the Merger

     Forseon's and Towne's respective obligations to consummate the merger are subject to the satisfaction or waiver by them of the following conditions, among other matters, before completion of the merger:

          - no temporary restraining order, preliminary or permanent injunction or other court order or proceeding preventing or restraining the merger can be in effect or pending;

          - Towne's registration statement on Form S-4 must be effective and no stop order suspending the effectiveness of the registration statement or any part thereof can be issued, initiated or threatened in writing by the Securities and Exchange Commission;

          - all necessary governmental approvals, waivers and consents in connection with the merger and the transactions contemplated by the merger agreement must be timely obtained;

          - the other parties must have executed, delivered, performed or complied in all material respects with all agreements and covenants required by the merger agreement to be executed, delivered performed or complied with by them on or prior to the completion of the merger;

          - Towne and Forseon must receive a letter from KPMG LLP, dated as of the closing date and addressed to Towne, Forseon and Arthur Andersen LLP, to the effect that, after reasonable investigation, KPMG LLP is not aware of any fact concerning Forseon or any of Forseon's stockholders or affiliates that could preclude Towne from accounting for the merger as a pooling of interests in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the Commission; and

          - Towne and Forseon must receive a letter from Arthur Andersen LLP to the effect that Towne may account for the merger as a pooling of interests in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the Securities and Exchange Commission.


     Forseon's obligations to consummate the merger are subject, among other matters, to the satisfaction by Towne or waiver by Forseon of the following conditions before completion of the merger:


          - Towne must deliver to the exchange agent and escrow agent the merger consideration;

          - Forseon must receive a written opinion from Towne's counsel to the effect that the merger will constitute a merger within the meaning of Section 368 of the Internal Revenue Code;

          - no material adverse change in Towne has occurred since the date of the merger agreement; and

          - Towne, or the surviving corporation in the merger, must have executed employment agreements required by the merger agreement with specific employees of Forseon.

     Towne's obligations to consummate the merger are subject to the satisfaction by Forseon or waiver by Towne of the following additional conditions before completion of the merger:


          - Towne shall have received a written opinion from Rodgers Capital Group, L.P. to the effect that the merger consideration to be paid by Towne is fair from a financial standpoint to Towne's shareholders;

          - Towne shall have completed its investigations of Forseon and the results of this review shall not have revealed any significant breach by Forseon of the merger agreement;


          - the holders of at least 90% of Forseon's common stock shall have approved the merger;


          - Mr. Paul and Mr. Merrill must have entered into new employment agreements with Forseon which continue in full force and effect as of the closing;

          - Forseon shall have delivered signed employment, severance, non-solicitation and other agreements required by Towne;


          - Forseon must have instituted remediation proceedings to correct certain operational defects relating to the ESOP; and


          - no material adverse change with respect to Forseon has occurred since the date of the merger agreement.

     For purposes of the merger agreement a "material adverse change" with respect to a company means:

          - the discontinuation of all or a material portion of its combined business;


          - the institution of insolvency proceedings by or against the company;


          - the filing of certain kinds of lawsuits;

          - the creation of liabilities or liens, or the loss of revenues in excess of $1.0 million; or

          - the material restatement of its financial condition.

  Closing


     As soon as practicable after the satisfaction or waiver of each of the conditions set forth in the merger agreement, or at another time as we agree, we will cause the merger to be consummated by filing the certificate of merger, together with the required officers' certificates, with the Secretaries of State of the State of Delaware and the State of Georgia. It is anticipated that, assuming all conditions are met or waived, the merger will be effective on or about June 30, 1999.


  Amendments and Waivers

     The merger agreement may be amended, to the extent permitted by law, at any time in writing signed by the parties.

     At any time prior to the completion of the merger any party to the merger agreement may, to the extent permitted by law:

          - extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

          - waive any inaccuracies in the representations and warranties made to that party contained in the merger agreement or in any document delivered pursuant hereto; and


          - waive compliance with any of the agreements or conditions for its benefit contained in the merger agreement.

  Termination; Termination Fees and Expenses

     The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after approval of the merger by the Forseon stockholders, in the following ways:

          - by the written agreement of Towne and Forseon;

          - by Forseon or Towne if the merger has not been completed by July 31, 1999;

          - by Forseon or Towne, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the merger agreement, which breach is material and is not cured within 20 calendar days following notice of the breach;

          - by Towne if the conditions to closing which are to be satisfied by Forseon are not met or are no longer capable of being met on or before July 31, 1999;

          - by Forseon if the conditions to closing which are to be satisfied by Towne are not met or are no longer capable of being met on or before July 31, 1999; or

          - by Forseon pursuant to the termination provisions discussed below and provided Forseon pays Towne $1.0 million.


     If either Towne or Forseon terminates the merger agreement, the merger agreement will become void and there will be no liability or obligation, except as described below, on the part of Towne, Forseon or their respective officers, directors, shareholders, subsidiaries or affiliates, except for expense reimbursements and termination fees described below. However, the limits on liability do not apply to a party if it causes a willful, knowing or bad faith breach of its obligations under the merger agreement.



     Whether or not the merger is consummated, all fees, costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby shall be paid by the party incurring the expenses. However, in the event that one party breaches the agreement and the other party terminates, then the breaching party shall pay to the other party up to $100,000 as reimbursement for transaction expenses relating to the merger.


     In addition, Forseon will pay Towne a termination fee of $1.0 million if it terminates the merger agreement as a result of Forseon's board of directors entering into any agreement with another person for a materially superior acquisition proposal relative to Forseon.

REGULATORY MATTERS

  Regulatory Approvals

     Based on information available to us, we believe that the merger can be effected without regard to regulatory matters, other than compliance with applicable securities and general corporate laws. In particular, we believe that the consummation of the merger will not violate state or federal antitrust laws. However, there can be no assurance that a challenge to the consummation of the merger on antitrust grounds will not be made or that, if such a challenge were made, we would prevail or would not be required to accept certain conditions in order to consummate the merger. These conditions might include the divestitures of product lines or other assets.


  Nasdaq National Market Quotation


     We anticipate that the shares of Towne common stock to be issued pursuant to the merger agreement will be approved for quotation on the Nasdaq National Market, subject to notice of issuance. Towne filed a listing application for these shares on May 17, 1999.



MATERIAL FEDERAL INCOME TAX CONSIDERATIONS



     The following discussion addresses what we believe are the material federal income tax considerations to individuals relevant to the merger that may apply to you. Nelson Mullins Riley & Scarborough, L.L.P., counsel to Towne Services, has delivered to Forseon an opinion to the effect that the merger will constitute a "reorganization" for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code and that Towne Services, its acquisition subsidiary and Forseon will all be parties to the reorganization within the meaning of Code Section 368(b). The tax opinion is based on many assumptions and representations and is subject to the limitations and qualifications noted therein. As a condition to the merger, Towne's counsel must deliver a letter dated as of the closing date of the merger confirming this tax opinion.



     Forseon stockholders should be aware that this discussion does not deal with all of the United States federal income tax considerations that may be relevant to particular Forseon stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, foreign persons, persons who acquired their Forseon common stock through an exercise of stock options or other compensatory transactions and members of the ESOP. In addition, the following discussion does not address the tax consequences of any transactions effectuated prior to or after the merger, whether or not such transactions were effectuated in connection with the merger, including, without limitation, the exercise of options or rights to purchase Forseon common stock in anticipation of the merger. Finally, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, FORSEON STOCKHOLDERS AND OPTIONHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER THAT MAY BE APPLICABLE TO THEM.

     The following discussion is based on the interpretation of the Internal Revenue Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date of this proxy statement/prospectus. The IRS is not bound by such discussions and is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger to Towne Services, Forseon and Forseon stockholders.

     Subject to the limitations and qualifications referred to herein, and as a result of the merger's qualifying as a reorganization under tax law, counsel of Towne Services is of the opinion that, for United States federal income tax purposes:


        - No gain or loss will be recognized by Forseon stockholders who exchange their Forseon common stock solely for shares of Towne Services common stock pursuant to the merger;



        - The aggregate tax basis of the Towne Services common stock received by a Forseon stockholder in the merger will be the same as the aggregate tax basis of the Forseon common stock surrendered in exchange therefor;


        - The holding period of the Towne Services common stock received by a Forseon stockholder in the merger will include the holding period for the Forseon common stock surrendered in exchange therefor, provided that the Forseon common stock so surrendered is held as a capital asset by such Forseon stockholder at the effective time of the merger;

        - No gain or loss will be recognized by Towne Services, its acquisition subsidiary or Forseon solely as a result of the merger; and

        - The merger will not have any tax consequences for the Towne Services shareholders.

ACCOUNTING TREATMENT


     The merger is intended to qualify as a pooling of interests for financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Forseon will be carried forward to Towne at their recorded amounts. The operating results of Towne will include the operating results of Forseon for the entire year in which the combination occurs. The operating results of the separate companies for periods prior to the year in which the combination occurs will be combined and restated as the operating results of Towne. A condition to the merger is that Forseon and Towne must receive letters from Arthur Andersen LLP and KPMG LLP regarding their concurrence with the conclusions of our management as to the appropriateness of pooling of interests accounting for the merger under the Accounting Principles Board Opinion No. 16 and related interpretations. See "Unaudited Pro Forma Combined Condensed Financial Statements for further details on the financial reporting under a pooling of interests."


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

                             OTHER RELATED MATTERS


INDEMNIFICATION



  Indemnification of Forseon's Officers and Directors by Towne



     The merger agreement provides that Towne will, from and after the completion of the merger, defend and hold harmless each person who is an officer or director of or trustee for the benefit of Forseon or any of its subsidiaries in respect of acts or omissions occurring on or prior to the completion of the merger to the extent provided under Forseon's certificate of incorporation, its bylaws in effect on the date of the merger agreement and indemnification agreements in effect as of the date of the merger agreement. This indemnification is subject to any limitation imposed from time to time under the applicable law.



  Indemnification of Towne by Forseon Stockholders



     The merger agreement provides that the Forseon stockholders and option holders will indemnify Towne, the surviving corporation and their affiliates for any and all damages they may suffer as a result of any of the following:



          - a breach of any representation, warranty or covenant of Forseon or its management contained in the merger agreement;



          - failure of any Forseon stockholder to have valid and marketable title to their shares of Forseon stock;



          - remediation connected with the ESOP and other employee benefit plans that is started before the closing if the costs of the remediation, including legal fees, exceed $260,000;



          - any claim made by a Forseon stockholder or former Forseon stockholder based upon ownership or other stockholder rights; or



          - any claim made against Forseon or any subsidiary relating to the failure to pay employment-related taxes for any employee or independent contractor.



     The total liability of the Forseon stockholders for their indemnification obligations shall not exceed the fair market value of amounts held in escrow, and the Forseon stockholders and optionholders shall not be liable until the aggregate claim for damages exceeds $100,000. If damages exceed this threshold, the Forseon stockholders shall be liable for the full amount of all damages. No Forseon stockholder shall have a right of contribution against Forseon or its affiliates with respect to any breach by Forseon of any representation, warranty, covenant or agreement.


ESCROW AGREEMENT


     Pursuant to the merger agreement, Towne will deposit in escrow a certificate representing ten percent of the total number of shares of Towne common stock to be issued in connection with the merger. The escrowed shares secure the indemnification obligations of the Forseon stockholders under the merger agreement. The shares of Towne stock placed in escrow will be issued in the name of First Union National Bank, as the escrow agent or its nominee, and will be held in escrow for up to one year after the merger is complete.



     The escrow will terminate one year after the closing date of the merger if Towne makes no claims for indemnification against the escrow. If Forseon has breached any of its representations, warranties or agreements in the merger agreement, Towne may submit a claim against the escrow to recover any damages from the escrowed shares. For example, if Forseon did not disclose the existence of a pending lawsuit and Towne has to pay costs and expenses related to the lawsuit, Towne could collect shares from the escrow to cover its damages.



     Either no objection will be made or an objection will be made to Towne's claim and the matter will be resolved on behalf of the Forseon stockholders by their authorized stockholders' representatives. If no objection is made to Towne's claim or once the claim is resolved, the escrow agent will distribute to Towne the number of shares of stock held in escrow as equals the dollar amount of Towne's claim divided by the fair market value of Towne's common stock on the date the merger is complete. If there are unresolved claims to escrow shares, the escrow will terminate when a decision is rendered by an arbitrator about the disposition of the shares and other amounts, if any, in the escrow fund.



     Forseon will submit an application to the IRS Voluntary Compliance Resolution program for approval of proposed correction of certain operational defects relating to the ESOP. These operational defects include:



     - incorrect timing of participation in the ESOP in plan years 1986 through 1997;



     - contributions in excess of Internal Revenue Code Section 415 limitations in plan years 1990 through 1993;



     - failure to provide timely notice of the option to diversify investments for participants who attained age 55 and completed at least ten years of participation in the ESOP in plan years 1996 through 1998; and



     - a violation of the restriction on assignment and alienation which occurred as a result of a settlement agreement with a former employee in plan year 1993.



     Forseon has also undertaken a self correction relating to failure of the ESOP plan administrator to timely consider and respond to a proposed Qualified Domestic Relations Order. As a part of its application, Forseon intends to offer to contribute an additional 3,500 shares of its common stock to the ESOP. It is possible, however, that the IRS could demand that Forseon contribute a higher number.



     For purposes of any claim which could be made against Forseon or its subsidiaries relating to any failure to remedy problems with the ESOP and other employee benefit plans, some shares of Towne common stock may remain in escrow until the final resolution of such claims, even if later than one year from closing of the merger.



     Promptly following the termination of the escrow, the escrow agent will deliver to Towne's stock transfer agent the number of shares remaining in escrow after satisfying all obligations to deliver any shares to Towne pursuant to the merger agreement. The transfer agent will then deliver the shares to the Forseon shareholders entitled to receive them.



     By approving the merger agreement, the Forseon stockholders appoint Dan Paul and Allen Merrill as the initial Forseon stockholders' representatives. These stockholders' representatives will be fully authorized and empowered to act for each Forseon stockholder and optionholder with respect to all matters relating to the merger, including:


        - matters arising before and after the closing of the merger;

        - negotiations, disputes and resolutions of any dispute under the merger agreement;

        - agreeing to distribute shares of Towne stock held in the escrow to Towne to satisfy any damages under the merger agreement;

        - releasing any claims or waiving any rights on behalf of Forseon stockholders and optionholders;

        - amending the terms and conditions of the merger agreement; and

        - taking all action, or refraining from action, as the stockholders' representatives consider as needed or appropriate to carry out the merger.


     Each Forseon stockholder who does not vote against the merger shall be deemed to authorize the stockholders' representatives to perform any action described above or in the merger agreement for the stockholders benefit. The actions so taken will bind each Forseon stockholder as if he or she took the actions himself or herself.



     During the term of the escrow agreement, the Forseon stockholders will be entitled to vote the Towne shares held in escrow by giving the escrow agent written instructions on how to vote. In the absence of such instructions, the escrow agent will not vote the escrowed shares.



     The Escrow Agent will hold any dividends paid on the shares and any other property distributed with respect to the shares, for subsequent delivery to Towne or the Forseon stockholders, on a pro rata basis, with their respective portions of the escrow shares distributed out of the escrow fund.



     Except in limited cases, Towne will be responsible for the fees and expenses of the escrow agent.



INTERESTS OF FORSEON OFFICERS AND DIRECTORS IN THE MERGER



     In considering the recommendation of the merger by Forseon's board of directors, you should be aware that some of the Forseon officers and directors have interests in the merger, including those referred to below, that presented them with potential conflicts of interests. These conflicts of interest arise from the fact that most of the officers will receive employment agreements with Towne, one of the directors will receive success and consulting fees relating to the merger and the integration of the companies, and most of the directors and officers will receive indemnification from Towne. These are all benefits that will not be received by other stockholders. The Forseon board of directors was aware of these potential conflicts and considered them along with the other matters described in "The Forseon Stockholder Meeting" on page 27 and "The Merger -- Reasons for the Merger" on page 31.



     As of May   , 1999, directors and executive officers of Forseon and their affiliates beneficially owned an aggregate of 175,030 shares of Forseon common stock, including shares of Forseon common stock subject to outstanding stock
options exercisable within 60 days of May   , 1999 and Forseon stock held by the
ESOP. Based on the last reported sales price for Towne common stock on
           , 1999 of $           per share, the aggregate fair market value of
the shares of Towne common stock to be received in the merger by Forseon's executive officers and directors and their affiliates is approximately
$           million.



     Most of the executive officers of Forseon will have entered into employment agreements with Forseon as of the closing of the merger, and one of the directors will receive success and consulting fees relating to the merger and integration of the combined companies. See "Forseon's Related Party Transactions" on page 117 for further information on these agreements and fees.


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

FEDERAL SECURITIES LAW CONSEQUENCES


     All shares of Towne common stock received by Forseon stockholders in the merger will be freely transferable, except that persons who are deemed to be affiliates of Forseon prior to the merger have restrictions on their ability to sell the Towne shares. These affiliates may resell their shares of Towne common stock only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or otherwise in compliance with the registration requirements of the Securities Act, or pursuant to an exemption from these requirements. An individual or entity is deemed to be an affiliate of Towne or Forseon if he, she or it controls, is controlled by, or is under common control with, Towne or Forseon as the case may be. Executive officers, directors and some principal shareholders of a company are generally considered to be affiliates. The merger agreement requires each company to cause each of its affiliates to execute a written agreement to the effect that they will offer or sell or otherwise dispose of any of the shares of Forseon or Towne common stock issued to such person in or pursuant to the merger only in compliance with the Securities Act and applicable rules and regulations, including the rules related to pooling of interests accounting. This proxy statement/prospectus does not cover any resales of Towne common stock received by affiliates of Forseon in the merger.


AFFILIATE AGREEMENTS

     Before Forseon and Towne can effect the merger as a pooling of interests transactions, each affiliate of Forseon and Towne, as defined in Rule 145 of the Securities Act, must execute and deliver an agreement that the affiliate will not sell or otherwise dispose of Towne common stock or Forseon common stock during:

        - the thirty (30) day period prior to the completion of the merger; or

        - after the completion of the merger until financial results covering at least thirty (30) days of the combined operations of Towne and Forseon have been published.

     Thereafter, it is expected that affiliates of Forseon and Towne will be able to sell shares of Towne common stock without registration, subject to the limitations of the Securities Act and the rules and regulations of the Commission discussed above. These sales restrictions are set forth in the Forseon affiliate letter agreement and a separate affiliate letter agreement executed by Towne's affiliates. Accordingly, Towne will be entitled to place appropriate legends on the certificates evidencing any Towne common stock to be received by a Forseon affiliate pursuant to the terms of the merger agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Towne common stock, consistent with the terms of the Forseon affiliate letter agreement.

                                APPRAISAL RIGHTS

RIGHTS OF DISSENTING STOCKHOLDERS


     Holders of Forseon Stock are entitled to appraisal rights with respect to the merger if they object and follow proper procedures. If the merger is consummated, a holder of record of Forseon common stock on the date of making a demand for appraisal, as described below, will be entitled to have those shares appraised by the Delaware Court of Chancery under Section 262 of the Delaware General Corporation Law ("DGCL") and to receive payment for the "fair value" of these shares instead of the consideration provided for in the merger agreement. You may preserve your rights to an appraisal only if you:

        - continue to hold your shares of Forseon stock through the completion of the merger;



        - strictly comply with the procedures set forth under Section 262 of the DGCL; and



        - do not vote in favor of the merger.


     This proxy statement/prospectus is being sent to all holders of record of Forseon common stock on the record date for the Forseon special meeting and constitutes notice of the appraisal rights available to those holders under
Section 262.


     THE STATUTORY RIGHT OF APPRAISAL GRANTED BY SECTION 262 REQUIRES STRICT COMPLIANCE WITH THE PROCEDURES SET FORTH IN SECTION 262. FAILURE TO FOLLOW ANY OF THESE PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF DISSENTERS' RIGHTS UNDER SECTION 262. THE FOLLOWING IS A SUMMARY OF THE PRINCIPAL PROVISIONS OF
SECTION 262. The following summary is not a complete statement of Section 262 of the DGCL, but we believe it describes the material terms of Section 262 which is incorporated into this document by reference, together with any amendments to the laws that may be adopted after the date of this proxy statement/prospectus. A copy of Section 262 is attached as Annex B to this proxy statement/prospectus and we encourage you to read it in its entirety.


     If you elect to exercise appraisal rights under Section 262, you must deliver a written demand for appraisal of your shares of Forseon prior to the vote on the merger. The written demand must identify you as stockholder of record and state your intention to demand appraisal of your shares. All demands should be delivered to Forseon Corporation, Attention: Allen Merrill, 6600 Jurupa Avenue, Riverside, California 92504, telephone: (909) 688-2256.

     Only a holder of shares of Forseon common stock on the date of making a written demand for appraisal who continues to hold those shares through the completion of the merger is entitled to seek appraisal. A demand for appraisal must be executed by or for you as holder of record, fully and correctly, as your name appears on your stock certificates representing shares of Forseon common stock. If Forseon common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity. If Forseon common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; that agent, however, must identify the record owner or owners and expressly disclose in the demand that the agent is acting as agent for the record owner or owners of the shares.

     A record holder such as a broker who holds shares of Forseon common stock as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of those beneficial owners with respect to the shares of Forseon common stock held for those beneficial owners. In that case, the written demand for appraisal should set forth the number of shares of Forseon common stock covered by it. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to cover all shares of Forseon common stock held in the name of the record owner making the demand.


     BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE APPRAISAL RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE EXERCISE OF APPRAISAL RIGHTS BEFORE THE DATE OF THE FORSEON SPECIAL MEETING.


     Within 10 days after the completion of the merger, the surviving corporation is required to send notice of the effectiveness of the merger to each shareholder who prior to completion of the merger complies with the requirements of Section 262.

     Within 120 days after completion of the merger, the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Forseon common stock held by all stockholders seeking appraisal. A dissenting stockholder must serve a copy of the petition on the surviving corporation. If no petition is filed by either the surviving corporation or any dissenting stockholder within the 120-day period, the rights of all dissenting stockholders to appraisal will cease. If you are seeking to exercise appraisal rights, you should not assume that the surviving corporation will file a petition with respect to the appraisal of the fair value of their shares or that the surviving corporation will initiate any negotiations with respect to the fair value of those shares. The surviving corporation is under no obligation to and has no present intention to take any action in this regard. Accordingly, if you wish to seek appraisal of your shares, you should initiate all necessary action with respect to your appraisal rights within the time periods and in the manner described in Section 262. FAILURE TO FILE THE PETITION ON A TIMELY BASIS WILL CAUSE YOU TO FORFEIT YOUR RIGHT TO AN APPRAISAL.


     Within 120 days after completion of the merger, any stockholder who has complied with subsections (a) and (d) of Section 262 is entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Forseon common stock not voted in favor of the merger with respect to which demands for appraisal have been received by Forseon and the number of holders of those shares. The statement must be mailed within 10 days after the written request has been received by Forseon or within 10 days after expiration of the time for delivery of demands for appraisal under subsection (d) of Section 262, whichever is later.

     If a petition for an appraisal is filed in a timely manner, at the hearing on the petition, the Delaware Court of Chancery will determine which shareholders are entitled to appraisal rights and will appraise the shares of Forseon common stock owned by those stockholders, determining the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, to be paid, if any, upon the amount determined to be the fair value.

     If you are considering seeking appraisal, you should consider that the fair value of your shares determined under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the merger agreement without the exercise of appraisal rights. The cost of the appraisal proceeding may be determined by the Court of Chancery and assessed against the parties as the Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding (including, without limitation, reasonable attorney's fees and the fees and expenses of experts) to be charged pro rata against the value of all shares of Forseon common stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.


     Any stockholder who has demanded appraisal in compliance with Section 262 will not, after completion of the merger, be entitled to vote the stock for any purpose or receive payment of dividends or other distributions, if any, on the Forseon common stock, except for dividends or distributions, if any, payable to shareholders of record at a date prior to completion of the merger.


     You may withdraw a demand for appraisal and accept the Forseon common stock at any time within 60 days after completion of the merger, or thereafter may withdraw such a demand with the written approval of the surviving corporation. If an appraisal proceeding is properly instituted, it may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and that approval may be conditioned on the Court of Chancery's deeming the terms to be just. If, after completion of the merger, a holder of Forseon common stock who had demanded appraisal for the holder's shares fails to perfect or loses his right to appraisal, those shares will be treated under the merger agreement as if they had been converted as of the completion of the merger into Towne Services common stock.



     IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF DELAWARE LAW, WE URGE ANY FORSEON STOCKHOLDER WHO IS CONSIDERING EXERCISING APPRAISAL RIGHTS TO CONSULT A LEGAL ADVISOR.


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

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS


     The following unaudited pro forma combined condensed financial statements give effect to both the proposed merger between Towne Services, Inc. and Forseon Corporation, which will be accounted for on a pooling of interests basis, and the purchase of Banking Solutions, Inc. by Towne Services in December 1998. The information is based on each company's respective historical consolidated financial statements and notes thereto. The pro forma combined condensed balance sheet assumes the Forseon transaction occurred on March 31, 1999. Banking Solutions, Inc. is included in the historical consolidated balance sheet of Towne Services as of March 31, 1999. The pro forma combined condensed statements of operations assume the Forseon transaction occurred at the beginning of the earliest year presented. The pro forma combined condensed statement of operations for the year ended December 31, 1998 and for the three months ended March 31, 1999 have been prepared to reflect adjustments to Towne Services' historical results of operations to give effect to the purchase of Banking Solutions, Inc. as if it had occurred at the beginning of the year. The pro forma financial statements should be read in conjunction with the accompanying notes and with each companies' historical financial statements and related notes.



     The results of operations of Towne for the years ended December 31, 1996, 1997 and 1998 and the financial position as of December 31, 1998 have been derived from its historical consolidated financial statements which have been audited by Arthur Andersen LLP. The financial position of Towne Services as of March 31, 1999 and for the three months ended March 31, 1999 are unaudited. Forseon has historically reported its operating results on the basis of a fiscal year ended June 30. The results of operations of Forseon for the 12 months ended December 31, 1996, 1997 and 1998 and the financial position as of March 31, 1999 are unaudited. The results of operations of Forseon for the periods presented have been derived from Forseon's historical consolidated financial statements. In the opinion of Forseon's management, this financial information includes all adjustments, consisting only of normal recurring accruals, that are considered necessary for a fair presentation of the results of operations for such periods. The results of operations for Banking Solutions, Inc. for the 11-month period before the acquisition are unaudited. In the opinion of Banking Solutions' management, the unaudited financial information includes all adjustments consisting only of normal recurring accruals, that are considered necessary for a fair presentation of the results of operations for such periods.


     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position.

                              UNAUDITED PRO FORMA

                        COMBINED CONDENSED BALANCE SHEET

                              AS OF MARCH 31, 1999



                                             HISTORICAL        HISTORICAL     PRO FORMA
                                           TOWNE SERVICES       FORSEON      ADJUSTMENTS     PRO FORMA
                                          -----------------    ----------    -----------     ---------
                                                                 (IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............      $  5,024           $  938        $     0       $  5,962
  Accounts receivable, net..............         5,171              892              0          6,063
  Note receivable.......................           171                0              0            171
  Other.................................           392              140              0            532
                                              --------           ------        -------       --------
          Total current assets..........        10,758            1,970              0         12,728
PROPERTY AND EQUIPMENT, net.............         3,156            1,346              0          4,502
NOTES RECEIVABLE........................            83                0              0             83
GOODWILL, net...........................        15,003                0              0         15,003
OTHER INTANGIBLES, net..................         1,078                0              0          1,078
OTHER ASSETS, net.......................            81              523              0            604
                                              --------           ------        -------       --------
                                              $ 30,159           $3,839        $     0       $ 33,998
                                              ========           ======        =======       ========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable......................      $    800           $  636        $     0       $  1,436
  Accrued liabilities...................         1,092              100          1,500(1)       2,692
  Accrued compensation..................           559            1,022              0          1,581
  Deferred revenue......................             0              436              0            436
  Accrued termination costs.............           437                0              0            437
  Current portion of long-term debt.....             0              225              0            225
                                              --------           ------        -------       --------
          Total current liabilities.....         2,888            2,419          1,500          6,807
                                              --------           ------        -------       --------
LONG-TERM DEBT..........................             0               48              0             48
                                              --------           ------        -------       --------
REDEEMABLE COMMON STOCK.................             0              534           (344)(2)        190
                                              --------           ------        -------       --------
SHAREHOLDERS' EQUITY:
Common stock............................        52,419            1,157            344(2)      53,920
Warrants outstanding....................            41                0              0             41
Accumulated deficit.....................       (25,189)            (319)        (1,500)(1)    (27,008)
                                              --------           ------        -------       --------
          Total shareholders' equity....        27,271              838         (1,500)        26,953
                                              --------           ------        -------       --------
                                              $ 30,159           $3,839        $     0       $ 33,998
                                              ========           ======        =======       ========

                              UNAUDITED PRO FORMA

                   COMBINED CONDENSED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999



                                                        HISTORICAL
                                                           TOWNE       HISTORICAL
                                                         SERVICES       FORSEON       PRO FORMA
                                                        -----------    ----------    -----------
                                                           (IN THOUSANDS, EXCEPT SHARE DATA)
REVENUES..............................................  $     4,605      $2,889      $     7,494
COST AND EXPENSES:
  Costs of processing, servicing, and support.........          954         565            1,519
  Research and development............................           72         177              249
  Sales and marketing.................................        3,240       2,103            5,343
  Stock compensation expense..........................           36           0               36
  General and administrative..........................        1,438         429            1,867
                                                        -----------      ------      -----------
     Total costs and expenses.........................        5,740       3,274            9,014
                                                        -----------      ------      -----------
OPERATING LOSS........................................       (1,135)       (385)          (1,520)
OTHER (INCOME) EXPENSES:
  Interest (income) expense, net......................          (78)          6              (72)
  Other income........................................            0           0                0
                                                        -----------      ------      -----------
     Total other (income) expenses....................          (78)          6              (72)
                                                        -----------      ------      -----------
Loss before income taxes..............................       (1,057)       (391)          (1,448)
Benefit for income taxes..............................            0        (114)            (114)
                                                        -----------      ------      -----------
NET LOSS..............................................  $    (1,057)     $ (277)     $    (1,334)
                                                        ===========      ======      ===========
NET LOSS PER COMMON SHARE -- BASIC AND DILUTED........  $     (0.05)                 $     (0.06)(4)
                                                        ===========                  ===========
Weighted average common shares outstanding -- basic
  and diluted.........................................   19,765,493                   21,840,838(4)
                                                        ===========                  ===========

                              UNAUDITED PRO FORMA


                   COMBINED CONDENSED STATEMENT OF OPERATIONS


                      FOR THE YEAR ENDED DECEMBER 31, 1998



                                                      HISTORICAL
                                     HISTORICAL         BANKING        PRO FORMA    SUBTOTAL    HISTORICAL
                                   TOWNE SERVICES   SOLUTIONS, INC.   ADJUSTMENTS   PRO FORMA    FORSEON     PRO FORMA
                                   --------------   ---------------   -----------   ---------   ----------   ----------
                                                      (IN THOUSANDS, EXCEPT SHARE DATA)
REVENUES.........................    $    6,398         $8,113           $   0      $ 14,511     $11,752     $   26,263
COST AND EXPENSES:
  Costs of processing, servicing
     and support.................         2,027          3,943               0         5,970       2,275          8,245
  Research & development.........           306            430               0           736         735          1,471
  Sales and marketing............         6,252          1,031               0         7,283       7,137         14,420
  Stock compensation expense.....         6,268              0               0         6,268           0          6,268
  Employee termination costs.....         2,291              0               0         2,291           0          2,291
  General and administrative.....         3,859          2,737             727(3)      7,323       1,710          9,033
                                     ----------         ------           -----      --------     -------     ----------
          Total costs and
            expenses.............        21,003          8,141             727        29,871      11,857         41,728
                                     ----------         ------           -----      --------     -------     ----------
OPERATING LOSS...................       (14,605)           (28)           (727)      (15,360)       (105)       (15,465)
OTHER (INCOME) EXPENSES:
  Interest (income) expense,
     net.........................          (263)            16               0          (247)         38           (209)
  Other income...................            (6)             0               0            (6)          0             (6)
  Financing costs for stock
     issued to nonemployees......           323              0               0           323           0            323
                                     ----------         ------           -----      --------     -------     ----------
          Total other (income)
            expenses.............            54             16               0            70          38            108
Loss before extraordinary loss
  and benefit from income
  taxes..........................       (14,659)           (44)           (727)      (15,430)       (143)       (15,573)
Extraordinary loss on early
  extinguishment of debt.........           476              0               0           476           0            476
Benefit from income taxes........             0              0               0             0         (11)           (11)
                                     ----------         ------           -----      --------     -------     ----------
NET LOSS.........................       (15,135)           (44)           (727)      (15,906)       (132)       (16,038)
PREFERRED STOCK DIVIDENDS........        (5,108)             0               0        (5,108)          0         (5,108)
ACCRETION OF WARRANTS WITH
  REDEMPTION FEATURE.............          (692)             0               0          (692)          0           (692)
                                     ----------         ------           -----      --------     -------     ----------
NET LOSS ATTRIBUTABLE TO COMMON
  SHAREHOLDERS...................    $  (20,935)        $  (44)          $(727)     $(21,706)    $  (132)    $  (21,838)
                                     ==========         ======           =====      ========     =======     ==========
NET LOSS ATTRIBUTABLE TO COMMON
  SHAREHOLDERS PER COMMON SHARE--
  BASIC AND DILUTED..............    $    (1.35)                                                             $    (1.20)(4)
Weighted average common shares
  outstanding -- basic and
  diluted........................    15,516,170                                                              18,127,599(4)

                              UNAUDITED PRO FORMA

                   COMBINED CONDENSED STATEMENT OF OPERATIONS


                   FOR THE THREE MONTHS ENDED MARCH 31, 1998



                                                           HISTORICAL     HISTORICAL
                                                         TOWNE SERVICES    FORSEON      PRO FORMA
                                                         --------------   ----------    ----------
                                                             (IN THOUSANDS, EXCEPT SHARE DATA)
REVENUES...............................................    $      548        3,009      $    3,557
COST AND EXPENSES:
  Costs of processing, servicing and support...........           374          564             938
  Research & development...............................            74          202             276
  Sales and marketing..................................           486        1,944           2,430
  Stock compensation expense...........................         5,972            0           5,972
  General and administrative...........................         1,347          490           1,837
                                                           ----------      -------      ----------
          Total costs and expenses.....................         8,253        3,200          11,453
                                                           ----------      -------      ----------
OPERATING LOSS.........................................        (7,705)        (191)         (7,896)
OTHER (INCOME) EXPENSES:
  Interest expense, net................................            64           11              75
  Financing costs for stock issued to nonemployees.....           323            0             323
                                                           ----------      -------      ----------
          Total other (income) expenses................           387           11             398
Loss before benefit from income taxes..................        (8,092)        (202)         (8,294)
                                                           ----------      -------      ----------
Benefit from income taxes..............................             0          (34)            (34)
                                                           ----------      -------      ----------
NET LOSS...............................................        (8,092)        (168)         (8,260)
PREFERRED STOCK DIVIDENDS..............................        (5,108)           0          (5,108)
ACCRETION OF WARRANTS WITH REDEMPTION FEATURE..........          (211)           0            (211)
                                                           ----------      -------      ----------
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS...........    $  (13,411)        (168)     $  (13,579)
                                                           ==========      =======      ==========
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS PER COMMON
  SHARE -- BASIC AND DILUTED...........................    $    (1.11)                  $    (0.96)(4)
                                                           ==========                   ==========
Weighted average common shares outstanding -- basic and
  diluted..............................................    12,077,352                   14,152,697(4)
                                                           ==========                   ==========

                              UNAUDITED PRO FORMA



                  COMBINED CONDENSED STATEMENTS OF OPERATIONS



                                                              YEAR ENDED DECEMBER 31, 1997
                                                         ---------------------------------------
                                                         HISTORICAL
                                                           TOWNE       HISTORICAL
                                                          SERVICES      FORSEON       PRO FORMA
                                                         ----------    ----------    -----------
                                                            (IN THOUSANDS, EXCEPT SHARE DATA)
REVENUES...............................................  $      722     $12,174      $    12,896
COST AND EXPENSES:
  Costs of processing, servicing, and support..........         832       2,557            3,389
  Research and development.............................         332         635              967
  Sales and marketing..................................         839       7,150            7,989
  Stock compensation expense...........................           0           0                0
  Employee termination costs...........................           0           0                0
  General and administrative...........................       1,140       1,539            2,679
                                                         ----------     -------      -----------
     Total costs and expenses..........................       3,143      11,881           15,024
                                                         ----------     -------      -----------
OPERATING (LOSS) INCOME................................      (2,421)        293           (2,128)
OTHER (INCOME) EXPENSES:
  Interest expense, net................................          96          59              155
  Other income.........................................          (1)          0               (1)
                                                         ----------     -------      -----------
     Total other (income) expenses.....................          95          59              154
                                                         ----------     -------      -----------
(Loss) income before income taxes......................      (2,516)        234           (2,282)
Provision for income taxes.............................           0         104              104
                                                         ----------     -------      -----------
NET (LOSS) INCOME......................................  $   (2,516)    $   130      $    (2,386)
                                                         ==========     =======      ===========
  NET LOSS PER COMMON SHARE -- BASIC AND DILUTED.......  $    (0.26)                 $     (0.20)(4)
                                                         ==========                  ===========
  Weighted average common shares outstanding -- basic
     and diluted.......................................   9,600,592                   11,675,937(4)
                                                         ==========                  ===========

                              UNAUDITED PRO FORMA

                  COMBINED CONDENSED STATEMENTS OF OPERATIONS


                                                                YEAR ENDED DECEMBER 31, 1996
                                                         ------------------------------------------
                                                           HISTORICAL      HISTORICAL
                                                         TOWNE SERVICES     FORSEON      PRO FORMA
                                                         --------------    ----------    ----------
                                                             (IN THOUSANDS, EXCEPT SHARE DATA)
REVENUES...............................................    $      105       $11,827      $   11,932
COST AND EXPENSES:
  Costs of processing, servicing, and support..........           220         2,472           2,692
  Research and development.............................            52           805             857
  Sales and marketing..................................           118         6,673           6,791
  Stock compensation expense...........................            10           102             112
  Employee termination costs...........................             0             0               0
  General and administrative...........................           358         1,317           1,675
                                                           ----------       -------      ----------
     Total costs and expenses..........................           758        11,369          12,127
                                                           ----------       -------      ----------
OPERATING (LOSS) INCOME................................          (653)          458            (195)
OTHER EXPENSES:
  Interest expense, net................................             6            47              53
  Other expense........................................             3             0               3
                                                           ----------       -------      ----------
     Total other expenses..............................             9            47              56
                                                           ----------       -------      ----------
(Loss) income before income taxes......................          (662)          411            (251)
Provision for income taxes.............................             0           182             182
                                                           ----------       -------      ----------
NET (LOSS) INCOME......................................    $     (662)      $   229      $     (433)
                                                           ==========       =======      ==========
  NET LOSS PER COMMON SHARE -- BASIC AND DILUTED.......    $    (0.10)                   $    (0.05)(4)
                                                           ==========                    ==========
  Weighted average common shares outstanding -- basic
     and diluted.......................................     6,337,356                     8,412,701(4)
                                                           ==========                    ==========

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS

 1.  TRANSACTION COSTS AND MERGER RELATED EXPENSES

     Towne and Forseon estimate that they will incur direct transaction costs of approximately $1.5 million associated with the merger, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and other related charges. These nonrecurring transaction costs will be charged to operations upon completion of the merger.


     Towne and Forseon also expect that following the merger, the combined company will incur an additional significant charge to operations, which is not currently reasonably estimable, to reflect costs associated with integrating the two companies, such as severance costs and anticipated capital expenditures. This additional significant charge has not been reflected in the pro forma combined condensed balance sheet or the pro forma combined condensed statements of operations. There can be no assurance that the combined company will not incur additional charges to reflect costs associated with the merger or that management will be successful in its efforts to integrate the operations of the two companies.



     The unaudited pro forma combined condensed balance sheet gives effect to the estimated direct transaction costs as if such costs and expenses had been incurred as of March 31, 1999. These costs and expenses are assumed to be nondeductible for income tax purposes. These costs and expenses are not reflected in the unaudited pro forma combined condensed statements of operations.



 2.  REDEEMABLE COMMON STOCK



     Historically, Forseon could be required to repurchase common stock distributed to separated ESOP participants. Generally, Forseon would repurchase this stock at its most recent appraised value, as determined annually by an independent valuation. Forseon could, at its option, pay for the repurchased stock through equal annual installments over five years, plus interest, or in a lump sum. At March 31, 1999 Forseon could be required to repurchase a maximum of $245,000 of common stock, if all separated ESOP participants exercised their rights to have the Company repurchase their stock. As the shares to be distributed to these participants in the transaction will be freely tradeable on the open market, the obligation would no longer exist and has been reclassified to equity on a pro forma basis.



     Historically, Forseon could be required to repurchase common stock owned by two former directors of Forseon. Forseon would repurchase this stock at its most recent appraised value, as determined annually by an independent valuation. At March 31, 1999 Forseon could be required to purchase $99,000 of common stock from these individuals. These obligations cease upon a change in control in accordance with the original terms of the agreements, and accordingly have been reclassified to equity on a pro forma basis.



     Forseon may also be required to repurchase up to 25% of the common stock in the accounts of certain ESOP participants, to provide these participants an opportunity to diversify their ESOP investments. This common stock must be repurchased at its most recent appraised value. Under the terms of the Plan, this feature does not cease upon a change in control and therefore an obligation of $190,000 is reflected on a pro forma basis. The Company will accrete the value of these shares through retained earnings based on the fair market value of the underlying stock.

 3.  AMORTIZATION OF GOODWILL AND INTANGIBLES


     Represents amortization of goodwill associated with the purchase of Banking Solutions, Inc. which is being amortized over a period of 25 years and the amortization of intangible assets associated with Banking Solutions, Inc.'s customer list which is being amortized over a period of 5 years.


 4.  UNAUDITED PRO FORMA COMBINED NET LOSS PER SHARE


     The unaudited pro forma combined net loss per share -- basic and diluted is based on the weighted average common shares outstanding of Towne, and the issuance of 2,075,345 shares of Towne common stock in exchange for Forseon's outstanding common stock as part of the merger. The net loss attributable to common shareholders per common share -- basic and diluted for the year ended December 31, 1998 assumes the issuance of 536,084 shares associated with the acquisition of Banking Solutions, Inc. as of January 1, 1998.

                            TOWNE SERVICES' BUSINESS

GENERAL


     Towne Services provides services and products that process sales and payment information and related financing transaction for small businesses and community banks in the United States. We deliver these services and products online via an electronic hub, or gateway, that links our business and bank customers with us and other providers of products and services that can benefit these customers. We use this electronic gateway to deliver a variety of business and management solutions using internet and telecommunications connections. Our primary business capabilities include a "virtual credit card" system that processes the in-house credit transactions of small businesses and an automated receivables management system that allows banks to quickly finance the working capital needs of their small businesses customers.


     Traditionally, the in-house credit transactions of small businesses are completed without a credit card or cash, are recorded and processed manually and then billed to the customer at a later date. Because of the paperwork and delays involved with this manual process, banks have been reluctant to finance these business credit transactions. To automate, expedite and support funding for this process, Towne offers three main processing systems, TOWNE CREDIT(R), TOWNE FINANCE(R) and CASHFLOW(SM) MANAGER. These systems take sales transactions and payment information, record and process it electronically and communicate the results to our business customers and their banks, often the same day.

     Through the use of our online services and products, our business customers are able to:

          - automate their records and reduce paperwork;

          - accelerate cash flow;

          - improve customer services;

          - shift other administrative burdens to Towne; and

          - utilize the internet to conduct business electronically.

     Our systems also benefit our bank customers who can:

          - receive secure, reliable and prompt information;

          - closely monitor customer accounts;

          - generate status reports;

          - finance the accounts receivable of their small business customers;
            and

          - generate fee income and potential new customers.

     Our electronic processing systems enable businesses to offer in-house credit to their customers at costs comparable to traditional credit card transactions. As with credit card transactions, the business pays a discount fee to the bank on each transaction. In addition, the business' customer pays interest and fees to the bank for amounts owed by the customer for purchases made on in-house credit. The discount fees and interest create a pool of funds from which we collect our transaction fees. The remaining amounts generate fee income for the bank. We also generate revenue by charging our business and bank customers initial set-up fees.

TOWNE SERVICES' MARKET

     We provide our products and services to retail merchants and small commercial businesses that extend in-house credit to their customers and to the banks these businesses use. We believe there are more than 5 million small and medium size retail merchants and 12 million small commercial businesses in the United States. The electronic payments processing industry generally has not offered these businesses a way to process their in-house credit transactions electronically, focusing instead on credit and debit card transactions.

     Towne believes many of these merchants process more than half of their sales using in-house credit, and use manual labor-intensive processes and products to run their businesses. These credit receivables are generally collected by the merchant manually through a month-end billing process. Towne believes that the manual billing and collections process utilized by many small merchants is highly inefficient causing these merchants to carry excess receivables and bad debts. Towne's processing systems allow small merchants to automate many of their manual business tasks including the processing of in-house accounts, payment processing and bad debt collections. In addition, because of the difficulties in tracking and managing receivables from this manual process, banks have been reluctant to finance these businesses based on their receivables.

     A variety of small and medium size retail merchants use the TOWNE CREDIT system, including hardware stores, clothing stores, florists, auto parts stores, pharmacies and private clubs. We market the TOWNE FINANCE and CASHFLOW MANAGER products and services to small commercial businesses, such as furniture manufacturers, equipment distributors, plumbing suppliers and other industry supply stores.

TOWNE SERVICES' STRATEGIES

     Our goal is to continue to develop and deliver the business and management tools our customers need to succeed in an electronic commerce marketplace to become one of the leading providers of electronic commerce business solutions for small and medium size businesses in the United States. We plan to attain this goal by implementing the following key business strategies:

  Maximize Electronic Gateway to Customers

     When a business customer installs TOWNE CREDIT and TOWNE FINANCE, it establishes an electronic gateway with Towne and with the business' bank. We intend to maximize this distribution channel by developing, acquiring and implementing multiple products and services that the customer can access through its connection to Towne to help automate its operations, run its business more efficiently and provide better service for its customers. We plan to use this electronic connection to cross-market both existing and new products and services to our customers, which should allow us to develop and maintain long-term customer relationships.

  Enter New Relationships For Marketing and Product Enhancements

     We have established marketing and other business relationships that enhance our products and services and its channels of distribution. We have agreements with several companies, which provide complementary services to the TOWNE CREDIT, TOWNE FINANCE and CASHFLOW MANAGER systems. We also have agreements with entities that have banks as their customers, under which these other companies and organizations encourage their bank customers to use our systems. We intend to enter more relationships with companies that can expand the number of its products and services, complement our existing and future systems and provide access to large groups of banks and small businesses.

  Expand Direct Sales and Marketing Efforts Nationwide


     During 1998, we expanded our direct sales and marketing force from 15 persons in 7 states to 99 persons in 35 states. As for March 31, 1999, we had 97 persons in 35 states performing sales and marketing tasks. Of this total, 36 persons are dedicated to developing bank customer relationships and 61 persons are focused on developing small business customers. We intend to continue aggressively hiring sales and marketing personnel nationwide and increase our participation seminars and trade programs to strengthen our direct marketing efforts, increase our customer base and expand into new markets.


  Continue to Leverage Bank Relationships

     The executive officers and directors of Towne have an average of over 15 years experience in the electronic processing and financial services industries, and all 12 members of the board of directors have experience in the management of banks or companies that have banks as customers. Through these relationships, we believe we attract business customers that would be difficult to reach through traditional marketing methods. In addition, we intend to provide new products and services that may allow banks to attract new customers for both the banks and Towne, as well as sign additional agreements with existing bank customers.

  Acquire Complementary Companies and Products

     We intend to acquire providers of complementary products and services that may enhance and expand our operations, product and service offerings, market share or geographic presence. For more information on our acquisitions, please see "-- Acquisitions of Complementary Companies and Products."

PRODUCTS AND SERVICES

     We design our products and services to be simple to use, fast and reliable. Our automated processing systems, TOWNE CREDIT and TOWNE FINANCE, process in-house credit transactions for small businesses in much the same way as credit card transactions are processed. The CASHFLOW MANAGER system is similar to the TOWNE FINANCE system except that commercial business customers manually transmit their transaction information to their banks for processing.

  Towne Credit

     TOWNE CREDIT is an automated transaction processing system designed for consumer-based credit transactions conducted by small businesses. The system uses remote point of sale terminals and communications networks to capture and transmit transaction data and generate a "virtual credit card" account funded by a business' bank. A typical in-house credit transaction for our business customers is processed through TOWNE CREDIT as follows:

          Step 1: The participating business sells goods or services on an in-house account. No money changes hands and no credit cards are used.

          Step 2: The business enters sales information at the point of sale into an electronic cash register or computer terminal loaded with our proprietary computer software.

          When a customer makes a purchase on account, a store clerk records the transaction on a point of sale terminal. The PC-based terminal stores names and addresses of customers, account balances and payment activity, which the business owner can retrieve quickly at the point of sale. The TOWNE CREDIT system captures the transaction data, including dollar amount and customer information, for use in billing, tracking inventory and generating sales and tax reports.

          Step 3: The business closes out its daily transactions and electronically transmits transaction data to Towne through the computer system across internet or telecommunications lines.

          Step 4: We process the data, calculate receivables, perform other accounting functions and transmit reports to the business and its community bank upon request by the next business day.

          On a daily basis, the business owner or manager transmits the sales activity by batch to our computer processing center across an ordinary telephone line or internet connection. Our customer communication software supports a wide range of business customers, including those in rural areas. Our systems process data from purchase transactions, calculate receivables, post these transactions and perform other accounting functions automatically and can be programmed to generate daily customized reports. Our network systems then transmit reports to businesses and their banks by the business day following receipt of transaction data.

          Step 5: The community bank retrieves the sales and payment information and advances funds to the business' bank account based upon pre-set lending terms.

          Step 6: We bill the business' customer, collect and process the customer's payment and transmit payment information to the bank for credit to the business' bank account.

          The community bank that serves the business usually offers a line of credit, in which case the bank funds the prior day's sales at discounts similar to those in major credit card transactions. Through a graphic interface with our communications server, the bank has daily access to the information it needs to finance the business' accounts receivable. If no line of credit is in place, the business' funds are deposited at the bank as we collect them. TOWNE CREDIT works with the bank's current loan processing systems and creates the general ledger account entries necessary for the bank to account for the line of credit loans to the business. We assume no credit risk from business customers in these transactions.

     With TOWNE CREDIT, many administrative burdens of running a small business are outsourced to us. We generate and print statements and send them to the business customers. We maintain an automated lock box through which payments can be received. If a customer chooses to pay the business directly when he or she receives the bill, the business owner can record that payment in the point of sale terminal to be processed electronically on our system. The system allows businesses to quickly track account balances and payment history and verify customer transaction information by checking the receivables reports generated or, if needed, by dialing into our processing network to verify or update information.

     We also settle payments for our customers. We transmit, upon request, transaction information directly to the bank and arrange for funds to be transferred from our automated lock box via Automated Clearing House or Fedwire transfer to the community bank. Funds are then transferred to the business' bank account via the bank's internal deposit system.

     Through TOWNE CREDIT, businesses receive accelerated funding for in-house charge accounts and eliminate costly and inefficient manual processing. Sales also may be enhanced by the business' ability to offer finance options, such as sales on account, to its customers. The bank that serves the business generates fee income in the form of transaction discounts and may profit from interest-bearing consumer credit accounts. If the bank elects not to fund the business' accounts receivable, the system still functions as an automated billing and collection system, and the bank generates fee income. In both cases, the TOWNE CREDIT processing system provides us with fee income.

  Towne Finance

     Our automated asset management and financing software system, TOWNE FINANCE, is a commercial version of TOWNE CREDIT that addresses business-to-business credit transactions. TOWNE FINANCE facilitates accounts receivable financing for small commercial businesses by allowing these businesses and their community banks to better manage and control assets that fluctuate in value. With TOWNE FINANCE, businesses have the ability to convert the invoices to needed cash to finance its ongoing operations.

     Using TOWNE FINANCE, banks can assign percentage values to specific assets of its small business customers, such as accounts receivable, inventory, real estate, furniture, fixtures and equipment. By assigning these values, banks can develop a risk-based formula for lending to their business customers. TOWNE FINANCE tracks the accounts receivable, maintains a parallel aging of the accounts and allows the bank to control advances and pay downs based on daily activity of new sales and account payments. The system supports discretionary lines of credit as well as automatic daily funding of eligible assets. TOWNE FINANCE works with the banks' current loan processing systems and creates the general ledger account entries necessary for community banks to account for these asset-based accounts receivable loans.

     Once a bank customer agrees to use TOWNE FINANCE, the bank must approve a credit line for the customer. After credit is established, we load historical invoice data onto our host computer. The bank specifies a set of standards at the processing level and assigns a loan officer to monitor the credit as it would any other loan. We then take over the statement rendering and remittance processing functions for the bank much like we do for TOWNE CREDIT. Access to an automated lock box allows the bank to control the payments associated with the accounts and apply the payments to the outstanding loan balance. After payments are received, we process the payments and transmit funds electronically to the customers' operating account at the bank.

     The bank provides a line of credit that is controlled using TOWNE FINANCE daily processing and reporting functions. The bank retains all credit and funding responsibility and we provide a specialized sales force, back room processing and monitoring services. TOWNE FINANCE allows community banks to provide a profitable and cost effective accounts receivable financing program for its small commercial customers. Community banks using TOWNE FINANCE gain interest-bearing loans on funds, net of all processing expenses, and strengthen relationships with business customers that experienced cash flow problems or that might have otherwise turned to non-traditional lenders.

  CashFlow Manager

     The CASHFLOW MANAGER system is an asset management system that addresses business-to-business credit transactions in a manner similar to TOWNE FINANCE. The program enables the community banks that service commercial businesses to better manage and control assets that fluctuate in value so they can make lending decisions with respect to these assets. CASHFLOW MANAGER transaction processing occurs in much the same way as TOWNE FINANCE processing, except that the commercial business manually transmits the information for processing.

     The CASHFLOW MANAGER system uses special deposit tickets to batch process invoices turned into the bank. The CASHFLOW MANAGER system provides general ledger reports that help the bank manually interface with the bank general ledger system. At the end of the month, statements are sent out to the business' customer directing payments to the bank's lock box. The bank typically purchases all of the business' accounts receivable and adjusts the reserve percentage after the month-end close period. Receivables that become over 90 days old generally are reassigned against the restricted funds after a 30-day grace period. Any excess reserves are deposited into the business' operating account after the month-end reconciliation.

     With CASHFLOW MANAGER, banks generate income from the discount fee charged from each batch of receivables purchased, interest charged either to the merchant, the merchant's customers, or both parties and spread income generated from the reserve account. The bank provides multiple services to the borrower by establishing a loan account, operating account and restricted reserve account, as well as by implementing the CASHFLOW MANAGER program. The restricted reserve account and the receivables act as collateral in addition to other collateral that may be required by the bank.

SUPPORTING SERVICES AND NEW PRODUCTS

     We provide an array of value-added services in connection with its TOWNE CREDIT, TOWNE FINANCE and CASHFLOW MANAGER processing systems, including marketing programs and materials and collection services. We plan to design and develop new and improved products and services to help its customers automate their businesses and provide better service to their clients.

     Collection Services. Our processing systems help our customers identify delinquent accounts. We maintain an agreement with Wallace and de Mayo P.C., a national collections firm, that enables our customers to have on-line access to professional debt collection services. We maintain an electronic interface with Wallace and de Mayo so account information is readily delivered to assist in collecting past due amounts.

     Internet Bill Payments. To provide small business customers the ease and convenience of receiving bills and making their payments via the internet, we have an agreement with Princeton Telecom Corporation for Internet bill payment services.

     Marketing Programs and Materials. Our primary marketing tool is its direct sales force. However, we also offer a number of services designed to allow community banks to target businesses in their communities. We provide advertising, marketing brochures and inserts and direct mail to increase market penetration for our bank customers.

     New Product Development. We plan to design and develop new and improved products and services that small business customers can access through their electronic connection to us to help automate their businesses and provide better service to their clients.

ACQUISITIONS OF COMPLEMENTARY COMPANIES AND PRODUCTS

     We intend to pursue acquisitions of providers of complementary products and services that may enhance and expand our operations, product and service offerings, marketing and sales forces, market share and geographic presence. For example, in December 1998 we acquired Banking Solutions, Inc., a Texas-based provider of accounts receivable financing products to banks and their commercial customers under the name CASHFLOW MANAGER. Historically, our sales force specialized in smaller merchants and primarily retail receivables. With the addition of

Banking Solutions' sales force, we have added to our sales and marketing forces over 20 people who specialize primarily in larger merchants and commercial receivables. We purchased Banking Solutions, Inc. for approximately $14.9 million in cash and stock. In connection with the acquisition of Banking Solutions, we issued 744,431 shares of our common stock at $6.73 per share. The remainder of the purchase price was paid in cash. We also agreed to pay former officers of Banking Solutions fees contingent upon future performance criteria. These fees will be earned, if at all, if the CASHFLOW MANAGER product generates required amounts of revenue in each quarter during 1999. Through this acquisition, we more than doubled our merchant customer base, added more than 200 bank relationships, gained a sales team with an average of five years experience in selling commercial financing products and increased our market presence into seven new states.



     In addition, in June 1998, we acquired accounts receivables, fixed assets, intangibles and certain trade payables of Credit Collection Solutions, Inc. These assets included computer software for processing payments and tracking collections and COLLECTION WORKS(SM), an operating system developed to address the debt collection needs of banks and collection agencies. Liabilities we assumed included loan obligations, salary payments and other debts owed by Credit Collection. Pursuant to this acquisition, we paid $510,000 and granted options to acquire 100,000 shares of our common stock to the former president of Credit Collection which vest if minimum financial results are achieved from the acquired assets including COLLECTION WORKS. Our management believes its 1998 acquisitions continue to advance its growth strategies by adding a complementary technology solution and greatly increasing its customer base.


SALES AND MARKETING

     We employ two distinct sales forces to market our products and services. The bank sales force focuses on developing relationships with banks through which TOWNE CREDIT, TOWNE FINANCE and CASHFLOW MANAGER are marketed to business customers. Our business representatives call on small business customers of banks that have contracted with us, as well as other merchants who might use our products.

     We have leveraged our board members' and senior managers' expertise and contacts to develop relationships with community banks and banking organizations. We believe that endorsements by local community bankers are the most effective sales tools to reach small businesses. Banks often have long standing relationships with the small business owners and provide immediate credibility and access for our products and services. We believe that our relationships with the community banks enable us to attract small business customers that would be difficult and expensive to reach when employing traditional marketing methods.

     In addition to direct sales, we also market TOWNE CREDIT, TOWNE FINANCE and CASHFLOW MANAGER through several companies that have merchants and community banks across the United States as their customers or members. In addition, we have agreements with Datamatx Inc., Wallace and de Mayo P.C., Cash Management Services, Inc. and Princeton Telecom Corporation to incorporate their products into our systems. These alliances enable us to reach and provide services to large groups of community banks and small businesses in new geographic markets. We will continue to pursue additional alliances with companies and organizations that will provide us access to large groups of banks and small businesses nationwide such as bankers banks, trade associations and merchant franchise operations.

RECRUITING AND TRAINING

     We hire sales personnel who are experienced in marketing products and services to community banks and small businesses. In recruiting experienced sales personnel, we focus on hiring people who have established relationships with banks and small businesses in a particular market. We have developed and implemented an intensive four-week training program for our sales force led by our training, sales and operations managers. The first week of training focuses on overviews of our policies and procedures as well as an introduction to all of our products. Instruction is also presented this first week on pricing of the products to customer banks and merchants. During the second week, sales representatives are sent to a field location and travel with a seasoned sales representative to observe sales calls and presentations. During the third week sales representatives return to our headquarters and discuss what they observed in the field with others in their training class. Based on these discussions, training techniques such as mock sales calls, role playing and formal presentations are utilized to enhance our training efforts. At the completion of the third week of training, the new sales representatives return to their respective territories and travel another week with an experienced sales representative or their sales manager calling on banks and merchants in that area, at which point they return to their assigned territories qualified to represent us and our products.

TECHNOLOGY

     Our automated electronic processing systems, TOWNE CREDIT and TOWNE FINANCE, involve communicating data to and from remote customer locations and our computer processing center. We use our proprietary technologies together with third party telecommunications networks to transmit and process transaction data for our customers. Transactions are interactively processed and returned to the sending system. CASHFLOW MANAGER processing is a decentralized system in which the small business manually transmits its sales activity to its community bank for processing. Our systems can use telephone lines, internet connections, satellite linkages and bank automated teller machine communication lines to transport transaction data. This system architecture allows us to access customers located across the country.

     We designed our communications systems to support a large number of telecommunications lines and high volumes of data traffic. This configuration is scalable, allowing us to add new servers and new communications lines as needed without having to rebuild our communications system. Our communications servers process multiple data protocols. This allows us to service a wide range of customers without requiring them to change the communications systems they currently use.

     Our communications and processing system servers can manage data traffic across multiple time zones as well as balance both client/server and on-line batch mode processing loads. This "cluster processing" uses multiple servers that work in tandem. A bank of pentium-based processors work in a shared network environment to co-process reporting jobs. The host processing system is also scalable.

     We designed our systems using software and hardware capable of interacting with the variety of operating platforms used by our customers, including client/server and mainframe operating systems. We have developed software to support a wide range of operating systems used by our customers. Our transaction reporting software is not hardware dependent, which allows us to change our equipment to take advantage of the most recent technologies in our operations. This could include a complete change-over of operating systems and/or hardware. The CASHFLOW MANAGER system is single- or multi-user capable and runs in Windows 95.

     Our computer processing system stores data redundantly at both the customer terminal location and at our processing center and in a secure environment. Potential service interruptions are minimized by hosting the client's data on multiple servers and locations so that no single hardware failure would result in service interruption. In addition, we keep mirror servers on location, create daily digital backup tapes and store them in fireproof safes and maintain a full "hot-site" backup processing center at another location separate from our main processing center. We believe that our system configuration and disaster recovery measures adequately protect us against system failures that may occur due to destruction of our processing center, natural disasters, bomb threats or other loss or impairment of our network capabilities.

CUSTOMERS

     As of December 31, 1998, we provided processing services to a diverse customer base of 1,662 small and medium size retail merchants and small commercial businesses located in 33 states. A variety of small and medium size retail merchants use the TOWNE CREDIT system, including hardware stores, clothing stores, florists, auto parts stores, pharmacies and private clubs. TOWNE CREDIT merchant customers typically have $1 million or less in annual revenues. TOWNE FINANCE and CASHFLOW MANAGER products and services are marketed to small commercial businesses with $5 million or less in revenues, such as furniture manufacturers, equipment distributors, plumbing suppliers and agricultural supply stores.

     As of December 31, 1998, we had executed 641 contracts with banks in 33 states. Most of our current bank customers have asset sizes of $2 billion or less. These bank customers market our products and services to small businesses in their communities. There are over 10,000 financial institutions in the United States that we consider to be potential bank customers.

     The majority of our contracts with our customers are cancelable at will or on short notice or provide for renewal at frequent periodic intervals, and, accordingly, we may have to rebid or modify such contracts on a frequent basis. No single small business customer accounted for more than .5% of our total revenues in 1998. No single bank customer accounted for more than 3.5% of our total revenues in 1998. We anticipate that one or more new customers will continue to account for large portions of the revenues generated for the particular quarter in which the underlying bank contract is signed. We believe that the identity of bank customers accounting for large portions of revenues will change from quarter to quarter and year to year.


CUSTOMER SERVICE


     Our products are supported by two levels of customer service. Each customer bank provides first line customer service support to the merchants on accounting and loan related issues and we provide a help desk for technical support for our network systems and terminals. We provide many service features to our merchants, including toll-free customer service and terminal support during business hours and on an emergency basis, emergency 48-hour hardware replacement, turnkey installation and training for new merchants and flexible reporting capabilities. As part of the ongoing service of CASHFLOW MANAGER, the bank has a business specialist assigned to it who helps structure and market to prospects selected by the bank. We attempt to establish long-term relationships through the continued support and interaction of our professional account managers and consultants.

     Our staff of client representatives trains customers on the use of our processing system and hardware at the customer location. Customer service representatives provide technical support for all of our products and services through a call-in support center available during normal business hours. After hours, customers can reach our technical support personnel by pager.

COMPETITION

     We are aware of other companies who have successfully marketed business-to-business software and marketing support to banks that allows the banks to track and finance the in-house charge accounts of its customers similar to a factoring operation. Most of these competitors do not offer a point of sale system, but rather require merchants to forward paper invoices to the banks where bank personnel input the invoices onto the software purchased by the banks. One such company has a system similar to TOWNE FINANCE but does not market the system to banks, acting as the lender itself instead.

     The electronic transaction processing industry is intensely competitive. Increased competition is likely from both existing competitors and new entrants into its existing or future markets. We believe there are low barriers to entry in its markets. We may not be able to compete successfully as other companies develop new products and services, change prices, improve customer service and hire additional personnel. Competitors may offer new products and services resulting in greater competition and lower market share for us. Many of our competitors have longer operating histories, greater name recognition, larger customer bases and substantially greater resources than we have. Competitors may be able to adapt more quickly to new technologies and changes in customer requirements and may also be able to devote greater resources to marketing.

TRADEMARKS AND OTHER PROPRIETARY RIGHTS


     We attempt to protect ourselves through a combination of copyright law, trademark and trade secret laws, employee and third party confidentiality agreements and other methods. However, unauthorized parties may attempt to copy aspects of our technology, products and services or to otherwise obtain and use information that we regard as proprietary, despite our efforts to protect them. Third parties may claim that our current or future products and services infringe their patent, copyright or trademark rights. No assurance can be given that, if such actions or claims are brought, we will ultimately prevail. Any such claims, whether with or without merit, could be costly and time consuming, cause delays in introducing new or improved products and services, require us to enter royalty or licensing agreements or discontinue using the challenged technology and otherwise could have a material adverse effect on our business and financial results.


EMPLOYEES


     At March 31, 1999, we had 177 full-time employees, of which 109 were in sales and marketing, 51 were in operations and 17 were corporate and general administrative employees. Of these employees, 71 were based in Norcross, Georgia, and 106 were based in 38 other states. Management believes that our relationship with our employees is satisfactory.


SEASONALITY

     The electronic transaction processing industry is prone to seasonal fluctuations in purchase activity. Although we generally experience seasonality in our business, fluctuations are less

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

pronounced than in the industry, due in part to our diverse customer base. We expect our revenues will be higher in the third and fourth calendar quarters and lower in the first calendar quarter of each year. The decline in retail activity following the holiday season typically results in lower first quarter revenues.

PROPERTY AND FACILITIES

     Our principal executive offices are located at 3295 River Exchange Drive, Suite 350, Norcross, Georgia 30092, and our telephone number is (770) 734-2680. We lease our principal executive offices in Norcross, Georgia and maintain an office in McKinney, Texas. We believe that our current facilities will be adequate to support our operations at least until the mid-year of 1999 and recently signed a lease to relocate our headquarters to a 41,000 square foot facility in Suwanee, Georgia.

LEGAL PROCEEDINGS

     We may be involved from time to time in legal proceedings arising in the normal course of our business and otherwise. We are not a party to any pending legal proceedings which we believe are material.

            TOWNE SERVICES' MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Towne's revenues currently are generated through initial set-up fees, discount fees and monthly transaction processing fees. Management believes the prices charged for both the initial set-up fees and the recurring transaction fees are based upon the relative fair value of the related services provided. Accordingly, Towne recognizes these fees as the related services are provided. Set-up fees include charges for installation, implementation and training of Towne's bank and business customers. Towne Services recognizes revenues related to its set-up fees upon execution of the related contract or, if appropriate, upon settlement of any contract contingencies. Set-up fees charged to each bank vary depending on the asset size of the bank and the number of communities served. Towne also charges set-up fees to its business customers based either upon a flat rate or upon the expected transaction volume. Revenues are deferred for contracts that contain certain cancellation clauses and/or return guarantees until the cancellation or guarantee period has expired.

     As with credit card transactions, Towne's business customer pays a discount fee to its bank equal to a percentage of the value of each transaction processed. In addition, the business' customer pays to the bank interest and fees for amounts owed on account. Towne Services generates recurring revenue by collecting a portion of the discount fee and, on occasion, interest paid on these accounts, as well as by charging monthly transaction processing fees. Monthly transaction processing fees include charges for electronic processing, statement rendering and mailing, settling payments, recording account changes and new accounts, leasing and selling point of sale terminals and collecting debts.

     Costs of processing, servicing and support include installation costs for Towne's products and costs related to customer service, information systems personnel and installation services.

     Research and development expenses consist of salary and related personnel costs, including costs for employee benefits, computer equipment and support services, used in product and technology development. Towne believes that its research and development expenditures, which aid in the design of new products and product enhancements to respond to changes in customer demand, are essential for obtaining and retaining a leadership position in its marketplace. Most research and development expenditures are expensed as incurred; however, Towne has capitalized certain development costs under Statement of Financial Accounting Standards ("SFAS") No. 86 when the products reached technological feasibility.

     Sales and marketing expenses consist primarily of salaries and commissions, travel expenses, advertising, trade show expenses and costs of marketing materials. These expenses also include the costs incurred to develop Towne's indirect marketing channels.


     For the years ended December 31, 1997 and 1998, Towne had net losses of approximately $2.5 million and $15.1 million, respectively. For the first quarter ended March 31, 1999, we had a net loss of $1.1 million. As of December 31, 1997, Towne had an accumulated deficit of $3.2 million. As of December 31, 1998, this accumulated deficit was $24.1 million. Approximately $12.9 million of this accumulated deficit resulted from one-time non-cash charges, and $2.3 million of this accumulated deficit resulted from a one-time charge relating to employee termination agreements subsequent to the purchase of Banking Solutions, Inc. in December 1998. As of March 31, 1999, we had an accumulated deficit of $25.2 million.

     On July 30, 1998 Towne's initial public offering was declared effective by the Securities and Exchange Commission. In this offering, Towne sold 3,850,000 shares of common stock at $8.00 per share. Towne received proceeds of $27.0 million (net), after deducting underwriting discounts and other expenses related to the offering.


     In December 1998, we acquired the outstanding capital stock of Banking Solutions, Inc., for approximately $14.9 million in cash and stock. Banking Solutions is a developer and provider of a transaction processing system, CASHFLOW MANAGER, an accounts receivable financing program similar to the TOWNE FINANCE product. In connection with the acquisition of Banking Solutions, we issued 744,431 shares of common stock at $6.73 per share. The remainder of the purchase price was paid in cash. We recorded this transaction using the purchase method of accounting. We have recorded goodwill in the amount of $14.6 million as a result of this merger, which is being amortized over a period of 25 years.



     Towne's business has grown rapidly with total revenues increasing from $722,000 for 1997 to $6.4 million in 1998 and $4.6 million for the first quarter ended March 31, 1999. However, Towne has experienced net losses in each of these periods and expects to continue to incur losses for the foreseeable future. The number of Towne Services employees increased from 25 at December 31, 1997 to 169 at December 31, 1998 to 177 at March 31, 1999. Towne currently intends to expand its sales and marketing operations, to invest more in product research and development, to pursue strategic acquisitions and to improve its internal operating and financial infrastructure, all of which will increase its operating expenses.



     Because of Towne's limited operating history, management believes that period to period comparisons of its operating results are not meaningful. Although Towne has experienced significant revenue growth recently, there can be no assurance that these growth rates are sustainable, and they should not be relied upon as indicators of future performance. Towne's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stage of development and relatively new and changing markets. There can be no assurance that Towne will be successful in addressing these risks and difficulties or that it will achieve profitability in the future.

RESULTS OF OPERATIONS

     The following tables set forth certain historical operating information for Towne Services, in dollars and as a percentage of total revenues, for the periods indicated:


                                                                                     THREE MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,           MARCH 31,
                                                    ----------------------------    --------------------
                                                    1996      1997        1998        1998        1999
                                                    -----    -------    --------    --------    --------
                                                           (IN THOUSANDS)               (UNAUDITED)
Revenues........................................    $ 105    $   722    $  6,398    $    548    $  4,605
Costs of processing, servicing and support......      220        832       2,027         374         954
Research and development........................       52        332         306          74          72
Sales and marketing.............................      118        839       6,252         486       3,240
Stock compensation expense......................       10          0       6,268       5,972          36
Employee termination costs......................        0          0       2,291           0           0
General and administrative......................      358      1,140       3,859       1,347       1,438
                                                    -----    -------    --------    --------    --------
         Total costs and expenses...............      758      3,143      21,003       8,253       5,740
                                                    -----    -------    --------    --------    --------
Operating loss..................................     (653)    (2,421)    (14,605)     (7,705)     (1,135)
                                                    -----    -------    --------    --------    --------
Interest expense (income), net..................        6         96        (263)         64         (78)
Other expense (income)..........................        3         (1)         (6)          0           0
Financing costs for stock issued to
  nonemployees..................................        0          0         323         323           0
                                                    -----    -------    --------    --------    --------
         Total other expenses...................        9         95          54         387         (78)
                                                    -----    -------    --------    --------    --------
Net loss before extraordinary loss on early
  extinguishment of debt........................    $(662)   $(2,516)   $(14,659)   $ (8,092)   $ (1,057)
                                                    =====    =======    ========    ========    ========
Net loss........................................    $(662)   $(2,516)   $(15,135)   $ (8,092)   $ (1,057)
                                                    =====    =======    ========    ========    ========
Net loss attributable to common shareholders....    $(662)   $(2,516)   $(20,935)   $(13,411)   $ (1,057)
                                                    =====    =======    ========    ========    ========



                                                                                     THREE MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,           MARCH 31,
                                                    ----------------------------    --------------------
                                                    1996      1997        1998        1998        1999
                                                    -----    -------    --------    --------    --------
                                                                                        (UNAUDITED)
Revenues........................................      100%       100%        100%        100%        100%
Costs of processing, servicing and support......      209        115          32          68          21
Research and development........................       49         46           5          14           2
Sales and marketing.............................      112        116          98          89          70
Stock compensation expense......................       10          0          98       1,090           1
Employee termination costs......................        0          0          36           0           0
General and administrative......................      340        158          60         246          31
                                                    -----    -------    --------    --------    --------
         Total costs and expenses...............      720        435         328       1,506         125
                                                    -----    -------    --------    --------    --------
Operating loss..................................     (620)      (335)       (228)     (1,406)        (25)
                                                    -----    -------    --------    --------    --------
Interest expense (income), net..................        6         13          (4)         12          (2)
Other expense (income)..........................        3          0           0           0           0
Financing costs for stock issued to
  nonemployees..................................        0          0           5          59           0
                                                    -----    -------    --------    --------    --------
         Total other expenses...................        9         13           1          71          (2)
                                                    -----    -------    --------    --------    --------
Net loss before extraordinary loss on early
  extinguishment of debt........................     (629)%     (348)%      (229)%    (1,477)%       (23)%
                                                    =====    =======    ========    ========    ========
Net loss........................................     (629)%     (348)%      (237)%    (1,477)%       (23)%
                                                    =====    =======    ========    ========    ========
Net loss attributable to common shareholders....     (629)%     (348)%      (327)%    (2,477)%       (23)%
                                                    =====    =======    ========    ========    ========

COMPARISON OF THREE MONTHS ENDED MARCH 31, 1998 AND MARCH 31, 1999



     Revenues. Our revenues increased from $548,000 for the three months ended March 31, 1998 to $4.6 million for the three months ended March 31, 1999. During these two periods, set-up fees accounted for approximately 68% and 31% of total revenues, respectively. Recurring revenues accounted for approximately 35% and 64% of total revenues, respectively. The increase in revenues during these periods resulted primarily from an increase in the number of customers from 161 as of March 31, 1998 to 2,055 as of March 31, 1999 and a higher number of set-up fees charged to new bank customers as new bank customers signed increased from 48 in the first quarter ended March 31, 1998 to 91 for the first quarter ended March 31, 1999. The increase in recurring revenues as a percentage of total revenues resulted primarily from an increase in the number of transaction processing fees that are generated due to the increase in customers. We expect this trend to continue as additional merchants are obtained causing increased transactions.



     Costs of Processing, Servicing and Support. Costs of processing, servicing and support increased from $374,000 for the three months ended March 31, 1998 to $954,000 for the three months ended March 31, 1999. These costs were approximately 68% and 21% of total revenues, respectively, for these two periods. The dollar amount of costs of processing, servicing and support increased as a result of the addition of new customers and additional services and support functions required to support our growth, including as a result of our acquisitions. We anticipate that these costs will continue to increase as new customers are added. Costs of processing, servicing and support decreased as a percentage of revenue as a result of substantially increased revenues and improved operating efficiencies.



     Research and Development. Our research and development expenses decreased from $74,000 for the three months ended March 31, 1998 to $72,000 for the three months ended March 31, 1999. Research and development expenses represented approximately 14% and 2% of total revenues, respectively, during these two periods. We do not expect to incur significant costs to make our products Year 2000 compliant because we believe our products are currently designed to properly function through and beyond the year 2000.



     Sales and Marketing. Sales and marketing expenses increased from $486,000 for the three months ended March 31, 1998 to $3.2 million for the three months ended March 31, 1999. Sales and marketing expenses were approximately 89% and 70% of total revenues, respectively, during these two periods. The increase in the dollar amount of these expenses is primarily the result of a significant increase in the number of sales personnel in remote locations, related travel expenses and increased costs for marketing materials used to recruit potential bank and business customers. We anticipate that sales and marketing expenses will continue to increase as we continue to expand our direct sales and marketing force and hire additional personnel to promote our indirect sales channels.



     Stock Compensation Expense. Stock compensation expense was $6.0 million for the three months ended March 31, 1998 and $36,000 for the three months ended March 31, 1999. During the three months ended March 31, 1998, we sold shares of common stock and issued options to acquire common stock at what management believed to be the fair market value of the common stock at that time. Based upon outside sales to third parties, a valuation and the initial public offering price at the time, we recorded a one time non-cash charge for the additional value. We will record approximately $727,000 ($145,000 per year) of compensation expense over the five year vesting period of the options.



     General and Administrative. General and administrative expenses increased from $1.3 million for the three months ended March 31, 1998 to $1.4 million for the three months ended

March 31, 1999. These costs represented approximately 246% and 31% of total revenues, respectively, for these two periods. The increase in the dollar amount of these expenses was primarily the result of increases in the number of executive and administrative employees and the costs associated with executive and administrative expenses related to our growth. In addition, we incurred costs related to being a public company, including annual and other public reporting costs, directors' and officers' liability insurance, investor relations programs and professional services fees. We anticipate that general and administrative expenses will continue to increase in the near future as we upgrade internal and financial reporting systems to enhance management's ability to obtain and analyze information about our operations.



     Interest (Income) Expense, Net. Interest expense decreased from $64,000 for the three months ended March 31, 1998 to interest income of $78,000 for the three months ended March 31, 1999. Net interest expense decreased as a result of the repayment of debt obligations and net interest income increased as a result of earnings on investments of cash proceeds received from the initial public offering.



     Income Taxes. As of March 31, 1999, we had net operating losses, or NOLs, of approximately $[17.6] million for federal tax purposes which will expire if not utilized beginning in 2011. We have not recognized any benefit from the future use of such NOLs because management's assumptions of future profitable operations contain risks that do not provide sufficient assurance to recognize such tax benefits currently.


COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1998


     Revenues. Towne's revenues increased from $722,000 in 1997 to $6.4 million in 1998. During these two periods, set-up fees accounted for approximately 53% and 51% of total revenues, respectively. Recurring revenues accounted for approximately 18% and 35% of total revenues, respectively. The increase in revenues during these periods resulted primarily from an increase in the number of customers from 96 at December 31, 1997 to 1,662 at December 31, 1998 (including as a result of the acquisition of Banking Solutions in December
1998). The increase in set-up fee revenues resulted primarily from an increase in the number of signed customers increasing from 96 bank customers at December 31, 1997 to 279 bank customers at December 31, 1998.


     Costs of Processing, Servicing and Support. Costs of processing, servicing and support increased from $832,000 in 1997 to $2.0 million for 1998. These costs were approximately 115% and 32% of total revenues, respectively, for these two periods. The dollar amount of costs of processing, servicing and support increased as a result of the addition of new customers and additional services and support functions necessary to support Towne's growth, including as a result of its acquisitions. Towne anticipates that these costs will continue to increase as new customers are added. Costs of processing, servicing and support decreased as a percentage of revenue as a result of substantially increased revenues and improved operating efficiencies.

     Research and Development. Towne research and development expenses decreased from $332,000 in 1997 to $306,000 in 1998. Research and development expenses represented approximately 46% and 5% of total revenues, respectively, during these two periods. We expect that the dollar amount of research and development expenses will increase as Towne recruits and hires additional experienced programmers and develops new products and services. We do not expect to incur significant costs to make our products year 2000 compliant because we believe our products are currently designed to properly function through and beyond the year 2000. See "-- Effects of the Year 2000."

     Sales and Marketing. Sales and marketing expenses increased from $839,000 in 1997 to $6.3 million in 1998. Sales and marketing expenses were approximately 116% and 98% of total revenues, respectively, during these two periods. The increase in these expenses is primarily the result of significant increases in the number of sales personnel in remote locations, related travel expenses and costs for marketing materials used to recruit potential bank and business customers. Towne anticipates that sales and marketing expenses will continue to increase as it continues to expand its direct sales and marketing force and hires additional personnel to promote its indirect sales channels.

     Stock Compensation Expense. Stock compensation expense was $6.3 million for the year ended December 31, 1998. In the first quarter of 1998, Towne sold shares of common stock and issued options to acquire common stock at what management believed to be the fair market value of the common stock at that time. Towne retained an independent appraiser who subsequently valued the common stock at a higher price. Based upon outside sales to third parties, the independent valuation and the anticipated initial public offering price at the time, Towne recorded a one time non-cash charge for the additional value.


     Employee Termination Costs. We recognized a one time charge in the amount of $2.3 million in December 1998, related to employee terminations which were not identified at the date of purchase.


     General and Administrative. General and administrative expenses increased from $1.1 million in 1997 to $3.9 million in 1998. These costs represented approximately 158% and 60% of total revenues, respectively, for these two periods. The increase in the dollar amount of these expenses was primarily the result of increases in the number of executive and administrative employees and the costs associated with executive and administrative expenses related to our growth. Also, Towne incurred additional costs related to being a public company, including annual and other public reporting costs, directors' and officers' liability insurance, investor relations programs and professional services fees. We anticipate that these expenses will continue to increase in the near future as Towne upgrades internal and financial reporting systems to enhance management's ability to obtain and analyze information about its operations.

     Interest (Income) Expense, Net. Towne reported net interest expense of $96,000 in 1997 and net interest income of $264,000 in 1998. Interest expense decreased as a result of the repayment of debt obligations and interest income increased as a result of earnings on investments of cash proceeds received from the initial public offering.

     Extraordinary Loss. Towne reported an extraordinary loss during 1998 resulting from the early extinguishment of debt in the amount of $476,000. The extraordinary loss was comprised of $218,000 unamortized discount on a promissory note and $258,000 deferred debt issuance costs. See Note 5 of Notes to Towne's Financial Statements.


     Income Taxes. As of December 31, 1998, Towne Services had NOLs of approximately $17.6 million for federal tax purposes which will expire if not utilized beginning in 2011. Towne has not recognized any benefit from the future use of such NOLs because management's assumptions of future profitable operations contain risks that do not provide sufficient assurance to recognize such tax benefits currently.


COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1997

     Revenues. Towne's revenues increased from $105,000 in 1996 to $722,000 in 1997. Set-up fees accounted for approximately 44% and 53% of total revenues in 1996 and 1997, respectively.

Recurring revenues accounted for approximately 5% and 18% of total revenues in 1996 and 1997, respectively. The increases in the dollar amount of revenues during this period resulted primarily from an increase in the number of customers and higher set-up and transaction processing fees charged to new customers. The increase in recurring revenues as a percentage of revenues resulted primarily from an increase in the monthly transaction processing revenues that generate recurring revenues.

     Costs of Processing, Servicing and Support. Costs of processing, servicing and support increased from $220,000 in 1996 to $832,000 in 1997. The costs were approximately 209% and 115% of total revenues, respectively, for these two periods. The dollar amount of costs of processing, servicing and support increased as a result of the addition of new customers, additional servicing and increased support functions required to support our growth.

     Research and Development. Towne increased its research and development expenses from $52,000 in 1996 to $332,000 in 1997. Research and development expenses represented approximately 49% and 46% of total revenues, respectively, during these two periods. The increase in dollar amounts was due primarily to the continued development of TOWNE CREDIT and TOWNE FINANCE.

     Sales and Marketing. Sales and marketing expenses increased from $118,000 in 1996 to $839,000 in 1997. Sales and marketing expenses were approximately 112% and 116% of total revenues, respectively, during these two periods. The increase in dollar amount was primarily the result of a significant increase in the number of sales personnel in remote locations, related travel expenses and increased costs for marketing materials used to recruit potential bank and business customers.

     General and Administrative. General and administrative expenses increased from $359,000 in 1996 to $1.1 million in 1997. These costs were approximately 340% and 158% of total revenues, respectively, for these two periods. The increase in dollar amounts was primarily the result of increases in the number of administrative and operational employees, and the costs associated with administrative expenses and building infrastructure to support our growth.

     Interest (Income) Expense, net. Interest expense increased from $6,000 in 1996 to $96,000 in 1997, primarily as a result of a loan facility obtained in late 1997.

     Income Taxes. As of December 31, 1997, Towne had NOLs of approximately $3.0 million for federal tax purposes which will expire if not utilized by 2011 and 2012. Towne has not recognized any benefit from the future use of such NOLs because management's assumptions of future profitable operations contain risks that do not provide sufficient assurance to recognize such tax benefits currently.

     During Towne's short history, its operating results have varied significantly and are likely to fluctuate significantly in the future as a result of a combination of factors. These factors include:


     - whether or not the market accepts current and future products and services;



     - whether new competitors emerge or existing competitors gain market share faster than Towne Services;



     - whether new technologies are developed which make Towne's systems outdated or obsolete;



     - whether costs of doing business increase as a result of higher wages, sales commissions, taxes and other operating costs;

     - whether seasonal trends in consumer purchasing impact the volume of transactions processed; and



     - general economic factors and the impact of potential acquisitions to Towne's operations.


     In addition, the amount of revenues associated with particular set-up fees can vary significantly based upon the number of products used by customers for any particular period. Towne Services establishes its expenditure levels for product development, sales and marketing and other operating expenses based, in large part, on its anticipated revenues. As a result, if revenues fall below expectations, operating results and net income are likely to be adversely and disproportionately affected because only a portion of Towne's expenses vary with its revenues.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, Towne has financed its operations primarily through sales of its equity securities in private placements, its initial public offering and through credit facilities. Through December 1997, Towne received aggregate net proceeds of $4.3 million from the sale of its common stock. In March 1998, Towne received net proceeds of $1.5 million from the sale of its Series A Preferred Stock in a private placement. In July 1998, Towne received net proceeds of $27.0 million from the initial public offering of its common stock.

     In August 1998, Towne paid off all then existing current and long term debt obligations, which consisted of a $1.5 million term note and several lines of credit, with proceeds received from its initial public offering. The early extinguishment of some of these debt obligations resulted in an extraordinary loss of $476,000, which is comprised of $218,000 unamortized discount on the $1.5 million term note and $258,000 in deferred debt issuance costs.


     In December 1998, Towne borrowed $5.0 million on a short-term line of credit from First Union National Bank. The line of credit has a term of one year with an interest rate of LIBOR plus 2.0% (7.1% at December 31, 1998). It is secured by a deposit account Towne maintains with the lender. The line of credit was paid in full in January 1999. Towne will continue to negotiate with certain other financial institutions to establish a credit facility for future working capital and acquisition financing, but there can be no assurance that these negotiations will be successful. We also anticipate that we will sell additional common stock to raise the money needed for our general working capital and acquisition purposes, which will dilute our existing shareholders.



     Net cash used in operating activities was approximately $2.1 million for 1997, $10.2 million for 1998 and $1.7 million for the three months ended March 31, 1999. Net cash used in operating activities during 1997 represents a $2.5 million net loss partially offset by a $599,000 increase in accounts payable and accrued expenses, a $120,000 increase in accounts receivable and a $260,000 increase in prepaid expenses and other assets. Net cash used in operating activities during 1998 represents a $15.1 million net loss partially offset by a $622,000 increase in accounts payable and accrued expenses, a $3.0 million increase in accounts receivable and a $265,000 increase in prepaid expenses and other assets. Net cash used in operating activities for the three months ended March 31, 1999 represents a $1.1 million net loss partially offset by a $741,000 increase in accounts payable and accrued expenses, a $1.6 million increase in accounts receivable and a $143,000 increase in prepaid expenses and other assets.



     Net cash used in investing activities was approximately $531,000 for 1997, $12.9 million for 1998 and $1.4 million for the three months ended March 31, 1999. Net cash used in investing activities during 1997 represents an increase of $452,000 for the purchase of computer equipment used in conducting Towne's business and an increase of $79,000 of notes receivable due from a shareholder. Net cash used in investing activities during 1998 represents an increase of $10.4 million to acquire Banking Solutions, Inc., $1.9 million for the purchase of computer equipment and other capital equipment used in conducting Towne's business, $510,000 to acquire some of the assets and liabilities of Credit Collection Solutions, Inc. and $170,000 in notes due from shareholders. Net cash used in investing activities for the three months ended March 31, 1999 represents an increase of $206,000 of expenses related to the purchase of Banking Solutions, Inc., $1.2 million for the purchase of computer equipment and other capital equipment used in conducting our business and $5,000 in notes receivable due from employees.



     Net cash provided by financing activities was $5.0 million for 1997 and $33.7 million for 1998, which consisted primarily of $27.0 million of net proceeds received from Towne's initial public offering, $1.5 million from the issuance of preferred stock, $584,000 from the exercise of stock options and $4.6 million of net proceeds from the issuance of other securities and payment of all outstanding debt obligations. Net cash used in financing activities for the three months ended March 31, 1999 consisted primarily of $5.0 million for the repayment of outstanding short term debt obligations.


EFFECTS OF THE YEAR 2000


     Towne's business and customer relationships rely on computer software programs, internal operating systems and telephone and other network communications connections. If any of these programs, systems or network connections are not programmed to recognize and properly process dates after December 31, 1999, significant system failures or errors may result. These matters are commonly referred to as year 2000 issues and they could have a material adverse effect on the business, financial condition, or results of operations of both the affected customers and Towne. Towne Services has conducted tests on its proprietary point of sale terminals, network connections and transaction processing software and believes that its TOWNE CREDIT, TOWNE FINANCE and CASHFLOW MANAGER products and network connections it maintains are able to process dates after December 31, 1999. For its internal accounting and operating systems and network communications, Towne uses software and other products provided by third parties and has received warranties or other assurances that most of these products are programmed to address the Year 2000 issue. Towne plans to conduct a limited review of its internal systems and to continue to test its network connections to help ensure that these programs and systems are adequately programmed to address the Year 2000 issue. Towne Services intends to modify or replace any products or systems that are unable to properly function as a result of the Year 2000 issue and currently believes it will be able to do so without incurring costs or delays which would have a material adverse effect on its financial condition.



     Towne supplies point of sale terminals and other products needed to run its processing systems to its customers and Towne Services has not tested any other products or systems used in its customers' businesses. If Towne's customers do not successfully address Year 2000 issues in their operations and, as a result, experience temporary or permanent interruptions in their businesses, Towne may lose revenues from these customers, which could have a material adverse effect on its business, financial condition and results of operations. Towne Services believes that many financial institutions and small businesses, including customers of Towne, are still in the preliminary stages of analyzing their systems for Year 2000 issues. It is impossible to estimate the potential expenses involved or delays which may result from the failure of these institutions and third parties to resolve their Year 2000 issues in a timely manner and there can be no assurance that these expenses, failures or delays will not have a material adverse effect on

Towne's business, financial condition or results of operations. In addition, we have no contingency plan in place to address any large-scale problems our customers, vendors or other persons with whom we conduct business may face related to Year 2000 issues.

EFFECTS OF ACCOUNTING STANDARDS

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and presentation of comprehensive income and its components in a full set of general purpose financial statements. This statement is effective for periods beginning after December 15, 1997. Towne adopted SFAS No. 130 on January 1, 1998. The adoption of SFAS 130 did not have a material impact on Towne's financial statements as comprehensive income did not differ from the reported net loss for all periods presented.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. The adoption of SFAS No. 131 did not have an impact on Towne's financial statements, as the Company operates in one business segment, electronic transaction processing. Towne's operating business segments provide electronic transaction processing for small business in-house accounts. The separate businesses within Towne use Towne's central administrative offices for customer support, centralized processing and sales support. In addition, Towne's sales force markets all products within their assigned markets. Towne consequently considers all of its products as one reportable segment under the definitions in SFAS No. 131.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. A company may also implement SFAS No. 133 as of the beginning of any fiscal quarter beginning June 16, 1988 and thereafter. SFAS No. 133 cannot be applied retroactively; it must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997. The adoption of SFAS No. 133 will not have a material impact on Towne's financial statements.

           QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     Towne does not use derivative financial instruments in its operations or investments and does not have significant operations subject to fluctuations in foreign currency exchange rates. Towne's $5.0 million credit facility has an interest rate which is based, at the Company's election, upon the lender's prime rate. As of March 31, 1999, no amounts were outstanding under this credit facility and, therefore, Towne does not believe it has a significant risk due to potential fluctuations in interest rates at this time. Changes in interest rates which dramatically increase the interest rate on the credit facility would make it more costly to borrow proceeds under that facility and may impede Towne's acquisition and growth strategies if management determines that the costs associated with borrowing funds are too high to implement these strategies.

                           TOWNE SERVICES' MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS


     Our directors and executive officers and their ages and terms of office as of May 21, 1999 are as follows:



                   NAME                     AGE            POSITION(S) WITH COMPANY
                   ----                     ----           ------------------------
Drew W. Edwards...........................  34    Chief Executive Officer and Chairman of
                                                    the Board of Directors
Henry M. Baroco...........................  55    President, Chief Operating Officer and
                                                    Director
Bruce F. Lowthers, Jr.....................  34    Senior Vice President and Chief Financial
                                                    Officer
Cleve B. Shultz...........................  31    Executive Vice President and Secretary
G. Lynn Boggs.............................  43    Director
Frank W. Brown............................  45    Director
John W. Collins...........................  51    Director
J. Stanley Mackin.........................  66    Director
Richardson M. Roberts.....................  41    Director
Joe M. Rodgers............................  65    Director
John D. Schneider, Jr.....................  45    Director
J. Daniel Speight, Jr.....................  42    Director
Glenn W. Sturm............................  45    Director
J. Stephen Turner.........................  52    Director
Bahram Yusefzadeh.........................  53    Director


     DREW W. EDWARDS is a co-founder and has been Chief Executive Officer and Chairman of the Board of Directors of Towne since its formation. From 1990 until forming Towne Services, Mr. Edwards served in various marketing and management positions with The Bankers Bank which is headquartered in Atlanta, Georgia, most recently as its Senior Vice President and Director of Sales and Marketing. The Bankers Bank is a leading provider of correspondent banking services in the southeastern United States. From 1987 to 1990, Mr. Edwards worked for the Federal Reserve Bank of Atlanta. Mr. Edwards' term as a director expires in 2001.

     HENRY M. BAROCO has been President, Chief Operating Officer and a director of Towne since 1996. Mr. Baroco has over 30 years of experience with various credit, leasing and lending organizations. Before joining Towne Services, Mr. Baroco had been Senior Vice President and General Manager of the vendor finance division of The CIT Group, Inc. since September 1995. From November 1993 to September 1995, he served as Senior Vice President of Sales and Marketing for Norwest Equipment Finance. From April 1991 to November 1993, Mr. Baroco was Senior Vice President and General Manager of Sales and Marketing for LB Credit Corporation. Mr. Baroco also worked in various capacities for GE
Capital -- Vendor Financial Services for over 18 years. Mr. Baroco's term as a director expires in 2000.

     BRUCE F. LOWTHERS, JR. has been Senior Vice President and Chief Financial Officer of Towne since November 1997. Prior to joining Towne Services, Mr. Lowthers had been Chief Financial Officer and Treasurer of Quest Group International, Inc., a telecommunications company, since September 1994. From June 1992 to September 1994, he was an audit manager with Ernst & Young, L.L.P. Mr. Lowthers is a certified public accountant.

     CLEVE B. SHULTZ has been Executive Vice President of Towne since April 1998. He served as the Company's Senior Vice President from January 1996 to April 1998. Prior to joining the Company, Mr. Shultz had been Vice
President -- Marketing at The Bankers Bank in Atlanta, Georgia since August 1993. Before joining The Bankers Bank, Mr. Shultz served as campaign director for Representative John Linder's successful 1992 campaign for the U.S. House of Representatives, 4th Congressional District of Georgia.

     G. LYNN BOGGS is a co-founder and has been a director of Towne since its formation. Mr. Boggs recently became a Senior Vice President of Investments for The Bankers Bank which is headquartered in Atlanta, Georgia. Prior to this time, he served as the Senior Vice President and branch manager of Vining-Sparks Investment Banking Group, L.P., a fixed income broker-dealer to financial institutions in Nashville, Tennessee, since June 1996. Mr. Boggs has been in the securities industry for the past 15 years. From October 1994 to June 1996, he was Senior Vice President-Investments at PaineWebber, Inc. in Nashville, Tennessee. From March 1993 to October 1994, he was Senior Vice President-Investments for Prudential Securities in Nashville. From 1989 to March 1993, he was Senior Vice President of Vining-Sparks. Mr. Boggs is on the Advisory Board of Directors of The Bank of Green Hills in Nashville. Mr. Boggs' term as a director expires in 2001.


     FRANK W. BROWN has been a director of Towne since March 1998. Mr. Brown has been a principal with Brown, Burke Capital Partners, Inc. since 1991. Brown, Burke Capital Partners provides financial advisory services to community-oriented financial institutions and middle market corporations in connection with mergers and acquisitions and financing. He is also the Managing Member of Capital Appreciation Management Company, L.L.C., which is the managing general partner of Capital Appreciation Partners, L.P., an Atlanta-based merchant banking fund, members of which are shareholders of Towne Services. From 1977 to 1991, Mr. Brown worked in various corporate finance and investment banking positions with Bankers Trust Company, The First Boston Corporation and The Robinson-Humphrey Company. Mr. Brown's term as a director expires in 2002.


     JOHN W. COLLINS has been a director of Towne since its formation. Mr. Collins is currently the Chairman of the Board of Directors and Chief Executive Officer of The InterCept Group, Inc., a publicly-traded provider of fully-integrated electronic commerce products and services for community financial institutions. Mr. Collins has over 25 years of experience in multiple areas of electronic commerce for community financial institutions. Prior to co-founding The InterCept Group in 1996, he had served as a director and executive officer of several of its predecessor companies and subsidiaries since 1986. Mr. Collins' term as a director expires in 2001.


     J. STANLEY MACKIN has been a director of Towne since June 1998. Mr. Mackin has been the Chairman of the Board of Directors of Regions Financial Corporation since 1990 and served as its Chief Executive Officer from August 1990 to January 1998. Prior to joining Regions Financial as its President and Chief Operating Officer in January 1990, Mr. Mackin had worked for Regions Bank since 1966. He served as Chairman and Chief Executive Officer of Regions Bank from 1986 to 1990, as President and Chief Executive Officer from 1983 to 1986, and as head of the commercial loan division from 1971 to 1983. Mr. Mackin's term as a director expires in 2002.



     RICHARDSON M. ROBERTS has been a director of Towne since May 1999. He has been Vice Chairman of the Board of Directors of Nova Corporation, a publicly-traded integrated provider of transaction processing services, related software application products and value-added services primarily to small-to-medium sized merchants, since Nova acquired PMT Services, Inc. in

September 1998. Mr. Roberts served with PMT, a publicly-traded marketer of electronic credit card authorization and payment systems from 1984 to December 1998, most recently as its Chief Executive Officer. Mr. Roberts' term as a director expires in 2000.


     JOE M. RODGERS has been a director of Towne since May 1998. He has been Chairman of Rodgers Capital Group, a private investment company specializing in merchant and investment banking, since February 1993. Mr. Rodgers served as Chairman of the Board of Directors and Chief Executive Officer of Berlitz International, Inc., a foreign language services company, from December 1991 to February 1993. From 1985 to 1989, Mr. Rodgers served as United States Ambassador to France. Mr. Rodgers is also a director of AMR Corporation/American Airlines, Inc.; American Constructors, Inc.; Gaylord Entertainment Company; Gryphon Holdings, Inc.; Lafarge Corporation; SunTrust Bank, Nashville, N.A.; Thomas Nelson, Inc.; Tractor Supply Company; and Willis Corroon Group, PLC. Mr. Rodgers' term as a director expires in 2000.


     JOHN D. SCHNEIDER, JR., has been a director of Towne since November 1998. For the past 12 years, Mr. Schneider has served as a director, President and Chief Executive Officer of Bankers Bancorp Inc., a bank holding company. He is a director, President and Chief Executive Officer of Independent Bankers Bank and Chairman of Bankers Bank Service Corporation, subsidiaries of Bankers Bancorp Inc., in Springfield, Illinois. Mr. Schneider is also a director of Sullivan Bancshares, Inc., First National Bank of Sullivan and Community Bank Mortgage Corp. Mr. Schneider's term as a director expires in 2001.



     J. DANIEL SPEIGHT, JR. has been a director of Towne since its formation. Mr. Speight is the President, Chief Executive Officer and a director of FLAG Financial Corporation, a bank holding company. He served as Chief Executive Officer and a director of Middle Georgia Bankshares, Inc. from 1989 until its merger with FLAG Financial in March 1998. He has been President, Chief Executive Officer and a director of Citizens Bank, a subsidiary of FLAG Financial in Vienna, Georgia, since 1984. Mr. Speight is currently vice-chairman of The Bankers Bank and a member of the State Bar of Georgia. He is past Chairman of the Georgia Bankers Association Community Banking Committee, past President of The Community Bankers Association of Georgia and past director of the Independent Bankers Association of America. Mr. Speight's term as a director expires in 2002.


     GLENN W. STURM has been a director of Towne since 1996. Mr. Sturm has been a partner in the law firm of Nelson Mullins Riley & Scarborough, L.L.P. since 1992, where he serves as Corporate Chairman and as a member of the executive committee. Since 1996, Mr. Sturm has been a director of Phoenix International Ltd., Inc., a publicly-held provider of client/server retail banking software to financial institutions in the United States and abroad. He also has been a director of The InterCept Group since 1997. Mr. Sturm's term as a director expires in 2000.

     J. STEPHEN TURNER has been a director of Towne since 1997. He has been the Chairman of the Board of Directors and Chief Executive Officer of FNB Financial Corp., a bank holding company, since 1990. Mr. Turner is also a director of Farmers National Bank in Scottsville, Kentucky. He has also been the President and Chief Executive Officer of Allen Realty Corporation in Nashville, Tennessee since 1988. Mr. Turner's term as a director expires in 2000.

     BAHRAM YUSEFZADEH has been a director of Towne since 1997. Mr. Yusefzadeh has been Chairman of the Board of Directors and Chief Executive Officer of Phoenix International Ltd., Inc. since its formation in 1993. Mr. Yusefzadeh has over 28 years of experience in the banking software industry. He was a co-founder of Nu-Comp Systems, Inc., where he developed the Liberty Banking System and served as Nu-Comp's President and Chief Executive Officer from 1969 to 1986. Mr. Yusefzadeh also served as Chairman of the Board of Directors of Broadway &

Seymour, Inc. during 1986 and in various executive capacities for The Kirchman Corporation from 1986 to 1992. Mr. Yusefzadeh's term as a director expires in 2002.


     Executive officers are appointed by the board of directors and other officers are appointed by the executive officers. Officers serve at the pleasure of the board of directors or the executive officer authorized to make the appointment until their successors are chosen and qualified or until their earlier resignation or removal.

      COMMITTEES OF THE BOARD OF DIRECTORS AND NOMINATIONS BY SHAREHOLDERS

     We maintain three committees, an Audit Committee, a Compensation and Stock Option Committee and an Executive Committee. The Audit Committee consists of Messrs. Speight, Sturm, Turner and Yusefzadeh. The Compensation and Stock Option Committee consists of Messrs. Boggs, Brown, Speight, Turner and Yusefzadeh. The Executive Committee consists of Messrs. Boggs, Brown, Collins, Edwards, Sturm and Yusefzadeh. At least two members of each of the audit and compensation committees are non-employee independent directors.

     We do not have a standing nominating committee. The board of directors nominates candidates to stand for election as directors. Under our bylaws, shareholders may make nominations for directors, but only if nominations are delivered in writing to the Secretary no less than 60 and no more than 90 days before the first anniversary of the previous year's annual meeting. Nominations must also include the identity of the nominee and certain other information.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of a registered class of equity securities to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission and NASDAQ. These persons also are required to furnish us with copies of all Section 16(a) forms they file. Based solely on review of the copies of such reports furnished and representations that no other reports were required, we believe that, during fiscal 1998, our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except John D. Schneider, Jr., who failed to file a Form 3 in a timely manner upon his appointment to the Board.

                     TOWNE SERVICES' EXECUTIVE COMPENSATION


     The following table sets forth information concerning the cash and non-cash compensation during 1998 and 1997 earned by or awarded to the Chief Executive Officer and to the other three executive officers whose combined salary and bonus exceeded $100,000 during 1998. The amounts reflected in the Other Compensation column represent automobile lease payments made by Towne on behalf of the executive.



                                                                                          LONG TERM
                                                                                         COMPENSATION
                                                           ANNUAL COMPENSATION           ------------
                                                    ----------------------------------    SECURITIES
                                                                             OTHER        UNDERLYING
NAME AND PRINCIPAL POSITIONS                 YEAR    SALARY     BONUS     COMPENSATION     OPTIONS
----------------------------                 ----   --------   --------   ------------   ------------
Drew W. Edwards............................  1998   $150,000   $389,500     $ 8,875        170,000
  Chief Executive Officer and                1997   $ 62,000   $100,000     $ 5,382             --
  Chairman of the Board
Henry M. Baroco............................  1998   $150,000   $277,500     $10,543        170,000
  President and                              1997   $100,000   $ 50,000     $ 5,369             --
  Chief Operating Officer
Bruce F. Lowthers, Jr......................  1998   $125,000   $168,625     $ 5,600        120,000
  Senior Vice President and                  1997   $ 16,666         --          --        300,000
  Chief Financial Officer
Cleve B. Shultz............................  1998   $ 90,000   $116,500     $ 6,000         85,000
  Executive Vice President                   1997   $ 60,000         --     $ 6,200             --
  and Secretary


OPTION GRANTS AND EXERCISES DURING 1998


     The following table sets forth information with respect to grants of stock options to each of the named executive officers during 1998. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance that the actual stock price appreciation over the term will be assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.



                                                  INDIVIDUAL GRANTS
                              ---------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                            PERCENT OF                                      AT ASSUMED ANNUAL RATES
                              NUMBER OF       TOTAL                                             OF STOCK PRICE
                              SECURITIES     OPTIONS                                           APPRECIATION FOR
                              UNDERLYING    GRANTED TO                                            OPTION TERM
                               OPTIONS     EMPLOYEES IN   EXERCISE   GRANT   EXPIRATION   ---------------------------
            NAME               GRANTED     FISCAL YEAR     PRICE     DATE       DATE          5%             10%
            ----              ----------   ------------   --------   -----   ----------   -----------   -------------
Drew W. Edwards.............   170,000        20.7%        $7.20     5/98       5/03       $338,169      $  747,264
Henry M. Baroco.............   170,000        20.7%        $7.20     5/98       5/08       $869,455      $2,617,436
Bruce F. Lowthers, Jr.......   120,000        14.6%        $7.20     5/98       5/08       $613,200      $1,848,000
Cleve B. Shultz.............    85,000        10.4%        $7.20     5/98       5/08       $434,350      $1,309,000

     During 1998, 275,000 stock options were exercised by the named executive officers. The following table sets forth in formation with respect to each of the named executive officers concerning the value of all unexercised options held by such individuals at December 31, 1998. The Value of Unexercised In-the-Money Options at fiscal year end represents the difference between the exercise price per share and the $7.00 per share market value of the common stock at December 31, 1998 as reported on the Nasdaq National Market.



                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                  SHARES                 UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                 ACQUIRED              OPTIONS AT FISCAL YEAR-END          FISCAL YEAR-END
                                    ON       VALUE     ---------------------------   ---------------------------
NAME                             EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                             --------   --------   -----------   -------------   -----------   -------------
Drew W. Edwards................  100,000    412,500       350,923        50,000      $1,170,047      $325,000
Henry M. Baroco................  100,000    412,500     1,205,923        50,000      $6,878,547      $325,000
Bruce F. Lowthers, Jr..........   75,000    337,500       195,000       150,000      $  450,000      $900,000
Cleve B. Shultz................       --         --       365,923        50,000      $1,820,047      $325,000



1998 STOCK OPTION PLAN


     In May 1998, we adopted the Towne Services, Inc. 1998 Stock Option Plan. The 1998 plan advances our interests by giving eligible employees, directors, key consultants and advisors an opportunity to acquire or increase their proprietary interests in our company. This gives them an incentive to achieve our objectives by allowing them to participate in our success and growth.

     Awards under the plan can be incentive stock options, non-qualified stock options or restricted stock. These awards are granted by the Compensation and Stock Option Committee of the board of directors. This committee must have at least two non-employee independent directors. This committee generally has discretion to determine the terms of an option grant, within limitations, including the following:

          - the number of shares subject to options granted to a person in a year may not exceed 500,000 shares;

          - if an award is intended to be an incentive stock option and is granted to a shareholder holding more than 10% of the combined voting power of all classes of stock, the option price per share may not be less than 110% of the fair market value of such share at the time of grant; and

          - the term of an incentive stock option may not exceed 10 years, or 5 years if granted to a shareholder owning more than 10% of the total combined voting power of all classes of stock.

     When it was adopted, the 1998 plan provided that no more than 2,000,000 shares may be subject to outstanding options. This number automatically increases on January 1 of each year by the lesser of three percent of the number of shares outstanding on the preceding trading day or 500,000 shares. Accordingly, as of January 1, 1999, there are 2,500,000 shares available for grant under the 1998 plan.

     The 1998 plan may be amended by the board of directors without the consent of the shareholders. However, an amendment, although effective when made, will be subject to shareholder approval within one year after approval by the board if it does any of the following:

          - increases the total number of shares issuable pursuant to incentive stock options;

          - changes the class of employees eligible to receive incentive stock options that may participate; or

          - otherwise materially increases the benefits to recipients of incentive stock options.

1996 STOCK OPTION PLAN

     In November 1996, we adopted the Towne Services, Inc. 1996 Stock Option Plan. As of June 15, 1998, options to acquire 2,090,000 shares had been authorized for issuance and options to acquire 1,728,400 shares were outstanding. All of these options were issued at the fair market value of the common stock as determined by the board of directors. Effective May 19, 1998, we decided not to issue any additional options under this plan.

MANAGEMENT BONUS PLAN

     Our compensation committee has discussed and approved a 1999 management bonus plan. This plan creates a bonus pool of $750,000 which may be adjusted from time to time by the compensation committee or board of directors. All non-commission employees are eligible for a percentage of the pool based on their seniority level, length of employment and overall performance. If the 1999 revenue goal is exceeded, the bonus pool will increase by $0.078 for every $1.00 beyond the budgeted revenue goal, provided that the corresponding margins are in line with the budget.

     If the bonuses are paid, executive officers will receive the following percentages of the total bonus pool: Mr. Edwards, 20%; Mr. Baroco, 20%; Mr. Lowthers, 13.5%; and Mr. Shultz, 13.5%. Bonuses are payable as follows: 12.5% of the pool is payable following the end of each quarter if we meet our goals for that quarter, and the remaining 50% of the pool is payable following the end of the fiscal year if we have met our goals for the entire year. In addition, Mr. Edwards and Mr. Baroco will each receive $50,000 in additional bonus for 1999.

EMPLOYMENT AGREEMENTS

     Our four executive officers have entered into employment agreements with us. The current principal terms of these agreements are summarized below.

Drew W. Edwards

     - serves as Chairman of the Board and Chief Executive Officer;

     - current base salary: $200,000, which may be increased periodically;

     - term of three years, which renews daily for each day served;

     - incentive compensation based upon achievement of criteria established by board of directors;

     - participates in stock option plans, receives health insurance, club dues, automobile allowance and other benefits;

     - Towne may terminate the agreement upon death or disability or for cause;

     - the executive may terminate the agreement for any reason, including after a change in control;

     - if the agreement is terminated by either party after a change in control, other than for cause:

          - the executive receives accrued compensation and bonus, and 1/12 of his annual base salary and bonus each month for 36 months, and Towne must continue his insurance benefits until death; and

          - options held by the executive vest and become immediately exercisable; and

     - if the agreement is terminated for any reason, the executive has the right to demand that we register his shares.

Henry M. Baroco

     - serves as President and Chief Operating Officer;

     - current base salary: $200,000, which may be increased periodically;

     - term of two years, which renews daily for each day served;

     - incentive compensation based upon achievement of criteria established by board of directors;

     - participates in stock option plans, receives health insurance, club dues, automobile allowance and other benefits;

     - Towne may terminate the agreement upon death or disability or for cause;

     - the executive may terminate the agreement for any reason, including after a change in control; and

     - if terminated by either party after a change in control, other than for cause:

          - the executive receives accrued compensation and bonus, and 1/12 of his annual base salary and bonus each month for 24 months, and Towne must continue his insurance benefits until death; and

          - options held by the executive vest and become immediately exercisable.

Bruce F. Lowthers, Jr.

     - serves as Chief Financial Officer;

     - current base salary: at least $140,000, which may be increased periodically;

     - term of one year, which renews daily for each day served;

     - Towne may terminate the agreement upon death or disability, without cause if determined by the board of directors, or for cause;

     - the executive may terminate the agreement if the company breaches the agreement, if he is forced to relocate outside of the Atlanta metropolitan area or at any time upon 30 days notice; and

     - if the agreement is terminated by the executive prior to a change in control for any reason other than Towne's material breach of the agreement, Towne may repurchase all stock options owned by executive at the greater of the price paid or the current fair market value.

Cleve B. Shultz

     - serves as Executive Vice President;

     - current base salary: at least $140,000, which may be increased periodically;

     - term of one year, which renews daily for each day served;

     - Towne may terminate the agreement upon death or disability or for cause;

     - if the agreement is terminated by the executive prior to a change in control for any reason other than Towne's material breach of the agreement, Towne may repurchase all stock options owned by the executive at the greater of the price paid or the current fair market value.

DIRECTOR COMPENSATION


     Historically, upon initial election to the board of directors, each non-employee director has received options to acquire 30,000 shares of common stock. All of these options vested immediately. In addition, non-employee directors were granted 20,000 options each in March 1998 and 2,500 options each in December 1998. Directors are also paid $1,000 for attending meetings of board committees and may be reimbursed for other expenses incurred in their capacity as directors.



     Our board of directors and shareholders have approved an option plan for non-employee directors. Under the plan, upon initial election to the board of directors, each non-employee director will receive options to acquire 30,000 shares of common stock. On November 15, 1999 non-employee directors will each receive a grant of options to acquire 570 shares of common stock. In addition, non-employee directors will receive an annual grant of options to acquire a number of shares of common stock on January 1 of each calendar year the value of which, as determined in accordance with the plan, equals $15,000 in 2000 and $25,000 starting in 2001 and for each subsequent year. All of these options vest immediately but may not be exercised for six months following the date of grant.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     On December 11, 1996, we entered into a $250,000 line of credit with Citizens Bank, Vienna, Georgia, to fund our working capital needs. J. Daniel Speight, Jr., a director, is the president and chief executive officer of Citizens Bank. The interest rate for any borrowings under the line of credit was 9.25% per year, but no money was drawn on this line of credit. Drew W. Edwards, Henry M. Baroco, Cleve B. Shultz, Thomas M. Bryan, G. Lynn Boggs, John W. Collins and Glenn W. Sturm guaranteed this line of credit. In consideration of their guarantees, we issued each of these directors and officers options to acquire 71,400 shares of common stock at an exercise price of $0.50 per share. This loan matured in December 1997 and was not renewed.

     On June 3, 1997, we entered into a $250,000 line of credit with First Federal Savings Bank of LaGrange, Georgia, to fund our working capital needs. Mr. Speight is the president and chief executive officer and a director of FLAG Financial Corporation, the holding company for First Federal Savings Bank of LaGrange. The interest rate for this loan was the lender's prime rate, and there were no borrowings under this line of credit. Messrs. Edwards, Baroco, Shultz, Bryan, Boggs, Collins and Sturm personally guaranteed this loan. In consideration of their guaranties, we issued each of these directors and officers options to acquire 59,523 shares of common stock at an exercise price of $0.60 per share. FLAG Financial is the bank holding company for several of our customer banks and is one of our shareholders.



     During 1998, Towne billed FLAG Financial $207,000 for set-up fees and related processing related to FLAG's use of the TOWNE CREDIT and TOWNE FINANCE systems. From January 1 to April 30, 1999, FLAG Financial has paid Towne approximately $60,000 for processing services related to these systems.


     On June 5, 1998, we entered into a loan with Citizens Bank borrowing $500,000 to fund our acquisition of assets and liabilities from Credit Collection Solutions, Inc. The loan was repaid in August 1998 using proceeds of our initial public offering. We have from time to time obtained financing from Citizens Bank for the purchase of specific furniture and equipment. The total amount borrowed under these term loans was $90,000 and interest rates for these loans range from 9.25% to 12.0% per year.


     On March 13, 1998, we entered into a Stock Purchase Agreement with Capital Appreciation Partners, L.P. under which Capital Appreciation Partners purchased 15,000 shares of Series A preferred stock for $1.5 million. These preferred shares were automatically converted into 1,217,903 shares of common stock upon completion of our initial public offering. We granted registration rights with respect to these shares. Frank W. Brown, a director, is the managing member of the general partner of Capital Appreciation Partners, and became a director as a result of the stock purchase. In addition, Brown Burke Capital Partners, of which Mr. Brown is a partner, purchased 100,000 shares of common stock at a price of $1.00 per share in October 1997 and 50,000 shares of common stock upon the exercise of options at an exercise price of $1.25 per share in March 1998. In 1998, we paid Brown, Burke Capital Partners $112,500 for financial advisory services relating to the acquisition of Banking Solutions, Inc.



     We entered into a General Marketing Agent Agreement with Phoenix International Ltd., Inc., dated as of June 5, 1998, under which Phoenix International agrees to market our products and services to its bank customers. This agreement provides that Towne will pay Phoenix a commission based on the initial set-up fees and ongoing revenue net of expenses and sales commissions actually received by Towne as a result of Phoenix's efforts. Bahram Yusefzadeh, a director, is the Chairman of the Board and Chief Executive Officer of Phoenix International and Glenn W. Sturm, a director and member of our Compensation and Stock Option Committee and our Audit Committee, is also a director of Phoenix International. During 1998 we revised our agreement with Phoenix to give Phoenix exclusive marketing rights to our Collection Works(SM) product throughout the world, except for the U.S. and Tawain. Phoenix agreed to pay a total of $585,000 by the end of 1999 to Towne under the revised agreement. During 1998, we invoiced Phoenix for $585,000 pursuant to this agreement and paid Phoenix $21,000 for commissions related to sales of our products.



     From November 1, 1995 through May 1, 1996 we borrowed $45,000 from each of Mr. Boggs, a director and principal shareholder, and Mr. Bryan, a principal shareholder. We executed promissory notes and loan agreements to evidence these loans. Each of these loans accrued interest at the rate of 7.0% per year, and had principal payments due on October 31, 1998, 1999 and 2000. Messrs. Boggs and Bryan agreed to subordinate our obligations under these loans to our obligations to our other creditors. As of December 1997, these loans were paid in full.


     Thomas A. Bryan, who served as the chairman of the compensation committee during 1997, served without compensation as our Treasurer and Secretary from our inception in October 1995 until 1996.

     On March 31, 1997, we loaned $450,000 to J. Stephen Turner, a director, to fund the purchase of 450,000 shares of common stock. Interest accrued at 6.0% per year until May 31, 1997 and 8.0% per year thereafter until paid. Mr. Turner pledged the shares of common stock received upon this purchase as collateral for the loan. Mr. Turner paid this note in full prior to May 31, 1997.

COMPENSATION/STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate all or any part of this proxy statement, the following report and Stock Performance Chart will not be deemed to be incorporated by reference into any such filings.

     The Compensation and Stock Option Committee reviews and determines executive compensation objective and policies and administers our benefit plans. The committee reviews and sets the compensation of the chief executive officer and other highly compensated executive officers.

     The principal objectives of our executive compensation program are to:

        - attract, retain and motivate highly talented and productive executives;

        - provide incentives for superior performance by paying above-average compensation; and

        - align the interests of the executive officers with the interests of the shareholders by basing a significant portion of compensation upon company performance.

     The executive compensation program consists of three components, each of which serves a specific purpose: base salary, bonus and long-term incentive compensation, like stock option grants. It is our policy to set all three components above an average of other corporations selected on the basis of certain factors. We believe that above-average compensation is necessary to attract and retain the high caliber executives necessary to make our business successful.

  Base Salary

     The committee annually reviews the salaries of executives. In setting base salary levels, it considers competitive market conditions for executive compensation, company performance and individual performance.

     The measures of individual performance considered in setting 1998 salaries included a number of quantitative and qualitative factors:

        - historical and recent financial performance in the officer's area of responsibility;

        - progress toward non-financial goals within this area of responsibility;

        - individual performance;

        - experience and level of responsibility; and

        - other contributions made to our success.

     The committee does not assign relative weights to these specific factors in determining base salary levels, and the factors actually used may vary among individual officers. As is typical for most corporations, payment of a base salary is not conditioned upon the achievement of any specific, pre-determined performance targets.

  Bonus

     Our cash bonus program seeks to motivate executive to work effectively to achieve financial performance objectives and to reward them when those objectives are met. Executive bonus payments are based upon our overall profitability.

  Long-term Incentive Compensation

     We believe that option grants:

        - align executives' interests with shareholders' interests by creating a direct link between compensation and shareholder return;

        - give executives a significant, long-term interest in our success; and

        - help retain key executives in a competitive market for executive talent.

     The 1998 Stock Option Plan authorizes the committee to grant stock options to executives. Option grants are made from time to time to executives whose contributions have or will have a significant impact on our long-term performance. The determination of whether option grants are appropriate each year is based upon performance measures established for each individual. Options are not necessarily granted to each executive during each year. Generally, options granted to executive officers vest in annual installments over a period of three to four years and expire ten years from the date of grant.

  Benefits

     We believe that we must offer a competitive benefit program to attract and retain key executives. During 1998, we provided medical and other benefits to our executive officers that are generally available to our other employees.

  Compensation of the Chief Executive Officer

     The chief executive officer's compensation plan included the same elements and performance measures as those of the other executive officers. The committee believes that Mr. Edwards' total compensation reflects the unique contributions that he makes to our long-term strategic performance. Mr. Edwards' salary for 1998 increased to $150,000 from $62,000 in 1997, and he was awarded a bonus of $342,000. For 1999, the committee decided to increase Mr. Edwards' base salary to $200,000. The committee believes that this increase is appropriate based upon our financial performance, including earnings per share, revenue growth and cash flow from operations.

                                          Submitted by: G. Lynn Boggs
                                                        Frank W. Brown
                                                        J. Daniel Speight, Jr.
                                                        J. Stephen Turner
                                                        Bahram Yusefzadeh

  Stock Performance Graph

     The chart below compares the cumulative total shareholder return on the common stock with the cumulative total return on the Nasdaq (U.S. Companies) Index and the Nasdaq Computer and Data Processing Services Index for the period commencing July 31, 1998 (the first date of trading of the common stock as a result of our initial public offering) and ending December 31, 1998, assuming an investment of $100 and the reinvestment of any dividends. The base price for the common stock is the initial public offering price of $8.00 per share. The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the common stock.

Measurement Period
 (Fiscal Year
   Covered)            Towne Services,       Nasdaq                 Nasdaq
                           Inc.          (U.S. Companies)      (Computer & Data
                                                             Processing Services)
7/31/98                100               100                 100
12/31/98                88               118                 126

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table provides information, as of May 21, 1999, concerning the beneficial ownership of common stock by:



     - each person or entity known by Towne to beneficially own more than 5% of the outstanding common stock;



     - each director;



     - each named executive officer; and



     - all directors and executive officers as a group.



     The information in the table is based on information from the named persons regarding their ownership of common stock. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares shown as beneficially owned by them. Unless otherwise indicated below, the address of the beneficial owners of more than 5% of our common stock is in care of Towne Services, Inc., 3295 River Exchange Drive, Suite 350, Norcross, Georgia 30092. The percentage of shares beneficially owned includes common stock of which the person has the right to acquire beneficial ownership within 60 days of May 21, 1999, including but not limited to by exercise of an option; however, this common stock is not deemed outstanding for the purpose of computing the percentage owned by any other person.



                                                               AMOUNT AND     PERCENT OF
                                                               NATURE OF        COMMON
                                                               BENEFICIAL        STOCK
            NAME AND ADDRESS OF BENEFICIAL OWNER               OWNERSHIP      OUTSTANDING
            ------------------------------------              ------------    -----------
Drew W. Edwards(1)..........................................   2,033,830         10.1%
Henry M. Baroco(2)..........................................   1,761,133          8.4%
Bruce F. Lowthers, Jr.(3)...................................     346,893          1.7%
Cleve B. Shultz(4)..........................................     677,935          3.4%
G. Lynn Boggs(5)............................................   1,563,423          7.9%
Frank W. Brown(6)...........................................     395,833          2.0%
John W. Collins(7)..........................................     515,123          2.6%
J. Stanley Mackin(8)........................................      52,500            *
Richardson M. Roberts(9)....................................      30,000            *
Joe M. Rodgers(10)..........................................     274,148          1.4%
John D. Schneider, Jr.(11)..................................      37,500            *
J. Daniel Speight, Jr.(12)..................................     309,200          1.6%
Glenn W. Sturm(13)..........................................     357,404          1.8%
J. Stephen Turner(14).......................................     555,000          2.8%
Bahram Yusefzadeh(15).......................................     105,000            *
Thomas A. Bryan(16).........................................   1,562,598          7.8%
SAFECO Asset Management Company(17).........................     953,000          4.8%
SAFECO Corporation(18)......................................   1,055,000          5.3%
All directors and executive officers as a group (15
  persons)..................................................   9,014,922         39.8%


---------------

  *  Less than one percent.

 (1) Includes currently exercisable options to purchase 350,923 shares of common stock and 5,500 shares owned by Mr. Edwards' spouse. Mr. Edwards disclaims beneficial ownership of his spouse's shares.


 (2) Includes currently exercisable options to purchase 1,205,923 shares of common stock.


 (3) Includes currently exercisable options to purchase 195,000 shares of common stock.


 (4) Includes currently exercisable options to purchase 365,923 shares of common stock.

 (5) Includes currently exercisable options to purchase 203,423 shares of common stock.


 (6) Includes (a) 150,000 shares of common stock held by Brown, Burke Capital Partners, Inc., of which Mr. Brown is a principal, (b) 25,047 shares of common stock held by Capital Appreciation Partners, L.P. of which Mr. Brown is the managing member of the managing general partner and (c) options to acquire 2,500 shares of common stock.


 (7) Includes (a) 331,700 shares of common stock held by Mr. Collins, (b) 50,000 shares of common stock held by The Intercept Group, Inc., of which Mr. Collins is Chief Executive Officer, Chairman of the Board and a significant shareholder and (c) option to acquire 133,423 shares of common stock held by Mr. Collins. Mr. Collins disclaims beneficial ownership with respect to the shares held by The Intercept Group, Inc.


 (8) Includes options to acquire 52,500 shares of common stock.


 (9) Represents options to acquire 30,000 shares of common stock which are vested but not currently exercisable.


(10) Includes (a) option to acquire 52,500 shares of common stock, (b) 200,000 shares of common stock held by Rodgers Capital Group, L.P., of which Mr. Rodgers is a partner, and (c) warrants to acquire 21,648 shares of common stock.


(11) Includes currently exercisable options to purchase 37,500 shares of common stock.


(12) Includes (a) 231,700 shares of common stock held by FLAG Financial Corporation, of which Mr. Speight is Chief Executive Officer, President and a director and (b) options to acquire 77,500 shares of common stock.


(13) Includes currently exercisable options to purchase 2,500 shares of common stock.


(14) Includes currently exercisable options to purchase 55,000 shares of common stock.


(15) Includes (a) 50,000 shares owned by the Yusefzadeh Family Limited Partnership, for which Mr. Yusefzadeh is the general partner, (b) 38,400 shares owned by Mr. Yusefzadeh's children and (c) options to acquire 2,500 shares of common stock.


(16) Includes 24,000 shares owned by Mr. Bryan's minor children and currently exercisable options to purchase 132,598 shares of common stock. Mr. Bryan is a co-founder and served as a director from 1995 to 1998.


(17) As reported by SAFECO Asset Management Company in a Statement on Schedule 13G filed with the Securities and Exchange Commission (the "Commission") as of December 31, 1998. In its Statement on Schedule 13G, SAFECO Asset Management Company reports that it is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940 to several registered investment companies. SAFECO Asset Management Company's address is 601 Union Street, Suite 2500, Seattle, WA 98101.


(18) As reported by SAFECO Corporation in a Statement on Schedule 13G filed with the Commission as of December 31, 1998. In its Statement on Schedule 13G, SAFECO Corporation reports that it is a parent holding company in accordance with Rule 13d-1(b)(ii)(G) to a subsidiary which serves an investment advisor to several registered investment companies. SAFECO Corporation's address is SAFECO Plaza, Seattle, WA 98185.

                   TOWNE SERVICES' RELATED PARTY TRANSACTIONS



     The information provided below summarizes transactions and relationships during the past three years among Towne and its directors, executive officers and shareholders owning more than 10% of our common stock.


LOAN FACILITIES

     On December 18, 1997, we entered into a loan facility and issued a stock purchase warrant to Sirrom Investments, Inc. Pursuant to this warrant, Messrs. Edwards, Baroco and Shultz agreed, with certain exceptions, not to sell any of their shares of common stock in Towne without first offering Sirrom Investments the right to sell stock on the same terms. These co-sale rights terminated upon completion of our initial public offering.


ISSUANCES OF STOCK AND WARRANTS



     On October 21, 1997, we issued warrants to purchase a total of 75,000 shares of common stock at an exercise price of $1.00 per share to Joe M. Rodgers, a director of Towne, and three other individuals who are principals of Rodgers Capital Group, L.P. in consideration of professional services provided by these individuals to us in connection with marketing efforts. As part of such issuance, Mr. Rodgers received a warrant to purchase 21,648 shares of common stock. Rodgers Capital Group also purchased 200,000 shares of Towne common stock in October in 1997 at a price of $1.00 per share. In addition, we paid Rodgers Capital a total of $220,000 as compensation for services provided by Rodgers Capital during 1997 in connection with obtaining equity investments for us. In connection with the Forseon merger, we have agreed to pay Rodgers Capital a total of $300,000 for rendering advisory services and a fairness opinion. We have also retained Rodgers Capital for advisory services related to possible future acquisitions and have agreed to pay them $4,000 per month plus costs and expenses for these services.


MANAGEMENT LOANS


     In October 1998, we loaned our Chief Executive Officer, Drew W. Edwards, $50,000 to exercise options to acquire 100,000 shares of our common stock. The promissory note is full recourse and accrues interest at the rate of 8.5% per year. No payments are required until the note matures on the earlier of February 2000 or the date on which Mr. Edwards sells the common stock purchased with proceeds of the note, so the entire proceeds of this note remain outstanding.



     In September 1997, we loaned our President and Chief Operating Officer, Henry M. Baroco, $78,990 to exercise options to acquire 263,300 shares of our common stock. In October 1998, we loaned Mr. Baroco an additional $30,000 to exercise options to acquire 100,000 shares of our common stock. The promissory notes are full recourse and accrue interest at the rate of 8.5% per year. No payments are required until the 1997 note matures on the earlier of September 8, 1999 or the date that Mr. Baroco sells the common stock purchased with proceeds of the note, so the entire proceeds of this note remain outstanding. No payments are required until the 1998 promissory note matures on the earlier of February 2000 or the date on which Mr. Baroco sells the common stock purchased with proceeds of the note, so the entire proceeds of this note remain outstanding. Mr. Baroco pledged the shares of common stock received upon exercise of these options and other personal assets as collateral for the loans.


     In April 1998, we loaned our Chief Financial Officer, Bruce F. Lowthers, Jr., $75,000 to exercise options to acquire 75,000 shares of our common stock. This note is also full recourse and accrues interest at the rate of 8.75% per year. No payments are required until the note matures on the earlier of December 31, 1999 or the date on which Mr. Lowthers sells the common stock purchased with proceeds of the note make same change from prior page. Mr. Lowthers pledged the shares of common stock received upon this exercise and other personal assets as collateral for the loan.


OTHER TRANSACTIONS AND RELATIONSHIPS


     During the year ended December 31, 1997, we incurred costs of $37,000 for rent on office space leased from ProVesa, Inc., a subsidiary of The InterCept Group, Inc. based upon the pro rata portion of space we used in relation to the rent payments owed for all space leased by ProVesa. We also paid approximately $25,000 for utilities and accounting services provided by The InterCept Group based upon bills we received from InterCept. During 1998, we incurred costs of $121,000 for communications services provided by InterCept Communications Technologies, Inc., a subsidiary of The InterCept Group based upon the ordinary rates InterCept charges for these services.



     Mr. Collins, a director, is the Chief Executive Officer and Chairman of the Board of Directors of The InterCept Group and Mr. Sturm, a Towne director, is also a director of The InterCept Group. On June 23, 1998, Towne and The InterCept Group entered into a strategic marketing agreement under which the parties agreed to jointly offer on line services to Towne's business customers. Under this agreement, Towne has agreed to market, and has the ability to offer products provided by InterCept under InterCept's regular pricing policies. Towne is entitled to receive a commission from InterCept on sales of InterCept products made by Towne. As of the date of this document, no sales have been made and, therefore, no commissions have been paid under this agreement.



     Some transactions with our officers, directors and principal shareholders may be on terms more favorable to such persons than they could obtain in a transaction with an unaffiliated party. Since our initial public offering, we require that all material transactions with our officers, directors and other affiliates be on terms no less favorable to us than could be obtained from unaffiliated third parties and must be approved by both a majority of the board and a majority of the disinterested directors.


                               FORSEON'S BUSINESS

GENERAL

     Forseon provides products and services that process inventory, accounts receivable and point of sale transaction information and generate merchandise forecasts and management reports for retail businesses in the United States and Canada. These products and services often improve our business customers' ability to compete with larger chain retailers by providing automated processing and business management capabilities similar to those used by these larger competitors. Forseon's management reports assist its customers in developing and implementing their merchandising strategies as well as receivables management and marketing plans.

     Forseon's business was founded in 1955 and merged with another business in 1981 to form Retail Merchandising Service Automation, Inc. In 1987 we acquired Charter Data Systems, Inc. as a wholly owned subsidiary. In January 1996, the company changed its name to Forseon Corporation, although it continues to use Retail Merchandising Service Automation, or RMSA, as a trade name. Forseon's net revenues for the 12 months ended December 31, 1998 were $11.8 million.

     Forseon targets small to mid-sized independent specialty retail businesses, such as men's and women's apparel stores, sporting goods stores, golf pro shops, shoe stores and college bookstores throughout the United States. These small businesses typically have annual revenues of less than $10 million. We believe our products and services are well-suited to assisting these businesses manage and grow their operations.

PRODUCTS AND SERVICES

     Forseon has two primary products: the RMSA Forecast and the Charter System. These products are sold and implemented by a team of merchandising analysts who also work with the retailers on an ongoing basis to interpret the data generated by the RMSA Forecast and the Charter System. The analyst is instrumental in assisting the retailer in understanding the forecast and in developing action plans designed to improve their business performance.

  The RMSA Forecast

     We develop each customized RMSA Forecast using a combination of data supplied by the customer coupled with proprietary business models developed by Forseon. The RMSA Forecast enables our business customers to manage inventory at the classification level, such as women's blouses or men's suits. We need four basic pieces of information about each class of merchandise offered by the business: sales, markdowns, merchandise on order but not yet delivered and merchandise received. This data is collected monthly and transmitted to Forseon's computer system, which contains historical information such as sales, markdowns and merchandise receipts, for each individual business customer. Merchandise forecasting models for the particular industry, geographical, season and other current business trends are also incorporated into each RMSA Forecast. The RMSA Forecast is then provided to our retail business customers electronically or via hard copy, at their option.

     Our forecasting customers receive on a monthly basis:

     - the current month's sales forecast and a rolling forecast up to ten months into the future;

     - a review of markdowns, timing of deliveries and the other factors needed to achieve optimal sales;

     - analysis of sales history for missed opportunities;

     - a review of current profitable sales trends; and

     - specific information so clients know how much to buy and when to receive it.

     The information provided allows these businesses to improve profitability by effectively managing markups, markdowns, proper flow of receipts and inventory, cost of goods sold and sales at retail. Importantly, all of this also helps the business manage its cash flow.

  The Charter System

     The Charter System uses sophisticated point-of-sale software to assist retailers in the day-to-day management of their business. The Charter System also enables Forseon to easily collect the data necessary to develop the RMSA Forecast.

     The Charter System operates as a stand-alone system separate from the RMSA Forecast. Clients have the opportunity to purchase or lease the Charter System software. With this software, a client receives a point of sale system with features that provide a full range of capabilities to track inventory and perform simple or sophisticated transactions quickly and efficiently. Charter allows our business customers to work with data at the stock keeping unit, or SKU, or summary levels and provides specific recommendations on what merchandise to re-order, markdown and transfer.

     The Charter System can track merchandise on many attributes including style, size, vendor, color and other SKU categories. The sales and inventory report that can be generated by the Charter System enables the retailer to determine what inventory is selling quickly and what inventory is moving slowly. This retail purchase order management system provides a complete overview of merchandise on hand and on order. It also provides comprehensive customer profiles designed to enable the retailer to collect detailed information ranging from vendor preferences to customer's birthdays.

SALES AND MARKETING


     Forseon's sales and marketing efforts are conducted by 59 analysts covering customers in 28 states. The analysts play two important roles -- they are business consultants for our existing clients and they are also salesmen in promoting our products and services to potential new customers.


     Forseon's analysts have first hand experience in retail, with many having owned their own retail business. The majority of the analysts have been with Forseon for over ten years. Each analyst has an average of between 15 and 20 clients that they are responsible for supporting.

     Forseon executes a number of marketing programs to create awareness and reinforce the recognition of the trade name, RMSA. Various trade shows, direct mail, published articles, advertising, telesales, and the RMSA website, play an integral role in keeping the RMSA name known in the marketplace. We also provide industry trend reports, which we use as direct mail marketing pieces.

     Forseon maintains working relationships with numerous associations that serve as sources of new business. For example, we have entered into marketing relationships with three college bookstore associations and a golf club management company, pursuant to which these groups recommend our services to their members. We intend to seek new relationships with similar organizations that service our target customer businesses across the United States.

COMPETITION

     We believe that many retailers view forecasting as something that they can do themselves, and are reluctant to relinquish that responsibility to an "outsider." Forseon competes with numerous companies that provide comparable business products and services across the country. In addition, it would not be difficult for other companies to acquire or develop additional competitive products or for new companies to enter into business in our industry. These competitors could have, and certain of our existing competitors do have, some key advantages over Forseon, including:

     - substantially greater revenues and resources;

     - the ability to adapt quickly to new technologies and change in customer demands; and

     - larger and more established customer bases and operations.

EMPLOYEES


     As of April 5, 1999, Forseon had 132 employees, including 59 analysts, 24 in sales, service and marketing, 27 in processing, 5 in research and development, and 18 in general and administrative capacities. None of Forseon's employees is represented by a labor union or is subject to a collective bargaining agreement. Forseon believes that its employee relations are satisfactory, and has not experienced any work stoppage from any labor dispute.


PROPERTIES

     Forseon occupies approximately 18,000 square feet of space in two buildings at its headquarters in Riverside, California. The main building is 12,000 square feet and is owned by Forseon. The second building is 6,000 square feet and is a month-to-month rental. Forseon also leases office space in Seattle, Washington, Dallas, Texas, New York, Phoenix, Arizona and Bristol, Tennessee, primarily for sales and service use. Forseon believes that its existing facilities are adequate for its current needs and that suitable additional space will be available as needed.

LEGAL PROCEEDINGS

     In the ordinary course of business, Forseon and its subsidiary may become involved in legal proceedings from time to time. As of the date of the mailing of this proxy statement/prospectus, we are not a party to any pending legal proceedings that we believe are material.

PROPRIETARY RIGHTS


     Forseon's success is heavily dependent upon our proprietary software technology. We currently rely on a combination of trade secret, copyright and trademark laws, and contractual provisions to protect our proprietary rights in our software products. We generally enter into proprietary information and confidentiality agreements with our employees and distributors, and limit access to and distribution of our software, documentation and other proprietary information. Generally, we do not license or release the source code for our proprietary software to our customers. However, unauthorized parties may attempt to obtain and use information we regard as proprietary, despite our efforts to protect them. Third parties may claim that our current or future products and services infringe proprietary rights of these parties. We cannot guarantee that we will prevail with respect to any of these claims.

          FORSEON'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Forseon's consolidated financial statements and related notes appearing elsewhere in this proxy statement/ prospectus.

OVERVIEW

     Forseon's revenues are primarily generated through initial set-up fees and recurring monthly processing fees. These fees are largely derived from our two main products -- the RMSA Forecast and the Charter System.

     Management believes the prices charged for both its set-up and processing fees are based upon the relative fair value of the related services provided. Accordingly, Forseon recognizes these fees as the related services are provided. Initial set-up fees and monthly processing fees vary based upon the number of classifications of merchandise processed each month and the number of stores the customer operates. Initial set-up fees are recognized upon execution of the related contract and include charges for initial processing of data and related analysis.

     The Charter System generates initial set-up fees and monthly support and rental fees. Telephone and software support services are included in the monthly support and rental fees. Forseon recognizes revenues on perpetual software license fees upon delivery of the software to the customer, including completion of training, or if appropriate, upon settlement of any significant contingencies.

     Costs of processing include costs related to processing of customer data, including payroll and benefit expenses and information systems supplies.

     Research and development expense consists of salaries and related personnel costs, including costs for employee benefits, computer equipment and support services, used in product and technology development. During the three fiscal years ended June 30, 1998, Forseon has expensed all research and development costs as incurred, as the products have not reached technological feasibility under Statement of Financial Accounting Standards ("SFAS") No. 86 until released for marketing.

     Sales, servicing and marketing expenses consist primarily of salaries and commissions, travel expenses, advertising, trade show expenses and costs of marketing materials.

     Employee Stock Ownership Plan expense consists of Forseon's discretionary contributions to the ESOP.

     General and administrative expenses consist of salaries and related personnel and employee benefits costs of administrative officers and staff, in addition to professional fees, facilities costs and general operating expenses.


COMPARISON OF NINE MONTHS ENDED MARCH 31, 1999 AND 1998



     Revenues. Forseon's revenues decreased from $9.0 million for the nine months ended March 31, 1998 to $8.7 million for the nine months ended March 31, 1999, a decrease of 4%. Recurring revenues accounted for 87% of total revenues for the nine months ended March 31, 1998 and 86% of total revenues for the nine months ended March 31, 1999. Forseon experienced a decrease in non-recurring revenues due to lower number of license fees and computer equipment sales in 1999.

     Costs of Processing. Costs of processing were $1.7 million for both the nine months ended March 31, 1998 and the nine months ended March 31, 1999, representing 19% of revenues for both periods.



     Research and Development. Research and development expense decreased from $638,000 for the nine months ended March 31, 1998 to $547,000 for the nine months ended March 31, 1999, representing 7% and 6% of total revenues, respectively. The decrease in research and development expense is a result of projects nearing completion during the nine months ended March 31, 1998 and a reduction of new development projects.



     Sales, Service and Marketing. Sales, service and marketing expense decreased from $5.6 million for the nine months ended March 31, 1998 to $5.5 million for the nine months ended March 31, 1999, representing 62% and 64% of total revenues, respectively. Sales, service and marketing expense increased as a percentage of total revenues due to a national sales meeting held in March 1999, Forseon's first national sales meeting in several years.



     General and Administrative. General and administrative expense decreased from $1.3 million for the nine months ended March 31, 1998 to $1.2 million for the nine months ended March 31, 1999, representing 14% of revenues for both periods.



     Income Tax Provision. The income tax benefit from losses before income tax benefit increased from $34,000 for the nine months ended March 31, 1998 to $84,000 for the nine months ended March 31, 1999. This increase reflects an increase in the losses before income tax benefit from $211,000 for the nine months ended March 31, 1998 to $330,000 for the nine months ended March 31, 1999. As of March 31, 1999, Forseon has net operating loss carryforwards of approximately $626,000 for federal tax purposes which will begin to expire if not utilized before 2013.



COMPARISON OF FISCAL YEARS ENDED JUNE 30, 1997 AND 1998



     Revenues. Forseon's revenues decreased from $12.1 million in fiscal year 1997 to $12.0 million in fiscal year 1998, a decrease of less than 1%. Recurring revenues accounted for 84% and 87% of these revenues, respectively. The decrease in non-recurring revenues was a result of lower software license fees and computer equipment sales, which represent the majority of Forseon's non-recurring revenues in fiscal year 1998.


     Costs of Processing. Costs of processing decreased from $2.6 million in 1997 to $2.3 million in 1998. Processing expenses were 22% of revenues in 1997 and 19% of revenues in 1998. Decreases were primarily the result of reassignment of personnel to sales, servicing and marketing and research and development functions and reduced salaries and employee benefits costs as certain operating efficiencies were realized.

     Research and Development. Research and development expense increased from $620,000 for the year ended June 30, 1997 to $801,000 for the year ended June 30, 1998. These expenses were 5% and 7% of total revenues respectively. This expense increase is primarily due to an increase in the number of projects undertaken during 1998.

     Sales, Servicing and Marketing. Sales, servicing and marketing expense increased from $6.8 million in 1997 to $7.3 million in 1998. These expenses were 57% of total revenues for 1997 and 61% of total revenues for 1998. This increase was a result of a more aggressive marketing effort to promote sales through an increase in sales staff, marketing materials, incentive programs and trade shows.

     General and Administrative. General and administrative expenses increased from $1.4 million in 1997 to $1.7 million in 1998, representing 12% of revenues for 1997 and 15% of revenues for 1998. The increase is primarily due to increased administrative payroll costs, the hiring of additional administrative staff to support our products, and increased use of legal services and other consultants.

     Income Taxes. For the fiscal year 1998, Forseon recognized an income tax benefit of $34,000 as a result of a net operating loss ("NOL"). Forseon has a NOL carryforward of approximately $111,000 for Federal income tax purposes, which if not used, will expire in 2013.

COMPARISON OF FISCAL YEARS ENDED JUNE 30, 1996 AND 1997

     Revenues. Forseon's revenues increased from $11.7 million in 1996 to $12.1 million in 1997. Recurring revenues accounted for 85% and 84% of these revenues, respectively. New clients were added throughout 1997.

     Costs of Processing. Costs of processing increased from $2.4 million in 1996 to $2.6 million in 1997, representing 21% of revenues for both 1996 and 1997.

     Research and Development. Research and development expense declined from $783,000 in 1996 to $620,000 in 1997, representing 7% of revenues in 1996 and 5% of revenues in 1997. In 1996, Forseon primarily relied on consultants for its research and development efforts. In late 1996 and continuing on through 1997, Forseon created an internal software development staff to perform its research and development efforts, resulting in reduced costs.

     Sales, Servicing and Marketing. Sales, servicing and marketing expense increased from $6.5 million in 1996 to $6.8 million in 1997, representing 56% of revenues for both 1996 and 1997.

     General and Administrative. General and administrative expense increased from $1.3 million in 1996 to $1.4 million in 1997, representing 12% of revenues for 1996 and 1997.

     Income Tax Provision. The income tax provision expense increased from $233,000 in 1996 to $241,000 in 1997. Forseon's effective tax rate decreased from 49% in 1996 to 44% in 1997, as a result of lower effective state income tax rates.

     While Forseon's past net operating results have been fairly constant, a number of factors could cause our future operating results to fluctuate significantly. These factors include: increased competition, timing of new product announcements, pricing changes by Forseon or its competitors, length of sales cycles, market acceptance or delays in the introduction of new products or versions, seasonal factors and economic conditions generally and in the retail industry specifically.

LIQUIDITY AND CAPITAL RESOURCES


     Forseon's operating activities provided cash of $102,000, $658,000 and $265,000 during 1998, 1997 and 1996, respectively and $348,000 during the nine months ended March 31, 1999. During 1998, the net loss of $178,000 was offset by a decrease in accounts receivable of $108,000. Cash was provided by operating activities in 1997 primarily as a result of net income. In 1996, cash was provided by operating activities primarily through net income for the period and an increase in accounts payable due to timing differences of vendor payments offset by a decrease in accrued expenses. During the nine months ended March 31, 1999, the net loss of $246,000 and an increase in other non current assets of $351,000, was offset by an increase of deferred revenue of $436,000 and an increase in accounts payable of $439,000.



     Cash used in investing activities consisted of capital expenditures of $106,000, $264,000 and $266,000 for 1998, 1997, and 1996, respectively and
$92,000 during the nine months ended March 31, 1999.



     Cash used in financing activities was $277,000, $508,000 and $247,000 for 1998, 1997 and 1996, respectively and $250,000 during the nine months ended March 31, 1999. During 1998, cash used in financing activities was primarily a result of the principal payments of long-term debt. Financing activities in 1997 consisted primarily of the Forseon's repurchase of common stock and principal payments of long-term debt offset by proceeds of $733,000 from long-term debt. During 1996, cash used in financing activities was primarily a result of the repurchase of common stock and the payments of long-term debt partially offset by the issuance of common stock. During the nine months ended March 31, 1999, cash used in financing activities consisted primarily of principal payments on long-term debt and repurchases of common stock.



     Under the terms of Forseon's ESOP and other agreements with some of Forseon's shareholders, Forseon has committed to repurchase outstanding shares of common stock. Generally, Forseon may require shareholders electing to sell common stock to be paid in installments over two to five years, plus interest.



     Forseon believes its internally generated funds and its cash and cash equivalents balance at March 31, 1999 will be sufficient to fund its requirements for working capital for the foreseeable future. Forseon may need to arrange for a credit facility with a bank or other lender in order to finance operating losses and the costs associated with the merger. There can be no assurance Forseon would be able to establish a credit facility.



EFFECTS OF ACCOUNTING PRONOUNCEMENTS



     On January 1, 1998, Forseon adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. The statement requires only additional disclosures in the financial statements; it does not affect Forseon's financial position or results of operations. There is no difference between net income (loss) and comprehensive income loss for Forseon.



     In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim and annual financial reports issued to shareholders. SFAS No. 131 is effective for financial statements issued for periods beginning after December 15, 1997. Forseon operates principally in one business segment; accordingly, the adoption of SFAS No. 131 will not have an impact on the consolidated financial statements.


     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) No. 98-5, "Reporting on the Cost of Startup Activities." This SOP No. 98-5 requires that costs incurred during startup activities, including organization costs, be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. Initial application of the SOP No. 98-5 should be as of the beginning of the fiscal year in which the SOP is first adopted and should be reported as a cumulative effect of a change in accounting principles. Adoption of SOP No. 98-5 will not have a material impact on the consolidated financial statements.

     In 1998, the FASB issued Statement of Financial Statements No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 modifies the accounting for derivative and hedging activities and is effective for fiscal years beginning after December 15, 1999. Adoption of SFAS No. 133 will not have a material impact on the consolidated financial statements.


     SOP No. 97-2, "Software Revenue Recognition" was issued in October 1997 and addresses software revenue recognition matters. The SOP No. 97-2 supersedes SOP No. 91-1 and is effective for transactions entered into for fiscal years beginning after December 15, 1997. Based upon its reading and interpretation of SOP No. 97-2 Forseon believes its current revenue recognition policies and practices are materially consistent with the SOP No. 97-2. However, implementation guidelines for this standard have not yet been issued and a wide range of potential interpretations are being discussed by the accounting profession. Once available, this implementation guidance could lead to unanticipated changes in Forseon's current revenue accounting practices, and these changes could materially adversely affect Forseon's future revenue and earnings. The implementation guidance may necessitate substantial changes in Forseon's business practices in order for Forseon to continue to recognize a substantial portion of its license fee revenue upon delivery of its software products. These changes may reduce demand, extend sales cycles, increase administrative costs and otherwise adversely affect operations.


EFFECTS OF THE YEAR 2000

     The Year 2000 issue is the result of computer systems and other equipment with software applications or processors that use fewer than four digits to identify a year. If not corrected, many computer systems and date sensitive equipment could fail or create erroneous results before, during and after the Year 2000. We utilize information technology systems, such as mainframes and proprietary databases and software, and non-information technology devices, which may contain embedded processors. Both information technology systems and non-information technology devices are susceptible to potential failure due to the Year 2000 issue.


     Forseon adopted a Year 2000 plan in 1997. The plan consists of assessing, remediating and testing our information technology and non-information technology systems. We are reliant on several information technology systems including the Charter System software, which is licensed to customers, and our mainframe-based forecasting system. We have completed the remediation and testing of the Charter System, and 98% of our clients are now using the remediated version. The remaining 2% of our clients are unable to use the remediated version at this time because they have not completed necessary hardware upgrades. We believe the mainframe-based forecasting system we employ in our forecasting services has been remediated. The mainframe-based forecasting system is currently being tested and we estimate that testing will be complete by April 30, 1999. Following the completion of successful testing, we will put the remediated mainframe-based forecasting software into production.



     We transmit data to and from our clients electronically. We have tested these electronic data transmissions and reasonably expect that they will function normally after the Year 2000, however, a failure of these data transmissions could negatively impact our ability to operate. We also use certain third party software such as Microfocus software development tools and

Windows in our operations. We have not yet assessed whether such third party software presents a Year 2000 risk. We plan to complete such assessment by July 1, 1999. We have completed assessment of our workstations and have determined that no more than approximately 30 workstations require replacement due to Year 2000 problems.

     We are in the process of assessing any Year 2000 risks presented by non-information technology devices and systems. Our phone, facsimile and reproduction equipment have been tested and found to be compliant.

     We are dependent on certain key suppliers for services such as shipping and hardware maintenance. We are currently assessing the Year 2000 compliance of our critical suppliers and cannot provide any assurance that our suppliers will resolve, in a timely manner, all Year 2000 issues with their systems and devices.

     We have used internal resources to implement our Year 2000 plan. To date, we have spent approximately $125,000 for programming required by Year 2000 issues. This amount does not include the cost of employee benefits, computer time, and the salaries of computer operators, customer support personnel, account specialists and planners who have also assisted with our Year 2000 efforts. Expenditures to date have been paid from our income. In order to complete our Year 2000 efforts in a timely manner, we have had to defer other information technology projects such as the enhancement and conversion of the Charter System from DOS to Windows, which may have had a negative impact on our financial condition and results of operations. We estimate spending up to an additional $100,000 to complete our Year 2000 efforts. $30,000 of this amount will be for additional remediation by programmers, and up to $70,000 will be for the replacement of non-compliant workstations. Expectations about future Year 2000-related costs are subject to various uncertainties that could cause the actual results to differ materially from our expectations, including:

     - our success in identifying systems and programs that are not Year 2000 ready;

     - the nature and amount of programming required to upgrade or replace the affected programs;

     - the availability, rate and magnitude of related labor and any consulting costs; and

     - the success of our business partners, vendors and clients in addressing the Year 2000 issue.


     Our Year 2000 program is subject to a variety of risks and uncertainties, some of which are beyond our control. Those risks and uncertainties include, but are not limited to, the Year 2000 readiness of third parties, the Year 2000 compliance of systems and equipment provided by our suppliers, and our ability to timely correct the Year 2000 issues we have identified. We have identified several risks, such as the possible Year 2000 failure of our shipping and telecommunications providers or our possible failure to timely remediate our mainframe system, which could negatively impact our operations. We will continue to analyze the risks presented by the Year 2000. Although we are taking steps to reduce these risks, we cannot provide assurance that we will achieve Year 2000 readiness.


     We are developing contingency plans to address Year 2000 issues that may present a significant risk. This is an ongoing process as we continue to identify the risks presented. These contingency plans will include, but not be limited to, manual processing of shipments, identifying alternate suppliers, and the possibility of purchasing an alternate mainframe computer and operating system. We plan to complete our contingency planning by July 1, 1999. However, we cannot provide any assurance that any contingency plan we implement will be successful or adequate to meet our needs without materially altering our operations or financial results.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Forseon does not use derivative financial instruments in its operations or investments and does not have significant operations subject to fluctuations in foreign currency exchange rates. Forseon does not have debt with variable interest rates and, therefore, is not subject to interest rate risks.

          STOCK OWNED BY FORSEON MANAGEMENT AND PRINCIPAL SHAREHOLDERS


     The following table sets forth information regarding the beneficial
ownership of Forseon's common stock as of May   , 1999, the record date of the
special meeting, by:



     - each person who is known by Forseon to own beneficially more than 5% of its common stock,



     - each director,



     - each of the executive officers and



     - all directors and executive officers as a group.



     Except as otherwise noted, Forseon knows of no agreements among its shareholders which relate to voting or investment power over its common stock. Unless otherwise indicated, the address of stockholder is c/o Forseon Corporation, 6600 Jurupa Avenue, Riverside, CA 92504. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. The shares of common stock shown as beneficially owned include stock options exercisable on or within 60 days after
May   , 1999.



                                                                 SHARES
                                                              BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                             OWNED            PERCENT
------------------------------------                          ------------        -------
Dan Paul(1).................................................        91,057         13.45%
Allen Merrill(2)............................................        33,350          5.43
H. Joseph Smith(3)..........................................        27,850          4.25
Russell Oliver(4)...........................................        27,336          4.25
James A. Dixon(5)...........................................        12,234          1.88
Louis A. Delmonico(6).......................................         6,400             *
Ken Bankson(7)..............................................         4,139             *
Robert Grotte...............................................             0             0
Trust for Forseon Employee Stock Ownership Plan.............       342,368         53.32
All executive officers and directors as a group (8
  persons)(8)...............................................       175,030         24.52


---------------

 *  Less than 1%

(1) Includes 35,000 shares under stock options that are currently exercisable. Also includes 3,336 shares held by Mr. Paul's wife through the ESOP.


(2) Includes 9,500 shares under stock options that are currently exercisable.


(3) Includes 12,500 shares under stock options that are currently exercisable.


(4) Includes 1,000 shares under stock options that are currently exercisable.


(5) Includes 7,000 shares under stock options that are currently exercisable.


(6) Consists of 6,400 shares under stock options that are currently exercisable


(7) Includes 1,400 shares under stock options that are currently exercisable.


(8) Includes 72,800 shares under stock options that are currently exercisable.

FORSEON'S CONTINUING EXECUTIVE OFFICERS


     The following table sets forth information with respect to the directors and executive officers of Forseon who will continue as executive officers of Forseon after the merger.


NAME                                        AGE                     POSITION
----                                        ---                     --------
Dan Paul..................................  55     President, Chief Executive Officer and
                                                     Chairman of the Board of Directors
Allen Merrill.............................  45     Senior Vice President -- Finance and
                                                     Administration, Chief Financial Officer,
                                                     Secretary and Treasurer


     DAN PAUL is President, Chief Executive Officer and Chairman of Forseon. He joined Forseon in 1968 as a retailing analyst after owning his own retail stores. He was promoted to Sales Manager in 1979 and Executive Vice President in 1981. He has been responsible for establishing the field sales force of Forseon and managing its nationwide expansion. He was appointed President in 1988 and Chief Executive Officer in 1989. Mr. Paul has been a director of Forseon since 1981. He is the son-in-law of Russell Oliver, one of Forseon's directors. Mr. Paul will continue to serve Forseon as President, Forseon Division after the merger.


     ALLEN MERRILL is Senior Vice President -- Finance and Administration, Chief Financial Officer, Secretary and Treasurer of Forseon and is responsible for finance, accounting, operations and administrative matters. Prior to joining Forseon in 1981 he was on the Audit staff at Price Waterhouse. Mr. Merrill has a B.A. in Business Administration from the University of Redlands and a M.B.A. from the University of California at Los Angeles. Mr. Merrill is a Certified Public Accountant. Mr. Merrill will continue to serve Forseon as Vice President of Finance after the merger.

                         FORSEON EXECUTIVE COMPENSATION


SUMMARY OF CASH AND OTHER COMPENSATION



     The following table provides summary information concerning the compensation of Forseon's Chief Executive Officer and Senior Vice
President -- Finance, the executive officers who earned over $100,000 in salary and bonuses, or the named executive officers, for the fiscal year ended June 30, 1998 and each of whom will continue as executive officers of Forseon following the merger.


                                                             ANNUAL COMPENSATION
                                                          -------------------------    ALL OTHER
NAME AND PRINCIPAL POSITION                               YEAR    SALARY     BONUS    COMPENSATION
---------------------------                               ----   --------   -------   ------------
Dan Paul................................................  1998   $155,000   $31,750      $2,692(1)
  Chairman of the Board, President and Chief Executive
     Officer
Allen Merrill...........................................  1998   $ 94,375   $14,500      $1,930(2)
  Senior Vice President -- Finance and Administration,
     Chief Financial Officer, Secretary and Treasurer

---------------

(1) Comprised of $2,223 in matching contributions to 401K plan and $469 in premiums for group term life insurance.
(2) Comprised of $1,461 in matching contributions to 401K plan and $469 in premiums for group term life insurance.

OPTION EXERCISES AND HOLDINGS

     The following table provides information, with respect to the Forseon named executive officers, concerning the exercise of options during the year ended June 30, 1998, and unexercised options held as of June 30, 1998.

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                    SHARES                 UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                   ACQUIRED               OPTIONS AT JUNE 30, 1998          JUNE 30, 1998(1)
                                      ON       VALUE     ---------------------------   ---------------------------
NAME                               EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                               --------   --------   -----------   -------------   -----------   -------------
Dan Paul.........................    --         --          35,000          -0-          $98,500          -0-
Allen Merrill....................    --         --           9,500          -0-           25,975          -0-

---------------

(1) Represents the total gain which would be realized if all in-the-money options held at June 30, 1998 were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and the fair market value of $6.90 per share at June 30, 1998. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

DIRECTOR COMPENSATION

     Nonemployee members of the Forseon board receive an annual fee of $2,000, plus $2,000 for each regular meeting of the Forseon board in which they participate. Directors who are also officers of Forseon or its subsidiary receive no additional compensation for their services as directors. Out-of-pocket expenses incurred by the board members in the performance of their duties as directors are reimbursed by Forseon.

                      FORSEON'S RELATED PARTY TRANSACTIONS


     On March 26, 1998, Forseon entered into agreements with each of Dan Paul and Allen Merrill. Pursuant to these agreements, each of Mr. Paul and Mr. Merrill will receive a severance payment if they are terminated within six months before, or within three years after a change of control of Forseon. In Mr. Paul's case, the severance payment would be 30 times his monthly salary, and in Mr. Merrill's case the severance payment would be 18 times his monthly salary. The proposed merger with the subsidiary of Towne Services would constitute a change of control for this purpose. No payments are due to Mr. Paul or Mr. Merrill, however, unless they are terminated within three years after the change of control, or if they voluntarily terminate their own employment, or if the termination is as a result of death or disability, or if they are terminated for cause.


     On March 18, 1998, Forseon entered into put agreements with each of Jerry
A. Magnin and Neil L. Diver, each of whom is a former director of Forseon. The put agreements provide that Mr. Magnin and Mr. Diver can require Forseon to buy back their shares of Forseon stock. The price per share is established by the most recent independent appraisal obtained for the ESOP. Forseon must buy back the shares, unless our Board of Directors decides in good faith that doing so would have a material adverse effect on Forseon. The agreements terminate on the earlier of March 18, 2000, or upon a change of control. The merger with the subsidiary of Towne Services would result in a change of control that would terminate the put agreements.


     Dan Paul, Allen Merrill and James Dixon serve as trustees to the ESOP and/or other employee benefit plans of Forseon. On March 25, 1999, Forseon entered into an agreement with each of these persons to indemnify them against any claims arising from their service as trustees. The indemnification payments do not have to be made where these persons acted dishonestly, or where they are separately protected by insurance.


     On February 1, 1998, Forseon entered into a consulting agreement with L.A. Delmonico Consulting, Inc., a consulting firm owned by Louis A. Delmonico, one of our directors. Under the agreement, the consulting firm receives a monthly fee of $4,800 based on four days' work per month, plus $1,200 per additional day and $150 per additional hour. The services that the consulting firm are to provide consist of marketing advice and general business planning. If there is a change of control at Forseon, however, the consulting firm is to be paid a lump sum of 12 times its monthly fee. The proposed merger with the subsidiary of Towne Services would result in a change of control and would, therefore, trigger a lump sum payment to the consulting firm of $57,600. The consulting firm is also entitled to reimbursement for all actual out-of-pocket expenses incurred in the performance of its consulting services. Mr. Delmonico's services have been retained for an additional 12 months to assist with the transition and integration of the two companies for which he will be paid $57,600. In addition to the consulting agreement, L.A. Delmonico Consulting, Inc. will receive payments totaling $57,600 upon the closing of the merger pursuant to a transaction success agreement between the consulting firm and Forseon.


     Forseon has entered into employment agreements with each of Messrs. Dan Paul and Allen Merrill. These employment agreements are contingent upon and will become effective upon completion of the merger. Under his agreement, Mr. Paul will be the President, Forseon Division and will be paid a base annual salary of $165,000. Mr. Merrill will be the Vice President of Finance and will be paid an annual base salary of $95,000.

     Both employment agreements provide that if either employee is terminated for any reason other than cause during the initial term of employment, then Towne will pay him his base compensation for the remaining term of the agreement. The initial term for Dan Paul's employment is 36 months and for Allen Merrill's employment agreement is 24 months. The terminated employee will also be eligible to participate in the Forseon employee benefit plans to the extent permitted under the plans. If either employee voluntarily terminates his employment or Towne terminates either employee for cause, then that employee will be paid all salary and benefits through the date of termination of employment, but nothing else.


     Other current executive officers of Forseon have executed or will execute employment agreements, conditioned on closing of the merger, with one year terms. Additionally, under all of these employment agreements, during the employee's employment with Forseon and for two years after termination of such employment, neither employee will, directly or indirectly, solicit or attempt to solicit the employment of any employee of Forseon, Towne or its affiliates or the business of any customer of Forseon, Towne or any of its affiliates in a line of business that is competitive with the Forseon's or Towne's business.

     California or other applicable law may make it difficult to enforce any of the non-solicitation provisions contained in the agreements described above. Therefore, Towne may not be able to protect its business relationships from competition by current Forseon officers in the event they leave our company.

                          COMPARISON OF CAPITAL STOCK

DESCRIPTION OF TOWNE SERVICES CAPITAL STOCK

     The authorized capital stock of Towne consists of 50,000,000 shares of common stock, no par value per share, and 20,000,000 shares of preferred stock, no par value per share.

  Towne Common Stock


     Under Towne's articles of incorporation, holders of common stock are entitled to receive dividends as may be legally declared by the board of directors. Each shareholder is entitled to one vote per share on all matters to be voted upon. Shareholders are not entitled to cumulate votes for the election of directors. Holders of common stock do not have preemptive, redemption or conversion rights and, upon liquidation, dissolution or winding up of Towne, will be entitled to share ratably in the net assets of Towne available for distribution to common shareholders. All shares outstanding prior to this offering are, and all shares to be issued in this offering will be, validly issued, fully paid and non-assessable.


  Towne Preferred Stock


     Towne's articles of incorporation authorize the board of directors to issue, without further action or vote by the holders of the common stock, shares of preferred stock in one or more series and to fix any preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption as shall be set forth in resolutions adopted by the board of directors. Articles of amendment must be filed with the Georgia Secretary of State prior to the issuance of any shares of preferred stock of the applicable series. Any preferred stock issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, this preferred stock may have class or series voting rights. Issuances of preferred stock, while providing Towne with flexibility in connection with general corporate purposes, may have an adverse effect on the rights of holders of common stock. In addition, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Towne or the effect of decreasing the market price of the common stock. Towne has no present plan to issue any additional shares of preferred stock.

  Transfer Agent and Registrar

     The transfer agent and registrar of the Towne common stock is First Union
National Bank and its telephone number is                 .

DESCRIPTION OF FORSEON CAPITAL STOCK

     The authorized capital stock of Forseon consists of 5,000,000 shares of common stock, $0.01 par value per share, and no shares of preferred stock.

  Forseon Common Stock


     As of the record date, there were 643,029 shares of Forseon common stock outstanding held of record by approximately 110 stockholders, although Forseon has been informed that there are in excess of 240 beneficial owners. Holders of Forseon common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Pursuant to Forseon's certificate of incorporation, the stockholders may cumulate votes in connection with the election of Forseon directors. The holders of Forseon common stock are entitled to receive ratably dividends as may be declared from time to time by the Forseon board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Forseon, the holders of Forseon common stock are entitled to share ratably in all assets remaining after payment of liabilities. The Forseon common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Forseon common stock. All outstanding shares of Forseon common stock are fully paid and non-assessable, and the shares of Towne common stock which are to be received in exchange for the Forseon common stock to be outstanding upon completion of the Merger will be fully paid and non-assessable.


  Transfer Agent and Registrar

     Forseon serves as its own transfer agent and registrar.

ESOP MATTERS


     The Forseon ESOP currently holds 342,368 shares of Forseon stock. If the merger is approved, these shares will be exchanged for shares of Towne stock, at a ratio that currently equals 2.82 shares of Towne stock for each share of Forseon stock. Following the merger, the Forseon ESOP will hold only shares of Towne stock. The merger will not itself create any rights in participants to receive distributions from the ESOP. Participants in the Forseon ESOP will be entitled to receive distributions from the ESOP only upon termination of employment prior to or upon retirement, or upon death or disability.


                      COMPARISON OF RIGHTS OF STOCKHOLDERS


     Forseon is a Delaware corporation and Towne and its merger subsidiary are Georgia corporations. Forseon stockholders' rights will be governed after the merger by Georgia law, as well as Towne's articles of incorporation and bylaws.

     The following is a summary of the material differences between the rights of holders of Forseon common stock and the rights of holders of Towne common stock. These differences arise from differences between Delaware and Georgia law, Forseon's amended and restated certificate of incorporation, Forseon's bylaws, Towne's amended and restated articles of incorporation and Towne's bylaws.

NOMINATIONS FOR BOARD OF DIRECTORS AND ADVANCE NOTICE OF STOCKHOLDER NOMINEES


     Towne's bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to the board of directors and the proposal of business to be considered by shareholders may be made only by or at the direction of the board of directors, the Chairman of the board of directors or the President, or by a shareholder who has complied with the advance notice procedures set forth in the bylaws. Nominations, other than those made by Towne's board of directors, must be preceded by notification in writing received by the secretary of the corporation not less than 60 nor more than 90 days prior to the first anniversary of the prior year's annual meeting.


     Forseon's bylaws provide that nominations for election to the board of directors of Forseon must be made by or at the direction of the board of directors or by any stockholder entitled to vote for the election of directors who complies with certain notice procedures. To be timely, notice must be received at Forseon's principal executive offices not less than 30 nor more than 60 calendar days prior to the meeting.

AMENDMENT TO GOVERNING DOCUMENTS


     Delaware law requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock of each class entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation. If an amendment would alter the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, the class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. Georgia law provides similar rights, except that a corporation's board of directors may amend the articles of incorporation on some routine matters without shareholder action, such as changing the corporate name or deleting the names and addresses of the initial directors.



     Delaware law provides that the power to adopt, amend or repeal a corporation's bylaws shall be in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may confer this power on its board of directors in addition to the stockholders. Georgia law, however, provides that the power to adopt, amend or repeal a corporation's bylaws is held by both the shareholders and the board of directors, unless the articles of incorporation reserve the power exclusively to the shareholders. Also, certain bylaw provisions may only be adopted, amended or repealed by the shareholders, such as those limiting the authority of the board of directors or providing for staggered terms of directors.


STOCKHOLDER CONSENT IN LIEU OF MEETING

     Under Delaware corporate law, unless otherwise provided in a corporation's certificate of incorporation, any action required to be taken or which may be taken at an annual or special meeting of stockholders may be taken without a meeting by proper written consent. Proper written consent is a consent in writing signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize the action at a meeting at which all shares entitled to vote were present and voted.


     Under Georgia law, a consent must be signed by all the shareholders entitled to vote on the action, unless the articles of incorporation allow action by the minimum number necessary to authorize the action. The articles of incorporation of Towne do not provide for a consent by less than all the shareholders entitled to vote on the action.

ANTI-TAKEOVER PROVISIONS

     Towne's articles of incorporation require the affirmative vote of at least 66 2/3% of the directors for the following actions of Towne to be submitted to a vote of the shareholders:

        - a sale of all or substantially all assets;

        - a liquidation or dissolution;

        - a merger, consolidation or reorganization, unless the shareholders immediately prior to the transaction will own at least a majority of the combined voting power of the company resulting from the merger, consolidation or reorganization; or


        - any increase in the number of directors above 15 directors.



     In addition, the affirmative vote of 66 2/3% of the holders of the common stock is required for shareholder approval of any of these actions.



     The board of directors has the power to issue preferred stock, in one or more classes or series and with rights and preferences as determined by the board of directors, all without shareholder approval. Because the board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of common stock. The board of directors has no present plans to issue any additional shares of preferred stock.



     Georgia law generally restricts a company from entering into business combinations with an interested shareholder, which is defined as any person or entity that is the beneficial owner of at least 10% of the company's voting stock, or its affiliates for a period of five years after the date on which the shareholder became an interested shareholder, unless:


        - the transaction is approved by the board of directors prior to the date the person became an interested shareholder;

        - the interested shareholder acquires 90% of the company's voting stock in the same transaction in which it exceeds 10%; or

        - subsequent to becoming an interested shareholder, the shareholder acquires 90% of the company's voting stock and the business combination is approved by the holders of a majority of the voting stock entitled to vote on the matter.


     Georgia law provides that these restrictions will not apply unless the bylaws of the corporation specifically provide that these provisions of Georgia law are applicable to the corporation. Towne has not elected to be covered by this statute, but it could do so by action of the board of directors at any time.

SPECIAL MEETINGS


     Towne's bylaws provide that special meetings of its stockholders may be called by the president, the Towne board of directors, the chairman of the board or, provided that Towne has more than 100 beneficial owners, the holders of a majority of the votes entitled to be cast on any issue to be considered at the meeting. Forseon's bylaws provide that special meetings of their stockholders may only be called by the president or the board of directors.


CUMULATIVE VOTING

     The bylaws of Forseon provide for cumulative voting in elections of directors. The bylaws and articles of incorporation of Towne do not provide for cumulative voting in elections of directors. Therefore, under Georgia law, cumulative voting rights are not available to Towne shareholders.


     The foregoing discussion of some of the similarities and material differences between the rights of Forseon stockholders, the rights of Towne shareholders under the respective certificates of incorporation and bylaws is only a summary of certain provisions in each of these documents. You should reference the Delaware General Corporate Law, the Georgia Business Corporation Code, the common law of Delaware and Georgia and the full text of Towne's and Forseon's certificates of incorporation and bylaws for the details of these matters.


                                    EXPERTS

     The financial statements of Towne Services, Inc. as of December 31, 1996, 1997, and 1998 and for the period from inception (October 23, 1995) to December 31, 1995 and for each of the three years in the period ended December 31, 1998 included or incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Banking Solutions, Inc. as of December 31, 1996 and 1997 and for each of the years then ended included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Forseon Corporation as of June 30, 1997 and 1998 and for each of the years in the three-year period ended June 30, 1998, have been included in this document and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this document, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS


     Legal matters relating to the merger, such as the validity of the shares of Towne common stock offered hereby, and the federal income tax consequences in connection with the merger, will be passed upon for Towne by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia. Legal matters relating to the merger and the transactions contemplated thereby, including the valid execution and delivery of the merger agreements and proper stockholder vote on the merger, will be passed upon for Forseon by Gibson, Dunn & Crutcher, LLP, Irvine, California.

                              TOWNE SERVICES, INC.
                                AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                 DECEMBER 31, 1997 AND 1998 AND MARCH 31, 1999


                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS....................  F-2
FINANCIAL STATEMENTS
Consolidated Balance Sheets as of December 31, 1997 and 1998
  and March 31, 1999........................................  F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1996, 1997 and 1998 and for the three months
  ended March 31, 1998 and 1999.............................  F-4
Consolidated Statements of Shareholders' Equity for the
  Years Ended December 31, 1996, 1997 and 1998 and for the
  three months ended March 31, 1999.........................  F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1996, 1997 and 1998 and for the three months
  ended March 31, 1998 and 1999.............................  F-6
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Towne Services, Inc.:

     We have audited the accompanying consolidated balance sheets of TOWNE SERVICES, INC. (a Georgia corporation) AND SUBSIDIARIES as of December 31, 1997 and 1998 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Towne Services, Inc. and subsidiaries as of December 31, 1997 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in Item 21(b) of this registration statement is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          /s/ ARTHUR ANDERSEN LLP

Atlanta, Georgia

February 12, 1999 (except with


respect to the matter discussed in Note 12,


as to which the date is March 25, 1999)

                              TOWNE SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS

                 DECEMBER 31, 1997 AND 1998 AND MARCH 31, 1999



                                                                                            MARCH 31,
                                                                 1997           1998           1999
                                                              -----------   ------------   ------------
                                                                                           (UNAUDITED)
                                                ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 2,536,439   $ 13,081,284   $  5,024,542
  Accounts receivable, net of allowance for uncollectible
    accounts of $25,000, $347,065 and $337,565 in 1997, 1998
    and 1999, respectively..................................      121,566      3,552,478      5,170,946
  Note receivable...........................................            0        167,305        170,625
  Other.....................................................       68,273        229,732        392,079
                                                              -----------   ------------   ------------
         Total current assets...............................    2,726,278     17,030,799     10,758,192
PROPERTY AND EQUIPMENT, net.................................      489,849      2,116,987      3,155,617
NOTES RECEIVABLE............................................       78,990         81,565         83,265
DEBT ISSUANCE COSTS, net....................................      288,815              0              0
GOODWILL, net...............................................            0     14,955,414     15,002,777
OTHER INTANGIBLES, net......................................            0      1,134,614      1,077,883
OTHER ASSETS, net...........................................        2,500        100,249         81,396
                                                              -----------   ------------   ------------
                                                              $ 3,586,432   $ 35,419,628   $ 30,159,130
                                                              ===========   ============   ============

                                 LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $   297,937   $    125,763   $    800,014
  Accrued liabilities.......................................      215,109      1,273,148      1,092,117
  Accrued compensation......................................      220,300        250,391        558,915
  Accrued termination costs.................................            0        497,910        437,076
  Current portion of long-term debt.........................       46,757      5,000,000              0
                                                              -----------   ------------   ------------
         Total current liabilities..........................      780,103      7,147,212      2,888,122
                                                              -----------   ------------   ------------
LONG TERM DEBT, net of discount of $249,500, $0, and $0 in
  1997, 1998, and 1999, respectively........................    1,289,666              0              0
                                                              -----------   ------------   ------------
COMMITMENTS AND CONTINGENCIES (NOTE 5)
WARRANTS WITH REDEMPTION FEATURE............................      255,000              0              0
                                                              -----------   ------------   ------------
SHAREHOLDERS' EQUITY:
  Preferred stock, $100 par value; 20,000,000 shares
    authorized, 0 issued and outstanding in 1997, 1998, and
    1999, respectively......................................            0              0              0
  Common stock, no par value; 50,000,000 shares authorized,
    11,706,766, 19,651,390, and 19,803,611 issued and
    outstanding in 1997, 1998, and 1999, respectively.......    4,417,696     52,363,084     52,418,798
  Warrants outstanding......................................       41,000         41,000         41,000
  Accumulated deficit.......................................   (3,197,033)   (24,131,668)   (25,188,790)
                                                              -----------   ------------   ------------
         Total shareholders' equity.........................    1,261,663     28,272,416     27,271,008
                                                              -----------   ------------   ------------
                                                              $ 3,586,432   $ 35,419,628   $ 30,159,130
                                                              ===========   ============   ============


      The accompanying notes are an integral part of these balance sheets.

                              TOWNE SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

             AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999



                                                                                           FOR THE THREE
                                                    FOR THE YEARS ENDED                    MONTHS ENDED
                                                       DECEMBER 31,                          MARCH 31,
                                          ---------------------------------------   ---------------------------
                                             1996         1997           1998           1998           1999
                                          ----------   -----------   ------------   ------------   ------------
                                                                                            (UNAUDITED)
REVENUES................................  $  105,285   $   722,364   $  6,397,628   $    547,954   $  4,604,460
                                          ----------   -----------   ------------   ------------   ------------
COSTS AND EXPENSES:
  Costs of processing, servicing and
    support.............................     219,621       832,102      2,027,160        374,128        953,990
  Research and development..............      51,871       332,470        306,482         74,024         71,840
  Sales and marketing...................     118,163       839,323      6,251,564        485,562      3,239,832
  Stock compensation expense............      10,020             0      6,267,497      5,971,590         36,339
  Employee termination costs............           0             0      2,291,102              0              0
  General and administrative............     358,606     1,139,642      3,858,564      1,347,282      1,437,648
                                          ----------   -----------   ------------   ------------   ------------
         Total costs and expenses.......     758,281     3,143,537     21,002,369      8,252,586      5,739,649
                                          ----------   -----------   ------------   ------------   ------------
OPERATING LOSS..........................    (652,996)   (2,421,173)   (14,604,741)    (7,704,632)    (1,135,189)
                                          ----------   -----------   ------------   ------------   ------------
OTHER EXPENSES:
  Interest expense (income), net........       5,802        95,946       (263,503)        64,289        (78,067)
  Other expense (income)................       3,509        (1,018)        (5,814)             0              0
  Financing costs for stock issued to
    nonemployees........................           0             0        323,000        323,000              0
                                          ----------   -----------   ------------   ------------   ------------
         Total other expenses...........       9,311        94,928         53,683        387,289        (78,067)
                                          ----------   -----------   ------------   ------------   ------------
Loss before extraordinary loss on early
  extinguishment of debt................    (662,307)   (2,516,101)   (14,658,424)    (8,091,921)    (1,057,122)
Extraordinary loss on early
  extinguishment of debt................           0             0        476,239              0              0
                                          ----------   -----------   ------------   ------------   ------------
NET LOSS................................  $ (662,307)  $(2,516,101)  $(15,134,663)  $ (8,091,921)  $ (1,057,122)
                                          ==========   ===========   ============   ============   ============
PREFERRED STOCK DIVIDENDS...............           0             0     (5,108,000)    (5,108,000)             0
ACCRETION OF WARRANTS WITH REDEMPTION
  FEATURE...............................           0             0       (691,972)      (211,000)             0
NET LOSS ATTRIBUTABLE TO COMMON
  SHAREHOLDERS BEFORE EXTRAORDINARY
  LOSS..................................  $ (662,307)  $(2,516,101)  $(20,458,396)  $(13,410,921)  $ (1,057,122)
                                          ==========   ===========   ============   ============   ============
NET LOSS ATTRIBUTABLE TO COMMON
  SHAREHOLDERS PER COMMON SHARE BEFORE
  EXTRAORDINARY LOSS:
Basic...................................  $    (0.10)  $     (0.26)  $      (1.32)  $      (1.11)  $      (0.05)
                                          ==========   ===========   ============   ============   ============
Diluted.................................  $    (0.10)  $     (0.26)  $      (1.32)  $      (1.11)  $      (0.05)
                                          ==========   ===========   ============   ============   ============
NET LOSS ATTRIBUTABLE TO COMMON
  SHAREHOLDERS..........................  $ (662,307)  $(2,516,101)  $(20,934,635)  $(13,410,921)  $ (1,057,122)
                                          ==========   ===========   ============   ============   ============
NET LOSS ATTRIBUTABLE TO COMMON
  SHAREHOLDERS PER COMMON SHARE:
Basic...................................  $    (0.10)  $     (0.26)  $      (1.35)  $      (1.11)  $      (0.05)
                                          ==========   ===========   ============   ============   ============
Diluted.................................  $    (0.10)  $     (0.26)  $      (1.35)  $      (1.11)  $      (0.05)
                                          ==========   ===========   ============   ============   ============
Weighted Average Common Shares
  Outstanding...........................   6,337,356     9,600,592     15,516,170     12,077,352     19,765,493
                                          ==========   ===========   ============   ============   ============


        The accompanying notes are an integral part of these statements.

                              TOWNE SERVICES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                 AND FOR THE THREE MONTHS ENDED MARCH 31, 1999



                                       PREFERRED STOCK            COMMON STOCK                                          TOTAL
                                     --------------------   ------------------------    WARRANTS     ACCUMULATED    SHAREHOLDERS'
                                     SHARES      AMOUNT       SHARES       AMOUNT      OUTSTANDING     DEFICIT         EQUITY
                                     -------   ----------   ----------   -----------   -----------   ------------   -------------
BALANCE, DECEMBER 31, 1995.........       --           --    5,000,000   $    15,750          --     $    (18,625)  $     (2,875)
                                     -------   ----------   ----------   -----------     -------     ------------   ------------
Issuance of common stock...........       --           --    2,905,700       720,150          --               --        720,150
Fair value of stock options
  granted..........................       --           --           --        64,124          --               --         64,124
Net loss...........................       --           --           --            --          --         (662,307)      (662,307)
                                     -------   ----------   ----------   -----------     -------     ------------   ------------
BALANCE, DECEMBER 31, 1996.........       --           --    7,905,700       800,024          --         (680,932)       119,092
                                     -------   ----------   ----------   -----------     -------     ------------   ------------
Issuance of common stock...........       --           --    3,537,766     3,471,099          --               --      3,471,099
Issuance of warrants...............       --           --           --            --      41,000               --         41,000
Exercise of stock options..........       --           --      263,300        78,990          --               --         78,990
Fair value of stock options
  granted..........................       --           --           --        67,583          --               --         67,583
Net loss...........................       --           --           --            --          --       (2,516,101)    (2,516,101)
                                     -------   ----------   ----------   -----------     -------     ------------   ------------
BALANCE, DECEMBER 31, 1997.........       --           --   11,706,766     4,417,696      41,000       (3,197,033)     1,261,663
                                     -------   ----------   ----------   -----------     -------     ------------   ------------
Issuance of preferred stock........   15,000   $1,500,000           --            --          --               --      1,500,000
Issuance of common stock...........       --           --    1,052,308     5,532,500          --               --      5,532,500
Preferred stock dividend (Note
  8)...............................       --           --           --     5,100,000          --       (5,108,000)        (8,000)
Exercise of stock options..........       --           --      771,000       583,500          --               --        583,500
Employee compensation expense for
  stock options granted or
  amended..........................       --           --           --     2,275,266          --               --      2,275,266
Accretion of warrants with
  redemption feature...............       --           --           --       691,972          --         (691,972)            --
Conversion of preferred stock......  (15,000)  (1,500,000)   1,217,903     1,508,000          --               --          8,000
Conversion of outstanding
  warrants.........................       --           --      308,982       255,000          --               --        255,000
Initial public offering
  transactions, net (Note 3).......       --           --    3,850,000    26,989,129          --               --     26,989,129
Issuance of common shares in
  connection with the purchase of
  Banking Solutions, Inc...........       --           --      744,431     5,010,021          --               --      5,010,021
Net loss...........................       --           --           --            --          --      (15,134,663)   (15,134,663)
                                     -------   ----------   ----------   -----------     -------     ------------   ------------
BALANCE, DECEMBER 31, 1998.........       --           --   19,651,390   $52,363,084     $41,000     $(24,131,668)  $ 28,272,416
                                     -------   ----------   ----------   -----------     -------     ------------   ------------
Exercise of stock options..........       --           --      152,221        19,375          --               --         19,375
Employee compensation expense......       --           --           --        36,339          --               --         36,339
Net loss...........................       --           --           --            --          --       (1,057,122)    (1,057,122)
                                     -------   ----------   ----------   -----------     -------     ------------   ------------
BALANCE, MARCH 31, 1999
  (UNAUDITED)......................       --           --   19,803,611   $52,418,798     $41,000     $(25,188,790)  $ 27,271,008
                                     =======   ==========   ==========   ===========     =======     ============   ============


        The accompanying notes are an integral part of these statements

                              TOWNE SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

             AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999



                                                                                                     THREE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,                   MARCH 31,
                                                         --------------------------------------   -------------------------
                                                           1996         1997           1998          1998          1999
                                                         ---------   -----------   ------------   -----------   -----------
                                                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss.............................................  $(662,307)  $(2,516,101)  $(15,134,663)  $(8,091,921)  $(1,057,122)
                                                         ---------   -----------   ------------   -----------   -----------
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Compensation expense recognized for stock option
      grants...........................................     10,020             0      6,267,497     5,971,590        36,339
    Financing costs for stock issued to nonemployees...          0             0        323,000       323,000             0
    Issuance of warrants...............................          0        41,000              0             0             0
    Loss on disposal of property and equipment.........      7,234             0              0             0             0
    Extraordinary loss from early extinguishment of
      debt.............................................          0             0        476,239             0             0
    Depreciation.......................................     12,895       103,629        285,354        39,980       155,243
    Amortization of goodwill and other intangibles.....          0             0        113,337             0       215,430
    Amortization of debt financing fees................          0        39,423         13,496        20,896             0
    Amortization of debt discount......................          0         5,500         33,025        10,103             0
    Changes in operating assets and liabilities, net of
      acquisitions:
      Accounts receivable..............................     (1,596)     (119,970)    (2,969,117)     (237,441)   (1,618,468)
      Prepaid & other assets...........................     (8,713)     (259,209)      (265,166)     (146,339)     (143,494)
      Accounts payable.................................     39,487       257,836       (401,993)     (172,432)      674,251
      Accrued liabilities..............................     94,022       200,922        993,439        81,360      (294,862)
      Accrued compensation.............................          0       139,977         30,092       685,997       308,524
      Deferred revenue.................................     23,103       (23,103)             0             0             0
                                                         ---------   -----------   ------------   -----------   -----------
        Total adjustments..............................    176,452       386,005      4,899,203     6,576,714      (667,037)
                                                         ---------   -----------   ------------   -----------   -----------
        Net cash used in operating activities..........   (485,855)   (2,130,096)   (10,235,460)   (1,515,207)   (1,724,159)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Note receivable from shareholders....................          0       (78,990)      (169,880)            0        (5,020)
  Purchase of Credit Collection Solutions, Inc., net of
    cash acquired......................................          0             0       (510,000)            0             0
  Purchase of Banking Solutions, Inc., net of cash
    acquired...........................................          0             0    (10,351,129)            0      (153,065)
  Purchase of property and equipment, net..............   (151,813)     (451,569)    (1,870,672)     (223,094)   (1,193,873)
                                                         ---------   -----------   ------------   -----------   -----------
        Net cash used in investing activities..........   (151,813)     (530,559)   (12,901,681)     (223,094)   (1,351,958)
                                                         ---------   -----------   ------------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from exercise of stock options..............          0        78,990        583,500             0        19,375
  Repayment of debt....................................          0      (318,702)    (2,236,761)      (15,397)   (5,000,000)
  Proceeds from Sirrom Capital loan....................          0     1,500,000              0             0             0
  Proceeds from short/long-term borrowings.............     60,000       314,625      5,628,849             0             0
  Proceeds from issuance of preferred stock............          0             0      1,500,000     1,500,000             0
  Proceeds from issuance of common stock...............    710,130     3,471,099     28,206,398     1,217,269             0
                                                         ---------   -----------   ------------   -----------   -----------
        Net cash provided by financing activities......    770,130     5,046,012     33,681,986     2,701,872    (4,980,625)
                                                         ---------   -----------   ------------   -----------   -----------
NET INCREASE IN CASH...................................    132,462     2,385,357     10,544,845       963,571    (8,056,742)
CASH AND CASH EQUIVALENTS, beginning of period.........     18,620       151,082      2,536,439     2,536,439    13,081,284
                                                         ---------   -----------   ------------   -----------   -----------
CASH AND CASH EQUIVALENTS, end of period...............  $ 151,082   $ 2,536,439   $ 13,081,284   $ 3,500,010   $ 5,024,542
                                                         =========   ===========   ============   ===========   ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes.............................  $       0   $         0   $          0   $         0   $         0
                                                         =========   ===========   ============   ===========   ===========
Cash paid for interest.................................          0   $    15,900   $    235,030   $    42,083   $     5,890
                                                         =========   ===========   ============   ===========   ===========
Fair value of stock options granted....................  $  64,124   $    67,583   $          0   $         0   $         0
                                                         =========   ===========   ============   ===========   ===========
Stock subscription receivable..........................  $       0   $         0   $          0   $   427,500   $         0
                                                         =========   ===========   ============   ===========   ===========
ACQUISITION OF BSI:
  Fair value of assets acquired........................  $       0   $         0   $    413,534
  Liabilities assumed..................................          0             0     (1,285,120)
  Value of common shares issued........................          0             0     (4,517,230)


        The accompanying notes are an integral part of these statements.

                              TOWNE SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BACKGROUND

     Towne Services, Inc. ("Towne Services" or the "Company") designs, develops and markets products and services that convert the in-house credit transactions of small businesses into automated accounts which are processed electronically in much the same way as credit card transactions are processed. Usually, in-house credit transactions are completed without a credit card or cash, are recorded and processed manually and then billed to the customer at a later date. To automate this process, Towne Services offers the following electronic processing systems, TOWNE CREDIT, TOWNE FINANCE and CASHFLOW MANAGER, which process small business' in-house credit transactions in much the same way as credit card transactions are processed.

     The TOWNE CREDIT system electronically processes in-house consumer credit transactions of small and medium size retail merchants. The TOWNE FINANCE system, a commercial version of TOWNE CREDIT, is an automated asset management and financing system that processes business-to-business credit transactions for small commercial businesses. The CASHFLOW MANAGER system is an accounts receivable financing program similar to the TOWNE FINANCE product. Through the use of the Company's products and services, small businesses can automate certain manual processes, accelerate cash flow, provide better customer service, reduce paperwork and shift many other administrative burdens to Towne Services. In addition, the Company provides complementing products and services to banks that enable them to generate interest-bearing revolving credit accounts by financing the accounts receivable of these small businesses. Through the use of the Company's products, banks can monitor customers' accounts receivable and generate detailed status reports, and may attract new business customers who, in turn, may become customers of Towne Services.

     Incorporated on October 23, 1995, Towne Services had no significant operations until it released its TOWNE CREDIT product and related services in June 1997. Accordingly, the Company has only a limited operating history. The Company has incurred significant losses in each quarter since it commenced operations. Towne Services had net losses of $662,000, $2.5 million and $15.1 million for the years ended December 31, 1996, 1997 and 1998, respectively. The Company expects that it will continue to incur net losses until it is able to attain sufficient revenues to support its business. The Company can provide no assurances as to when, if ever, this may occur.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPALS OF CONSOLIDATION

     The accompanying financial statements include the accounts of Towne Services, Inc. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of

                              TOWNE SERVICES, INC.

the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION


     The Company functions as a service bureau whereby customers process transactions utilizing the Company's software on an outsourced basis. The Company's revenues are generated primarily through initial set-up fees, discount fees and recurring monthly transaction processing fees. Revenues related to the initial set-up fee are recognized upon execution of the related contract. Revenues are deferred for contracts that contain certain cancellation clauses and/or return guarantees until the guarantee period is expired. Discount fees and transaction fees are recognized on a monthly basis as earned. Management believes the prices charged for its services are based upon the relative fair value of the related services provided. The Company also leases point of sale terminal equipment to certain customers under month-to-month operating leases. Such operating lease revenues are recognized on a monthly basis as earned.


CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs which do not extend the useful lives of these assets are expensed as incurred. Depreciation is provided using the straight-line method for financial reporting. The detail of property and equipment at December 31, 1997 and 1998 is as follows:

                                                      1997         1998      USEFUL LIVES
                                                    ---------   ----------   ------------
Furniture and fixtures............................  $ 114,841   $  280,144   Seven years
Automobiles.......................................     18,406       18,406   Three years
Computers and equipment...........................    219,328      651,740   Five years
Point-of-sale equipment...........................    193,843    1,279,644   Three years
Leasehold improvements............................      9,337       32,267   Five years
Computer Software.................................          0      162,653   Five years
Software development costs........................     47,000       59,500   Three years
                                                    ---------   ----------
                                                      602,755    2,484,354
Less accumulated depreciation.....................   (112,906)    (367,367)
                                                    ---------   ----------
                                                    $ 489,849   $2,116,987
                                                    =========   ==========

LONG-LIVED ASSETS


     The Company periodically reviews the values assigned to long-lived assets, such as property and equipment and intangibles, to determine whether any impairments are other than temporary. The Company reviews the value of its long-lived assets by calculating whether the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those

                              TOWNE SERVICES, INC.

assets. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.


GOODWILL AND OTHER INTANGIBLES

     In connection with the purchase of Credit Collection Solutions, Inc. ("CCS") (Note 4), the Company has recorded goodwill in the amount of $440,000, which is being amortized over a period of 5 years.

     In connection with the purchase of Banking Solutions, Inc. ("BSI") (Note
4), the Company has recorded goodwill in the amount of $14.6 million, which is being amortized over a period of 25 years. The Company has allocated $1.1 million to BSI's customer list, which is being amortized over a period of 5 years.

OFFICERS' LIFE INSURANCE

     The Company carries life insurance policies on four key executives. The aggregate face value of these policies is $4,250,000, and the Company is entitled to receive any proceeds as the beneficiary. The Company had no cash surrender value in these policies at December 31, 1997 and 1998.

RESEARCH AND DEVELOPMENT EXPENSES

     Research and development expenses consist of salary related personnel costs, including costs for employee benefits, computer equipment and support services used in products necessary to deliver the Company's services. The Company's policy is to capitalize research and development costs upon establishing technological feasibility, subject to a periodic assessment of recoverability based on expected future revenues. The Company had capitalized approximately $47,000, and $60,000 of software development costs at December 31, 1997 and 1998, respectively.

NET LOSS PER SHARE

     In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," effective for fiscal years ending after December 15, 1997. The Company adopted the new guidelines for the calculation and presentation of earnings per share, and all prior periods have been restated. Basic loss per share is based on the weighted average number of shares outstanding. Diluted loss per share is based on the weighted average number of shares outstanding, and the dilutive effect of common stock equivalent shares issuable upon the exercise of stock options and warrants (using the treasury stock method). All common stock equivalents have been excluded, as their effect would be anti-dilutive. Therefore, the weighted average shares used for basic and diluted earnings per share are the same.

INCOME TAXES

     The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes," which requires the use of an asset and liability method of accounting for deferred income taxes. Under SFAS No. 109, deferred tax assets or liabilities at

                              TOWNE SERVICES, INC.

the end of each period are determined using the tax rate expected to apply to taxable income in the period in which the deferred tax asset or liability is expected to be settled or realized.

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform with the current year presentation.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The book values of cash, trade accounts receivable, trade accounts payable, and other financial instruments approximate their fair values principally because of the short-term maturities of these instruments. The fair value of the Company's long-term debt is estimated based on the current rates offered to the Company for debt of similar terms and maturities.

RISK OF POSSIBLE SYSTEM FAILURE

     The Company's operations depend on its ability to protect its network infrastructure and equipment against damages from human error, natural disasters, power and telecommunications failures, intentional acts of vandalism, and similar events. Despite precautions taken by the Company, the occurrence of human error, a natural disaster, or other unanticipated problems could halt the Company's services, damage network equipment, and result in substantial expense for the Company to repair or replace damaged equipment. In addition, the failure of the Company's telecommunications providers to supply the necessary services could also interrupt the Company's services. The inability of the Company to supply services to its customers could negatively affect the Company's business and financial results and may also harm the Company's reputation.

LOSS OF CUSTOMERS

     Customer attrition is a normal part of the electronic processing business. The Company has and will experience losses of small business customers due to attrition. Towne Services' written agreements with its customers generally provide that either party may terminate the agreement upon 30 to 60 days' notice for any reason. Consolidation in the financial services industry in the United States may result in fewer potential bank customers. In addition, the Company may elect not to process or continue processing for customers that experience financial difficulties or other problems.

PRODUCT RISKS

     Towne Services may be liable if the use of any of its products causes damage to its customers' businesses. Towne Services also may be required to recall certain of its products if they become damaged or unable to perform their intended functions. Towne Services has not experienced any product recalls or product liability judgments or claims. However, a product recall or product liability judgment against Towne Services could negatively affect its business and financial results.

                              TOWNE SERVICES, INC.

TRADEMARKS AND OTHER PROPRIETARY RIGHTS

     Towne Services believes that its technologies, trademarks and other proprietary rights are important to its success. The Company attempts to protect itself through a combination of copyright law, trademark and trade secret laws, employee and third party confidentiality agreements and other methods. However, unauthorized parties may attempt to copy aspects of the Company's technology, products and services or to otherwise obtain and use information that the Company regards as proprietary, despite the Company's efforts to protect them. Third parties may claim that the Company's current or future products and services infringe the patent, copyright or trademark rights of such third parties. No assurance can be given that, if such actions or claims are brought, the Company will ultimately prevail. Any such claims, whether with or without merit, could be costly and time consuming, cause delays in introducing new or improved products and services, require Towne Services to enter royalty or licensing agreements or discontinue using the challenged technology and otherwise could have a material adverse effect on the Company's business and financial results.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and presentation of comprehensive income and its components in a full set of general purpose financial statements. This statement is effective for periods beginning after December 15, 1997. The Company adopted SFAS No. 130 effective March 31, 1998. The adoption of SFAS No. 130 did not have a material impact on the Company's financial statements, as comprehensive income did not differ from the reported net loss.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company's operating business segments provide electronic transaction processing for small business in-house accounts. The product lines offered by the Company use the Company's central administrative offices for customer support, centralized processing and sales support. In addition, the Company's sales force markets all products within their assigned markets. Consequently, the Company considers all of its products as one reportable segment under the definitions in SFAS No. 131.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal

                              TOWNE SERVICES, INC.

years beginning after June 15, 1999. A company may also implement SFAS No. 133 as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1999 and thereafter). SFAS No. 133 cannot be applied retroactively; it must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997. The adoption of SFAS No. 133 is not expected to have a material impact on the Company's financial statements.


UNAUDITED INTERIM FINANCIAL INFORMATION



     The accompanying consolidated financial statements for the three months ended March 31, 1998 and 1999 are unaudited. In the opinion of the management of the Company, these financial statements reflect all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the financial statements. Certain information and footnote disclosures usually found in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999 or for any other future periods.


3. INITIAL PUBLIC OFFERING

     In July 1998 the Company completed an initial public offering ("IPO") of its common stock. The total proceeds of the IPO, net of underwriting discounts and offering expenses, were approximately $27.0 million. The Company issued 3,850,000 shares at an offering price at $8.00 per share. Subsequent to the IPO, the Company converted all outstanding shares of Series A Preferred Stock to 1,217,903 shares of common stock and warrants for 308,982 shares of common stock were exercised.

4. ACQUISITIONS


     In June 1998, the Company acquired certain assets and liabilities of Credit Collection Solutions, Inc. ("CCS") for approximately $510,000 cash and the issuance of up to 100,000 shares of the Company's common stock if specified sales levels of Collection Works software are achieved. If the contingent consideration is earned, the value of the shares will be treated as additional goodwill to be amortized over the remaining useful life. As of December 31, 1998, the specified sales levels have not been achieved. CCS is a developer of computer software for processing payments and tracking collections. In connection with the purchase of CCS, the Company has recorded goodwill in the amount of $440,000, which is being amortized over a period of 5 years. This amount includes $200,000 which was originally recognized as purchased in-process development at the time of the acquisition.


     In December 1998, the Company acquired the outstanding stock of Banking Solutions, Inc. ("BSI") for approximately $14.9 million in cash and stock. In connection with the acquisition of Banking Solutions, the Company issued 744,431 shares of Towne's common stock at $6.73 per share. The remainder of the purchase price was paid in cash. Towne also agreed to pay former officers of Banking Solutions amounts of money which are contingent upon future performance criteria. BSI is a developer and provider of a transaction processing system, CASHFLOW MANAGER, an accounts receivable financing program similar to the TOWNE FINANCE product.

                              TOWNE SERVICES, INC.

The Company recorded this transaction using the purchase method of accounting. The Company has allocated goodwill in the amount of $14.6 million, which is being amortized over a period of 25 years. The Company has recorded $1.1 million to an intangible asset for BSI's customer list, which is being amortized over a period of 5 years. The Company recognized a one-time charge in the amount of $2.3 million consisting of $1.8 million in cash and $0.5 million in stock in December 1998 related to employee terminations which were not identified at the date of purchase. The terminations included 21 administrative, technical and sales employees. Of the $1.8 million in cash payments, $1.3 million was paid on various days from mid to late December 1998, and the remaining $0.5 million will be paid during fiscal year 1999. BSI's operations have been included in the operations of the Company since acquisition.



     The detail of the allocation of the purchase price is as follows (in thousands):



Accounts receivable.........................................     402
Prepaid expenses............................................      12
Accounts payable............................................    (230)
Accrued liabilities.........................................  (1,056)
Goodwill....................................................  14,586
Other Intangibles...........................................   1,154
                                                              ------
Total Consideration.........................................  14,868


     Pro forma financial information as if the acquisitions had occurred at the beginning of the respective periods during which they occurred would be as follows:

                                                                1997           1998
                                                             -----------   ------------
                                                                    (UNAUDITED)
REVENUES...................................................  $ 8,808,177   $ 14,510,777
NET LOSS BEFORE EXTRAORDINARY ITEM.........................   (3,484,053)   (15,429,602)
NET LOSS...................................................   (3,484,053)   (15,905,842)
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS...............  $(3,484,053)  $(21,705,813)
                                                             ===========   ============
NET LOSS ATTRIBUTABLE PER COMMON SHARE.....................  $     (0.34)  $      (1.35)
                                                             -----------   ------------

                              TOWNE SERVICES, INC.

5. LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1997 and 1998:

                                                                 1997         1998
                                                              ----------   -----------
Note payable to First Union Bank, interest at LIBOR+2.0%
  (7.1% at December 31, 1998)...............................  $        0   $ 5,000,000
Note payable to Sirrom Investments, Inc. ("Sirrom") (the
  "Sirrom Note"), interest at 14%, $1,500,000 due December
  2002, secured by certain assets of the Company and all
  shares owned by the Company's principal shareholders......   1,500,000             0
Notes payable to Citizens Bank, interest ranging from 9.25%
  to 12%, payable monthly through 2000, secured by
  equipment.................................................      85,923             0
                                                              ----------   -----------
                                                               1,585,923     5,000,000
Less current portion........................................     (46,757)   (5,000,000)
                                                              ----------   -----------
                                                               1,539,166             0
Less original issue discount................................    (249,500)            0
                                                              ----------   -----------
                                                              $1,289,666   $         0
                                                              ==========   ===========

     In August 1998, the Company repaid all of its then current and long-term debt obligations then outstanding using proceeds of the initial public offering. This resulted in an extraordinary one-time charge to net income of $476,000, which is comprised of $218,000 unamortized discount on a note payable to Sirrom Investments, Inc. (the "Sirrom Note") and $258,000 deferred debt issuance costs.

     In January 1999, the Company paid in full the First Union National Bank note of $5,000,000.

6. INCOME TAXES

     The following is a reconciliation of income taxes at the federal statutory rate with income taxes recorded by the Company for the years ended December 31, 1996, 1997 and 1998:

                                                       1996        1997         1998
                                                     ---------   ---------   -----------
Income tax benefit computed
  at the federal statutory rate....................  $ 225,184   $ 843,568   $ 5,145,786
State income tax benefit,
  net of federal income tax benefit................     30,220      96,136       605,387
Other, net.........................................     (2,784)    (16,193)      (49,994)
Change in valuation allowance......................   (252,620)   (923,511)   (5,701,179)
                                                     ---------   ---------   -----------
                                                     $       0   $       0   $         0
                                                     =========   =========   ===========

                              TOWNE SERVICES, INC.

     Deferred income tax assets and liabilities for 1996, 1997 and 1998 reflect the impact of temporary differences between the amounts of assets and liabilities for financial reporting and income tax reporting purposes. Temporary differences that give rise to deferred tax assets and liabilities at December 31, 1996, 1997 and 1998 are as follows:

                                                     1996         1997          1998
                                                   ---------   -----------   -----------
Deferred tax assets:
  Deferred compensation..........................  $  30,523   $    38,000   $    76,114
  Accounts receivable reserves...................          0         7,980       131,885
  Other..........................................     10,837        16,068        70,300
  Net operating loss carryforwards...............    211,129     1,134,584     6,693,044
                                                   ---------   -----------   -----------
          Deferred tax assets....................    252,489     1,196,632     6,971,343
Deferred tax liability:
  Depreciation...................................       (131)      (20,501)      (94,033)
                                                   ---------   -----------   -----------
                                                     252,358     1,176,131     6,877,310
Valuation allowance..............................   (252,358)   (1,176,131)   (6,877,310)
                                                   ---------   -----------   -----------
          Net deferred tax asset.................  $       0   $         0   $         0
                                                   =========   ===========   ===========

     Due to the Company's current year operating loss position and projected losses for the fiscal year ending December 31, 1999, no benefit for income taxes for the year ended December 31, 1998 has been provided in the accompanying financial statements as management has not determined it is more likely than not that such benefits will be realized.

     At December 31, 1998, the Company has net operating loss carryforwards ("NOLs") of approximately $17.6 million which will expire if not utilized beginning in 2011. Due to changes in the Company's ownership structure, the Company's use of its NOLs as of October 1, 1997 of approximately $2.5 million will be limited to approximately $550,000 in any given year to offset future taxes. If the Company does not realize taxable income in excess of the limitation in future years, certain NOLs will be unrealizable. NOLs generated after October 1, 1997 may be further limited as a result of any future sales of stock by the Company. Once these net operating loss carryforwards are utilized or expire, the Company's projected effective tax rate will increase which will adversely affect the Company's operating results and financial condition.

7. WARRANTS WITH REDEMPTION FEATURE

     In connection with the issuance of the Sirrom Note, the Company issued warrants to purchase 308,982 shares of common stock at a price of $0.01 per share. Upon completion of the IPO (Note 3), warrants for 308,982 shares of common stock were exercised. The value assigned to these warrants was $255,000. The excess of the redemption value over the carrying value was accrued by periodic charges to retained earnings over the redemption period. As the redemption feature expired upon the IPO, the total amount of $946,972 charged to retained earnings was transferred to permanent equity subsequent to the IPO.

                              TOWNE SERVICES, INC.

8. SHAREHOLDERS' EQUITY

PREFERRED STOCK

     In January 1998, the Company authorized 20,000,000 shares of Series A preferred Stock ("Preferred Stock") with a stated value of $100 per share. The board of directors has the authority to issue these shares and to establish dividends, voting and conversion rights, redemption provisions, liquidation preferences, and other rights and restrictions. In March 1998, the Company sold 15,000 shares of Preferred Stock to Capital Appreciation Partners, L.P. for $1,500,000. These shares were converted into common stock at a conversion price of $1.25 per share at the completion of the Company's IPO (Note 3).

     The Company recorded $5.1 million as a preferred stock dividend for the difference between the estimated fair market value of the common stock at the date of the issuance and the conversion price.

     In July 1998 the IPO was declared effective by the Securities and Exchange Commission (Note 3) and all outstanding shares of Series A Preferred Stock were converted to 1,217,903 shares of common stock.

COMMON STOCK

     During 1996 the Company issued 2,872,300 shares of common stock at prices ranging from approximately $.04 to $.30 per share. In addition, the Company granted 33,400 shares to an employee in the form of a bonus. The Company recorded compensation expense related to these shares at $.30 per share which represented management's estimate of the fair value of the common stock on the date of issuance.

     In January 1997, the Company effected a 100-for-1 stock split. All references in the accompanying financial statements to number of shares and per share amounts of the Company's common stock have been retroactively restated to reflect the increased number of shares outstanding of common stock.

     In an attempt to raise a minimum of $500,000 to serve as bridge financing for the Company, the Company offered to sell shares of common stock for $1.00 per share to accredited investors as defined by Rule 501(a) under the Federal Securities Act of 1933. The private placement began in late March 1997 and ended October 17, 1997. Through this private placement and certain other issuances of common stock, the Company raised $3.4 million.

     In February 1998, the Company sold 76,000 shares of common stock to third parties at $1.25 per share. The Company recorded $323,000 as financing costs for stock issued to nonemployees for the difference between the sale price to these third parties and the estimated fair market value on the date of sale.

     In October 1998, the Company issued 33,225 shares of common stock at $5.625 per share as an incentive compensation to employees for achieving performance expectations established in the second quarter of 1998.

     In connection with the acquisition of BSI (Note 4), Towne issued 744,431 shares of restricted common stock of the Company at $6.73 per share. The restricted stock award grantees

                              TOWNE SERVICES, INC.

may not sell, transfer, assign, pledge or otherwise encumber or dispose of these restricted shares until June 30, 2000.

STOCK SALE TO EMPLOYEES

     In February 1998, the board of directors authorized the sale of the Company's common stock to all employees of the Company for approximately $1.19 per share. The stock sale was available through March 6, 1998 and 943,083 shares were purchased by employees. The Company recorded $3.8 million as compensation expense for the difference between the sales price to employees and the estimated fair market value at the date of sale.

OPTIONS


     The Company has stock option plans for key employees of the Company (the "Plans") which provide for the issuance of options to purchase up to 4,090,000 shares of the Company's common stock. Options are granted at an exercise price which is not less than fair value as determined by a committee appointed by the board of directors and generally vest over a period not to exceed five years. Options granted under the Plans generally expire ten years from the date of grant. At December 31, 1998, options to purchase 1,652,000 shares of common stock were available for future grant under the Plans.



     In September 1996, the board of directors granted options to purchase 1,118,300 shares of common stock outside the Plans to the president of the Company. These options vested immediately and have an exercise price of $.30 per share. No compensation expense was recorded for these options, as the option price was made at the estimated fair market value of the common stock at the date of grant.



     In September 1997, the board of directors granted options to purchase 100,000 shares of common stock outside the Plans to a member of the board of directors. These options vested immediately and have an exercise price of $1.00 per share. No compensation expense was recorded for these options, as the option price was established at the estimated fair market value of the common stock at the date of grant.



     The Company granted options to purchase 111,000 and 60,000 shares of common stock under the Plans at $1.25 per share to key employees in January 1998 and February 1998, respectively. These options vest 20% per year beginning upon the first anniversary of the date of grant. The Company will record $726,750 ($145,350 per year) of compensation expense over the five year period of the options for the difference between the exercise price and the estimated fair market value on the date of grant.


     In February 1998, the board of directors approved an amendment to the vesting period for options to purchase 397,000 shares of common stock granted during 1996 and 1997 to nonemployee directors from a five year vesting period to immediate vesting. As of the date of the amendment, options to purchase 150,000 of these shares were already vested. As this change in vesting period created a new measurement date, the Company recorded compensation expense of $1,188,750 for the difference between the original exercise price and the estimated fair market value on the date the options were amended.

                              TOWNE SERVICES, INC.

     In February 1998, the board of directors granted options to purchase 20,000 shares of common stock to each nonemployee director, and options to purchase 30,000 shares of common stock to a new nonemployee director. These options vest immediately and have an exercise price of $1.25 per share. The Company has recorded $977,500 as compensation expense for the difference between the exercise price and the estimated fair market value on the date of grant.

     In May 1998, the board of directors granted options to certain board members and key employees to purchase 595,000 shares of common stock. These options vest immediately and have an option price of $7.20 per share. Options to purchase 170,000 shares expire on May 2003 and the remaining options to purchase 425,000 share expire in May 2008. All of these options vest immediately. The Company did not record any compensation expense related to these grants as the option price represented the estimated fair value of the Company's common stock at the date of grant.

     Stock option activity for the years ended December 31, 1996, 1997 and 1998 is as follows:

                                                         NUMBER OF SHARES   WEIGHTED AVERAGE
                                                            SUBJECT TO       EXERCISE PRICE
                                                             OPTIONS           PER SHARE
                                                         ----------------   ----------------
Options outstanding at December 31, 1995...............             0            $0.00
  Granted..............................................     2,601,500             0.42
  Canceled.............................................             0             0.00
  Exercised............................................             0             0.00
                                                            ---------            -----
Options outstanding at December 31, 1996...............     2,601,500             0.42
  Granted..............................................     1,020,161             0.83
  Canceled.............................................             0             0.00
  Exercised............................................      (263,300)            0.30
                                                            ---------            -----
Options outstanding at December 31, 1997...............     3,358,361             0.55
  Granted..............................................     1,212,675             5.23
  Canceled.............................................       (29,000)            1.22
  Exercised............................................      (771,000)            0.76
                                                            ---------            -----
Options outstanding at December 31, 1998...............     3,771,036            $2.00
                                                            =========            =====
  Exercisable at December 31, 1997.....................     2,157,361
                                                            =========
  Exercisable at December 31, 1998.....................     3,088,561
                                                            =========

     The following table sets forth the range of exercise prices, number of shares, weighted average exercise price, and remaining contractual lives by groups of similar price and grant date at December 31, 1998:

                                                   WEIGHTED
                OPTIONS OUTSTANDING                 AVERAGE        OPTIONS EXERCISABLE
    -------------------------------------------    REMAINING    -------------------------
       RANGE OF        NUMBER       WEIGHTED      CONTRACTUAL    NUMBER       WEIGHTED
    EXERCISE PRICES   OF SHARES   AVERAGE PRICE      LIFE       OF SHARES   AVERAGE PRICE
    ---------------   ---------   -------------   -----------   ---------   -------------
     $0.30-$0.50..    1,938,200       $0.42          5.82       1,763,200       $0.41
     $0.60.......       436,661        0.60          8.07         421,661        0.60
     $1.00-$1.25..      584,500        1.11          8.92         223,700        1.11
     $6.50-$8.00..      811,675        7.20          9.47         680,000        7.22
                      ---------                                 ---------
          Total..     3,771,036       $2.00          7.27       3,088,561       $1.99
                      =========                                 =========

                              TOWNE SERVICES, INC.

     During 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which defines a fair value-based method of accounting for an employee stock option plan or similar equity instrument. However, it also allows an entity to continue to measure compensation costs for those plans using the method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting in APB No. 25 must make pro forma disclosures of net income and, if presented, earnings per share as if the fair value-based method of accounting defined in the statement had been applied.

     The Company has elected to account for its stock-based compensation plan under APB No. 25; however, the Company has computed for pro forma disclosure purposes the value of all options granted during 1996 and 1997 using the minimum value option pricing model as prescribed by SFAS No. 123 as the Company was privately held. For options issued in 1998, the Company has determined the fair value using the Black-Scholes pricing method. The Company used the following weighted average assumptions for grants in 1996, 1997 and 1998:

                                                   1996           1997           1998
                                               ------------   ------------   ------------
Risk-free interest rate......................  5.9% to 6.7%   6.3% to 6.7%   4.6% to 5.6%
Expected dividend yield......................  0.0%           0.0%           0.0%
Expected lives...............................  Five years     Five years     Five years
Expected volatility..........................  0.0%           0.0%           55%

     The total value of the options granted during the years ended December 31, 1996, 1997 and 1998 were computed as approximately $199,000, $356,000 and $3.1 million, respectively, which would be amortized over the vesting period of the options. If the Company had accounted for these options in accordance with SFAS No. 123, the Company's reported pro forma net loss and pro forma net loss per share for the years ended December 31, 1997 and 1998 would have increased to the following pro forma amounts:

                                                    1996         1997           1998
                                                  ---------   -----------   ------------
Net loss attributable to common shareholders:
  As reported...................................  $(662,307)  $(2,516,101)  $(20,934,635)
  Pro forma.....................................   (669,307)   (2,548,527)  $(23,277,560)
Basic:
  As reported...................................  $    (.10)  $      (.26)  $      (1.35)
  Pro forma.....................................       (.11)         (.27)         (1.50)
Diluted:
  As reported...................................       (.10)         (.26)         (1.35)
  Pro forma.....................................       (.11)         (.27)         (1.50)

WARRANTS

     In October 1997, the Company issued warrants to certain principals of Rodgers Capital Corporation in connection with services performed by Rodgers Capital Corporation to assist the Company in securing a marketing agreement with a third party. These warrants allow the holders to purchase 75,000 shares of common stock for $1.00 per share. The warrants vest immediately and expire in 2002. The Company has recorded $41,000, the estimated fair value of these warrants at the date of issuance using the minimum value method under SFAS No. 123, as warrants outstanding on the accompanying balance sheet.

                              TOWNE SERVICES, INC.

9. COMMITMENTS AND CONTINGENCIES

LEASES

     For the year ended December 31, 1997, the Company incurred approximately $37,000 in rent expense for leased office space from ProVesa, Inc., a subsidiary of The InterCept Group, Inc. ("InterCept"), a company for which a director of Towne serves as Chairman and Chief Executive Officer. The Company was also allocated costs for utilities and accounting services from ProVesa, Inc. based on usage by the Company. In February 1998, the Company began leasing office space under a noncancelable operating lease agreement with a nonrelated third party expiring in January 2003. For the year ended December 31, 1998, the Company incurred approximately $210,000 in rent expense for this leased office space. Future minimum rental payments for this noncancelable lease are as follows:

1999........................................................  $184,205
2000........................................................   184,205
2001........................................................   184,205
2002........................................................   184,205
2003........................................................    15,350
                                                              --------
                                                              $752,170
                                                              ========

EMPLOYEE LEASING

     Effective March 1998, the Company began leasing all personnel from an independent personnel leasing company. Under the lease agreement, the Company paid a percentage of compensation per leased employee (in addition to compensation costs) to the employee leasing company to cover payroll processing, unemployment insurance and workers' compensation. This employment lease agreement was terminated in November 1998.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with certain executive officers of the Company. The agreements, which are substantially similar, provide for compensation to the officers in the form of annual base salaries and bonuses based on earnings of the Company. The employment agreements also provide for severance benefits upon the occurrence of certain events, including a change in control, as defined.

10. RELATED-PARTY TRANSACTIONS

     In September 1997, the Company loaned the President of the Company $78,990 to exercise stock options. The full recourse loan is secured by the underlying common stock and personal assets of the president, bears interest at 8.5% per annum, and is due in full in September 1999, as amended.

     On April 1, 1998, the Company loaned its Chief Financial Officer $75,000 pursuant to a full recourse promissory note to fund the exercise of options to acquire 75,000 shares of its common stock. This full recourse note accrues interest at the rate of 8.75% per year and matures on the earlier of (i) December 31, 1999 or (ii) the date on which the common stock purchased is sold.

                              TOWNE SERVICES, INC.

All shares of common stock received upon this exercise as well as other personal assets of the executive were pledged as collateral for the loan.

     In October 1998, the Company loaned the President of the Company $30,000 to fund the exercise of options to acquire 100,000 shares of the Company's common stock. The full recourse loan bears interest at 8.5% per annum, and is due in full in February 2000.

     In October 1998, the Company loaned the Chief Executive Officer of the Company $50,000 to fund the exercise of options to acquire 100,000 shares of the Company's common stock. The full recourse loan bears interest at 8.5% per annum, and is due in full in February 2000.

     During the years ended December 31, 1996, 1997 and 1998, the Company incurred fees of approximately $37,000, $55,000 and $1.0 million, respectively, for legal services to a law firm in which a director and shareholder of the Company is a partner. As of December 31, 1997 and 1998, approximately $42,000 and $185,000 respectively, of such fees are included in accounts payable in the accompanying balance sheets.

     During the years ended December 31, 1996, 1997 and 1998, the Company incurred costs of approximately $4,000, $15,000, and $121,000, respectively, for communication services from InterCept. As of December 31, 1998, approximately $30,000 of such fees is included in the accrued accounts payable in the accompanying balance sheets.

     In October 1997, Rodgers Capital Group purchased 200,000 shares of common stock from the Company at a price of $1.00 per share. In addition, the Company paid Rodgers Capital a total of $220,000 and $217,000 as compensation for services provided by Rodgers Capital in connection with obtaining equity investments for the Company during 1997 and 1998, respectively.

     During 1998, the Company incurred costs of approximately $21,000 from Phoenix International for commission fees related to sales of the Company's products. Phoenix International has a strategic marketing alliance with the Company and its Chairman and Chief Executive Officer is a director and shareholder of the Company. The Company also invoiced Phoenix International approximately $585,000 for marketing-related services of the Company's products.

     During 1998, the Company incurred costs of approximately $113,000 from Brown Burke Capital Partners, Inc. for merger and acquisition advisory services in connection with the purchase of BSI (Note 4). One of the principals of this corporation is a director and shareholder of the Company.

     During 1998, the Company invoiced FLAG Financial Corporation $207,000 for set-up fee and processing services related to the purchase of TOWNE CREDIT and TOWNE FINANCE products. The Chief Executive Officer of FLAG Financial Corporation is a director and shareholder of the Company.

11. QUARTERLY DATA (UNAUDITED)

     Amounts for the quarter ended June 30, 1998 have been restated to reflect reallocation of the purchase price of CCS (Note 4).

                                                                      QUARTER ENDED
                                                     -----------------------------------------------
                    FISCAL 1998                      MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                    -----------                      --------   -------   ------------   -----------
                                                          (IN THOUSANDS EXCEPT PER SHARE DATA)
REVENUE............................................  $    548   $   875     $ 1,715        $ 3,260
COSTS AND EXPENSES:
Costs of processing, servicing, and support........       374       403         544            706
Research and development...........................        74       102         117             13
Sales and marketing................................       486     1,140       1,971          2,656
Stock compensation expense.........................     5,972       223          36             36
Employee termination costs.........................         0         0           0          2,291
General and administrative.........................     1,347       729         645          1,138
                                                     --------   -------     -------        -------
          Total costs and expenses.................     8,253     2,597       3,313          6,840
                                                     --------   -------     -------        -------
OPERATING LOSS.....................................    (7,705)   (1,722)     (1,598)        (3,580)
                                                     --------   -------     -------        -------
OTHER EXPENSES (INCOME):
Interest expense (income), net.....................        64        68        (158)          (238)
Other expense (income), net........................         0                     4             (9)
Financing costs for stock issued to nonemployees...       323         0           0              0
                                                     --------   -------     -------        -------
Total other expenses...............................       387        68        (154)          (247)
                                                     --------   -------     -------        -------
Loss before extraordinary loss on early
  extinguishment of debt...........................  $ (8,092)  $(1,790)    $(1,444)       $(3,333)
                                                     --------   -------     -------        -------
Extraordinary loss on early extinguishment of
  debt.............................................  $      0   $     0     $   476        $     0
                                                     --------   -------     -------        -------
NET LOSS...........................................  $ (8,092)  $(1,790)    $(1,920)       $(3,333)
                                                     ========   =======     =======        =======
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS.......  $(13,411)  $(2,074)    $(2,117)       $(3,333)
                                                     ========   =======     =======        =======
NET LOSS ATTRIBUTABLE TO COMMON
SHAREHOLDERS PER COMMON SHARE:
Basic..............................................  $  (1.11)  $ (0.16)    $ (0.12)       $ (0.17)
                                                     ========   =======     =======        =======
Diluted............................................  $  (1.11)  $ (0.16)    $ (0.12)       $ (0.17)
                                                     ========   =======     =======        =======
Weighted Average Common Shares Outstanding.........    12,077    13,297      16,997         19,155
                                                     ========   =======     =======        =======

                                                                        QUARTER ENDED
                                                       -----------------------------------------------
                     FISCAL 1997                       MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                     -----------                       --------   -------   ------------   -----------
                                                            (IN THOUSANDS EXCEPT PER SHARE DATA)
REVENUES.............................................   $   97    $   88       $  198        $   340
COSTS AND EXPENSES:
Costs of processing, servicing, and support..........      103       150          222            357
Research and development.............................       11        34          114            173
Sales and marketing..................................       94       118          207            421
General and administrative...........................      170       181          268            521
                                                        ------    ------       ------        -------
Total costs and expenses.............................      378       483          811          1,472
                                                        ------    ------       ------        -------
OPERATING LOSS.......................................     (282)     (395)        (613)        (1,132)
                                                        ------    ------       ------        -------

                                                                        QUARTER ENDED
                                                       -----------------------------------------------
                     FISCAL 1997                       MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                     -----------                       --------   -------   ------------   -----------
                                                            (IN THOUSANDS EXCEPT PER SHARE DATA)
OTHER EXPENSES (INCOME):
Interest expense (income), net.......................       19        26           29             22
Other expense (income), net..........................       (1)        0            0              0
Financing costs for stock issued to nonemployees.....        0         0            0              0
                                                        ------    ------       ------        -------
Total other expenses.................................       18        26           29             22
                                                        ------    ------       ------        -------
NET LOSS.............................................   $ (300)   $ (421)      $ (642)       $(1,154)
                                                        ======    ======       ======        =======
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS:........   $ (300)   $ (421)      $ (642)       $(1,154)
                                                        ======    ======       ======        =======
NET LOSS ATTRIBUTABLE TO COMMON
SHAREHOLDERS PER COMMON SHARE:
Basic................................................   $(0.04)   $(0.05)      $(0.07)       $ (0.10)
                                                        ======    ======       ======        =======
Diluted..............................................   $(0.04)   $(0.05)      $(0.07)       $ (0.10)
                                                        ======    ======       ======        =======
Weighted Average Common Shares Outstanding...........    8,077     9,101        9,684         11,912
                                                        ======    ======       ======        =======


12. SUBSEQUENT EVENTS



     On March 25, 1999 Towne entered into a merger agreement to acquire Forseon Corporation, a company based in Riverside, California. Forseon provides products and services that process inventory, accounts receivable and point of sale transaction information and generate merchandise forecasts and management reports for retail businesses in the United States and Canada. These products and services often improve small retail businesses' ability to compete with larger chain retailers by providing automated processing and business management capabilities similar to those used by these larger competitors. Forseon's management reports assist these small business owners in developing and implementing their merchandising strategies as well as receivable management and marketing plans.



     The merger agreement provides for the combination of Towne's and Forseon's businesses through the merger of Forseon with a subsidiary of Towne. Towne will issue a total of 2,075,345 shares of its common stock in exchange for all outstanding stock and options to acquire stock in Forseon. Ten percent of the Towne common stock will be held back in escrow to satisfy the indemnification obligations of Forseon stockholders under the merger agreement. The merger will be accounted for as a pooling of interests. There are many risks involved with this merger and it may not actually occur for a variety of reasons, including if the merger agreement and related matters are not approved by the holders of 90% of the outstanding Forseon common stock. On April 22, 1999 Towne Services filed a registration statement on Form S-1 to register up to 8,050,000 shares of common stock for sale to the public.

                            BANKING SOLUTIONS, INC.

                              FINANCIAL STATEMENTS
                         DECEMBER 31, 1996 AND 1997 AND
                               SEPTEMBER 30, 1998

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS....................  F-25
FINANCIAL STATEMENTS
Balance Sheets as of December 31, 1996 and 1997 and
  September 30, 1998........................................  F-26
Statement of Operations for the Years Ended December 31,
  1996 and 1997 and for the Nine Months Ended September 30,
  1998......................................................  F-27
Statement of Shareholders' Deficit for the Years Ended
  December 31, 1996 and 1997 and for the Nine Months Ended
  September 30, 1998........................................  F-28
Statement of Cash Flows for the Years Ended December 31,
  1996 and 1997 and for the Nine Months Ended September 30,
  1998......................................................  F-29
NOTES TO FINANCIAL STATEMENTS...............................  F-30

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Banking Solutions, Inc.:

     We have audited the accompanying balance sheets of BANKING SOLUTIONS, INC. (a Texas corporation) as of December 31, 1996 and 1997 and the related statements of operations, shareholders' deficit, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Banking Solutions, Inc. as of December 31, 1996 and 1997 and the results of its operations and its cash flows for each of the years then ended in conformity with generally accepted accounting principles.

                                                /s/ ARTHUR ANDERSEN LLP

Atlanta, Georgia
January 15, 1999

                            BANKING SOLUTIONS, INC.

                                 BALANCE SHEETS
               DECEMBER 31, 1996 AND 1997 AND SEPTEMBER 30, 1998

                                                             1996          1997          1998
                                                          -----------   -----------   -----------
                                                                                      (UNAUDITED)
                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............................  $         0   $         0   $         0
  Trade accounts receivable, net of allowance for
     uncollectible accounts of $20,000 in 1996, $50,000
     in 1997, and $100,000 in 1998......................      386,217       384,540       484,061
                                                          -----------   -----------   -----------
          Total current assets..........................      386,217       384,540       484,061
                                                          -----------   -----------   -----------
PROPERTY AND EQUIPMENT, NET.............................      116,995       214,332       190,873
                                                          -----------   -----------   -----------
OTHER ASSETS............................................       10,756         9,506         9,506
                                                          -----------   -----------   -----------
          Total assets..................................  $   513,968   $   608,378   $   684,440
                                                          ===========   ===========   ===========

                              LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable......................................  $   192,019   $   235,483   $   268,373
  Accrued liabilities...................................      296,387       287,942       302,533
  Current portion of long-term debt.....................       26,422       163,956       100,993
  Deferred revenue......................................    1,439,867     1,518,223     1,453,069
                                                          -----------   -----------   -----------
          Total current liabilities.....................    1,954,695     2,205,604     2,124,968
                                                          -----------   -----------   -----------
LONG-TERM DEBT, LESS CURRENT PORTION....................        6,071        29,110       221,526
                                                          -----------   -----------   -----------
COMMITMENTS AND CONTINGENCIES (NOTE 5)
SHAREHOLDERS' DEFICIT:
  Common stock, no par value; 1,000,000 shares
     authorized, issued, and outstanding in 1996, 1997,
     and 1998...........................................        1,000         1,000         1,000
  Accumulated deficit...................................   (1,447,798)   (1,627,336)   (1,663,054)
                                                          -----------   -----------   -----------
          Total shareholders' deficit...................   (1,446,798)   (1,626,336)   (1,662,054)
                                                          -----------   -----------   -----------
          Total liabilities and shareholders' deficit...  $   513,968   $   608,378   $   684,440
                                                          ===========   ===========   ===========

      The accompanying notes are an integral part of these balance sheets.

                            BANKING SOLUTIONS, INC.

                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997
                AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998


                                                             1996         1997         1998
                                                          ----------   ----------   -----------
                                                                                    (UNAUDITED)
REVENUES................................................  $5,791,265   $8,085,813   $6,638,031
                                                          ----------   ----------   ----------
COSTS AND EXPENSES:
  Costs of processing, servicing, and support...........   2,994,431    3,867,946    3,225,843
  Research and development..............................     228,122      266,322      351,538
  Sales and marketing...................................     282,501      459,774      844,068
  General and administrative............................   2,429,837    3,665,590    2,239,434
                                                          ----------   ----------   ----------
          Total costs and expenses......................   5,934,891    8,259,632    6,660,883
                                                          ----------   ----------   ----------
OPERATING LOSS..........................................    (143,626)    (173,819)     (22,852)
                                                          ----------   ----------   ----------
INTEREST EXPENSE, NET...................................       3,268        5,719       12,866
                                                          ----------   ----------   ----------
LOSS BEFORE INCOME TAXES................................    (146,894)    (179,538)     (35,718)
                                                          ----------   ----------   ----------
PROVISION FOR INCOME TAXES (NOTE 4).....................           0            0            0
                                                          ----------   ----------   ----------
NET LOSS................................................  $ (146,894)  $ (179,538)  $  (35,718)
                                                          ==========   ==========   ==========
NET LOSS PER COMMON SHARE
  Basic.................................................  $    (0.15)  $    (0.18)  $    (0.04)
                                                          ==========   ==========   ==========
  Diluted...............................................  $    (0.15)  $    (0.18)  $    (0.04)
                                                          ==========   ==========   ==========
Weighted average common shares outstanding..............   1,000,000    1,000,000    1,000,000
                                                          ==========   ==========   ==========


        The accompanying notes are an integral part of these statements.

                            BANKING SOLUTIONS, INC.

                      STATEMENTS OF SHAREHOLDERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997
                AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                       COMMON STOCK
                                                    ------------------   ACCUMULATED
                                                     SHARES     AMOUNT     DEFICIT        TOTAL
                                                    ---------   ------   -----------   -----------
BALANCE, DECEMBER 31, 1995........................  1,000,000   $1,000   $(1,300,904)  $(1,299,904)
Net loss..........................................          0        0      (146,894)     (146,894)
                                                    ---------   ------   -----------   -----------
BALANCE, DECEMBER 31, 1996........................  1,000,000    1,000    (1,447,798)   (1,446,798)
Net loss..........................................          0        0      (179,538)     (179,538)
                                                    ---------   ------   -----------   -----------
BALANCE, DECEMBER 31, 1997........................  1,000,000    1,000    (1,627,336)   (1,626,336)
Net loss..........................................          0        0       (35,718)      (35,718)
                                                    ---------   ------   -----------   -----------
BALANCE, SEPTEMBER 30, 1998
  (unaudited).....................................  1,000,000   $1,000   $(1,663,054)  $(1,662,054)
                                                    =========   ======   ===========   ===========

        The accompanying notes are an integral part of these statements.

                            BANKING SOLUTIONS, INC.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997
                AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                             1996        1997         1998
                                                           ---------   ---------   -----------
                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...............................................  $(146,894)  $(179,538)   $ (35,718)
  Adjustments to reconcile net loss to net cash provided
     by (used in) operating activities:
     Depreciation........................................     32,906      35,415       51,302
     Changes in operating assets and liabilities:
       Accounts receivable...............................   (163,310)      1,677      (99,521)
       Other assets......................................    (10,756)      1,250            0
       Accounts payable..................................     31,325      43,464       32,890
       Accrued liabilities...............................     43,547      (8,445)      14,591
       Deferred revenue..................................    267,738      78,356      (65,154)
                                                           ---------   ---------    ---------
          Net cash provided by (used in) operating
            activities...................................     54,556     (27,821)    (101,610)
                                                           ---------   ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of equipment, net.............................    (54,876)   (132,752)     (27,843)
                                                           ---------   ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of debt......................................    (11,911)    (79,427)    (185,758)
  Proceeds from long-term borrowings.....................          0     240,000      315,211
                                                           ---------   ---------    ---------
          Net cash (used in) provided by financing
            activities...................................    (11,911)    160,573      129,453
                                                           ---------   ---------    ---------
NET DECREASE IN CASH.....................................    (12,231)          0            0
CASH, BEGINNING OF PERIOD................................     12,231           0            0
                                                           ---------   ---------    ---------
CASH, END OF PERIOD......................................  $       0   $       0    $       0
                                                           =========   =========    =========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest.................................  $   3,268   $   9,586    $  16,434
                                                           =========   =========    =========
  Cash paid for taxes....................................  $ 159,855   $       0    $       0
                                                           =========   =========    =========

        The accompanying notes are an integral part of these statements.

                            BANKING SOLUTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BACKGROUND

     Banking Solutions, Inc., (the "Company") is a Texas corporation incorporated on July 1, 1993. The Company designs, develops, and markets products to community banks that enable the banks to generate interest-bearing revolving credit accounts by financing the accounts receivable of small and medium-size retail merchants.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

UNAUDITED INTERIM FINANCIAL INFORMATION

     The accompanying financial statements and footnote data as of September 30, 1998 and for the nine-month period ended September 30, 1998 are unaudited. In the opinion of the management of the Company, these financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the financial statements. The results of operations for the nine-month period ended September 30, 1998 are not necessarily indicative of the results that may be expected for the full year.

REVENUE RECOGNITION

     The Company functions as a service bureau whereby customers process transactions utilizing the Company's software on an outsourced basis. The Company's revenues are generated primarily through initial license fees and recurring monthly transaction processing fees. The Company recognizes recurring transaction fees as the related services are provided. Initial license fees are deferred.

DEFERRED REVENUE

     Deferred revenue on the accompanying balance sheets represents deferred initial license fees. Because support and upgrades are free with the initial license fee, the Company recognizes the license fee ratably over the life of the contract (usually five years). For contracts with a refund period, the license fee is recognized ratably over the remaining life of the contract once this refund period has expired.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

                            BANKING SOLUTIONS, INC.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs which do not extend the useful lives of these assets are expensed as incurred. Depreciation is provided using the straight-line method for financial reporting. The detail of property and equipment at December 31, 1996 and 1997 is as follows:

                                                                             USEFUL
                                                   1996       1997            LIVES
                                                 --------   --------   -------------------
Furniture and fixtures.........................  $ 31,502   $112,046   Five years
Computers and equipment........................    83,974    125,690   Three to five years
Vehicles.......................................    67,226     77,718   Five years
                                                 --------   --------
                                                  182,702    315,454
Less accumulated depreciation..................   (65,707)  (101,122)
                                                 --------   --------
                                                 $116,995   $214,332
                                                 ========   ========

LONG-LIVED ASSETS

     The Company periodically reviews the values assigned to long-lived assets, such as property and equipment, to determine whether any impairments are other than temporary. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS

     Research and development costs consist principally of compensation and benefits paid to the Company's employees. All research and development costs are expensed as incurred.

     The Company's policy is to capitalize software development costs once a working model is achieved, subject to a periodic assessment of recoverability based upon expected future revenues. The Company has not capitalized any software development costs in the accompanying financial statements, as all costs incurred subsequent to the achievement of a working model were immaterial.

INCOME TAXES

     The Company is a C corporation for income tax reporting purposes and accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires the use of an asset and liability method of accounting for deferred income taxes. Under SFAS No. 109, deferred tax assets or liabilities at the end of each period are determined using the tax rate expected to apply to taxable income in the period in which the deferred tax asset or liability is expected to be settled.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The book values of cash, trade accounts receivable, trade accounts payable, and other financial instruments approximate their fair values principally because of the short-term maturities of these instruments. The fair value of the Company's long-term debt is estimated based on the current rates offered to the Company for debt of similar terms and maturities.

                            BANKING SOLUTIONS, INC.

ACCOUNTS PAYABLE

     Accounts payable includes book overdrafts created by outstanding checks. At December 31, 1996 and 1997, book overdrafts totaled $41,305 and $3,747, respectively.

CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to credit risk consist principally of cash and accounts receivable. The Company's trade accounts receivable are mainly with customers in the banking industry, dispersed across a wide geographic area within the United States. The Company extends credit to customers in the ordinary course of business and periodically reviews the credit levels extended to customers.

3. NOTES PAYABLE

     At December 31, 1996 and 1997, notes payable consisted of the following:

                                                                1996       1997
                                                              --------   ---------
Note payable to City National Bank, interest at 6.72%, due
  in monthly installments of $12,977 including interest,
  maturing June 1998........................................  $      0   $  50,836
Line of credit to City National Bank, interest at the prime
  rate (8.5% at December 31, 1997) due in full March 1998,
  guaranteed by a shareholder...............................         0     100,000
Note payable to City National Bank, interest at 10.75%, due
  in monthly installments of $652 including interest, paid
  in full June 1997.........................................    19,353           0
Note payable to City National Bank, interest at 8.75%, due
  in monthly installments of $652 including interest,
  maturing September 1998, secured by a vehicle.............    13,140       6,072
Note payable to City National Bank, interest at 8.50%, due
  in monthly installments of $821 including interest,
  maturing May 2002, secured by a vehicle...................         0      36,158
                                                              --------   ---------
                                                                32,493     193,066
Less current portion........................................   (26,422)   (163,956)
                                                              --------   ---------
                                                              $  6,071   $  29,110
                                                              ========   =========

     At December 31, 1997, aggregate maturities of long-term debt are as follows:

1998........................................................  $163,956
1999........................................................     7,671
2000........................................................     8,349
2001........................................................     9,087
2002........................................................     4,003
                                                              --------
                                                              $193,066
                                                              ========

                            BANKING SOLUTIONS, INC.

4. INCOME TAXES

     The following is a reconciliation of income taxes at the federal statutory rate with income taxes recorded by the Company for the years ended December 31, 1996 and 1997:

                                                                1996        1997
                                                              ---------   --------
  Income tax benefit computed at the federal statutory
     rate...................................................  $ (49,944)  $(61,043)
  Other, net................................................      5,795      3,465
  Change in valuation allowance.............................     44,149     57,578
                                                              ---------   --------
                                                              $       0   $      0
                                                              =========   ========

     The tax effects of significant temporary differences representing deferred tax assets (liabilities) at December 31, 1996 and 1997 are as follows:

                                                                1996        1997
                                                              ---------   ---------
Deferred tax assets:
  Accounts payable..........................................  $  65,286   $  80,064
  Accrued liabilities.......................................    100,772      97,900
  Deferred revenue..........................................    489,555     516,196
  Net operating loss carryforwards..........................          0      18,460
                                                              ---------   ---------
                                                                655,613     712,620
Deferred tax liabilities....................................   (131,314)   (130,743)
                                                              ---------   ---------
Net deferred tax asset......................................    524,299     581,877
Valuation allowance.........................................   (524,299)   (581,877)
                                                              ---------   ---------
                                                              $       0   $       0
                                                              =========   =========

     The Company has recorded a valuation allowance to offset the Company's net deferred tax asset due to the uncertainty of the realizability. At December 31, 1997, the Company has net operating loss carryforwards of approximately $54,000 which will expire if not utilized by 2012.

5. COMMITMENTS AND CONTINGENCIES

     The Company leases office space and equipment under operating lease agreements expiring on various dates through 2002. At December 31, 1997, future minimum rental payments were as follows:

1998........................................................  $187,512
1999........................................................   186,228
2000........................................................   180,234
2001........................................................   172,874
2002........................................................    33,532
                                                              --------
                                                              $760,380
                                                              ========

     Total rent expense under operating leases was $43,859 and $126,707 for the years ended December 31, 1996 and 1997, respectively.

                            BANKING SOLUTIONS, INC.

INDEPENDENT CONTRACTORS

     The Company sells its product through the use of independent contractors who are not employees of the Company. The Company does not pay or withhold federal or state employment taxes with respect to these independent contractors. The use of independent contractors as salesmen allows the Company to control costs. In the event the Company was required to treat these salesmen as its employees, the Company could become responsible for the taxes required to be withheld and could incur additional costs associated with employee benefits and other employee costs.

6. SUBSEQUENT EVENT

     On November 30, 1998, Towne Services, Inc. purchased all of the outstanding common stock of the Company for $10.6 million in cash, 536,084 shares of Towne Services common stock, plus certain contingent payment amounts based on future performance.

                              FORSEON CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1996, 1997 AND 1998

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
INDEPENDENT AUDITORS' REPORT................................  F-36
FINANCIAL STATEMENTS
Consolidated Balance Sheets as of June 30, 1997 and 1998....  F-37
Consolidated Statements of Operations for the Years Ended
  June 30, 1996, 1997 and 1998..............................  F-38
Consolidated Statements of Shareholders' Equity for the
  Years Ended June 30, 1996, 1997 and 1998..................  F-39
Consolidated Statements of Cash Flows for the Years Ended
  June 30, 1996, 1997 and 1998..............................  F-40
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..................  F-41
Unaudited Condensed Consolidated Balance Sheet as of March
  31, 1999..................................................  F-50
Unaudited Condensed Consolidated Statements of Operations
  for the Nine Months Ended March 31, 1998 and 1999.........  F-51
Unaudited Condensed Consolidated Statements of Cash Flows
  for the Nine Months Ended March 31, 1998 and 1999.........  F-52
Notes to Condensed Consolidated Financial Statements........  F-53

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Forseon Corporation:

     We have audited the accompanying consolidated balance sheets of Forseon Corporation as of June 30, 1997 and 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for the three years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Forseon Corporation as of June 30, 1997 and 1998 and the results of their operations and their cash flows for the three years then ended in conformity with generally accepted accounting principles.

                                          /s/  KPMG LLP


September 18, 1998, except for note 9 which is March 25, 1999

Los Angeles, California

                              FORSEON CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 1997 AND 1998


                                                                 1997         1998
                                                              ----------   ----------
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................  $1,213,000   $  932,000
  Accounts receivable, less allowance for doubtful accounts
     of $41,000 and $34,000 in 1997 and 1998,
     respectively...........................................     942,000      786,000
  Deferred income taxes (note 4)............................     104,000       69,000
  Income tax receivable.....................................          --       59,000
  Other current assets......................................      85,000       88,000
                                                              ----------   ----------
          Total current assets..............................   2,344,000    1,934,000
Deferred income taxes (note 4)..............................      10,000       63,000
Land, building and equipment, net (note 3)..................   1,441,000    1,374,000
                                                              ----------   ----------
                                                              $3,795,000   $3,371,000
                                                              ==========   ==========
                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt (note 5)................  $  255,000   $  273,000
  Accounts payable..........................................     182,000      178,000
  Accrued commissions payable...............................     498,000      456,000
  Accrued wages and fringe benefits.........................     455,000      495,000
  Accrued expenses..........................................      96,000       99,000
  Income taxes payable (note 4).............................      55,000        2,000
                                                              ----------   ----------
          Total current liabilities.........................   1,541,000    1,503,000
                                                              ----------   ----------
Long-term debt, excluding current portion (note 5)..........     461,000      187,000
                                                              ----------   ----------
Redeemable common stock (note 7)............................     249,000      548,000

Net shareholders' equity (notes 6 and 7):
  Common stock, $.01 par value. Authorized 5,000,000 shares;
     issued and outstanding 640,919 and 651,113 shares in
     1997 and 1998, respectively............................       6,000        7,000
  Capital in excess of par value............................   1,350,000    1,137,000
  Retained earnings (accumulated deficit)...................     188,000      (11,000)
                                                              ----------   ----------
          Net shareholders' equity..........................   1,544,000    1,133,000
Commitments, contingencies and subsequent event (notes 8 and
  9)
                                                              ----------   ----------
                                                              $3,795,000   $3,371,000
                                                              ==========   ==========


          See accompanying notes to consolidated financial statements.

                              FORSEON CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    YEARS ENDED JUNE 30, 1996, 1997 AND 1998


                                                         1996           1997           1998
                                                      -----------    -----------    -----------
Revenues............................................  $11,670,000    $12,051,000    $12,004,000
Costs and expenses:
  Costs of processing...............................    2,375,000      2,620,000      2,311,000
  Research and development..........................      783,000        620,000        801,000
  Sales, servicing and marketing....................    6,519,000      6,829,000      7,310,000
  Employee stock ownership plan.....................      102,000             --             --
  General and administrative........................    1,346,000      1,395,000      1,746,000
                                                      -----------    -----------    -----------
          Total costs and expenses..................   11,125,000     11,464,000     12,168,000
  Operating profit (loss)...........................      545,000        587,000       (164,000)
Other expenses -- interest expense..................       67,000         44,000         48,000
                                                      -----------    -----------    -----------
          Income (loss) before income tax provision
            (benefit)...............................      478,000        543,000       (212,000)
Income tax provision (benefit) (note 4).............      233,000        241,000        (34,000)
                                                      -----------    -----------    -----------
          Net income (loss).........................  $   245,000    $   302,000    $  (178,000)
                                                      ===========    ===========    ===========
Net income (loss) per share:
  Basic.............................................  $      0.33    $      0.43    $     (0.28)
                                                      ===========    ===========    ===========
  Diluted...........................................  $      0.30    $      0.42    $     (0.28)
                                                      ===========    ===========    ===========
Weighted average number of shares used in computing
  per share amounts:
  Basic.............................................      748,000        707,000        645,000
                                                      ===========    ===========    ===========
  Diluted...........................................      809,000        723,000        645,000
                                                      ===========    ===========    ===========


          See accompanying notes to consolidated financial statements.

                              FORSEON CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                    YEARS ENDED JUNE 30, 1996, 1997 AND 1998


                                                                CAPITAL IN       RETAINED
                                             COMMON STOCK        EXCESS OF       EARNINGS
                                          ------------------        PAR        (ACCUMULATED
                                           SHARES    AMOUNT        VALUE         DEFICIT)       TOTAL
                                          --------   -------   -------------   ------------   ----------
BALANCE AT JUNE 30, 1995................   752,920   $ 8,000    $  410,000      $ 604,000     $1,022,000
Net income for the year.................        --        --            --        245,000        245,000
Stock options exercised.................     1,000        --         4,000             --          4,000
Stock bonus awarded.....................    26,667        --       105,000             --        105,000
Contribution of newly issued shares of
  ESOP..................................    17,000        --       102,000             --        102,000
Repurchase of common stock..............   (23,561)       --            --       (137,000)      (137,000)
Change in value of redeemable common
  stock (note 7)........................        --        --       (22,000)            --        (22,000)
                                          --------   -------    ----------      ---------     ----------
BALANCE AT JUNE 30, 1996................   774,026     8,000       599,000        712,000      1,319,000
Net income for the year.................        --        --            --        302,000        302,000
Repurchase of common stock (note 7).....  (133,107)   (2,000)           --       (826,000)      (828,000)
Change in value of redeemable common
  stock (note 7)........................        --        --       751,000             --        751,000
                                          --------   -------    ----------      ---------     ----------
BALANCE AT JUNE 30, 1997................   640,919     6,000     1,350,000        188,000      1,544,000
Net loss for the year...................        --        --            --       (178,000)      (178,000)
Repurchase of common stock (note 7).....    (3,096)       --            --        (21,000)       (21,000)
Shares redeemed on cashless exercise of
  stock options.........................    (1,000)       --            --             --             --
Issuance of common stock on cashless
  exercise of stock options.............    14,290     1,000        86,000             --         87,000
Change in value of redeemable common
  stock (note 7)........................        --        --      (299,000)            --       (299,000)
                                          --------   -------    ----------      ---------     ----------
BALANCE AT JUNE 30, 1998................   651,113   $ 7,000    $1,137,000      $ (11,000)    $1,133,000
                                          ========   =======    ==========      =========     ==========


          See accompanying notes to consolidated financial statements.

                              FORSEON CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED JUNE 30, 1996, 1997 AND 1998


                                                                1996         1997         1998
                                                             ----------   ----------   ----------
Cash flows from operating activities:
  Net income (loss)........................................  $  245,000   $  302,000   $ (178,000)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
       Depreciation and amortization.......................     157,000      171,000      173,000
       Provisions for doubtful accounts....................      66,000       62,000       48,000
       Compensation expense on issuance of common stock....          --           --       87,000
       Deferred income taxes...............................     194,000      153,000      (18,000)
       Changes in assets and liabilities:
          (Increase) decrease in:
            Accounts receivable............................     (48,000)     (86,000)     108,000
            Income tax receivable..........................          --           --      (59,000)
            Other current assets...........................     (36,000)      22,000       (3,000)
          Increase (decrease) in:
            Accounts payable...............................     108,000     (142,000)      (4,000)
            Accrued expenses...............................    (390,000)     122,000        1,000
            Income taxes payable...........................     (31,000)      54,000      (53,000)
                                                             ----------   ----------   ----------
               Cash provided by operating activities.......     265,000      658,000      102,000
                                                             ----------   ----------   ----------
Cash used in investing activities -- capital
  expenditures.............................................    (266,000)    (264,000)    (106,000)
                                                             ----------   ----------   ----------
Cash flows from financing activities:
  Issuance of long-term debt...............................      55,000      733,000           --
  Principal payments on long-term debt.....................    (376,000)    (413,000)    (256,000)
  Issuance of common stock.................................     211,000           --           --
  Repurchase of common stock...............................    (137,000)    (828,000)     (21,000)
                                                             ----------   ----------   ----------
               Cash used in financing activities...........    (247,000)    (508,000)    (277,000)
                                                             ----------   ----------   ----------
               Net decrease in cash and cash equivalents...    (248,000)    (114,000)    (281,000)
Cash and cash equivalents at beginning of year.............   1,575,000    1,327,000    1,213,000
                                                             ----------   ----------   ----------
Cash and cash equivalents at end of year...................  $1,327,000   $1,213,000   $  932,000
                                                             ==========   ==========   ==========
Supplemental disclosure of cash flow information:
  Cash and cash equivalents paid during the year for:
       Interest............................................  $   50,000   $   43,000   $   48,000
       Income taxes........................................  $   72,000   $   32,000   $   96,000
                                                             ==========   ==========   ==========


          See accompanying notes to consolidated financial statements.

                              FORSEON CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1996, 1997 AND 1998

1. DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Forseon Corporation (Forseon or the Company) provides merchandise forecasting and related services to independent specially retail stores throughout the United States. In addition, accounts receivable billing, point-of-sale data collection, and sales and inventory analysis services are offered by Charter Data Systems, Inc. (CDS), a wholly owned subsidiary. Through January 1996, the Company was named Retail Merchandising Service Automation, Inc. and continues to use Retail Merchandising Service Automation (RMSA) as a trade name.

(A) PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions are eliminated in consolidation.

(B) RECOGNITION OF REVENUE


     Generally, revenues are recorded as transactions are processed or services are provided and costs are expensed as incurred. Revenues related to initial set-up fees are recognized upon execution of the related contract. Revenue from the licensing, in perpetuity, of software is recognized upon acceptance by the client. Revenues from contracts subject to discretionary acceptance by the client are recognized when the product is unconditionally accepted. Revenues from software support and maintenance services are recognized equally over the related support and maintenance period.


(C) DEPRECIATION AND AMORTIZATION

     Land, building and equipment are stated at cost. Depreciation is computed using accelerated methods over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed using an accelerated method over the estimated useful lives of the improvements, which are less than the anticipated period of occupancy of the leasehold premises, including anticipated lease renewals.

(D) CAPITALIZED SOFTWARE DEVELOPMENT COSTS

     Certain costs related to the development of software for licensing to customers may be capitalized and amortized over the expected useful life of the software. Capitalization begins upon the establishment of technological feasibility of the project, including the completion of a detailed program design or a working model. Capitalization ends upon the general release of the software to customers. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs requires considerable judgment by management with respect to certain external factors including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technologies. No software development costs were capitalized in fiscal years 1996, 1997 and 1998.

                              FORSEON CORPORATION

(E) INCOME TAXES

     The Company uses the asset and liability method of accounting for income taxes. Under that method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


(F) NET INCOME (LOSS) PER SHARE



     Forseon has adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share" for all periods presented. This statement replaces previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effect of options and convertible securities.



     Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common stock outstanding during the period. Diluted net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common stock and dilutive stock equivalents outstanding during the period.



     The following table sets forth the computation of basic and diluted net income (loss) per share:



                                                                1996       1997       1998
                                                              --------   --------   ---------
Numerator:
  Net income (loss).........................................  $245,000   $302,000   $(178,000)
                                                              ========   ========   =========
Denominator:
  Denominator for basic net income (loss) per share --
     Weighted average shares outstanding....................   748,000    707,000     645,000
     Effect of dilutive securities:
  Contingent shares issued under stock bonus plan...........    27,000         --          --
  Employee stock options....................................    34,000     16,000          --
                                                              --------   --------   ---------
     Denominator for dilutive net income (loss) per
       share -- weighted average shares and dilutive
       potential shares outstanding.........................   809,000    723,000     645,000
                                                              ========   ========   =========



     For the periods in which a net loss was incurred, the effect of stock options has not been included in the denominator, as they would be anti-dilutive.



(G) CASH EQUIVALENTS


     All highly liquid securities purchased with an original maturity of three months or less are considered cash equivalents. Cash and cash equivalents included cash of $523,000 and $536,000 and commercial paper of $690,000 and $396,000 at June 30, 1997 and 1998, respectively.

                              FORSEON CORPORATION

(H) USE OF ESTIMATES


     The preparation of the financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the fiscal year. Actual results could differ from those estimates.


(I) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF


     The Company reviews its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. No impairment adjustment was recorded during fiscal 1996, 1997 and 1998.


(J) STOCK OPTION PLAN



     The Company accounts for its stock options under SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of Accounting Principles Board (APB) Opinion No. 25 and provide pro forma net income (loss) disclosures for employee stock option grants made in fiscal year 1997 and 1998 as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provision of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.



(K) NEW ACCOUNTING PRONOUNCEMENTS


COMPREHENSIVE INCOME

     On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. The statement requires only additional disclosures in the financial statements; it does not affect the Company's financial position or results of operations. There is no difference between net income (loss) and comprehensive income loss for the Company.

SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

     In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim and annual financial reports issued to shareholders. SFAS No. 131 is effective for financial statements issued for periods beginning

                              FORSEON CORPORATION
after December 15, 1997. The Company operates principally in one business segment; accordingly, the adoption of SFAS No. 131 will not have an impact on the consolidated financial statements.

STARTUP ACTIVITIES


     In April 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) No. 98-5, "Reporting on the Cost of Startup Activities." This SOP No. 98-5 requires that costs incurred during startup activities, including organization costs, be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. Initial application of the SOP No. 98-5 should be as of the beginning of the fiscal year in which the SOP is first adopted and should be reported as a cumulative effect of a change in accounting principles. Adoption of SOP No. 98-5 will not have a material impact on the consolidated financial statements.


DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     In 1998, the FASB issued Statement of Financial Statements No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 modifies the accounting for derivative and hedging activities and is effective for fiscal years beginning after December 15, 1999. Adoption of SFAS No. 133 will not have a material impact on the consolidated financial statements.

SOFTWARE REVENUE RECOGNITION

     SOP No. 97-2, "Software Revenue Recognition" was issued in October 1997 and addresses software revenue recognition matters. The SOP No. 97-2 supersedes SOP No. 91-1 and is effective for transactions entered into for fiscal years beginning after December 15, 1997. Based upon its reading and interpretation of SOP No. 97-2 the Company believes its current revenue recognition policies and practices are materially consistent with the SOP No. 97-2. However, implementation guidelines for this standard have not yet been issued and a wide range of potential interpretations are being discussed by the accounting profession. Once available, such implementation guidance could lead to unanticipated changes in the Company's current revenue accounting practices, and such changes could materially adversely affect the Company's future revenue and earnings. Such implementation guidance may necessitate substantial changes in the Company's business practices in order for the Company to continue to recognize a substantial portion of its license fee revenue upon delivery of its software products. Such changes may reduce demand, extend sales cycles, increase administrative costs and otherwise adversely affect operations.

2. EMPLOYEE STOCK OWNERSHIP PLAN AND 401(K) PLAN

     The Company has adopted an employee stock ownership plan (the ESOP) covering all employees with more than one year of service. Contributions are allocated to individual employee accounts and are invested principally in the Company's common stock. Generally, employees will receive distributions from the plan only upon separation from service, retirement, death or permanent disability.

                              FORSEON CORPORATION

     The Company's policy is to make discretionary contributions to the plan. In fiscal 1996, the Company contributed 17,000 newly issued shares to the ESOP, representing an expense of $102,000. In fiscal years 1997 and 1998, the Company made no contributions to the Plan.

     The ESOP is administered by a committee, which is comprised of four employees appointed by the Board of Directors. All ESOP assets are held by a non-independent trustee.

     Effective January 1, 1997, the Company adopted a 401(k) plan generally covering all employees over age 21 and more than six months of service. Employee contributions may range between 2% and 15% of compensation, not to exceed $10,000 per year. The Company matches 25% of employee contributions up to 6% of compensation, representing an expense of $33,000 in fiscal year 1997 and $73,000 in fiscal year 1998. Generally, employees will receive distributions from the plan only upon separation from service, retirement, death or permanent disability.

3. LAND, BUILDING AND EQUIPMENT:

     Land, building and equipment consist of:

                                                            JUNE 30,              RANGE OF
                                                     -----------------------      LIVES IN
                                                        1997         1998          YEARS
                                                     ----------   ----------   --------------
Land...............................................  $  404,000   $  404,000         --
Building...........................................     931,000      931,000         30
Data processing equipment..........................   1,102,000    1,174,000       3 to 7
Furniture and fixtures.............................     276,000      265,000       5 to 7
Automobiles........................................      26,000       26,000         5
Leasehold improvements.............................     143,000      151,000      7 to 19
                                                     ----------   ----------
                                                      2,882,000    2,951,000
Less accumulated depreciation and amortization.....   1,441,000    1,577,000
                                                     ----------   ----------
                                                     $1,441,000   $1,374,000
                                                     ==========   ==========

4. INCOME TAXES

     The income tax provision (benefit) is summarized as follows:

                                                              YEAR ENDED JUNE 30,
                                                         ------------------------------
                                                           1996       1997       1998
                                                         --------   --------   --------
Current:
  Federal..............................................  $     --   $ 41,000   $(40,000)
  State................................................    39,000     48,000     24,000
Deferred:
  Federal..............................................   162,000    130,000    (18,000)
  State................................................    32,000     22,000         --
                                                         --------   --------   --------
                                                         $233,000   $241,000   $(34,000)
                                                         ========   ========   ========

                              FORSEON CORPORATION

     The income tax provision (benefit) differs from the amounts computed by applying the U.S. Federal tax rate of 34% to the income before income tax provision. A reconciliation of this difference is as follows:

                                                              YEAR ENDED JUNE 30,
                                                         ------------------------------
                                                           1996       1997       1998
                                                         --------   --------   --------
Federal income tax provision (benefit) calculated at
  statutory rate.......................................  $163,000   $184,000   $(72,000)
Effect of graduated tax rates..........................        --         --      7,000
State income tax provision, net of Federal tax
  benefit..............................................    47,000     46,000     15,000
Other, net.............................................    23,000     11,000     16,000
                                                         --------   --------   --------
                                                         $233,000   $241,000   $(34,000)
                                                         ========   ========   ========

     The tax effect of temporary differences that give rise to significant portions of the Company's deferred income tax benefits at June 30, 1997 and 1998 are as follows:

                                                                   JUNE 30,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
Deferred tax assets:
  Accrued costs not deductible until following tax year.....  $ 67,000   $ 48,000
  Deferred revenue taxable in current year..................    20,000     11,000
  Direct write-off method for doubtful accounts.............    17,000     14,000
  Tax returns versus financial statement depreciation.......    10,000      3,000
  Net operating loss carryforwards..........................        --     45,000
  Other.....................................................        --     15,000
                                                              --------   --------
                                                               114,000    136,000
          Deferred tax liability............................        --      4,000
                                                              --------   --------
          Net deferred tax assets...........................  $114,000   $132,000
                                                              ========   ========

     Management believes it is more likely than not that the Company will realize the $132,000 in net deferred tax assets at June 30, 1998 as the temporary differences become available to reduce future taxable income and, accordingly, has not recorded a valuation allowance as of June 30, 1998.

     At June 30, 1998, the Company had net operating loss carryforwards of approximately $111,000 and $148,000 for Federal and state income tax purposes, respectively. If not used to offset future taxable income, the net operating loss carryforwards will expire between June 30, 2003 and June 30, 2013.

                              FORSEON CORPORATION

5. LONG-TERM DEBT

     Long-term debt consists of:


                                                                   JUNE 30,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
Promissory note for purchase of 105,000 shares of common
  stock from Mr. Vernon Rossi (note 7) annual principal and
  interest payments of $248,000, interest rate of 8.25%, due
  December 31, 1999.........................................  $557,000   $347,000
Notes payable to former ESOP participants (note 7), annual
  principal payments of approximately $46,000, average
  interest rate of 7%, due from 1998 to 2002................   159,000    113,000
                                                              --------   --------
                                                               716,000    460,000
Current portion.............................................   255,000    273,000
                                                              --------   --------
          Long-term debt....................................  $461,000   $187,000
                                                              ========   ========


     The aggregate annual maturities for long-term debt in fiscal years subsequent to June 30, 1998 are as follows:

Fiscal year:
1999........................................................  $273,000
2000........................................................   159,000
2001........................................................    21,000
2002........................................................     7,000

6. STOCK OPTION AND STOCK BONUS PLANS

     The Company has two stock option plans. The Company's 1997 stock option plan, which expires as to the grant of new stock options on November 7, 2007, provides that stock options for a maximum of 100,000 shares of common stock may be granted to directors, employees or consultants of the Company. The exercise price of options granted must be equal to or greater than 85% of the stock's fair market value at the date of grant. The option may be exercised up to ten years after the option is granted. Options which are exercised, canceled or are not exercised are available for subsequent reissuance.

     The Company's 1987 stock option plan provides that stock options for a maximum of 130,000 shares of common stock may be granted to directors or employees of the Company. New stock options may not be granted under this plan after September 16, 1997. Previously granted stock options will continue until they are canceled, exercised or otherwise expire, in accordance with the terms of the specific stock option grant. The exercise price of options granted must be equal to or greater than the stock's fair market value at the date of grant. The option may be exercised up to ten years after the option is granted.

                              FORSEON CORPORATION

     Stock option activity is summarized as follows:

                                                       YEAR ENDED JUNE 30,
                                   ------------------------------------------------------------
                                          1996                 1997                 1998
                                   ------------------   ------------------   ------------------
                                             WEIGHTED             WEIGHTED             WEIGHTED
                                             AVERAGE              AVERAGE              AVERAGE
                                             EXERCISE             EXERCISE             EXERCISE
                                   SHARES     PRICE     SHARES     PRICE     SHARES     PRICE
                                   -------   --------   -------   --------   -------   --------
Shares under option at beginning
  of year........................  120,500    $4.19     118,850    $4.27     120,200    $4.38
Options granted..................    6,600     6.00       7,000     6.75      13,400     4.90
Options exercised................   (1,000)    4.00          --       --     (14,290)    4.20
Options canceled.................    7,250)    4.60      (2,150)    6.00     (19,710)    4.20
Options expired..................       --       --      (3,500)    4.57      (8,175)    4.78
                                   -------    -----     -------    -----     -------    -----
Shares under option at end of
  year...........................  118,850    $4.27     120,200    $4.38      91,425    $4.48
                                   =======    =====     =======    =====     =======    =====

     The number of shares available for future grants was 8,800 and 86,000 at June 30, 1997 and 1998, respectively. As of June 30, 1996, 112,500 shares were exercisable, at exercise prices ranging from $3.85 to $4.60 per share and a weighted average exercise price of $4.17. As of June 30, 1997, 113,200 shares were exercisable, at exercised prices ranging from $3.85 to $6.00 per share and a weighted average exercise price of $4.23. As of June 30, 1998, 87,210 shares were exercisable, at exercise prices ranging from $3.85 to $6.75 per share, a weighted average exercise price of $4.37 and a weighted average remaining contract life of 5.5 years.

     The per share weighted-average fair value of stock options granted during 1996, 1997 and 1998 was $2.87, $3.13 and $4.16, respectively, on the date of grant using the Black-Scholes option pricing model with the following assumptions: fiscal year 1996 -- expected dividend yield 0%, risk interest rate of 6.63%, volatility assumed to be 0, and an expected life of ten years; fiscal year 1997 -- expected dividend yield 0%, risk-free interest rate of 6.33%, volatility assumed to be 0, and an expected life of ten years; fiscal year
1998 -- expected dividend yield 0%, risk-free interest rate of 5.9% and 5.83%, volatility factor assumed to be 0, and expected life of ten years.


     The Company applies APB Opinion No. 25 in accounting for its stock options plans, and, accordingly, recognized compensation expense for stock options granted in fiscal years 1997 and 1998 of $0 and $87,000, respectively. Had the Company determined compensation expense based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income (loss) would have been reduced to the pro forma amounts indicated below:


                                                              YEAR ENDED JUNE 30,
                                                        -------------------------------
                                                          1996       1997       1998
                                                        --------   --------   ---------
Net income (loss):
  As reported.........................................  $245,000   $302,000   $(178,000)
  Pro forma...........................................   227,000    292,000    (247,000)

7.  REDEEMABLE COMMON STOCK

     The Company may be required to repurchase common stock distributed to separated ESOP participants. Generally, the Company must repurchase this stock at its most recent appraised value, as determined annually by an independent valuation. The Company may, at its option, pay for the repurchased stock through equal annual installments over five years, plus interest, or in a

                              FORSEON CORPORATION
lump sum. In fiscal years 1996, 1997 and 1998, the Company purchased $137,000, $172,000, and $21,000, respectively, in common stock as a result of this requirement. At June 30, 1997, and 1998, the Company could be required to repurchase a maximum of $90,000, and $259,000 in common stock, if all separated ESOP participants exercised their rights to have the Company repurchase their stock.

     The Company may also be required to repurchase up to 25% of the common stock in the accounts of certain ESOP participants, to provide these participants an opportunity to diversify their ESOP investments. This common stock must be repurchased at its most recent appraised value. At June 30, 1997, and 1998, the Company could be required to repurchase a maximum of $159,000, and $190,000 in common stock if all eligible ESOP participants exercised these rights.

     Through March 18, 2000, the Company may be required to repurchase common stock owned by two former directors of the Company. The Company must repurchase this stock at its most recent appraised value, as determined annually by an independent valuation. At June 30, 1998, the Company could be required to repurchase approximately $99,000 in common stock as a result of this commitment. The Company may, at its option, pay for the repurchased stock through equal, monthly installments over twenty-four months, plus interest, or in a lump sum.

     In January 1997, the Company purchased 105,000 shares of common stock from the retired founder of the Company as a result of an option granted in 1988. In accordance with the terms of the option, the $6.25 per share purchase price was equal to the appraised value of the Company's common stock as of June 30, 1996, as determined by the ESOP's independent valuation consultant.

     As certain shareholders have the right to require the Company to repurchase outstanding shares of common stock as discussed above, the Company has classified this value as redeemable common stock on the consolidated balance sheet.

8.  COMMITMENTS AND CONTINGENCIES

     The Company leases certain office facilities under operating leases which are, for the most part, renewable. The future minimum rental obligations under noncancelable lease agreements at June 30, 1998 totaled $134,000, payable $47,000, $34,000, $26,000, $17,000 and $10,000 in fiscal years 1999 through
2003, respectively. Total rental expense for all operating leases was $169,000, $171,000 and $164,000 for fiscal years 1996, 1997 and 1998, respectively.

     The Company is party to various legal action which arose in the normal course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

                              FORSEON CORPORATION

9.  SUBSEQUENT EVENT



     On March 25, 1999 the Company entered a merger agreement to be acquired by Towne Services Inc. (Towne). The merger agreement provides for the combination of Towne's and the Company's businesses through the merger of Forseon with a subsidiary of Towne. The Company will receive a total of 2,075,345 shares of Towne common stock in exchange for all outstanding stock and options. Ten percent of the Towne common stock will be held back in escrow to satisfy the indemnification obligations of Company stockholders under the merger agreement. The merger will be accounted for as a pooling of interests. There are many risks involved with this merger and it may not actually occur for a variety of reasons, including if the merger agreement and related matters are not approved by the holders of 90% of the outstanding Company common stock.

                              FORSEON CORPORATION



               CONDENSED CONSOLIDATED BALANCE SHEET -- UNAUDITED



                                                              MARCH 31,
                                                                 1999
                                                              ----------
                                 ASSETS
Current assets:
  Cash and cash equivalents.................................  $  938,000
  Accounts receivable, less allowance for doubtful accounts
     of $68,000.............................................     892,000
  Deferred income taxes.....................................      69,000
  Other current assets......................................      71,000
                                                              ----------
          Total current assets..............................   1,970,000
Deferred income taxes.......................................     172,000
Land, building and equipment, net...........................   1,346,000
Other assets (note 6).......................................     351,000
                                                              ----------
                                                              $3,839,000
                                                              ==========
                  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................  $  225,000
  Accounts payable..........................................     617,000
  Accrued commissions payable...............................     452,000
  Accrued wages and fringe benefits.........................     570,000
  Accrued expenses..........................................     100,000
  Income taxes payable......................................      19,000
  Deferred revenue (note 2).................................     436,000
                                                              ----------
          Total current liabilities.........................   2,419,000
                                                              ----------
Long-term debt, excluding current portion...................      48,000
                                                              ----------
Redeemable common stock (note 4)............................     534,000

Net shareholders' equity:
  Common stock, $.01 par value. Authorized 5,000,000 shares;
     issued and outstanding 642,069 shares..................       6,000
  Capital in excess of par value............................   1,151,000
  Accumulated deficit.......................................    (319,000)
                                                              ----------
          Net shareholders' equity..........................     838,000
Commitments and contingencies (note 5)
                                                              ----------
                                                              $3,839,000
                                                              ==========



     See accompanying notes to condensed consolidated financial statements.

                              FORSEON CORPORATION



          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS -- UNAUDITED



                                                                 NINE MONTHS ENDED
                                                              -----------------------
                                                              MARCH 31,    MARCH 31,
                                                                 1998         1999
                                                              ----------   ----------
Revenues....................................................  $9,029,000   $8,657,000
Costs and Expenses:
  Costs of processing.......................................   1,719,000    1,685,000
  Research and development..................................     638,000      547,000
  Sales, servicing and marketing............................   5,559,000    5,544,000
  General and administrative................................   1,286,000    1,189,000
                                                              ----------   ----------
          Total costs and expenses..........................   9,202,000    8,965,000
  Operating loss............................................    (173,000)    (308,000)
Other expenses -- interest expense..........................      38,000       22,000
                                                              ----------   ----------
          Loss before income tax benefit....................    (211,000)    (330,000)
Income tax benefit..........................................     (34,000)     (84,000)
                                                              ----------   ----------
          Net loss..........................................  $ (177,000)  $ (246,000)
                                                              ==========   ==========
Net loss per share:
  Basic.....................................................  $    (0.28)  $    (0.38)
                                                              ==========   ==========
  Diluted...................................................  $    (0.28)  $    (0.38)
                                                              ==========   ==========
Weighted average number of shares used in computing per
  share amounts
  Basic.....................................................     642,000      645,000
                                                              ==========   ==========
  Diluted...................................................     642,000      645,000
                                                              ==========   ==========



     See accompanying notes to condensed consolidated financial statements.

                              FORSEON CORPORATION



          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS -- UNAUDITED



                                                                 NINE MONTHS ENDED
                                                              -----------------------
                                                              MARCH 31,    MARCH 31,
                                                                 1998         1999
                                                              ----------   ----------
Cash flows from operating activities:
  Net loss..................................................  $ (177,000)  $ (246,000)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
       Depreciation and amortization........................     125,000      120,000
       Provisions for doubtful accounts.....................      36,000       58,000
       Compensation expense on issuance of common stock.....      86,000           --
       Deferred income taxes................................     (83,000)    (109,000)
       Changes in assets and liabilities:
          (Increase) decrease in:
            Accounts receivable.............................      60,000     (164,000)
            Income tax receivable...........................          --       59,000
            Other current assets............................     (30,000)      17,000
            Other assets....................................          --     (351,000)
          Increase (decrease) in:
            Accounts payable................................     (62,000)     439,000
            Accrued expenses................................     124,000       72,000
            Income taxes payable............................     (45,000)      17,000
            Deferred revenue................................          --      436,000
                                                              ----------   ----------
                 Cash provided by operating activities......      34,000      348,000
                                                              ----------   ----------
Cash used in investing activities -- capital expenditures...     (87,000)     (92,000)
                                                              ----------   ----------
Cash flows from financing activities:
  Issuance of long-term debt................................          --        4,000
  Principal payments on long-term debt......................    (179,000)    (191,000)
  Issuance of common stock..................................          --           --
  Repurchase of common stock................................          --      (63,000)
                                                              ----------   ----------
               Cash used in financing activities............    (179,000)    (250,000)
                                                              ----------   ----------
Net (decrease) increase in cash and cash equivalents........    (232,000)       6,000
Cash and cash equivalents at beginning of year..............   1,213,000      932,000
                                                              ----------   ----------
Cash and cash equivalents at end of year....................  $  981,000   $  938,000
                                                              ==========   ==========
Supplemental disclosure of cash flow information:
  Cash and cash equivalents paid during the year for:
       Interest.............................................  $   36,000   $   22,000
       Income taxes.........................................  $   94,000   $    8,000
                                                              ==========   ==========



     See accompanying notes to condensed consolidated financial statements.

                              FORSEON CORPORATION



              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



1. UNAUDITED INTERIM FINANCIAL INFORMATION



     The accompanying consolidated financial statements for the nine months ended March 31, 1998 and 1999 are unaudited. In the opinion of Forseon's management, these financial statements reflect all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the financial statements. Certain information and footnote disclosures usually found in financial statements prepare in accordance with generally accepted accounting principles have been condensed or omitted. The results of operations for the nine months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending June 30, 1999 or for any other future periods.



2. SOFTWARE REVENUE RECOGNITION



     Forseon has adopted the provisions of AICPA Statement of Position No. 97-2 relating to software revenue recognition, for transactions entered into on or after July 1, 1998. For the nine months ended March 31, 1999, Forseon has deferred $436,000 in software and other revenue due to contingencies that have not been resolved as of March 31, 1999 or Forseon's inability to demonstrate vendor-specific objective evidence, as of March 31, 1999, for the fair value of each element in a multiple element software and services arrangement.



3. NEW ACCOUNTING PRONOUNCEMENTS



COMPREHENSIVE INCOME



     On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. The statement requires only additional disclosures in the financial statements; it does not affect the Company's financial position or results of operations. There is no difference between net loss and comprehensive loss for the Company.



SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION



     In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim and annual financial reports issued to shareholders. SFAS No. 131 is effective for financial statements issued for periods beginning after December 15, 1997. The Company operates principally in one business segment; accordingly, the adoption of SFAS No. 131 did not impact the consolidated financial statements.



STARTUP ACTIVITIES



     In April 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) No. 98-5, "Reporting on the Cost of Startup Activities." This SOP No. 98-5 requires that costs incurred during startup activities, including organization costs, be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. Initial application of the SOP No. 98-5 should be as of the beginning

                              FORSEON CORPORATION
the fiscal year in which the SOP is first adopted and should be reported as a cumulative effect of a change in accounting principles. Adoption of SOP No. 98-5 will not have a material impact on the consolidated financial statements.



DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES



     In 1998, the FASB issued Statement of Financial Statements No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 modifies the accounting for derivative and hedging activities and is effective for fiscal years beginning after December 15, 1999. Adoption of SFAS No. 133 will not have a material impact on the consolidated financial statements.



4.  NET LOSS PER SHARE



     Due to Forseon's net losses for the nine months ended March 31, 1998 and 1999, the denominator for calculating diluted net loss per share is the same as basic net loss per share. All common stock equivalents have been excluded, as their effect would be anti-dilutive.



5.  REDEEMABLE COMMON STOCK



     The Company may be required to repurchase common stock distributed to separated ESOP participants. Generally, the Company must repurchase this stock at its most recent appraised value, as determined annually by an independent valuation. The Company may, at its option, pay for the repurchased stock through equal annual installments over five years, plus interest, or in a lump sum. In fiscal years 1996, 1997 and 1998, the Company purchased $137,000, $172,000, and $21,000, respectively, in common stock as a result of this requirement. At March 31, 1999, the Company could be required to repurchase a maximum of $245,000 in common stock, if all separated ESOP participants exercised their rights to have the Company repurchase their stock.



     The Company may also be required to repurchase up to 25% of the common stock in the accounts of certain ESOP participants, to provide these participants an opportunity to diversify their ESOP investments. This common stock must be repurchased at its most recent appraised value. At March 31, 1999, the Company could be required to repurchase a maximum of $190,000, in common stock if all eligible ESOP participants exercised these rights.



     Through March 18, 2000, the Company may be required to repurchase common stock owned by two former directors of the Company. The Company must repurchase this stock at its most recent appraised value, as determined annually by an independent valuation. At March 31, 1999, the Company could be required to repurchase approximately $99,000 in common stock as a result of this commitment. The Company may, at its option, pay for the repurchased stock through equal, monthly installments over twenty-four months, plus interest, or in a lump sum.



     As certain shareholders have the right to require the Company to repurchase outstanding shares of common stock as discussed above, the Company has classified this value as redeemable common stock on the consolidated balance sheet.

                              FORSEON CORPORATION

6.  COMMITMENTS AND CONTINGENCIES



     The Company leases certain office facilities under operating leases which are, for the most part, renewable. The future minimum rental obligations under noncancelable lease agreements at March 31, 1999 totaled $223,000.



     The Company is party to various legal action which arose in the normal course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.



7.  ACQUISITION OF THE COMPANY



     On March 25, 1999, the Company entered into a merger agreement to be acquired by Towne Services Inc. (Towne). The merger agreement provides for the combination of Towne's and the Company's businesses through the merger of Forseon with a subsidiary of Towne. The Company will receive a total of 2,075,345 shares of Towne common stock in exchange for all outstanding stock and options. Ten percent of the Towne common stock will be held back in escrow to satisfy the indemnification obligations of Company stockholders under the merger agreement. The merger will be accounted for as a pooling of interests. There are many risks involved with this merger and it may not actually occur for a variety of reasons, including if the merger agreement and related matters are not approved by the holders of 90% of the outstanding Company common stock. In connection with the merger agreement, the Company has deferred $351,000 in merger costs incurred which will be expensed when the merger is consummated.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                       BY
                                      AND
                                     AMONG
                              TOWNE SERVICES, INC.
                           TSI ACQUISITION ONE, INC.
                              FORSEON CORPORATION
                                      AND
               CERTAIN OF THE STOCKHOLDERS OF FORSEON CORPORATION

                                                      Dated as of March 25, 1999

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
ARTICLE 1 -- THE MERGER..............................................   A-1
   1.1   The Merger..................................................   A-1
   1.2   Closing.....................................................   A-1
   1.3   Effective Time of the Merger................................   A-2
   1.4   Articles of Incorporation; Bylaws...........................   A-2
   1.5   Directors and Officers of the Surviving Corporation.........   A-2

ARTICLE 2 -- CONSIDERATION AND CONVERSION AND EXCHANGE OF SHARES.....   A-2
   2.1   Consideration...............................................   A-2
         2.1(a) Company Common Stock.................................   A-2
         2.1(b) Treasury Shares......................................   A-2
         2.1(c) Merger Sub Common Stock..............................   A-2
         2.1(d) Escrow of Certain Shares.............................   A-3
   2.2   No Fractional Shares........................................   A-3
   2.3   Surrender and Exchange of Certificates Representing Company
         Common Stock................................................   A-3
         2.3(a) Exchange Agent.......................................   A-3
         2.3(b) Surrender of Certificates............................   A-3
         2.3(c) Lost Certificates....................................   A-4
         2.3(d) No Interest..........................................   A-4
         2.3(e) Dividends on Parent Common Stock.....................   A-4
         2.3(f) No Liability.........................................   A-4
   2.4   Share Calculations..........................................   A-4
   2.5   Stock Transfer Books........................................   A-4
   2.6   Company Stock Options and Other Securities..................   A-5
   2.7   Adjustments.................................................   A-5

ARTICLE 3 -- RULES OF CONSTRUCTION...................................   A-6

ARTICLE 4 -- REPRESENTATIONS AND WARRANTIES OF COMPANY AND THE
             MANAGEMENT STOCKHOLDERS.................................   A-8
   4.1   Corporate Organization......................................   A-8
   4.2   Capitalization..............................................   A-9
   4.3   Authority; No Violation.....................................  A-10
   4.4   Financial Statements........................................  A-11
   4.5   Broker's and Other Fees.....................................  A-12
   4.6   Absence of Certain Changes or Events........................  A-12
   4.7   Legal Proceedings...........................................  A-13
   4.8   Taxes and Tax Returns.......................................  A-14
   4.9   Benefit Plans...............................................  A-15
   4.10  Compliance with Applicable Laws.............................  A-18
   4.11  Certain Contracts...........................................  A-19
   4.12  Properties and Insurance....................................  A-20
   4.13  Environmental Matters.......................................  A-21
   4.14  Intellectual Property.......................................  A-22
   4.15  Adequacy of Technical Documentation.........................  A-23
   4.16  Third-Party Components in Software..........................  A-24
   4.17  Third-Party Interests or Marketing Rights in Software.......  A-24

                                                                       PAGE
                                                                       ----
   4.18  No Parachute Payments.......................................  A-24
   4.19  Absence of Certain Agreements and Practices.................  A-24
   4.20  Major Vendors and Customers.................................  A-25
   4.21  Accounts Receivable.........................................  A-25
   4.22  Sufficiency of Rights.......................................  A-25
   4.23  Solvency....................................................  A-25
   4.24  Combinations Involving Company..............................  A-25
   4.25  Bank Accounts...............................................  A-25
   4.26  Labor Relations.............................................  A-26
   4.27  Year 2000 Matters...........................................  A-26
   4.28  Change in Control Provisions................................  A-26
   4.29  Pooling-of-Interests........................................  A-26
   4.30  No Prior Convictions........................................  A-26
   4.31  Statements; Proxy Statement/Prospectus......................  A-26
   4.32  Disclosure..................................................  A-27

ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES OF THE MANAGEMENT
             STOCKHOLDERS............................................  A-27
   5.1   Ownership of Shares.........................................  A-27
   5.2   Authorization...............................................  A-28
   5.3   Absence of Violations or Conflicts..........................  A-28
   5.4   No Consents Required........................................  A-28
   5.5   No Claims Against Company...................................  A-28
   5.6   Litigation Related to this Agreement........................  A-29
   5.7   Resales of Parent Common Stock..............................  A-29
   5.8   Tax Advice..................................................  A-29

ARTICLE 6 -- REPRESENTATIONS AND WARRANTIES OF PARENT................  A-29
   6.1   Corporate Organization......................................  A-29
   6.2   Capitalization..............................................  A-30
   6.3   Authority; No Violation.....................................  A-31
   6.4   Parent SEC Reports; Financial Statements....................  A-32
   6.5   Broker's and Other Fees.....................................  A-33
   6.6   Parent Common Stock.........................................  A-33
   6.7   No Material Adverse Effect on Parent........................  A-33
   6.8   Absence of Certain Changes or Events........................  A-33
   6.9   Legal Proceedings...........................................  A-33
   6.10  Taxes and Tax Returns.......................................  A-34
   6.11  Compliance with Applicable Laws.............................  A-34
   6.12  Pooling-of-Interests........................................  A-35
   6.13  Statements; Proxy Statement/Prospectus......................  A-35
   6.14  Contract Default............................................  A-35
   6.15  Disclosure..................................................  A-35

ARTICLE 7 -- COVENANTS AND CERTAIN ACTIONS OF THE PARTIES............  A-36
   7.1   Conduct of Business.........................................  A-36
   7.2   Negative Covenants..........................................  A-36
   7.3   No Solicitation.............................................  A-39
   7.4   Current Information.........................................  A-40

                                                                       PAGE
                                                                       ----
   7.5   Access to Properties and Records; Confidentiality...........  A-40
   7.6   Governmental Matters; Consents; Cooperation, etc............  A-41
   7.7   Parties' Efforts; Further Assurances; Cooperation...........  A-41
   7.8   Public Announcements........................................  A-42
   7.9   Failure to Fulfill Conditions...............................  A-42
   7.10  Disclosure Supplements......................................  A-42
   7.11  Affiliates..................................................  A-43
   7.12  Pooling-of-Interests........................................  A-43
   7.13  Employee Matters............................................  A-43
         7.13(a) Employee Benefits...................................  A-43
         7.13(b) Employment Agreements...............................  A-44
         7.13(c) Certain Benefit Plan Matters........................  A-44
         7.13(d) Stock Options.......................................  A-44
   7.14  Proxy Statement/Prospectus; Registration Statement; Other
         Filings.....................................................  A-45
   7.15  Company Stockholders' Meeting...............................  A-45
   7.16  Termination of Puts and Other Agreements....................  A-46
   7.17  No Transfers................................................  A-46
   7.18  Tax Matters.................................................  A-46
         7.18(a) Transfer Taxes......................................  A-46
         7.18(b) Cooperation and Exchange of Information.............  A-46
         7.18(c) Tax-Free Transaction................................  A-46
   7.19  Listing of Merger Consideration.............................  A-47
   7.20  Special Provisions with Respect to Company..................  A-47
   7.21  Existing Indemnification Obligations........................  A-47
   7.22  Solvency of Stockholders and Other Stockholder Matters......  A-47
   7.23  Future Commission Reports...................................  A-47

ARTICLE 8 -- CLOSING CONDITIONS......................................  A-48
   8.1   Conditions of Each Party's Obligations Under this
         Agreement...................................................  A-48
         8.1(a) Authorizations and Governmental Filings..............  A-48
         8.1(b) Suits and Proceedings................................  A-48
         8.1(c) Escrow Agreement.....................................  A-48
         8.1(d) Effectiveness of Registration Statement..............  A-48
         8.1(e) Pooling Letters......................................  A-48
   8.2   Conditions to the Obligations of Parent and Merger Sub Under
         this Agreement..............................................  A-49
         8.2(a) Covenants and Agreements; Consents...................  A-49
         8.2(b) Opinion of Counsel...................................  A-49
         8.2(c) Certificates.........................................  A-49
         8.2(d) Management Stockholder Employment Agreements.........  A-49
         8.2(e) Employment Agreements................................  A-49
         8.2(f)  Resignations........................................  A-49
         8.2(g) Remediation of Benefit Plans.........................  A-49
         8.2(h) Cancellation and Severance Agreements................  A-49
         8.2(i)  Fairness Opinion....................................  A-49
         8.2(j)  Nonsolicitation, Work Product and Confidentiality
                 Agreements..........................................  A-50
         8.2(k) Completion of Due Diligence on Company...............  A-50
         8.2(l)  Stockholder Approval................................  A-50
         8.2(m) No Material Adverse Change on Company................  A-50

                                                                       PAGE
                                                                       ----
   8.3   Conditions to the Obligations of Company and the Management
         Stockholders Under this Agreement...........................  A-51
         8.3(a) Covenants and Agreements; Consents...................  A-51
         8.3(b) Opinion of Counsel to Parent.........................  A-51
         8.3(c) Certificates.........................................  A-51
         8.3(d) Merger Consideration.................................  A-51
         8.3(e) No Material Adverse Change on Parent.................  A-51
         8.3(f)  Management Stockholder Employment Agreements........  A-52
         8.3(g) Tax Opinion..........................................  A-52

ARTICLE 9 -- TERMINATION, AMENDMENT AND WAIVER.......................  A-52
   9.1   Termination.................................................  A-52
   9.2   Effect of Termination.......................................  A-53
   9.3   Specific Performance........................................  A-53
   9.4   Amendment...................................................  A-54
   9.5   Extension; Waiver...........................................  A-54

ARTICLE 10 -- INDEMNIFICATION........................................  A-54
  10.1   Indemnification by Stockholders.............................  A-54
  10.2   Indemnification by Parent...................................  A-55
  10.3   Claims for Indemnification..................................  A-55
  10.4   Matters Involving Third Parties.............................  A-55
  10.5   Settlement of Indemnification Claims After Closing..........  A-56
  10.6   Manner of Indemnification by Stockholders...................  A-57
  10.7   Indemnification Exclusive Remedy............................  A-57
  10.8   Certain Limitations.........................................  A-57

ARTICLE 11 -- STOCKHOLDERS' REPRESENTATIVE...........................  A-57
  11.1   Appointment; Acceptance.....................................  A-57
  11.2   Actions.....................................................  A-58
  11.3   Successors..................................................  A-58
  11.4   Effectiveness...............................................  A-58

ARTICLE 12 -- MISCELLANEOUS..........................................  A-58
  12.1   Expenses....................................................  A-58
  12.2   Notices.....................................................  A-59
  12.3   Parties in Interest.........................................  A-59
  12.4   Entire Agreement............................................  A-60
  12.5   Counterparts................................................  A-60
  12.6   Governing Law and Venue.....................................  A-60
  12.7   Invalidity of any Part......................................  A-60
  12.8   Time of the Essence; Computation of Time....................  A-60
  12.9   Arbitration.................................................  A-61

                             EXHIBITS AND SCHEDULES

  EXHIBIT NO.                               DESCRIPTION
  -----------                               -----------
Exhibit 2.1         Form of Escrow Agreement
Exhibit 2.3         Form of Company Stockholder Certificate
Exhibit 7.2         Form of Stockholder Employment Management Agreements
Exhibit 7.5         Confidentiality Agreement
Exhibit 7.11        Form of Affiliate Representation Letter
Exhibit 7.12        Pooling Conditions
Exhibit 7.13(b)     Form of Employment Agreements
Exhibit 7.16        List of Puts and Other Agreements to be Terminated
Exhibit 8.2(h)      Cancellation Agreements
Exhibit 8.2(j)      Form of Noncompetition, Nonsolicitation and Confidentiality
                    Agreement
Exhibit 8.3(g)      Form of Tax Opinion

COMPANY DISCLOSURE

  SCHEDULE NO.                              DESCRIPTION
  ------------                              -----------
Schedule 4.1        Corporate Documents
Schedule 4.2        Company's Capitalization
Schedule 4.3        Company Approvals; Defaults; Conflicts and Liens Created
Schedule 4.4        Company Financial Statements
Schedule 4.5        Broker's and Other Fees
Schedule 4.6        Certain Changes and Events
Schedule 4.7        Legal Proceedings
Schedule 4.8        Taxes and Tax Returns
Schedule 4.9        Employee Benefit Plans
Schedule 4.10       Compliance with Applicable Laws
Schedule 4.11       Material Contracts
Schedule 4.12       Insurance Policies
Schedule 4.14       Intellectual Property
Schedule 4.14(a)    Procedures for Copyright Protection
Schedule 4.14(b)    Procedures for Trade Secret Protection
Schedule 4.14(d)    Absence of Claims
Schedule 4.14(e)    Patents, Patent Applications, Trade Names
Schedule 4.18       Parachute Payments
Schedule 4.19       Certain Agreements and Practices
Schedule 4.20       Major Vendors and Customers
Schedule 4.21       Accounts Receivable
Schedule 4.22       Sufficiency of Rights
Schedule 4.23       Solvency
Schedule 4.25       Bank Accounts
Schedule 4.26       Labor Relations
Schedule 4.27       Year 2000 Matters
Schedule 4.28       Change in Control

MANAGEMENT STOCKHOLDER DISCLOSURE

  SCHEDULE NO.                              DESCRIPTION
  ------------                              -----------
Schedule 5.3        Absence of Violations or Conflicts
Schedule 5.4        Consents
Schedule 5.5        Claims

PARENT DISCLOSURE

  SCHEDULE NO.                              DESCRIPTION
  ------------                              -----------
Schedule 6.1        Parent's Subsidiaries; Corporate Documents
Schedule 6.2        Parent's Options and Warrants Outstanding
Schedule 6.3        Defaults; Conflicts and Liens Created
Schedule 6.4        Parent SEC Report Issues
Schedule 6.5        Broker's and Other Fees
Schedule 6.8        Absence of Certain Changes or Events
Schedule 6.9        Legal Proceedings
Schedule 6.10       Taxes Being Contested
Schedule 6.11       Compliance with Applicable Laws

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of the 25th day of March, 1999 (this "AGREEMENT"), is by and among Towne Services, Inc., a Georgia corporation ("PARENT"), TSI Acquisition One, Inc., a Georgia corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), Forseon Corporation, a Delaware corporation ("COMPANY"), and the stockholders of Company named on the signature pages hereto (collectively, the "MANAGEMENT STOCKHOLDERS").

     WHEREAS, this Agreement provides for the strategic combination of Parent and Company in furtherance of the parties' long-term strategic plans;

     WHEREAS, the combination will be accomplished by a merger of Merger Sub with and into Company (the "MERGER") with Company surviving and the stockholders of Company (including persons who have rights to acquire stock in Company, collectively, the "COMPANY STOCKHOLDERS") receiving the consideration hereinafter set forth;

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE");

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling-of-interests; and

     WHEREAS, the Boards of Directors of Company, Parent and Merger Sub have duly adopted and approved this Agreement and Merger Sub's sole holder has approved the Agreement, and the Board of Directors of Company has resolved to recommend this Agreement to the Company Stockholders;

     NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined below), Merger Sub shall be merged with and into Company in accordance with the provisions of this Agreement, the Georgia Business Corporation Code (the "GBCC") and the Delaware General Corporation Law (the "DGCL"), and the separate existence of Merger Sub shall thereupon cease, and Company, as the surviving corporation in the Merger (sometimes referred to as the "SURVIVING CORPORATION"), shall continue its corporate existence under the laws of the State of Delaware as a wholly-owned subsidiary of Parent. The Merger shall have the effect provided under applicable laws including, but not limited to, Section 14-2-1106 of the GBCC and Subchapter IX, Sections 251, 252 and 259-261 of the DGCL.

     1.2 Closing. The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Nelson Mullins Riley & Scarborough, L.L.P., 999 Peachtree Street, N.E., Suite 1400, Atlanta, Georgia 30309 or at such other place as the parties agree at 10:00 a.m. on the first business day after all conditions set forth in Article 8 (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) have been satisfied or waived in writing or at such other place and time as Parent and Company may agree (the "CLOSING DATE"). The parties agree to use all commercially reasonable efforts to hold the Closing on or before June 15, 1999. At the Closing, the parties shall execute and deliver the certificates, opinions and other instruments and documents referred to in Article 8.

     1.3 Effective Time of the Merger. Contemporaneous with or immediately following the Closing, the parties shall cause a certificate of merger (the "CERTIFICATE OF MERGER") to be executed, delivered and filed with the Secretary of State of the State of Georgia and with the Secretary of State of the State of Delaware in accordance with the provisions of the GBCC and DGCL. The Merger shall become effective at the close of business on the date of such filing, unless a different effective time is specified in the Certificate of Merger (the "EFFECTIVE TIME").

     1.4 Articles of Incorporation; Bylaws. The Certificate of Incorporation and Bylaws of Company shall be amended and restated so that the Articles of Incorporation and Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the Certificate of Incorporation and Bylaws of the Surviving Corporation, to the extent the provisions thereof are permitted under the DGCL, until duly amended in accordance with applicable law.

     1.5 Directors and Officers of the Surviving Corporation. At the Effective Time, the persons who are directors and officers of Merger Sub at the Effective Time will become the directors and officers of the Surviving Corporation until such time as they may be replaced in accordance with the Bylaws of the Surviving Corporation, except that Dan Paul and Allen Merrill shall be the President, Forseon Division and Vice President of Finance, respectively, of the Surviving Corporation.

                                   ARTICLE 2

              CONSIDERATION AND CONVERSION AND EXCHANGE OF SHARES

     2.1 Consideration. At the Effective Time, in consideration for and fulfillment of the obligations, covenants, terms and conditions set forth in this Agreement, by virtue of the Merger and without any action on the part of any holder thereof:

          (a) Company Common Stock. All of the then issued and outstanding shares of common stock of Company, $0.01 par value per share (the "COMPANY COMMON STOCK") calculated on a fully-diluted basis taking into account the exercise or conversion of all Outstanding Options (as defined in Section 2.6) and all other rights to acquire Company Common Stock (an aggregate of 735,294 shares, excluding any shares held in the treasury of Company) shall automatically be canceled and extinguished and shall thereafter be converted into only the right to receive a total of 2,075,345 shares of common stock, without par value, of Parent (the "PARENT COMMON STOCK"), subject to the escrow provided for in Section 2.1(d) below. Based upon the foregoing, the conversion ratio is approximately 2.82 shares of Parent Common Stock for each one issued and outstanding share of Company Common Stock.

          (b) Treasury Shares. Each share of Company Common Stock held in the treasury of Company, if any, shall be automatically canceled and extinguished, and no payment shall be made in respect of such shares.

          (c) Merger Sub Common Stock. Each issued and outstanding share of Merger Sub common stock at the Effective Time shall be converted into and shall thereafter represent one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, which shall then constitute all of the issued and outstanding shares of the Surviving Corporation.

          (d) Escrow of Certain Shares. At the Closing, Parent shall deliver (or cause to be delivered) to the escrow agent set forth in the Escrow Agreement in the form of Exhibit 2.1 hereto (the "ESCROW AGREEMENT"), one certificate for Parent Common Stock equal to ten percent (10%) of the Parent Common Stock to be issued in connection with the Merger pursuant to
     Section 2.1(a) (collectively, the "ESCROW SHARES") for the escrow established pursuant to the Escrow Agreement. Until such Escrow Shares are disbursed under the terms of the Escrow Agreement, the Company Stockholders and holders of the Outstanding Options shall be entitled to vote such Escrow Shares according to their pro rata interest, as provided in the Escrow Agreement. Dividends and distributions, if any, paid with respect to the Escrow Shares during the escrow period shall be held in escrow and disbursed under the Escrow Agreement in the same manner as the Escrow Shares. Certificates for the remaining shares of Parent Common Stock to be delivered in connection with the Merger shall be delivered to Company Stockholders in accordance with Section 2.3 below.

     2.2 No Fractional Shares. No scrip or fractional shares of Parent Common Stock shall be issued in the Merger upon conversion of Company Common Stock as provided in Section 2.1(a). In lieu of the issuance of any such fractional shares, Parent shall pay to each Company Stockholder who would otherwise be entitled to receive a fractional share of Parent Common Stock (after taking into account all Parent Common Stock into which such Stockholder's Company Common Stock was converted pursuant to this Agreement) an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the fair market value (as hereinafter defined) of a share of Parent Common Stock by (ii) the fraction of a share of Parent's Common Stock which such holder would other wise be entitled to receive pursuant to this Article 3. The fair market value of a share of Parent's Common Stock shall be the average of the closing prices as reported on the National Association of Securities Dealers Automated Quotation System for one
(1) share of Parent Common Stock for the last ten (10) consecutive trading days ending with the close of trading on the third business day preceding the Closing Date.

     2.3  Surrender and Exchange of Certificates Representing Company Common
Stock.

          (a) Exchange Agent. Parent shall appoint First Union National Bank or such other reputable bank or trust company as may be selected by Parent to act as exchange agent for the Merger (the "EXCHANGE AGENT"). At the Effective Time, Parent shall, pursuant to irrevocable instructions, direct the Exchange Agent to deliver the number of shares of Parent Common Stock as provided for in Section 2.1. The Parent Common Stock to be paid and issued to the Company Stockholders and holders of the Outstanding Options hereunder shall sometimes be referred to as the "MERGER CONSIDERATION."

          (b) Surrender of Certificates. Prior to the Effective Time, Parent shall use all commercially reasonable efforts to cause the Exchange Agent to make available to each record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented Company Common Stock (the "CERTIFICATES"), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for conversion thereof, which letter of transmittal shall comply with all Applicable Laws and rules of The Nasdaq Stock Market, Inc. ("NASDAQ"). Company shall promptly deliver to the Company Stockholders and shall use all commercially reasonable efforts to cause each Company Stockholder to execute and deliver to Parent and Merger

     Sub at or prior to the Closing a certificate in substantially the form of
     Exhibit 2.3 attached hereto, subject to such changes as Parent may approve. Upon surrender to the Exchange Agent of the Certificates at the Closing or thereafter, together with such letter of transmittal duly executed, the holder of such Certificates shall be entitled to receive at the Closing (or promptly after such surrender if after the Closing) in exchange therefor, one or more certificates as requested by the holder (properly issued, executed and countersigned, as appropriate) representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Section 2.1 and Certificates so surrendered shall forthwith be canceled. From the Effective Time until surrender in accordance with the provisions of this
     Section 2.3, each Certificate (other than Certificates representing treasury shares) shall represent for all purposes only the right to receive the Merger Consideration. All payments in respect of Company Common Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.

          (c) Lost Certificates. In the case of any lost, misplaced, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to delivery to such holder of the Merger Consideration, to deliver to Parent an indemnity agreement and a bond in such reasonable sum as Parent may direct as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to the Certificate alleged to have been lost, misplaced, stolen or destroyed.

          (d) No Interest. No interest shall be paid or accrued on any portion of the Merger Consideration regardless of the cause for delay in payment of the Merger Consideration.

          (e) Dividends on Parent Common Stock. No holder of a Certificate shall be entitled to delivery of any dividend or other distribution from Parent having a record date after the Effective Time until surrender of such holder's Certificate pursuant to this Section 2.3. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) that theretofore became payable by Parent, but were not paid by reason of the foregoing with respect to the number of whole shares of Parent Common Stock represented by the Certificate or Certificates issued upon such surrender. From and after the Effective Time, Parent shall, however, be entitled to treat any such Certificate that has not yet been surrendered for exchange as evidencing the ownership of the aggregate Merger Consideration into which the Company Common Stock represented by such Certificate shall have been converted, notwithstanding any failure to surrender such Certificate.

          (f) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any Parent Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any abandoned property, escheat or similar law.

     2.4 Share Calculations. Prior to the Effective Time, Company shall prepare and deliver to Parent (subject to the Parent's review and approval) a complete list of the number of shares of Parent Common Stock to be issued to each Company Stockholder in accordance with the provisions of Section 2.1(a) in connection with the Merger.

     2.5 Stock Transfer Books. From and after the Effective Time, no transfer of Company Common Stock outstanding prior to the Effective Time shall be registered on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates for Company

Common Stock are presented to the Surviving Corporation for transfer, such certificates shall be canceled and exchanged for the appropriate portion of the Merger Consideration.

     2.6  Company Stock Options and Other Securities.

          (a) Prior to or contemporaneously with the Closing, Company shall convert into Company Common Stock or cancel all outstanding options, restricted stock awards, stock appreciation rights, warrants and other securities convertible into or exchangeable for shares of Company Common Stock or other securities of Company (collectively, the "OUTSTANDING OPTIONS") pursuant to the change in control and exercise provisions of (i) the Company's 1987 Incentive Stock Option Plan and Nonstatutory Stock Option Plan, as amended; (ii) the Company's 1997 Stock Option Plan; and
     (iii) all other agreements related to the Outstanding Options (collectively, with the plans referenced in clauses (i) and (ii) above, the "STOCK OPTION PLANS"); provided, however, that no such conversions shall affect the total Merger Consideration to be paid by Parent and Merger Sub in connection with the Merger. Copies of all Outstanding Options are attached as part of Seller Disclosure Schedule 4.2.

          (b) Each of the Outstanding Options remaining after the Company performs its obligations under paragraph (a) above shall be converted into the right to receive shares of Parent Common Stock as of the Effective Time in accordance with the provisions of Section 2.1.

          (c) At or prior to the Closing, Company shall amend the Stock Option Plans so that no further shares of Company Common Stock or Parent Common Stock may be issued thereunder, subject to amendment, modification, suspension, abandonment or termination as provided therein, and the Stock Option Plans as so continued (i) shall relate only to the issuance of Parent Common Stock as provided in this Section 2.6, and (ii) Parent and its Stock Option Committee shall be substituted for Company and the Committee of Company's Board of Directors (including, if applicable, the entire Board of Directors of Company) administering such Company Stock Option Plans.

          (d) Prior to the Closing, Company shall collect and withhold all required employment and other withholding taxes applicable or relating to the exercise of, or any other action, omission or other thing relating to, the Outstanding Options, regardless of whether any such withholding tax arises prior to, contemporaneously with, or after the Closing.

     2.7 Adjustments. In the event that at any time after the date hereof and prior to the Effective Time, Parent shall declare, set a record date for, or effect (a) a dividend or other distribution with respect to Parent Common Stock payable in Parent Common Stock or other property (other than cash), including the common stock, preferred stock or other securities of a Parent Subsidiary,
(b) a combination or conversion of outstanding Parent Common Stock into a smaller number of such Parent Common Stock, or (c) any reorganization or reclassification, or any consolidation or merger of Parent, with another corporation, or the sale of all or substantially all of its assets to another corporation, in such a way that holders of outstanding Parent Common Stock shall be entitled to receive (either directly or upon subsequent liquidation) stock, securities or other property with respect to or in exchange for such Parent Common Stock (any such event described in (a)-(c) above referred to as a "DILUTING EVENT"), then, as a condition of such Diluting Event, lawful and adequate provision shall be made whereby the Company Stockholders shall thereafter be entitled to receive (under the same terms otherwise applicable to their receipt of Parent Common Stock), in addition to or in lieu of (as the case may be) the number of shares of Parent Common Stock to which such Company Stockholders are entitled immediately prior to such Diluting Event, such shares of stock, securities or other property as may be issued or payable with respect to or in exchange for that number of shares of Parent Common Stock to which the Company Stockholders were so entitled, and in any case appropriate provision shall also be made with respect to such Company Stockholders' rights and interests to the end that the provisions of this Section 2.7 shall thereafter be applicable in relation to any shares of stock, securities or other property thereafter deliverable to such Company Stockholders pursuant to the provisions hereof.

                                   ARTICLE 3

                             RULES OF CONSTRUCTION

     In the interpretation of this Agreement, unless otherwise provided or the context otherwise requires:

          (a) The singular includes the plural and vice versa and, in particular (but without limiting the generality of the foregoing), any word or expression defined in the singular has the corresponding meaning used in the plural and vice versa;

          (b) Any reference to any gender includes the other genders;

          (c) Any reference to an Article, Section, Exhibit, clause, subclause, paragraph, subparagraph, Schedule or recital is a reference to an Article, Section, Exhibit, clause, subclause, paragraph, subparagraph, Schedule or recital of this Agreement;

          (d) Any reference to any agreement, instrument or other document (i) shall include all appendices, exhibits and schedules thereto and all agreements, documents or other writings incorporated by reference therein, and (ii) shall be a reference to such agreement, instrument or other document as amended, supplemented, modified, suspended, restated or novated from time to time;

          (e) Any reference to any statute shall be construed as including all statutory provisions consolidating, amending or replacing such statute and all governmental regulations and rules promulgated thereunder;

          (f) Any reference to "writing" includes printing, typing, lithography and other means of reproducing words in a visible form;

          (g) Any reference to a time or date or to a local time or date is a reference to the time and date in Atlanta, Georgia;

          (h) Any reference to "dollars" and the symbol "$" means dollars constituting legal tender for the payment of public and private debts in the United States of America;

          (i) The headings and Article, Section and paragraph numbering contained in this Agreement are used solely for convenience and do not constitute a part of this Agreement, nor shall such headings and numbering be used in any manner to aid in the construction of this Agreement;

          (j) The term "APPLICABLE LAWS" means all applicable (i) statutes, ordinances or other legislative enactments of the United States of America or other country or foreign government, or of any state or agency thereof,
     (ii) rules, regulations, orders, permits, directives or other actions or approvals of any Governmental Authority, and (iii) judgments, awards, orders, decrees, writs and injunctions of any court, Governmental Authority or arbitrator.

          (k) References in this Agreement to the "COMPANY DISCLOSURE SCHEDULES" shall mean the disclosure schedules, dated as of the date of this Agreement, which have been delivered on the date of this Agreement by Company to Parent, and references to a numbered Company Disclosure Schedule shall mean that portion of the Company Disclosure Schedules that refers to the specific section or subsection of Article 4 of this Agreement;

          (l) References in this Agreement to the "MANAGEMENT STOCKHOLDER DISCLOSURE SCHEDULES" shall mean the disclosure schedules, dated as of the date of this Agreement, which have been delivered on the date of this Agreement by the Management Stockholders to Parent, and references to a numbered Management Stockholder Disclosure Schedule shall mean that portion of the Management Stockholder Disclosure Schedules that refers to the specific section or subsection of Article 5 of this Agreement;

          (m) References in this Agreement to the "PARENT DISCLOSURE SCHEDULES" shall mean the disclosure schedules, dated as of the date of this Agreement, which have been delivered on the date of this Agreement by Parent to Company, and references to a numbered Parent Disclosure Schedule shall mean that portion of the Parent Disclosure Schedules that refers to the specific section or subsection of Article 6 of this Agreement;

          (n) The term "DISCLOSED BY PARENT" shall mean, with respect to information concerning any event, fact or circumstance, information contained in Parent's SEC Reports (as defined below), annual and other reports furnished by Parent to its shareholders as a group, and press releases of Parent disseminated to (i) the Dow Jones News Service, Associated Press, United Press, Business Wire or other national newswire service, or (ii) the Nasdaq or a United States national securities exchange, as well as information disclosed in writing directly to Company or the Management Stockholders by Parent in this Agreement or otherwise;

          (o) The term "GAAP" means generally accepted accounting principles and practices as in force in the United States from time to time.

          (p) The term "GOVERNMENTAL AUTHORITY" means any United States federal, state or local, or any foreign governmental, governmental or administrative authority, agency, department, board, investigative body or commission or any court, tribunal, or judicial or arbitral body;

          (q) The term "KNOWLEDGE" means actual knowledge and, as used with respect to Parent and Merger Sub means the actual knowledge of the chief executive officer, president and chief financial officer of Parent and Merger Sub; and, as used with respect to Company means the actual knowledge of the Management Stockholders and the information which, after reasonable consideration and inquiry by the Management Stockholders (recognizing the confidentiality associated with the execution and delivery of this Agreement), would be recognized by reasonable persons of similar experience in such positions as relevant to the matter(s) qualified by the words "to the Knowledge of" or "known to" such person.

          (r) The term "MATERIAL ADVERSE EFFECT" with respect to a person or entity means (unless otherwise indicated) any circumstance, change in, or effect on the business and affairs of such person or entity or any Subsidiary thereof that, individually or in the aggregate with any other circumstances, changes in, or effects on, the business and affairs of such person or entity and its Subsidiaries: (i) is, or would reasonably be expected to be, materially adverse to the business, operations, assets or liabilities, prospects, results of operations or financial condition of such person or entity and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to materially adversely affect the ability of such person or entity and its Subsidiaries to operate or conduct its or their business and affairs in the manner in which they are currently operated or conducted or contemplated by such person or entity to be operated or conducted; provided, however, that a Material Adverse Effect with respect to Parent and Merger Sub shall not include any decline in the trading price of Parent's Common Stock for any reason or any event or circumstance arising from any such decline, including without limitation, any change caused or arising from the failure by Parent for any reason to achieve operating results in accordance with market expectations or any market factors such as volatility, fluctuations in the market price of stocks generally or general economic factors;

          (s) The term "PARENT SUBSIDIARY" means any Subsidiary of Parent;

          (t) The term "SUBSIDIARY" means any corporation, partnership, joint venture or other legal entity in which a specified person or entity, directly or indirectly, owns or controls the voting of at least a 50% share or other equity interest or for which such person or entity, directly or indirectly, acts as a general partner;

          (u) The terms "hereof," "hereby," "hereunder" and similar terms shall refer to this Agreement as a whole;

          (v) The term "including" shall mean "including, without limitation";
     and

          (w) Each party and its counsel have had the opportunity to negotiate the terms and provisions of this Agreement. This Agreement, therefore, shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

                                   ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF COMPANY
                        AND THE MANAGEMENT STOCKHOLDERS

     Company hereby represents and warrants to Parent and Merger Sub (except as set forth on the Company Disclosure Schedules) as follows and as to the specified portions of Sections 4.2(b), 4.6(a), 4.6(b), 4.7, 4.8(b), 4.10,
4.11(e), 4.12(c), 4.13(c), 4.22, 4.29, 4.30, 4.31 and 4.32 Company and the
Management Stockholders hereby represent and warrant, jointly and severally, to Parent and Merger Sub as follows:

     4.1  Corporate Organization.

          (a) Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Except as set forth on Company Disclosure Schedule 4.1, Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Company.

          (b) Company Disclosure Schedule 4.1 sets forth the full name and jurisdiction of organization of the sole Subsidiary of Company (the "COMPANY SUBSIDIARY") as well as all trade names used by Company and the Company Subsidiary currently or at any time during the past five years. The Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of its organization. Except as set forth on Company Disclosure Schedule 4.1, the Company Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Company.

          (c) Company Disclosure Schedule 4.1 sets forth copies of the Certificate of Incorporation and bylaws of Company and the Company Subsidiary. Company's and the Company Subsidiary's bylaws, stock book and minute books are complete and correct in all material respects and contain all amendments thereto to date, a record of all corporate proceedings of the Company and such Subsidiary, and a record of all stock issuances and transfers of the Company and such Subsidiary.

          (d) Except as set forth in Company Disclosure Schedule 4.1, Company and the Company Subsidiary do not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture, organization or other entity.

     4.2  Capitalization.

          (a) As of the date of this Agreement, the authorized capital stock of Company consists solely of 5,000,000 shares of Company Common Stock and no shares of preferred stock or any other capital stock. As of the date of this Agreement, there are 642,069 shares of Company Common Stock issued and outstanding and 93,225 shares of Company Common Stock are reserved for issuance pursuant to the exercise or conversion of Outstanding Options. Company Disclosure Schedule 4.2 sets forth the number of shares of Company Common Stock owned by each of the Company Stockholders, together with (to Company's Knowledge) the correct residence address of each such Company Stockholder and provides the same information for the Company Subsidiary. Except as set forth on Company Disclosure Schedule 4.2, no shares of Company Common Stock or capital stock of the Company Subsidiary are outstanding. All issued and outstanding shares of Company Common Stock and capital stock of the Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, were not issued in violation of any preemptive rights and were issued in material compliance with and under available exemptions from all applicable federal and state securities laws. All of the outstanding shares of capital stock of the Company Subsidiary are owned by Company and are free and clear of any liens, encumbrances, charges, restrictions or rights of third parties.

          (b) Except as set forth on Company Disclosure Schedule 4.2, neither Company nor the Company Subsidiary has granted or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character (except for this Agreement) calling for the transfer, purchase, subscription or issuance of any shares of capital stock of Company or the Company Subsidiary or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings to which Company or the Company Subsidiary is a party or otherwise to Company's Knowledge with respect to voting of any such shares. To Company's and the Management Stockholders' Knowledge, no Company Stockholder has granted or is bound by any of the foregoing agreements.

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     Company Disclosure Schedule 4.2 sets forth copies of the plans and agreements pursuant to which Company and the Company Subsidiary granted any of the foregoing securities and a list of each such outstanding security, together with a schedule of the persons entitled to any of the foregoing.

          (c) All transactions whereby Company or the Company Subsidiary repurchased, redeemed, canceled or reacquired shares of its capital stock and the solicitation of stockholder consents in connection with the Merger have been or will be effected in compliance with all applicable corporate and securities laws, and documentation prepared by or on behalf of the Company or the Company Subsidiary in connection therewith did not and will not include any untrue statement of any material fact or omit to state any material fact necessary to make the statements made therein correct and complete.

     4.3  Authority; No Violation.

          (a) Except for the filing of the Proxy Statement (as defined in Section 7.14) under the Securities Exchange Act of 1934, as amended (the "1934 ACT"), the effectiveness of the Registration Statement (as defined in
     Section 7.14) and satisfaction of other requirements under the Securities Act of 1933, as amended (the "1933 ACT"), approval of the Merger by the affirmative vote of the holders of a majority in interest of the Company Common Stock, Nasdaq listing approval requirements for the Merger Consideration shares, and the filing of the Certificate of Merger in accordance with the GBCC and the DGCL, and except as set forth on Company Disclosure Schedule 4.3 (collectively, the "COMPANY APPROVALS"), no consents, approvals, authorizations, clearances or orders of, filings or registrations with or notices to (collectively, the "AUTHORIZATIONS") any third party or any Governmental Authority are necessary on behalf of Company or, to Company's Knowledge, any of the Company Stockholders, in connection with (i) the execution and delivery by Company and the Company Stockholders of this Agreement and all other documents, certificates and agreements executed pursuant to or in connection with this Agreement (collectively, the "MERGER DOCUMENTS") and (ii) the consummation by Company and the Company Stockholders of the Merger and the other transactions contemplated by this Agreement and the other Merger Documents. Subject to receipt of the Company Approvals, Company has the full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement and the other Merger Documents in accordance with the terms of this Agreement and the other Merger Documents. The execution and delivery of this Agreement and the other Merger Documents have been duly and validly approved by the Board of Directors of Company and by the Management Stockholders in accordance with the Certificate of Incorporation and bylaws of Company and with Applicable Laws. Except for the Company Approvals, no other corporate proceedings on the part of Company are necessary for Company and the Management Stockholders to execute and deliver this Agreement and for Company and the Company Stockholders be bound by the terms of this Agreement and, when executed and delivered, the other Merger Documents. This Agreement has been duly and validly executed and delivered by Company and the Management Stockholders and constitutes the valid and binding obligation of Company and the Management Stockholders enforceable against Company and the Management Stockholders in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors' rights generally, and except that the availability of the equitable remedy of specific

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     performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

          (b) Neither the execution and delivery of this Agreement by Company or the Management Stockholders, nor the consummation by Company and the Company Stockholders of the Merger and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement and the other Merger Documents, nor compliance by Company and the Company Stockholders with any of the terms or provisions of this Agreement or the other Merger Documents, will: (i) assuming the Company Approvals are duly obtained, violate any provision of Company's Certificate of Incorporation or bylaws; (ii) assuming that the Company Approvals are duly obtained, violate any Applicable Laws; or (iii) except as set forth in Company Disclosure Schedule 4.3, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, mortgage, security interest, pledge, charge, other right of third parties or other encumbrance (collectively, "LIENS") upon any of the respective properties or assets of Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company is a party, or by which they or any of their respective properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Company, and which will not prevent or delay the consummation of the Merger and the other transactions contemplated by this Agreement and the other Merger Documents.

     4.4  Financial Statements.

          (a) Company Disclosure Schedule 4.4 sets forth copies of the following (collectively, together with the related notes and any additional financial statements set forth on such Schedule, the "COMPANY FINANCIAL STATEMENTS"):
     (i) the consolidated balance sheet of Company as of June 30, 1998, 1997 and 1996 and the consolidated statements of operations, shareholders' equity and cash flows for the period ended June 30, 1998, 1997 and 1996, together with the audit reports thereon of KPMG Peat Marwick LLP, and (ii) the interim financial statements of Company (balance sheet and income statement) as of December 31, 1998 and for the six month period ended December 31, 1998. Except as set forth on Company Disclosure Schedule 4.4, the Company Financial Statements have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial position of Company as of the respective dates set forth in the Company Financial Statements, and the consolidated results of Company's operations and its cash flows for the respective periods set forth in the Company Financial Statements; except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, lack footnote disclosures, and do not include statements of cash flow or stockholders equity, nor do they take into account accounting pronouncements effective after June 30, 1998, all of which adjustments, footnote disclosures, statements and pronouncements are not, in the aggregate, believed by Company or by the Management Stockholders to be material and adverse to the information presented in the interim Company Financial Statements, business or operations of Company when taken as a whole.

          (b) The books and records of Company have been maintained in compliance with applicable legal and accounting requirements and in accordance with GAAP. Except as set

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     forth on Company Disclosure Schedule 4.4, the corporate record books
     (including the share records) of Company are complete, accurate and up to date in all material respects and set forth all meetings and actions taken by the Company Stockholders and directors of Company and all transactions involving the shares of Company (and contain all necessary signatures and all canceled share certificates).

          (c) Except as and to the extent reflected, disclosed or reserved against in the Company Financial Statements, or as disclosed in Company Disclosure Schedule 4.4, as of December 31, 1998, Company had no material liabilities or obligations of any kind, whether absolute, accrued, direct, indirect, contingent or otherwise ("LIABILITIES"). Except as set forth on Company Disclosure Schedule 4.4, since December 31, 1998, Company has not incurred, created, assumed or guaranteed any Liabilities except in the ordinary course of business and consistent with past practice other than Liabilities incurred in connection with this Agreement. Further, at the Effective Time Company shall have no Liabilities other than trade payables due and owing for periods consistent with Company's past practices in the ordinary course of business, capitalized leases for equipment, and other liabilities in the ordinary course of business consistent with past practices and which are not material in amount other than Liabilities incurred in connection with this Agreement.

     4.5  Broker's and Other Fees.  Except as disclosed in Company Disclosure
Schedule 4.5, neither Company nor, to Company's Knowledge, any Company Stockholder, has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. Except as disclosed in Company Disclosure Schedule 4.5, there are no fees payable to any consultants, including lawyers and accountants, in connection with this Agreement or the transactions contemplated by this Agreement or which would be triggered by consummation of this Agreement or the transactions contemplated by this Agreement or the termination of the services of such consultants by Company or otherwise pursuant to the Merger.

     4.6  Absence of Certain Changes or Events.

          (a) Except as disclosed in Company Disclosure Schedule 4.6, there has been no Material Adverse Effect on Company since December 31, 1998 and to Company's and the Management Stockholders' Knowledge, no facts or conditions exist which will cause (or may be reasonably likely to cause) a Material Adverse Effect on Company, including after the Merger.

          (b) Except as set forth in Company Disclosure Schedule 4.6, and except for execution of this Agreement, since December 31, 1998 Company has conducted its business only in the ordinary course, consistent with past practice, and has not (and to the Management Stockholders' Knowledge, Company has not):

             (i) suffered any physical damage, destruction or casualty loss (whether or not such loss or damage shall have been covered by insurance) which materially and adversely affects the properties, business or prospects of Company, or suffered any deterioration in the operating condition of any material physical assets of Company, normal wear and tear excepted;

             (ii) materially increased, or made any material change in any assumptions underlying the method of calculating, any bad debt, contingency or other reserves; (iii) made any material change in the method of valuing assets included in the Company Financial Statements;

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

             (iv) made any material change in any method of accounting or keeping its books of account or accounting practices or systems of internal accounting controls;

             (v) paid, discharged or satisfied any Liability, other than by payment, discharge or satisfaction in the ordinary course of business;

             (vi) permitted or allowed any of its material assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien;

             (vii) written down the value of any inventory or written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs in the ordinary course of business;

             (viii) canceled or waived any claims or rights, or sold, transferred, distributed or otherwise disposed of any assets or properties, except in the ordinary course of business;

             (ix) declared or paid any dividend or distribution on or in respect of the Company Common Stock, or directly or indirectly redeemed, purchased, or otherwise acquired any shares of its capital stock, any securities convertible into or exchangeable for its capital stock, or any options, warrants or other rights to purchase any of the foregoing, or authorized the issuance of, or issued, sold or committed to sell (or granted any options or rights to purchase) any additional shares of its capital stock, or sold, issued or incurred any debt security (except for and in connection with issuances of stock pursuant to the exercise (whether cashless or otherwise) of outstanding options or pursuant to the ESOP (as defined in Section 4.9));

             (x) experienced any strike, walkout, similar labor trouble or other similar event;

             (xi) increased the salaries or other remuneration payable or to become payable to, or made any advance (excluding advances for ordinary business expenses) or loan to, any officer, director, employee or shareholder (except normal merit increases made in the ordinary course of business, consistent with past practice and previously disclosed to Parent in Company's budget), or established, made any increase in, or any addition to, other benefits (including, without limitation, any Benefit Plans, as hereinafter defined) to which any of them may be entitled, or made any payments to any Benefit Plans, except payments in the ordinary course of business and consistent with past practice, or entered into any agreement, arrangement or transaction with any such person not in the ordinary course of business, or failed to make any required payment under any Benefit Plans; or

             (xii) entered into, terminated, modified or amended any agreement with any director, officer or other "affiliate" of such director or officer, as that term is defined in Section 14A of the 1934 Act (an "AFFILIATE").

     4.7 Legal Proceedings. Except as disclosed in Company Disclosure Schedule 4.7, neither Company nor either of the Management Stockholders is a party to any, and there is no pending or, to Company's or the Management Stockholders' Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental investigation of any nature against Company, that if determined adversely to Company could reasonably be expected to have a Material Adverse Effect on Company. Except as disclosed in Company Disclosure
Schedule 4.7, Company is not a party to any order, judgment or decree entered in any lawsuit or proceeding that is reasonably likely to have a Material Adverse Effect on Company. Without limiting the foregoing, except as disclosed in Company Disclosure Schedule 4.7, no actions, suits, demands,

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notices, claims, investigations or proceedings that are reasonably likely to have a Material Adverse Effect on Company are pending or, to Company's or the Management Stockholders' Knowledge, threatened against or otherwise involving, directly or indirectly, any officer, director, employee or agent of Company (in connection with such officer's, director's, employee's or agent's activities on behalf of Company or that otherwise relate, directly or indirectly, to Company or its properties or securities) including without limitation any notices, demand letters or requests from any Governmental Authority relating to such potential Liabilities, nor, to the Knowledge of Company or the Management Stockholders, are there any circumstances which could lead to such actions, suits, demands, notices, claims, investigations or proceedings.

     4.8  Taxes and Tax Returns.  Except as disclosed in Company Disclosure
Schedule 4.8:

          (a) Company has duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("RETURNS") required to be filed by it in respect of any United States federal, state or local Taxes and has duly paid (and until the Effective Time will so pay) all such Taxes due and payable as finally determined by the applicable Governmental Authority, other than Taxes which are being contested in good faith (and disclosed to Parent in writing). As used in this Agreement, "TAX" or "TAXES" means and includes any and all taxes, fees, levies, assessments, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including, without limitation: foreign, domestic, central, local, state or other jurisdictional taxes or other charges on or with respect to income, estimated income, franchises, business, occupation, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges. Company has established (and until the Effective Time will establish) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable, but that are incurred in respect of Company through such date.

          (b) Neither Company nor the Management Stockholders have received any notice that any of the Returns of Company has been examined by the United States Internal Revenue Service (the "IRS"), or any other United States federal or state Governmental Authority within the past six years. There are no audits or other Governmental Authority proceedings currently pending, nor any other disputes pending with respect to, nor, to the Knowledge of Company and the Management Stockholders claims asserted for, Taxes upon Company greater than $250 individually or $10,000 in the aggregate; nor has Company given any currently outstanding waivers or comparable consents regarding the application of any statute of limitations with respect to any Taxes or Returns. There are no Liens for Taxes upon the assets of Company, except for Liens for Taxes not yet due and payable or being properly contested. Any Taxes being properly contested are disclosed on Company Disclosure Schedule 4.8. Company has complied (and until the Effective Time will comply) in all material respects with all Applicable Laws relating to the payment and withholding of Taxes.

          (c) Company (i) has not requested any extension of time within which to file any Return which Return has not since been filed; (ii) is not a party to any agreement providing for the indemnification, allocation or sharing of Taxes; (iii) is not required to include in

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     income any adjustment by reason of a voluntary change in accounting method initiated by Company (nor does Company have any Knowledge that any Governmental Authority has proposed any such adjustment or change of accounting method); (iv) has not filed a consent with any Governmental Authority pursuant to which Company has agreed to recognize gain (in any manner) relating to or as a result of this Agreement or the transactions contemplated by this Agreement; or (v) has not been a member of an affiliated group other than one of which Company was the common parent.

     4.9  Benefit Plans.

          (a) Certain definitions used in this Section are as follows:

             "CODE" shall mean the Internal Revenue Code of 1986, as amended, together with the regulations promulgated thereunder.

             "DOL" shall mean the United States Department of Labor.

             "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

             "ERISA AFFILIATE" shall mean, with respect to a Person, any other Person which is required to be aggregated with such Person under Code
        Section 414(b), (c), (m) and/ or (o) at any time prior to the Closing.

             "PBGC" shall mean the Pension Benefit Guaranty Corporation established under Title IV of ERISA.

             "PERSON" shall include, but is not limited to, an individual, a trust, an estate, a partnership, an association, a company, a corporation, a sole proprietorship, a professional corporation or a professional association.

          (b) Company Disclosure Schedule 4.9 lists (i) each pension, retirement, profit-sharing, cash or deferred, deferred compensation, stock option, phantom stock, stock appreciation rights, employee stock ownership, severance pay, vacation, paid time off, education-reimbursement, bonus, incentive, and other or similar plan, program or other arrangement, (ii) each cafeteria, Section 125, medical, vision, dental, disability, death benefit, life insurance, health and/or accident plan, program or other arrangement, (iii) each material written or unwritten employee or other similar program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, and (iv) each other employee benefit plan, voluntary employees' beneficiary association, fringe benefit plan, and other similar plan, program or other arrangement, agreement or understanding, including, without limitation, each "employee benefit plan," as that term is defined in Section 3(3) of ERISA, which is currently maintained, sponsored in whole or in part, required to be contributed by, or contributed to by Company or any ERISA Affiliate of Company, for the benefit of, providing any remuneration or benefits to, or covering any current or former employee, retiree, dependent, spouse or other family member or beneficiary of such employee or retiree, director, independent contractor, stockholder, officer or consultant or other beneficiary of Company or any ERISA Affiliate of Company or under (or in connection with) which Company or an ERISA Affiliate of Company has any contingent or noncontingent liability of any kind, whether or not probable of assertion (all of the items set forth in clauses (i) through (iv) above, collectively, the "BENEFIT PLANS," and each a "BENEFIT PLAN"). Any of the Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or an "employee welfare benefit

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     plan," as that term is defined in Section 3(1) of ERISA, is referred to herein as an "ERISA PLAN."

          (c) Company Disclosure Schedule 4.9 also lists, with respect to all Benefit Plans listed therein: (i) all trust agreements or other funding arrangements, including insurance contracts, all annuity contracts, financial contributions, actuarial statements or valuations, fidelity bonds, fiduciary liability policies, investment manager or advisory contracts, corporate resolutions or memoranda, administrative committee minutes or memoranda or records, and all amendments (if any) thereto, (ii) where applicable, with respect to any such plans or plan amendments, the most recent determination letters issued by the IRS, (iii) all material communications or other correspondence issued within the last six (6) years by any Governmental Authority, including without limitation, the IRS, DOL and the PBGC with respect to such Benefit Plan, (iv) annual reports or returns and audited or unaudited financial statements for the most recent three plan years and any amendments thereto, and (v) the most recent summary plan descriptions, any material modifications thereto, and all material employee communications with respect to such Benefit Plans other than routine disclosures as required by statute. Prior to or contemporaneous with the delivery of Company Disclosure Schedule 4.9, Company has delivered a true and complete copy of all such Benefit Plans, agreements, letters, rulings, opinions, letters, reports, returns, financial statements and summary plan descriptions described in this
     Section 4.9.

          (d) Except as set forth on Company Disclosure Schedule 4.9, all the Benefit Plans and any related trusts subject to ERISA comply in all material respects with and have been administered in compliance in all material respects with the provisions of ERISA, all applicable provisions of the Code relating to qualification and tax exemption under Code Sections 401(a) and 501(a) or otherwise necessary to secure intended tax consequences, all applicable state or federal securities laws and all other applicable laws, rules and regulations and collective bargaining agreements, and Company has not received any notice from any Governmental Authority or instrumentality questioning or challenging such compliance. All available material governmental approvals for the Benefit Plans have been obtained, including, but not limited to, timely determination letters on the qualification of the ERISA Plans and tax exemption of, related trusts, as applicable, under the Code and timely registration and disclosure under applicable securities laws, and all such governmental approvals continue in full force and effect. No event has occurred that will or could give rise to disqualification of any such Benefit Plan under Sections 401(a) or 501(a) of the Code or to a tax under Section 511 of the Code.

          (e) Neither Company nor any administrator or fiduciary of any such Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner that could subject Company to any direct or indirect material liability (by indemnity or otherwise) for a breach of any fiduciary, co-fiduciary or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the Benefit Plans has been or will be made to employees of Company prior to the Closing that is not in accordance with the written or otherwise preexisting terms and provisions of such Benefit Plans in effect immediately prior to the Closing, except for any amendments or terminations required by the terms of this Agreement. There are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans other than routine claims and benefits and no action, legal or otherwise, has been commenced with respect to any claim.

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          (f) All annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports and summary plan descriptions issued, and all records and data maintained by Company with respect to the Benefit Plans are correct, complete and accurate in all material respects as of the dates thereof; and there have been no amendments filed to any of such reports, returns, statements, valuations or descriptions or required to make the information therein true and accurate.

          (g) Neither Company nor any other "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Section 4975(e)(2) of the Code) of any Benefit Plan has engaged in any "prohibited transaction" (within the meaning of Sections 503(b) or 4975(c) of the Code or Section 406 of ERISA) with respect to such Benefit Plan, for which there is no statutory, Governmental or individual or class exemption. There has been no (a) "reportable event" (as defined in Section 4043 of ERISA), or event described in Section 4062(f) or Section 4063(a) of ERISA or (b) termination or partial termination, withdrawal or partial withdrawal with respect to any of the ERISA Plans that Company or any ERISA Affiliate of Company maintains or contributes to or has maintained or contributed to or was required to maintain or contribute to for the benefit of employees of Company or any ERISA Affiliate of Company now or formerly in existence.

          (h) For any ERISA Plan that is an employee pension benefit plan as defined in ERISA Section 3(2), the fair market value of such Benefit Plan's assets equals or exceeds the present value of all benefits (whether vested or not) accrued to date by all participants in such Benefit Plan. For this purpose the assumptions prescribed by the PBGC for valuing plan assets or liabilities upon plan termination shall be applied and the term "benefits" shall include the value of any early retirement or ancillary benefits (including shutdown benefits) provided under any Benefit Plan. As of the Closing, full payment will have been made of all amounts which Company is required to have made at or prior to such time, under any Applicable Laws, as a contribution to any Benefit Plan of Company or of an ERISA Affiliate of Company, and no accumulated funding deficiency (as defined in ERISA
     Section 302 or Code Section 412), whether or not waived, will exist with respect to any Benefit Plan.

          (i) Except as described on Company Disclosure Schedule 4.9, as of the Closing, Company will have no material current or future liability with respect to any events or matters occurring, arising or accruing on or prior to such date under any Benefit Plan (A) that was not reflected in the Company Financial Statements or (B) that represents contributions required to be made under written terms of such Benefit Plan as of the Closing.

          (j) Company does not maintain any Benefit Plan providing deferred or stock based compensation which is not reflected in the Company Financial Statements.

          (k) Except as disclosed on Company Disclosure Schedule 4.9, neither Company nor any ERISA Affiliate of Company has maintained, and neither now maintains, a Benefit Plan providing welfare benefits (as defined in ERISA
     Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I of ERISA and Code
     Section 4980B.

          (l) Except as set forth on Company Disclosure Schedule 4.9, the consummation of the Merger and the other transactions contemplated by this Agreement will not (i) entitle any current or former employee (or any spouse, dependent or other family member of such employee) of Company or any ERISA Affiliate of Company to severance pay, unemploy-

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     ment compensation or any payment contingent upon a change in control or ownership of Company, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee (or any spouse, dependent or other family member of such employee).

          (m) All Benefit Plans subject to Section 4980B of the Code, as amended from time to time, or Part 6 of Title I of ERISA or both have been maintained in good faith compliance with the requirements of such laws and any regulations (proposed or otherwise) issued thereunder.

          (n) No liability to the PBGC has been incurred as of the Closing by Company or any ERISA Affiliate of Company, except for PBGC insurance premiums, and all such insurance premiums incurred or accrued up to and including the Closing have been timely paid.

          (o) Neither Company nor any ERISA Affiliate of Company maintains or has maintained, has contributed to or has been required to contribute to, a multi-employer plan (as defined in Section 3(37) of ERISA). No amount is due or owing from Company on account of a multi-employer plan (as defined in Section 3(37) of ERISA) on account of any withdrawal therefrom.

          (p) All annual reports (as described in Section 103 of ERISA) and all Forms 5500 relating to the applicable provisions of the Code required to be filed in connection with one or more of the Benefit Plans have been timely and properly filed in accordance with Applicable Laws.

          (q) Under the Forseon Corporation Employee Stock Ownership Plan ("ESOP") and Applicable Laws (including, without limitation, all U.S. Treasury and U.S. Department of Labor regulations and pronouncements), in the event that the portion of a Participant's Account which is or was not Vested is required to be restored, as a result of a restoration contemplated by Section 8.8(c) of the ESOP, a termination of the ESOP or otherwise, each and every such restoration is required in an amount which is not greater than the value of such portion of such Account which is not Vested at the time such Participant received or is deemed to have received a distribution from the ESOP. For purposes of the preceding sentence, the terms "Participant," "Account," and "Vested" shall have the same meaning as set forth under the ESOP.

          (r) There is no loan or other debt obligation relating to the ESOP or secured by stock owned by the ESOP or its trustee.

          (s) Except as set forth on Company Disclosure Schedule 4.9, there is no put option relating to stock which has been distributed from the ESOP in respect of more than 7,000 shares of Company Common Stock.

     4.10 Compliance with Applicable Laws. Except as set forth in Company Disclosure Schedule 4.10, Company and the Company Subsidiary hold all licenses, franchises, permits, consents and authorizations ("LICENSES") necessary for the lawful conduct of their business, except where the failure to hold any License would not have a Material Adverse Effect on Company. No proceeding is pending or, to the Knowledge of Company or the Management Stockholders, threatened seeking the revocation or suspension of any License. Except as set forth on Company Disclosure Schedule 4.10, Company and the Company Subsidiary are and have been in compliance in all respects with all Applicable Laws, except where the failure to be in compliance would not have a Material Adverse Effect on Company. There is no outstanding or, to the Knowledge of Company and Management Stockholders, threatened order, writ, injunction,

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or decree of Governmental Authority against Company or the Company Subsidiary affecting, involving, or relating to their business or assets.

     4.11  Certain Contracts.

          (a) Company Disclosure Schedule 4.11 lists the following written agreements (collectively, the "MATERIAL CONTRACTS"), to which Company or the Company Subsidiary is a party or by which Company or the Company Subsidiary or any of its or their properties or assets is bound:

             (i) all written agreements that involve an annual commitment or payment by any party thereto of more than $25,000 individually or $100,000 in the aggregate or which have a fixed term extending more than 12 months from the date of this Agreement (there being no oral agreements of this kind);

             (ii) all joint venture, sales agency, sales representative or distributorship, broker, franchise, license or similar agreements;

             (iii) all leases relating to real property or to other material assets used in Company's business;

             (iv) all notes, bonds, mortgages, security agreements, and other agreements and instruments for or relating to any lending or borrowing by Company or the Company Subsidiary in any amount (exclusive of advances to employees for expenses and trade payables incurred in the ordinary course of business);

             (v) all powers of attorney, guarantees, suretyships or similar agreements; and

             (vi) all other written agreements the breach of or default under which would or would be reasonably likely to have a Material Adverse Effect on Company.

          (b) Each of the Material Contracts is valid, binding and enforceable on the parties thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors' rights generally, and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

          (c) Except as disclosed in Company Disclosure Schedule 4.11, (i) Company is not a party to or bound by any agreement or understanding (whether written or oral) with respect to the employment (on any basis other than at-will) of any officers, employees, directors, consultants or other persons, and (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Company to any officer, employee, director, consultant or other person. Company Disclosure Schedule 4.11 sets forth true and correct copies of all written severance or employment agreements with officers, directors, employees, agents, consultants and other persons to which Company is a party. Except as set forth on Company Disclosure
     Schedule 4.11, Company is not a party to any oral agreements of the kind referred to in the preceding sentence.

          (d) Except as disclosed in Company Disclosure Schedule 4.11, no agreement or understanding to which Company or, to Company's Knowledge, any Company Stockholder is a party or by which Company, any of its Affiliates or any Company Stockholder is bound

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     limits the freedom of Company, any of its Affiliates or any Company
     Stockholder to compete in any line of business or with any person.

          (e) Except as disclosed in Company Disclosure Schedule 4.11, neither Company nor the Company Subsidiary nor, to the Knowledge of Company and the Management Stockholders, any other party thereto, is in default under any of the Material Contracts to which Company or the Company Subsidiary is a party or to which Company, the Company Subsidiary or its or their properties is bound; no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder entitling any party to terminate a Material Contract; and the continuation, validity and effectiveness of all such Material Contracts under the current terms thereof and the current rights and obligations of Company or any Subsidiary thereunder will in no way be affected, altered or impaired by the consummation of the transactions contemplated by this Agreement. To the Knowledge of Company and the Management Stockholders, except as disclosed in Company Disclosure
     Schedule 4.11, upon consummation of the Merger, the Surviving Corporation will be entitled to enjoy the advantages and benefits of the business arrangements, opportunities and relationships as enjoyed by Company and its Subsidiary prior to the date of this Agreement without interference or interruption.

     4.12  Properties and Insurance.

          (a) Except as disclosed in the Company Financial Statements or in Company Disclosure Schedule 4.12, Company and the Company Subsidiary have good and, as to owned real property, marketable title to all assets and properties, whether real or personal, tangible or intangible, reflected in the Company Financial Statements as of December 31, 1998 or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business since such date), subject to no Liens except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith; (ii) such Liens and title imperfections that do not in the aggregate have a Material Adverse Effect on Company; (iii) statutory liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, and other like persons for labor, materials, supplies, or rentals, if any; (iv) Liens resulting from deposits made in connection with workers' compensation, unemployment insurance, social security and like laws; and
     (v) Liens of banks and financial institutions with respect to funds on deposit therewith or other property in possession thereof. Company and the Company Subsidiary as lessee have the right under valid and subsisting leases to occupy, use, possess and control all real property leased by Company and its Subsidiary as currently occupied, used, possessed and controlled by Company and its Subsidiary or necessary in the operation of their business as currently conducted.

          (b) The business operations and all insurable properties and assets of Company and the Company Subsidiary are insured for their benefit against all risks which, in the reasonable judgment of the Company and the Company Subsidiary, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the Company adequate for the businesses engaged in by it and the Company Subsidiary. Certificates of insurance with respect to all such policies as in effect on the date of this Agreement are attached hereto as Company Disclosure Schedule 4.12. Neither Company nor the Company Subsidiary has received any written notice of cancellation or

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     written notice of a material amendment of any such insurance policy or bond, and Company and the Company Subsidiary are not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

          (c) No person other than Company and the Company Subsidiary is currently entitled to possession of or other right to any of the properties of Company and the Company Subsidiary, whether owned or leased by Company or the Company Subsidiary. To the Knowledge of Company, the real property, buildings, structures and improvements owned or leased by Company and the Company Subsidiary conform to all Applicable Laws, including zoning regulations, none of which would upon consummation of the transactions contemplated by this Agreement materially and adversely interfere with the use of such properties, buildings, structures or improvements for the purposes for which they are now utilized. Neither Company nor either of the Management Stockholders has received written notice, nor does Company or the Management Stockholders have Knowledge of (i) any pending or contemplated condemnation or eminent domain proceeding affecting the properties owned or leased by Company or the Company Subsidiary, (ii) any proposal for materially increasing the assessed value of any such properties for state, county, local or other ad valorem Taxes or (iii) any pending or contemplated proceedings or public improvements that would result in the levy of any special Tax or assessment against any such properties; and there are no outstanding requirements or recommendations by Company's and the Company Subsidiary's insurance providers requiring or recommending any repairs or work to be done with reference to any such properties. The properties and assets owned or leased by Company and the Company Subsidiary are adequate for the conduct of their business as currently conducted and are in good repair and operating condition, normal wear and tear excepted. The properties and assets owned or leased by Company and the Company Subsidiary constitute all of the property and assets that Company and the Company Subsidiary use or may reasonably need in connection with the operation of their business as currently conducted, and the consummation of the transactions contemplated by this Agreement will not impair the ability of Parent to use such properties and assets.

     4.13  Environmental Matters.

          (a) The operations of Company and the Company Subsidiary comply, and have complied, in all material respects with all applicable Environmental Laws (as defined below).

          (b) Company and the Company Subsidiary have obtained all material environmental, health and safety Licenses and other authorizations necessary for the operation of its and their business, all of which are valid and in good standing and are not subject to any modification or revocation proceeding, and Company and the Company Subsidiary are in compliance in all material respects with all terms and conditions thereof.

          (c) Neither Company nor either of the Management Stockholders has received any written notice of any pending or threatened investigation, proceeding or claim to the effect that Company is or may be liable to any person or entity, or responsible or potentially responsible for the costs of any remedial or removal action or other cleanup costs, as a result of noncompliance with any Environmental Laws or arising out of the presence, generation, storage or disposal of hazardous waste, including liability under the United States Comprehensive Environmental Response, Compensation and Liability Act, as amended, any

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     state superfund law or any Environmental Law, and there is no past or present action, activity, condition or circumstance that could be expected to give rise to any such liability on the part of Company to any person or entity or for any such cleanup costs.

          (d) The term "ENVIRONMENTAL LAWS" shall mean all Applicable Laws relating to pollution or protection of the environment.

     4.14 Intellectual Property. Company and the Company Subsidiary have developed and conduct an active program of licensing certain proprietary application software products and systems and provide inventory data processing services using such products and systems (the "SOFTWARE PROGRAMS"), and in connection therewith the Company and the Company Subsidiary have developed certain related technical documentation and user reference manuals (the "DOCUMENTATION"). The Software Programs and the Documentation are collectively referred to as the "SOFTWARE." The Software Programs and Documentation are listed in Company Disclosure Schedule 4.14.

          (a) Procedures for Copyright Protection. Company Disclosure Schedule 4.14(a) sets forth the form and placement of the proprietary legends and copyright notices displayed in or on the Software, including screen displays. In no instance has the eligibility of the Software for protection under copyright law been forfeited to the public domain.

          (b) Procedures for Trade Secret Protection. Neither Company nor the Company Subsidiary has ever disclosed the source code for the Software to a third party other than the consultants and other persons identified in Company Disclosure Schedule 4.14(b), each of which has executed a nondisclosure agreement in favor of Company, and Company and the Company Subsidiary disclose source code to employees only on a need-to-know basis in connection with the performance of their duties to Company and the Company Subsidiary. Except as described in Company Disclosure Schedule 4.14(b), each current and former employee of Company has executed and delivered a nondisclosure and assignment agreement or an employment or other agreement containing provisions for the protection of trade secrets and confidential information of Company and the Company Subsidiary and the absolute ownership by Company and the Company Subsidiary of all work resulting from the performance of services by such employee. The form of such agreement is attached to Company Disclosure Schedule 4.14(b) and there are no material deviations from that form which have been executed. The source code and system documentation comprising the Software have at all times been maintained by Company and the Company Subsidiary in confidence, and Company and the Company Subsidiary have not taken (nor have they failed to take) any action which would result in such source code and system documentation not being protectable as a trade secret under applicable law.

          (c) Ownership of Software. All persons who have contributed to or participated in the conception and development of the Software have been full-time employees of Company or the Company Subsidiary hired to prepare such works within the scope of employment, except for the consultants identified in Company Disclosure Schedule 4.14(b). As a consequence, Company and the Company Subsidiary have all ownership interests in the Software.

          (d) Absence of Claims.  Except as set forth in Company Disclosure
     Schedule 4.14(d), no claims have been asserted against Company or the Company Subsidiary by any person to rights in the Software, and no valid basis for any such claim exists. The use of the Software by Company, the Company Subsidiary and their licensees does not infringe on the rights of

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     any person (whether arising under copyright, trade secret, patent, unfair competition or other state or federal laws which protect intellectual property rights).

          (e) Company Disclosure Schedule 4.14(e)(i) lists and describes all patents, patent applications, trade names, trademarks, service marks, trademark and service mark registrations and applications, and all patent, trademark and service mark licenses, (ii) describes all copyrights, computer software, databases, and all other intellectual property that are owned by or registered in the name of Company or the Company Subsidiary or to which Company or the Company Subsidiary has any rights as licensee or otherwise (except "off-the-shelf" computer software being used in accordance with the standard license therefor), which list specifies which items are owned and to which items Company or the Company Subsidiary has rights as a licensee or otherwise; and (iii) lists and describes all contracts, agreements or understandings pursuant to which Company or the Company Subsidiary has authorized any person to use, or which any person otherwise has the right to use, in any business or commercial activity, any of the items listed in clauses (i) and (ii) above. All federal trademark or service mark registrations, and all applications to register any trademarks or service marks or any trademark register maintained by the United States government or any state or provincial government are based on truthful affidavits or declarations of use.

          (f) All Necessary Property. The items listed or described in Company Disclosure Schedule 4.14 pursuant to the preceding subsections constitute or represent all of the intellectual property necessary to the conduct of Company's and the Company Subsidiary's business, and Company's and the Company Subsidiary's ownership and use rights with respect thereto are free and clear of Liens.

          (g) No Infringement. Company has not nor has the Company Subsidiary infringed upon, and Parent's conduct of Company's and the Company Subsidiary's business after the Closing as currently conducted will not infringe upon, any patent, service mark, trade name, trademark, copyright, trade secret or other intellectual property belonging to any other person or entity; and, except as described in Company Disclosure Schedule 4.4(g), Company has not nor has the Company Subsidiary agreed to indemnify any person or entity for or against any infringement of or by the intellectual property set forth in the Company Disclosure Schedule 4.14. To the Knowledge of Company, no person or entity is infringing upon any of patents, patent applications, trade names, trademarks, service marks, trademark and service mark registrations, licenses, copyrights, computer software or other intellectual property of Company and the Company Subsidiary. No claim has been asserted against Company or the Company Subsidiary or otherwise to Company's Knowledge by any person to the effect that any current or former employee of Company has violated the provisions of any noncompete or nondisclosure agreement with such person, or has disclosed any proprietary information of such person to Company, the Company Subsidiary or any third party.

     4.15 Adequacy of Technical Documentation. The Software includes the source code, system documentation and statements of principles of operation for all Software Programs, as well as any pertinent commentary or explanation that may be reasonably necessary to render such materials understandable and usable by a trained computer programmer. The Software also includes any program (including compilers), workbenches, tools, and higher level language used for the development, maintenance and implementation of a Software Program.

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     4.16  Third-Party Components in Software.  Company and the Company
Subsidiary have validly obtained the right and license to use, copy, modify and distribute any third-party programming and materials contained in the Software pursuant to the contracts identified in Company Disclosure Schedule 4.14(e), subject to no further license fee, royalty or other payment obligations, other than software maintenance payments customarily associated therewith. The Software contains no other programming or materials in which any third party may claim superior, joint or common ownership, including any right or license. The Software does not contain derivative works of any programming or materials not owned in their entirety by Company and the Company Subsidiary.

     4.17 Third-Party Interests or Marketing Rights in Software. Company and the Company Subsidiary have not granted, transferred, or assigned any right or interest in the Software to any person, except pursuant to the contracts identified in Company Disclosure Schedule 4.14(e). There are no contracts, agreements, licenses, commitments or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Software by any independent salesperson, distributor, sublicensor or other remarketer or sales organization, except as set forth in Company Disclosure Schedule 4.14 (b) and
(e).

     4.18  No Parachute Payments.  Except as disclosed in Company Disclosure
Schedule 4.18, no officer, director, employee or agent (or former officer, director, employee or agent) of Company or the Company Subsidiary is entitled now, or will or may be entitled as a consequence of this Agreement or the Merger, to any payment or benefit from Company or from Parent, which if paid or provided would constitute an "excess parachute payment," as defined in Section 280G of the Code.

     4.19  Absence of Certain Agreements and Practices.

          (a) Except as set forth in Company Disclosure Schedule 4.19 or in connection with customary transactions in the ordinary course of business, no present or former Affiliate or Stockholder of Company or the Company
     Subsidiary:

             (i) owes money to Company or the Company Subsidiary;

             (ii) has any claim (as defined in Section 101 of the U.S. Bankruptcy Code) or other right or cause of action against Company or the Company Subsidiary;

             (iii) has any interest in any property or assets used by Company or the Company Subsidiary in their business;

             (iv) has any benefits that are contingent on the transactions contemplated by this Agreement, other than as stated in this Agreement;

             (v) has any agreement with Company or the Company Subsidiary that is not terminable by Company or the Company Subsidiary without penalty or notice;

             (vi) has any agreement providing severance benefits or other benefits, which are conditioned upon a change of control after the termination of employment of such employee regardless of the reason for such termination of employment; or

             (vii) has any agreement or plan, any of the benefits of which will be increased, vested or accelerated by the occurrence of any of the transactions contemplated by this Agreement.

          (b) Neither Company, the Company Subsidiary, nor their directors, officers, agents, affiliates or employees, nor any other person acting on behalf of Company or the Company

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     Subsidiary, has (i) given or agreed to give any gift or similar benefit having a value of $1,000 or more to any customer, supplier or governmental employee or official or any other person, for the purpose of directly or indirectly furthering the business of Company or the Company Subsidiary,
     (ii) used any corporate funds for contributions, payments, gifts or entertainment, or made any expenditures, relating to political activities to government officials or others in violation of any Applicable Laws, or
     (iii) received any unlawful contributions, payments, gifts or expenditures in connection with the business of Company or the Company Subsidiary.

     4.20 Major Vendors and Customers. Company Disclosure Schedule 4.20 sets forth a list of each licensor, developer, remarketer, distributor and supplier of property or services to, and each licensee, end-user or customer of, Company and the Company Subsidiary, to whom Company or the Company Subsidiary paid or billed in the aggregate in excess of $25,000 from January 1, 1997 through December 31, 1998.

     4.21 Accounts Receivable. Company Disclosure Schedule 4.21 sets forth the accounts receivable of Company and the Company Subsidiary as of December 31, 1998, as reflected in the Company Financial Statements as of that date, together with an aging of these accounts. These accounts receivable arose from, and all accounts receivable of Company and the Company Subsidiary created after that date arose from, valid transactions in the ordinary course of business, and except as disclosed in Company Disclosure Schedule 4.21, will be good and collectible at the recorded amounts thereof. Except as disclosed in Company Disclosure Schedule 4.21, no portion of the accounts receivable is subject to counterclaim or setoff.

     4.22  Sufficiency of Rights.  Except as set forth in Company Disclosure
Schedule 4.22, and assuming the renewal or continuation of all business arrangements, including goodwill, employment, customer, client and vendor relationships currently in place (and, to Company's and the Management Stockholders' Knowledge, no reason exists why such renewal or continuation in favor of Parent could be diminished or obstructed), the assets of Company and the Company Subsidiary as reflected in the Company Financial Statements constitute all of the properties, rights, and privileges necessary for the continuation of the conduct of Company's and the Company Subsidiary's business by Parent for a reasonable period after Closing in substantially the same manner as it has been operated by Company and the Company Subsidiary during the 12-month period preceding the Closing.

     4.23 Solvency. Since January 1, 1991, except as set forth on Company Disclosure Schedule 4.23, neither Company nor the Company Subsidiary has been a party to any bankruptcy, insolvency or similar proceeding, whether voluntary or involuntary, and no receiver, trustee or other similar party has been appointed with respect to Company or the Company Subsidiary or any of their assets. Company and the Company Subsidiary are solvent and, after giving effect to the Merger contemplated by this Agreement will be solvent.

     4.24 Combinations Involving Company. All mergers, consolidations or other business combinations involving Company and its present or former Subsidiaries, and all liquidations, purchases or other transactions by which Company and the Company Subsidiary acquired any of their business and property were conducted in all material aspects in accordance with applicable certificates of incorporation, bylaws, any other applicable agreements, instruments and documents and Applicable Laws.

     4.25 Bank Accounts. Company Disclosure Schedule 4.25 lists all bank, internet, money market, savings and similar accounts and safe deposit boxes of Company and the Company Subsidiary, specifying the account numbers, the institutions where located and the authorized

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signatories or persons having access to them. In addition, Company and the
Company Subsidiary shall deliver all passwords with respect to the foregoing accounts to Parent at Closing.

     4.26 Labor Relations. Except as disclosed on Company Disclosure Schedule 4.26, Company and the Company Subsidiary are in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. There is no unlawful employment practice or discrimination charge pending before the Equal Employment Opportunity Commission ("EEOC") or any EEOC recognized state "referral agency." There is no unfair labor practice charge or complaint against Company or the Company Subsidiary pending before the National Labor Relations Board ("NLRB"). There is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of Company or the Management Stockholders, threatened against or involving or affecting Company or the Company Subsidiary and no NLRB representation question exists respecting any of its employees. No grievance, complaint, citation, investigation or arbitration proceeding is pending and no written claim therefor exists. There is no collective bargaining agreement that is binding on Company or the Company Subsidiary.

     4.27  Year 2000 Matters.  Except as set forth on Company Disclosure
Schedule 4.27, the software, systems and computer programs listed on Company Disclosure Schedule 4.14 are designed to be used prior to, during, and after the calendar year 2000 AD, and such software and computer programs will operate during each such time period without material error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century or any leap year. Except as set forth on Company Disclosure Schedule 4.27, Company's internal operating and computer systems and software and the network connections it maintains are adequately programmed to address the Year 2000 issue in all material respects.

     4.28 Change in Control Provisions. Company Disclosure Schedule 4.28 contains a true and complete copy of all agreements in effect to which Company, or the Company Subsidiary, is a party and which contain any provisions which become effective upon a change in control, merger, consolidation, sale of assets or other business combination involving Company or the Company Subsidiary or otherwise require any payment or performance by Company, or any officer or director thereof, now or in the future, in connection with or as a result of any of the transactions contemplated by this Agreement.

     4.29 Pooling-of-Interests. To Company's Knowledge and the Knowledge of the Management Stockholders based on consultation with Company's independent accountants, neither Company nor any of its directors, officers, other Affiliates or stockholders has taken any action which would interfere with Parent's ability to account for the Merger as a pooling-of-interests.

     4.30 No Prior Convictions. No Management Stockholder or, to the Knowledge of Company and the Management Stockholders, any other executive officer or director of Company has been convicted, or has any action pending, of a crime involving fraud, embezzlement or theft or any similar crime.

     4.31 Statements; Proxy Statement/Prospectus. The information supplied by Company for inclusion in the Registration Statement (as defined in Section 7.14) shall not, at the time the Registration Statement is filed with the Securities and Exchange Commission (the "COMMISSION"), at the time any amendment or supplement thereto is filed and at the time it becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements

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therein not misleading. The information supplied by Company for inclusion in the
Proxy Statement (as defined in Section 7.14) shall not, on the date the Proxy Statement is first mailed to Company's Stockholders, at the time of the Company Stockholders' meeting (as required by Section 7.15) and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' meeting which has become false or misleading. To the Knowledge of the Management Stockholders, the representations made in the preceding two sentences are and shall be true, accurate and complete in all material respects. The Proxy Statement will comply as to form in all material respects with the provisions of the 1934 Act and the rules and regulations thereunder. If, at any time prior to the Effective Time, any event relating to Company or any of its Affiliates or the Company Subsidiary should be discovered by Company or any Management Stockholder which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Company and such Management Stockholder shall promptly inform Parent. Notwithstanding the foregoing, Company and the Management Stockholders make no representation or warranty with respect to any information supplied by Parent which is contained in any of the foregoing documents.

     4.32 Disclosure. No representation, warranty or statement made by Company in this Agreement or in any document or certificate furnished or to be furnished to Parent pursuant to this Agreement contains or will contain any untrue or incomplete statement or omits or will omit to state any fact necessary to make the statements contained in this Agreement or in such document or certificate not misleading in any material respect. All facts known or reasonably available to Company that are material to the financial condition, operation, or prospects of the business and assets of Company have been disclosed to Parent. No representation, warranty or statement made by the Management Stockholders in this Agreement or in any document or certificate furnished or to be furnished to Parent pursuant to this Agreement contains or will contain any untrue or incomplete statement or omits or will omit to state any fact necessary to make the statements contained in this Agreement or in such document or certificate not misleading in any material respect. To the Knowledge of the Management Stockholders, all facts that are material to the financial condition, operation, or prospects of the business and assets of Company have been disclosed to Parent.

                                   ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES
                         OF THE MANAGEMENT STOCKHOLDERS

     Each Management Stockholder, severally and not jointly, represents and warrants to Parent, with respect to himself and his ownership of Company Common Stock, as follows:

     5.1 Ownership of Shares. The Management Stockholder owns of record and beneficially all of the Company Common Stock set forth opposite his name on Company Disclosure Schedule 4.2. The Management Stockholder owns all right, title and interest in and to such Company Common Stock, free and clear of all Liens (including those for federal or state estate or inheritance taxes), options, rights of refusal or similar rights or other transfer restrictions of any nature whatsoever (including any arising from any pending or threatened litigation) other than restrictions on transfers arising out of applicable federal and state securities laws, state

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community property laws, and the agreements identified on Company Disclosure
Schedule 4.2 (which restrictions shall be terminated at or prior to the Closing). The Management Stockholder owns no other securities of Company except for his interest in the ESOP set forth in Company Disclosure Schedule 4.9 and the Outstanding Options listed in Company Disclosure Schedule 4.2.

     5.2 Authorization. With respect to this Agreement and any other agreements, instruments and documents executed and delivered by the Management Stockholder pursuant to this Agreement (this Agreement and such other agreements, instruments and documents are collectively referred to as the "STOCKHOLDER DELIVERED AGREEMENTS"): (i) the Management Stockholder has the right, power and authority to enter into the Stockholder Delivered Agreements executed and delivered by him and to consummate the transactions contemplated by, and otherwise to comply with and perform his obligations under them; and
(ii) the Stockholder Delivered Agreements will, when delivered, constitute valid and binding obligations of the Management Stockholder enforceable against the Management Stockholder in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors' rights generally, and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

     5.3 Absence of Violations or Conflicts. Except as set forth on Management Stockholder Disclosure Schedule 5.3, the execution and delivery of the Stockholder Delivered Agreements and the consummation by the Management Stockholder of the transactions contemplated by, or other compliance with the performance under them do not and will not with the passing of time or giving of notice or both: (i) constitute a violation of, be in conflict with, constitute a default or require any payment under, permit a termination of, or result in the creation or imposition of any Lien upon any assets of Company or any of the Company Common Stock under (A) any contract, agreement, commitment, undertaking or understanding (including rights of refusal or similar rights or other transfer restrictions) to which the Management Stockholder is a party or to which he or his properties or Company or its properties are subject or bound, or
(B) any Applicable Law or judgment, decree or order of any Governmental Authority to which the Management Stockholder or his properties are subject or bound; or (ii) create, or cause the acceleration of the maturity of, any debt, obligation or liability of the Management Stockholder that would result in any Lien or other claim upon the assets of Company.

     5.4 No Consents Required. Except for the Company Approvals, and except as set forth on Management Stockholder Disclosure Schedule 5.4, no Authorization of or with any Governmental Authority or any other Authorization of or with any other third party on the part of the Management Stockholder is required in connection with his execution or delivery of the Stockholder Delivered Agreements or the consummation of the transactions contemplated by, or other compliance with the performance under, such Stockholder Delivered Agreements by the Management Stockholder.

     5.5 No Claims Against Company. Except as set forth on Management Stockholder Disclosure Schedule 5.5, the Management Stockholder has no claim or cause of action against Company or any of the Company Subsidiary, except for accrued compensation and benefits and expenses or similar obligations incurred in the ordinary course of business (including reimbursement of medical expenses pursuant to the Benefit Plans disclosed pursuant to this Agreement), and except as otherwise specifically provided in this Agreement.

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

     5.6 Litigation Related to this Agreement. The Management Stockholder is not a party to or subject to any judgment, decree or order entered in any lawsuit or proceeding brought by any Governmental Authority or other third party seeking to prevent the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

     5.7 Resales of Parent Common Stock. The Management Stockholder will not make any sale, transfer or other disposition of the Parent Common Stock in violation of the 1933 Act or any applicable state securities laws (the "STATE ACTS"). Without limiting the foregoing, the Management Stockholder has no current plan or intention to distribute any of the Parent Common Stock issued to him pursuant to this Agreement. The Management Stockholder agrees that there will be placed on the certificate or other evidence of the Parent Common Stock issued to any "affiliate" of Company for purposes of Rule 145 of the 1933 Act, or any substitutions therefor, the following:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE "SECURITIES") MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED OTHER THAN UPON RECEIPT BY THE ISSUER OF EVIDENCE SATISFACTORY TO IT OF COMPLIANCE WITH THE 1933 ACT AND THE APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE ISSUER SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO IT WITH RESPECT TO COMPLIANCE WITH THE ABOVE LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFER RELATED TO POOLING-OF-INTERESTS SET FORTH IN AN AGREEMENT AND PLAN OF MERGER (THE AGREEMENT) DATED AS OF MARCH 25, 1999 AMONG THE ISSUER, THE HOLDER OF THE SECURITIES AND OTHERS. ANY ATTEMPTED TRANSFER IN VIOLATION OF THE AGREEMENT SHALL BE NULL AND VOID. A COPY OF THE AGREEMENT OR A SUMMARY OF SUCH RESTRICTIONS IS AVAILABLE FROM THE ISSUER UPON REQUEST.

     5.8 Tax Advice. The Management Stockholder has reviewed with his tax advisor the United States federal and state tax consequences of an investment in the Parent Common Stock and the transactions contemplated by this Agreement. The Management Stockholder is relying solely on such advisors and not on any statements or representations of Parent, Company or the agent of either, except for the Tax Opinion required in Section 8.3 to be delivered by Parent's counsel (which shall not be considered personal tax advice provided to such Management Stockholder) and except for the statements, representations and covenants provided in this Agreement, and understands that he (and not Parent or any other party) shall be responsible for his own tax liability that will arise as a result of this investment or the transactions contemplated by this Agreement.

                                   ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to Company (except as disclosed by Parent pursuant to this Agreement and in the Parent Disclosure Schedules) as follows:

     6.1  Corporate Organization.

          (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being

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

     conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Parent.

          (b) All Subsidiaries of Parent are listed on Parent Disclosure
     Schedule 6.1. Each Parent Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state or other jurisdiction of incorporation. Each Parent Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Parent. Parent Disclosure Schedule 6.1 sets forth copies of the Articles of Incorporation and bylaws, if any, as in effect on the date of this Agreement, of Parent and each of the Parent Subsidiaries. Except as set forth in the Parent Disclosure Schedule 6.1, Parent and its Subsidiaries do not own or control, directly or indirectly, any equity interest in excess of five percent (5%) in any corporation, company, association, partnership, joint venture or other entity.

     6.2  Capitalization.

          (a) As of the date of this Agreement, the authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock and 20,000,000 shares of preferred stock, without par value ("PARENT PREFERRED STOCK"). As of the date of this Agreement, there are 19,782,313 shares of Parent Common Stock issued and outstanding, no shares of Parent Preferred Stock issued and outstanding, and 4,120,113 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding stock options and warrants ("PARENT STOCK OPTIONS"). All issued and outstanding shares of Parent Common Stock, and all issued and outstanding shares of capital stock of each of the Parent Subsidiaries, have been duly authorized and validly issued and are fully paid and nonassessable, were not issued in violation of any preemptive rights and were issued in material compliance with all applicable federal and state securities laws. All of the outstanding shares of capital stock of each Parent Subsidiary are owned by Parent and are free and clear of any Liens.

          (b) Except for the Parent Stock Options disclosed in Parent Disclosure
     Schedule 6.2 or as otherwise disclosed by Parent in the Parent SEC Reports (defined below), neither Parent nor any of the Parent Subsidiaries has granted or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, subscription or issuance of any shares of capital stock of Parent or any of the Parent Subsidiaries or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares.

          (c) All transactions whereby Parent or the Parent Subsidiaries repurchased, redeemed, canceled or reacquired shares of its capital stock and the solicitation of stockholder consents in connection with the Merger have been or will be effected in material compliance with all applicable corporate and securities laws, and documentation prepared by or on behalf of the Parent or the Parent Subsidiaries in connection therewith did not and will not include any

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

     untrue statement of any material fact or omit to state any material fact necessary to make the statements made therein correct and complete.

     6.3  Authority; No Violation.

          (a) Except for the filing of the Proxy Statement (as defined in Section 7.14) under the 1934 Act, the effectiveness of the Registration Statement (as defined in Section 7.14) and satisfaction of other requirements under the 1933 Act, 1934 Act and any applicable State Acts, Nasdaq listing approval requirements, and filing of the Certificate of Merger as required by the GBCC and the DGCL (collectively, the "PARENT APPROVALS"), no Authorization of any third party or any Governmental Authority is necessary on behalf of Parent in connection with the execution and delivery by Parent of this Agreement and the other Merger Documents and the consummation by Parent of the Merger and the other transactions contemplated by this Agreement and the other Merger Documents. Subject to receipt of the Parent Approvals, Parent has the full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement and the other Merger Documents in accordance with the terms of this Agreement and the other Merger Documents. The execution and delivery of this Agreement and the other Merger Documents and the consummation of the Merger and the other transactions contemplated by this Agreement and the other Merger Documents have been duly and validly approved by the Board of Directors of Parent in accordance with the Articles of Incorporation and bylaws of Parent and Applicable Laws. Except for the Parent Approvals, no other corporate proceedings on the part of Parent are necessary to consummate the Merger and the other transactions contemplated by this Agreement and, when executed and delivered, the other Merger Documents. This Agreement has been duly and validly executed and delivered by Parent and constitutes the valid and binding obligation of Parent enforceable against Parent in accordance with its terms.

          (b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement and the other Merger Documents, nor compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement or the other Merger Documents, will (i) assuming that the Parent Approvals are duly obtained, violate any provision of Parent's or Merger Sub's Articles of Incorporation or bylaws, (ii) assuming that the Parent Approvals are duly obtained, violate any Laws applicable to Parent, any of the Parent Subsidiaries, or any of their respective properties or assets, or (iii) except as set forth in Parent Disclosure Schedule 6.3, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or the Parent Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of the Parent Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Parent, and which will not prevent or delay the consummation of the Merger and the other transactions contemplated by this Agreement and the other Merger Documents.

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

          (c) Subject to receipt of the Parent Approvals, Merger Sub has the full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement and the other Merger Documents in accordance with the terms of this Agreement and the other Merger Documents. The execution and delivery of this Agreement and the other Merger Documents and the consummation of the transactions contemplated by this Agreement and the other Merger Documents have been duly and validly approved by the Board of Directors and the sole Shareholder of Merger Sub in accordance with the Articles of Incorporation and bylaws of Merger Sub and Applicable Laws. Except for the Parent Approvals, no other corporate proceedings on the part of Merger Sub are necessary to consummate the Merger and the other transactions contemplated by this Agreement and the other Merger Documents. This Agreement has been duly and validly executed and delivered by Merger Sub and constitutes the valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms.

     6.4  Parent SEC Reports; Financial Statements.

          (a) Parent has timely filed all forms, reports and documents required to be filed by it with the Commission, and has heretofore made available to Company, in the form filed with the Commission (excluding any exhibits thereto) (i) Parent's registration statement on Form S-1 as declared effective by the Commission on July 30, 1998, (ii) its Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (or the most recent draft thereof), (iii) its Quarterly Reports on Form 10-Q for the periods ended June 30 and September 30, 1998, (iv) all proxy statements relating to Parent's meetings of shareholders (whether annual or special) held since July 31, 1998, (v) all Current Reports on Form 8-K since July 31, 1998, and
     (vi) all amendments and restatements of the foregoing (collectively, the "PARENT SEC REPORTS").

          (b) Except as set forth in Parent Disclosure Schedule 6.4, the Parent SEC Reports (i) were prepared in all material respects in accordance with the then-current requirements of the 1933 Act and the 1934 Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, that any pro forma financial statements contained in the Parent SEC Reports are not necessarily indicative of the consolidated financial position of Parent and the Parent Subsidiaries as of the respective date of such financial statements nor are such pro forma financial statements necessarily indicative of the consolidated results of operations and cash flows of Parent and the Parent Subsidiaries for the periods indicated therein. No Subsidiary of Parent is required to file any forms, documents or reports with the Commission under the 1934 Act.

          (c) The Parent SEC Reports set forth copies of: (i) the consolidated balance sheets of Parent and the Parent Subsidiaries as of December 31, 1998, 1997 and 1996, and the consolidated statements of income, shareholders' equity and cash flows for the periods ended December 31, 1998, 1997 and 1996, in each case accompanied by the audit report of Arthur Andersen LLP, independent public accountants with respect to Parent and the Parent Subsidiaries (collectively, together with the related notes and any additional financial statements delivered pursuant to Section 7.4, the "PARENT FINANCIAL STATEMENTS").

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

          (d) The Parent Financial Statements have been prepared in accordance with GAAP applied consistently during the periods involved (except as may be indicated therein or in the notes thereto), and present fairly, in all material respects, the consolidated financial position of Parent and the Parent Subsidiaries as of the respective dates set forth therein, and the consolidated results of Parent's and the Parent Subsidiaries' operations and their cash flows for the respective periods set forth therein, in accordance with GAAP (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not known or reasonably expected, individually or in the aggregate, to be material in amount); provided, that any pro forma financial statements contained in the Parent SEC Reports are not necessarily indicative of the consolidated financial position of Parent and the Parent Subsidiaries as of the respective dates of such financial statements nor are such pro forma financial statements necessarily indicative of the consolidated results of operations and cash flows of Parent and the Parent Subsidiaries for the periods indicated therein.

          (e) Except as and to the extent reflected, disclosed or reserved against in the Parent Financial Statements, or as disclosed in Parent Disclosure Schedule 6.4, neither Parent nor any of the Parent Subsidiaries has had any Liabilities and, since December 31, 1998, Parent and the Parent Subsidiaries have not incurred any Liabilities except in the ordinary course of business and consistent with past practice (which, in the aggregate, are not material) other than Liabilities incurred in connection with this Agreement.

     6.5  Broker's and Other Fees.  Other than as set forth on Parent Disclosure
Schedule 6.5, neither Parent nor any of the Parent Subsidiaries nor any of their directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

     6.6 Parent Common Stock. At the Effective Time, the Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued, fully paid and nonassessable, free of preemptive rights and free and clear of all Liens created by or through Parent (except as set forth in this Agreement and the other Merger Documents).

     6.7 No Material Adverse Effect on Parent. From December 31, 1998 to the date of this Agreement, there has been no change, occurrence or circumstance affecting the business, results of operations or financial condition of Parent or any Parent Subsidiary that has had, individually or in the aggregate, a Material Adverse Effect on Parent, other than changes, occurrences and circumstances referred to in any Parent SEC Reports or otherwise disclosed by Parent on Parent Disclosure Schedule 6.7.

     6.8 Absence of Certain Changes or Events. Except as set forth in Parent Disclosure Schedule 6.8, since December 31, 1998, except for the execution of this Agreement, and except as reflected in the Parent SEC Reports and Parent Financial Statements, Parent has conducted its business only in the ordinary course, consistent with past practice, and has not declared or paid any dividend or distribution on or in respect of the Parent Common Stock.

     6.9  Legal Proceedings.  Except as disclosed in Parent Disclosure Schedule
6.9 or the Parent SEC Reports, and except for normal debt collection proceedings instituted in the ordinary course by Parent and the Parent Subsidiaries, neither Parent nor any of the Parent Subsidiaries is a party to any, and there are no pending or, to the Parent's Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Parent or any of the Parent Subsidiaries which, if determined adversely to Parent could reasonably be expected to have a Material Adverse Effect on Parent. Except as disclosed

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

in Parent Disclosure Schedule 6.9, the Parent SEC Reports or otherwise disclosed by Parent, neither Parent nor any of the Parent Subsidiaries is a party to any order, judgment or decree entered in any lawsuit or proceeding.

     6.10  Taxes and Tax Returns.  Except as disclosed in Parent Disclosure
Schedule 6.10:

          (a) Each of Parent and Merger Sub has duly filed (and until the Effective Time will so file) all Returns required to be filed by it in respect of any United States federal, state or local Taxes and has duly paid (and until the Effective Time will so pay) all such Taxes due and payable as finally determined by the applicable Governmental Authority, other than Taxes which are being contested in good faith (and disclosed to Company in writing). Each of Parent and Merger Sub has established (and until the Effective Time will establish) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable, but that are incurred in respect of Parent and Merger Sub through such date.

          (b) None of the Returns of Parent or Merger Sub has been examined by the IRS, or any other United States federal, state or local or any foreign Governmental Authority within the past six years. To the Knowledge of Parent and Merger Sub: there are no audits or other Governmental Authority proceedings presently pending, nor any other disputes pending with respect to, or claims asserted for, Taxes upon Parent or Merger Sub; nor has Parent or Merger Sub given any currently outstanding waivers or comparable consents regarding the application of any statute of limitations with respect to any Taxes or Returns. There are no Liens for Taxes upon the assets of Parent or Merger Sub, except for Liens for Taxes not yet due and payable or being properly contested. Any Taxes being properly contested are disclosed on Parent Disclosure Schedule 6.10. Parent has complied (and until the Effective Time will comply) in all material respects with all Applicable Laws relating to the payment and withholding of Taxes.

          (c) Neither Parent nor Merger Sub (i) has requested any extension of time within which to file any Return which Return has not since been filed;
     (ii) is a party to any agreement providing for the indemnification, allocation or sharing of Taxes; (iii) is required to include in income any adjustment by reason of a voluntary change in accounting method initiated by Parent or Merger Sub (nor does Parent or Merger Sub have any Knowledge that any Governmental Authority has proposed any such adjustment or change of accounting method); (iv) has filed a consent with any Governmental Authority pursuant to which Parent or Merger Sub has agreed to recognize gain (in any manner) relating to or as a result of this Agreement or the transactions contemplated by this Agreement; or (v) has been a member of an affiliated group other than one of which Parent or Merger Sub was the common parent.

     6.11 Compliance with Applicable Laws. Except as set forth in Parent Disclosure Schedule 6.11, each of Parent and Merger Sub holds all Licenses necessary for the lawful conduct of its business except where the failure to hold any License would not have a Material Adverse Effect on Parent or Merger Sub. No proceeding is pending or, to the Knowledge of Parent or Merger Sub, threatened seeking the revocation or suspension of any License. Each of Parent and Merger Sub is and has been in compliance in all material respects with all Applicable Laws, except where the failure to be in compliance would not have a Material Adverse Effect on Parent or Merger Sub; and neither Parent nor Merger Sub has received any written notices from any Governmental Authority of any allegation of any violation of any Applicable Laws or Licenses. There is no outstanding or, to the Knowledge of Parent, threatened

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

order, writ, injunction or decree of any Governmental Authority against Parent or the Parent Subsidiaries affecting, involving, or relating to their business or material assets.

     6.12 Pooling-of-Interests. To Parent's Knowledge, based on consultation with its independent accountants, neither Parent nor the Parent Subsidiaries nor any of their respective directors, officers, other Affiliates or shareholders has taken any action which would interfere with Parent's ability to account for the Merger as a pooling-of-interests.

     6.13 Statements; Proxy Statement/Prospectus. The information supplied by Parent for inclusion in the Registration Statement (as defined in Section 7.14) shall not, at the time the Registration Statement is filed with the Commission, at the time any amendment or supplement thereto is filed and at the time it becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Parent for inclusion in the Proxy Statement (as defined in Section 7.14) shall not, on the date the Proxy Statement is first mailed to Company's Stockholders, at the time of the Company Stockholders' meeting (as required by Section 7.15) and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the 1934 Act and the rules and regulations thereunder. If, at any time prior to the Effective Time, any event relating to Parent or any of its Affiliates or Subsidiaries should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent shall promptly inform Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company, the Company Subsidiary or the Management Stockholders which is contained in any of the foregoing documents.

     6.14 Contract Default. Neither Parent nor any Parent Subsidiary nor, to the Knowledge of Parent, any other party thereto, is in default under any of the Material Contracts to which Parent or any Parent Subsidiaries is a party or to which it or its properties is bound; no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder entitling any party to terminate a Material Contract; and the continuation, validity and effectiveness of all such Material Contracts under the current terms thereof and the current rights and obligations of Parent or any Parent Subsidiary thereunder will in no way be affected, altered or impaired by the consummation of the transactions contemplated by this Agreement. "Material Contracts" of Parent shall mean only those contracts listed as exhibits to Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, but shall not include those contracts listed as "form of" agreements.

     6.15 Disclosure. No representation, warranty, or statement made by Parent or Merger Sub in this Agreement or in any document or certificate furnished or to be furnished by Parent or Merger Sub to Company or the Company's Stockholders pursuant to this Agreement contains or will contain any untrue or incomplete statement or omits or will omit to state any fact necessary to make the statements contained in this Agreement or in such document or certificate not misleading in any material respect. All facts known or reasonably available to Parent or Merger

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

Sub that are material to the financial condition, operation, or prospects of the business and assets of Parent and Merger Sub have been disclosed to Company and the Management Stockholders.

                                   ARTICLE 7

                  COVENANTS AND CERTAIN ACTIONS OF THE PARTIES

     7.1 Conduct of Business. Company and the Company Subsidiary agree that from the date hereof to the Effective Time, Company and the Company Subsidiary shall conduct their business only in the ordinary course and consistent with prudent business practice and past practice, except for transactions permitted hereunder or with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting the generality of the foregoing, Company shall use all commercially reasonable efforts to:

          (a) maintain its and the Company Subsidiary's existence and status in good standing in all jurisdictions in which they are required to be qualified or registered to conduct their business, except where the failure to do so would not have a Material Adverse Effect on Company;

          (b) maintain all of its and the Company Subsidiary's tangible assets in good operating condition and maintain the protection of all intellectual property in substantially the same standing as exists on the date hereof;

          (c) continue performance in the ordinary course of its obligations under its contracts and agreements;

          (d) preserve its and the Company Subsidiary's business organization intact, keep available its and the Company Subsidiary's present officers, consultants and employees and preserve its and the Company Subsidiary's present relationships with suppliers, customers and others having business relationships with it and the Company Subsidiary; and

          (e) maintain its and the Company Subsidiary's existing insurance, subject to variations in amount required by the ordinary operations of its and the Company Subsidiary's business.

     7.2  Negative Covenants.

          (a) Company agrees that from the date hereof to the Effective Time, except as otherwise approved by Parent in writing or as permitted or required by this Agreement, Company will not and will not permit the Company Subsidiary to:

             (i) change any provision of its Certificate of Incorporation or bylaws;

             (ii) except pursuant to the exercise or conversion of currently outstanding options, warrants or other securities convertible into or exchangeable for Company Common Stock and pursuant to the terms of the ESOP, issue any additional shares of Company Common Stock or other securities or change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Company or the Company Subsidiary or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

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             (iii) directly or indirectly redeem, purchase or otherwise acquire any of its capital stock except as required by the terms of the ESOP or in connection with the exercise of Outstanding Options;

             (iv) grant any severance or termination pay (other than pursuant to policies or contracts in effect on the date hereof, that were not required to be modified or terminated pursuant to the terms hereof and that have been disclosed to Parent pursuant hereto, totaling no more than $125,000 in the aggregate) to, or enter into or amend any employment or severance agreement with, any of its directors, officers or employees (except for the Employment Agreements with the Management Stockholders, copies of which are attached hereto as Exhibit 7.2 (the "MANAGEMENT STOCKHOLDER EMPLOYMENT AGREEMENTS"), the Employment Agreements with the persons listed on Exhibit 7.13(b) (the "Employment Agreements"), and the Nonsolicitation, Work Product and Confidentiality Agreements executed pursuant to Section 8.2(j) hereof (the "Nonsolicit Agreements")); adopt any new employee benefit plan or arrangement of any type; or award any increase in compensation or benefits to its directors, officers or employees except with respect to employee increases in the ordinary course of business and consistent with past practices and policies and, with regard to bonuses, in amounts that do not result in a material variance from the amounts reserved for such payments through the date of the most recent balance sheet included in the Company Financial Statements;

             (v) sell or dispose of any assets other than in the ordinary course of business consistent with past practices;

             (vi) make any capital expenditures outside the ordinary course of business;

             (vii) acquire in any manner whatsoever any business or entity;

             (viii) enter into, terminate, modify or amend any agreement or arrangement with any Affiliate, except for the Management Stockholder Employment Agreements, the Employment Agreements and the Nonsolicit Agreements;

             (ix) make any material change in its accounting methods or practices as shown in the Company Financial Statements, other than changes required by GAAP or Governmental Authorities;

             (x) incur, create, assume or guarantee any Liabilities except in the ordinary course of business and as would not have a Material Adverse Effect on Company;

             (xi) increase, or make any change in any assumptions underlying the method of calculating any bad debt, contingency or other reserves (other than making reserves totaling no more than $200,000 in connection with the refocusing of operations and similar matters in connection with this Merger Agreement) from those reflected in the Company Financial Statements;

             (xii) make any change in the method of valuing assets included in the Company Financial Statements;

             (xiii) pay, discharge or satisfy any Liabilities, other than by payment, discharge or satisfaction in the ordinary course of business;

             (xiv) permit or allow any of its assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien, except for Liens which are in existence on the

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        date hereof and which are disclosed on the Company Disclosure Schedules and Liens for amounts not yet due and payable which Liens are contested in good faith and for which adequate reserves have been made;

             (xv) write down the value of any inventory or write off as uncollectible any notes or accounts receivable, except for write-downs and write-offs in the ordinary course of business;

             (xvi) cancel or waive any claims or rights, or sell, transfer, distribute or otherwise dispose of any assets or properties, except in the ordinary course of business;

             (xvii) declare, file or permit to be filed any voluntary or involuntary bankruptcy, receivership, insolvency or other similar proceeding or petition with any Governmental Authority with respect to Company or the Company Subsidiary or declare or file such proceeding against any Company Stockholder;

             (xviii) fail to perform its obligations under any Material Contract (except those being contested in good faith) or enter into, assume or amend any agreement that would be a Material Contract other than agreements to provide services entered into in the ordinary and usual course of business;

             (xix) take any action that would or could reasonably be expected to result in (A) a Material Adverse Effect on Company or (B) any of its representations and warranties contained in Article 4 not being true and correct in any material respect at the Effective Time, or that would cause any of its conditions to Closing not to be satisfied; or

             (xx) directly or indirectly agree to do any of the foregoing.

          (b) Parent agrees that from the date hereof to the Effective Time, except as otherwise approved by Company in writing, which approval shall not be unreasonably withheld, conditioned or delayed, or as permitted or required by this Agreement, it will not, nor will it permit any of the Parent Subsidiaries to:

             (i) declare, set aside or pay any dividend or other distribution of cash or property (other than capital stock) in respect of its capital stock other than pursuant to the private placement of up to $20.0 million of securities of Parent pursuant to terms and conditions which may include, among other things, the payment of dividends (including securities convertible into Parent Common Stock);

             (ii) make any material change in its accounting methods or practices as shown in the Parent Financial Statements, other than changes required by GAAP or by Governmental Authorities;

             (iii) take any action that would result or could reasonably be expected to result in (A) a Material Adverse Effect on Parent or (B) any of its representations and warranties contained in Article 6 not being true and correct in any material respect at the Effective Time, or that would cause any of its conditions to Closing not to be satisfied; or

             (iv) directly or indirectly agree to do any of the foregoing.

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     7.3  No Solicitation.  From the date hereof to the Effective Time or the earlier termination of this Agreement in accordance with its terms:

          (a) Company and the Management Stockholders shall not, and Company shall not allow the Company Subsidiary or its Affiliates, employees, agents and representatives (including without limitation, any investment banker, attorney or accountant retained by it) to: (a) directly or indirectly initiate, solicit, or encourage any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to any of the Company Stockholders) with respect to any proposed or potential: (i) sale of assets or transfer of liabilities of Company or any of its present or future subsidiaries, divisions or other affiliates (other than any such sale or transfer in the ordinary course of business); (ii) issuance, purchase or sale of capital stock or debt or other securities of Company or any of its present or future subsidiaries, divisions or other affiliates (other than the incurrence of liabilities in the ordinary course of its business or the issuance of stock pursuant to the ESOP or in connection with the exercise of currently Outstanding Options); or (iii) merger, consolidation, restructuring, recapitalization or other significant transaction involving Company or any of its present or future subsidiaries, divisions or other affiliates (any such proposal or offer being referred to herein as an "ACQUISITION PROPOSAL"); or (b) except pursuant to paragraphs (b) and (c) below, provide any confidential information to, participate in discussions or negotiations relating to any such transaction with, or otherwise cooperate with or assist or participate in any effort to take such action by any person or entity (other than Parent or its Affiliates, employees, representatives and agents).

          (b) If, prior to the approval of the Merger by the Company
     Stockholders: (i) the Board of Directors of Company shall receive (after the date of this Agreement) a written proposal from a third party for an Acquisition Proposal that was not initiated, solicited, encouraged or knowingly facilitated by Company, the Management Stockholders or any of their Affiliates or agents in violation of paragraph (a) above; (ii) the Board of Directors shall determine in good faith that such Acquisition Proposal, if consummated, would constitute a materially superior Acquisition Proposal than the Merger (after taking into account any counter proposal submitted by Parent in writing pursuant to paragraph (c) of this section); and (iii) Company has received from its outside counsel, Gibson, Dunn & Crutcher LLP, a written opinion (a copy of which shall be promptly provided to Parent and its counsel) that the failure to negotiate with and deliver information to such other person would reasonably be expected to subject the members of Company's Board of Directors to personal liability for breach of their fiduciary duty under law, Company may terminate this Agreement without further liability and enter into a binding letter of intent or definitive agreements for such third party Acquisition Proposal upon payment by wire transfer on the date of such termination to Parent of One Million Dollars ($1,000,000) and receipt by Parent of a written acknowledgment from the third party making the Acquisition Proposal and Company that such other party and Company permanently and completely waive any and all rights to object to or otherwise contest such payment. For purposes of this paragraph (b), a "materially superior" Acquisition Proposal shall mean a bona fide written proposal which, if consummated, would, in the good faith determination of Company's Board of Directors (taking into account all legal, financial, regulatory, fiduciary and other aspects), result in a transaction that (i) is materially more favorable to the Company Stockholders than the Merger (including any proposed revisions thereto pursuant to paragraph (c) below) and (ii) is reasonably capable of being completed.

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

          (c) Company and the Management Stockholders will notify Parent immediately of the identity of any potential acquiror and the terms of any Acquisition Proposals, whether or not permitted by this Section 7.3, and shall not accept such proposal or deliver the confidential information described in (a) above until Parent has had 10 business days to propose modifications to the Merger that would make the Merger, as so modified, in the best interests of the Company Stockholders.

          (d) Company and the Management Stockholders shall not take any other action or permit any of its Affiliates to take any action contrary to the terms of the Confidentiality Agreement (as defined in Section 7.5).

          (e) Company and the Management Stockholders will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and Company and the Management Stockholders will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 7.3.

     7.4  Current Information.

          (a) During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with its terms, on a frequent basis:

             (i) each of Company and Parent will cause one or more of its representatives to confer with representatives of the other party regarding its business, operations, properties, assets and financial condition;

             (ii) each of Company and Parent will cause one or more of its representatives to confer with representatives of the other party regarding matters relating to the completion of the transactions contemplated herein; and

             (iii) each of Company and Parent will notify the other party as soon as practicable after any determination or discovery by it of any fact or circumstance relating to either party which it has discovered through the course of investigation and which represents, or is reasonably likely to represent, a material breach of any representation, warranty, covenant or agreement of either party or which has or is reasonably likely to have a Material Adverse Effect on either party.

          (b) Prior to the Effective Time, as soon as practicable after the end of every month (but in no event later than 25 days thereafter) beginning with the month in which this Agreement is signed, Company will deliver to Parent an unaudited balance sheet as of the end of such month, and related statements of income and cash flows for such month, each certified by the President and Chief Financial Officer of the Company as meeting the standards for Company Financial Statements set forth in Section 4.4.

     7.5  Access to Properties and Records; Confidentiality.

          (a) Company shall permit Parent and its representatives reasonable access to its and the Company Subsidiary's respective properties, and shall disclose and make available to Parent and its representatives all books, papers and records and information relating to it and the Company Subsidiary, their respective assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, agreements, filings with any Governmental Authority, accountants' work papers, litigation files, plans affecting employees, and any other records and

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

     information in which Parent and its representatives may have a reasonable interest; provided that such investigation shall be reasonably related to the transactions contemplated by this Agreement and shall not interfere unnecessarily with the normal business operations of Company and the Company Subsidiary.

          (b) All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger and shall be treated in accordance with the Confidentiality and Standstill Agreement dated as of March 8, 1999 between the parties, a copy of which is attached hereto as Exhibit 7.5 (the "CONFIDENTIALITY AGREEMENT") and which is incorporated herein by this reference. No investigation by the parties heretofore or hereafter made shall affect the representations and warranties of the other parties, and each of such representations and warranties shall survive any such investigation, subject to Article 10.

     7.6  Governmental Matters; Consents; Cooperation, etc.

          (a) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Authorities in respect of the transactions contemplated hereby.

          (b) As soon as practicable following the date hereof, Parent and Company will each use its commercially reasonable efforts to obtain all material consents, waivers and other Company Approvals and Parent Approvals under any of their respective, or their respective Subsidiaries', agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

          (c) At or prior to the Closing, Company, if requested by Parent, shall deliver to the IRS a notice that the Company Common Stock is not a "U.S. Real Property Interest" as defined and in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

          (d) Company acknowledges that Parent is or may be in the process of acquiring other entities and that in connection with such acquisitions, information concerning Company may be required to be included in the registration statements, if any, for the sale of securities of Parent or in Parent SEC Reports in connection with such acquisitions. Company shall provide Parent with any information or other materials relating to Company as are reasonably necessary to be included in such registration statements or in Parent SEC Reports, including financial statements or in Parent SEC Reports, which may be filed by Parent prior to the Effective Time. Company shall use its reasonable efforts to cause its attorneys and accountants to provide Parent and any underwriters for Parent with any consents, comfort letters, opinion letters, reports or information which are necessary in connection therewith.

     7.7 Parties' Efforts; Further Assurances; Cooperation. Subject to the other provisions in this Agreement, the parties hereto shall in good faith attempt to close the Merger on or before June 30, 1999 and perform their obligations under this Agreement before, at and after the Effective Time, and shall each use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to obtain all Authorizations and satisfy all conditions to the obligations of the parties under this Agreement and to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors,

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employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as part of their respective obligations under this Agreement. Upon the execution of this Agreement and thereafter, each party shall take such actions and execute and deliver such documents as may be reasonably requested by the other parties hereto in order to consummate the transactions contemplated by this Agreement.

     7.8 Public Announcements. Prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, Company, the Management Stockholders and Parent shall consult and cooperate with each other as to the timing, content and form of any press release or other public disclosure related to this Agreement or the transactions contemplated herein, and will not issue a press release or make any such public disclosure without the prior consent of the other party, which shall not be unreasonably withheld, conditioned or delayed. After the Effective Time, none of the Management Stockholders shall make any public announcement regarding any aspect of this Agreement without Parent's prior written consent. Nothing in this Section 7.8 shall be deemed to prohibit any party from making any disclosure which its outside counsel deems necessary in order to satisfy such party's disclosure obligations imposed by Applicable Law or Governmental Authority.

     7.9 Failure to Fulfill Conditions. In the event that Parent or Company determines that a material condition to its or the other's obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to July 31, 1999 (the "DEADLINE DATE"), it will promptly notify the other party. Except for any acquisition or merger discussions Parent may enter into with other parties, Company and Parent will promptly inform the other of any facts applicable to Company or Parent that would be likely to prevent or materially delay consummation of the Merger.

     7.10  Disclosure Supplements.

          (a) The parties acknowledge that, due to the confidentiality of this Agreement and its terms, some of the Company Disclosure Schedules (as expressly indicated thereon) are incomplete or fail to contain copies of agreements or documents requested therein as of the date of this Agreement. Notwithstanding the incomplete status of these schedules, however, Company represents and warrants that none of the matters listed on such schedules as being subject to undisclosed matters or items which are not capable of delivery on the date of this Agreement would constitute or cause a material change in the disclosures made by Company herein. As soon as possible after the date of this Agreement and prior to the date of filing of the Registration Statement, Company shall deliver revised or supplementary Company Disclosure Schedules to Parent which contain complete and accurate information as of the date of this Agreement, in order to enable Parent to confirm the accuracy of Company's representations and warranties and otherwise to give full effect to the provisions of this Agreement. Such revised or supplementary schedules shall not modify or be deemed part of this Agreement (or otherwise modify the obligations of the parties hereunder) unless agreed by Parent in writing with reference to the specific schedules to be so treated.

          (b) From time to time prior to the Effective Time, each party hereto will promptly notify the other party of any inaccuracy in its respective Disclosure Schedules delivered pursuant hereto including, without limitation, any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedule or which is necessary to correct any information in such Schedule that has been rendered inaccurate. Notwithstanding the foregoing, for the purpose of determining satisfaction of the conditions set forth in
     Article 8, no such notification shall be deemed to

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     amend such Disclosure Schedules or shall be deemed to be part hereof unless agreed to in writing by the other party.

     7.11 Affiliates. Promptly after the execution and delivery of this Agreement and before that date which is 30 calendar days before the Closing Date, Company shall take all commercially reasonable efforts to deliver to Parent copies of letter agreements, each substantially in the form of Exhibit
7.11 and each previously executed by Parent, executed by all directors, executive officers, Management Stockholders and by any other person who is an "affiliate" of Company for purposes of Rule 145 under the 1933 Act providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Company Common Stock held by such "affiliate" and the shares of Parent Common Stock to be received by such "affiliate" in the Merger: (i) in the case of shares of Parent Common Stock only, except in compliance with the applicable provisions of the 1933 Act and the rules and regulations thereunder; (ii) during the periods during which any such sale, pledge, transfer or other disposition would, under GAAP or the rules, regulations or interpretations of the Commission, disqualify the Merger for pooling-of-interest accounting treatment, except as permitted by Staff Accounting Bulletin No. 76 issued by the Commission; and (iii) representing substantially the same matters as set forth in Article 5 hereof. The certificates of Parent Common Stock issued to such "affiliates" of Company (each, a "RULE 145 AFFILIATE") will bear an appropriate legend reflecting the foregoing and Parent shall be entitled to issue stop orders to the transfer agent for Parent Common Stock consistent with the terms of such letters. The parties understand that such periods in general encompass the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of Parent and Company within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies. Parent covenants and agrees that it will publish such financial results in accordance with past practice as part of its applicable Form 10-Q or Form 10-K filing covering such period.

     7.12 Pooling-of-Interests. Each party shall use all commercially reasonable efforts and shall in good faith attempt to cause the Merger to qualify for pooling-of-interests accounting treatment. Each party represents and warrants that its past transactions status conform to the conditions set forth in Exhibit 7.12 hereto and covenants that it has no planned transactions that would be contrary to any of the conditions set forth in Exhibit 7.12. Exhibit
7.12 also sets forth copies of letters from KPMG Peat Marwick LLP and Arthur Andersen LLP regarding such firm's belief that the Merger, when completed pursuant to this Agreement, shall be properly accounted for as a "pooling-of-interests."

     7.13  Employee Matters.

          (a) Employee Benefits. Parent shall take all commercially reasonable action necessary or appropriate to permit the employees of Company and the Company Subsidiary at the Effective Time who shall continue to be employed by the Surviving Corporation thereafter (the "CONTINUING EMPLOYEES") to participate after the Effective Time in Parent's employee benefit programs and to cause the Surviving Corporation to take all commercially reasonable actions necessary or appropriate to adopt Parent's employee benefit programs effective as of the Effective Time. Parent shall cause to be waived all preexisting condition exclusions in connection with the welfare plans and shall recognize expenses incurred and payments made for purposes of applicable deductibles and co-payments required. Parent will cause the Surviving Corporation to give each Continuing Employee full credit for service with Company and the Company Subsidiary for purposes of eligibility to participate in, vesting and payment of benefits under, and eligibility for any subsidized benefit provided under (but

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

     not, except as provided in the preceding sentence, for purposes of determining the amount of any benefit under) any Parent employee benefit plan; provided, however, that nothing in this Agreement (other than the terms of any written employment agreement that may be entered into) shall be deemed to require Parent to cause to be continued any employee's employment, responsibilities or officer title for any definite period, or to change the terms or conditions of any existing employee benefit program.

          (b) Employment Agreements. On or prior to the Closing Date, Company shall take all commercially reasonable efforts to cause all agreements between Company and any of its employees (other than Analyst Compensation Plan Agreements and those portions of agreements relating to confidentiality, trade secret protection, non-solicitation of customers or employees, ownership of inventions and materials and similar agreements benefiting Company) to be canceled at no cost to Company. On or prior to the Closing Date, Company shall take all commercially reasonably efforts to cause Employment Agreements substantially in the form attached hereto as
     Exhibit 7.13(b) to be executed and delivered to Parent by each of the individuals named on Exhibit 7.13(b) and any other employees of Company deemed by Parent to be necessary or important to the continued business of the Surviving Corporation.

          (c) Certain Benefit Plan Matters. Notwithstanding anything in this Agreement to the contrary, Company and the Company Stockholders do hereby agree and covenant that, (i) effective not later than immediately before the Closing, each Applicable Benefit Plan (defined hereinafter), except the ESOP, shall be terminated; (ii) under this Agreement, Parent shall neither assume nor have any liability at any time in relation to any Applicable Benefit Plan other than with respect to causing any action taken after Closing to complete the termination and liquidation of Applicable Benefit Plans (other than the ESOP); (iii) the law firm of Gibson, Dunn & Crutcher LLP shall, both before and after Closing, oversee and render advice and counsel in relation to all remediation (which shall be initiated by Company prior to Closing) of all items set forth on Company Disclosure Schedule 4.9, and in relation to the operation and administration of the ESOP and any termination and liquidation of the ESOP which may be initiated after Closing (including, without limitation, pursuit and obtainment of all appropriate IRS determination letters); and (iv) Company prior to Closing shall cause the ESOP and Forseon Corporation 401(k) Savings Plan to be amended to comply with legislation enacted through 1998. For purposes of this Section 7.13(c) and Section 10.1, the phrase "Applicable Benefit Plan" shall include, without limitation, each and every Benefit Plan (for purposes of this Section 7.13(c) and Section 10.1, the phrase "Benefit Plan" shall mean each and every "Benefit Plan," regardless of whether such applicable Benefit Plan is listed on Company Disclosure Schedule 4.9) which, at any time up to the Closing, was sponsored by, contributed to or required to be contributed to by, or was otherwise connected with, Company, the Company Subsidiary, or both.

          (d) Stock Options. The compensation or other relevant committee of Company's Board of Directors shall have taken, or caused to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable on behalf of Company to effect the conversion of all Outstanding Options into rights with respect to Parent Common Stock, as contemplated by
     Section 2.6 hereof, without any other change in the terms of the Outstanding Options (other than changes contemplated by Section 2.6).

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     7.14  Proxy Statement/Prospectus; Registration Statement; Other
Filings. As promptly as practicable after the execution of this Agreement (which the parties agree shall be targeted to be on or before April 15, 1999), Company and Parent will prepare and file with the Commission a Proxy Statement (the "PROXY STATEMENT"), and Parent will prepare and file with the Commission a registration statement on Form S-4 (the "REGISTRATION STATEMENT") with respect to the shares of Parent Common Stock to be issued to the Company Stockholders and holders of the Outstanding Options pursuant to Article 2. Company and the Management Stockholders shall cooperate fully in the preparation, filing, amendment and completion of the Registration Statement. Each of Company and Parent will respond to any comments of the Commission, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the 1933 Act as promptly as practicable after such filing and will cause the Proxy Statement to be mailed to the Company Stockholders at the earliest practicable time. As promptly as practicable after the date of this Agreement, Company and Parent will prepare and file any other filings required under the 1934 Act, the 1933 Act, any State Acts or any other federal or state laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of Company and Parent will notify the other promptly upon the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the Commission, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of the 1933 Act, the 1934 Act, the State Acts and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, Parent or Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the Commission or any other government entity, and/or mailing to the Company Stockholders and/or the shareholders of Parent, such amendment or supplement. The Proxy Statement will include the recommendation of the Board of Directors of Company and the Management Stockholders in favor of adoption and approval of this Agreement and approval of the Merger and other transactions contemplated herein.

     7.15 Company Stockholders' Meeting. As soon as practicable after the effective date of the Registration Statement, Company shall hold a duly and properly call a special meeting of the Company Stockholders for the purpose of approving this Agreement, the Merger, and all other matters necessary to consummate the transactions contemplated hereby, shall submit all of the foregoing to its Company Stockholders for such approval as soon as reasonably practicable, shall recommend such approval and shall use all reasonable commercial efforts to obtain such approvals. In this regard, Company shall fully cooperate in all respects with any and all actions and requests of the Independent Manager of the ESOP necessary to carry out the Merger and other transactions contemplated by this Agreement. Company and the Management Stockholders shall use all commercially reasonable efforts to solicit proxies in favor of the Merger and the other transactions contemplated by this Agreement and shall take all other commercially reasonable actions necessary or advisable to secure the vote or consent of the Company Stockholders required by this Agreement and Applicable Law and to obtain Company Stockholders' signatures on the certificate attached hereto as Exhibit 2.3.

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     7.16  Termination of Puts and Other Agreements.  On or prior to the Closing
Date, Company shall take all commercially reasonable efforts, in consultation with Parent, to cause all voting agreements, rights of first refusal, voting trusts, co-sale or put rights and other similar agreements among any of the Company Stockholders and Company relating to the Company Common Stock (other than as required by the ESOP) to have been waived or terminated at no cost to Company or the Company Subsidiary or any other corporate party hereto, pursuant to agreements reasonably satisfactory to Parent. Moreover, Company shall cause all agreements listed on Exhibit 7.16 to have been canceled or modified in the manner set forth on such exhibit pursuant to written agreements reasonably acceptable to Parent.

     7.17 No Transfers. Except pursuant to this Agreement or with the prior written consent of Parent, Company shall not and shall not permit any Rule 145 Affiliates of Company to transfer, assign, convey or otherwise dispose of any of the Company Common Stock or Subsidiary securities or any rights with respect to such Company Common Stock or Subsidiary securities (including voting and conversion or option rights) after the date of this Agreement and before the Effective Time. This restriction shall not apply to transfers in the ordinary course to the Rule 145 Affiliates under the ESOP or in connection with exercise of the Outstanding Options.

     7.18  Tax Matters

          (a) Transfer Taxes. Company shall pay all stock transfer and other similar Taxes and fees in respect of the exchange of the Company Common Stock and shall be responsible for paying all the costs of filing all Returns relating to such Taxes and fees.

          (b) Cooperation and Exchange of Information. The Management Stockholders, the Surviving Corporation and Parent agree to furnish, or to cause to be furnished in good faith to each other, such cooperation and assistance as is reasonably necessary to file any future returns, to respond to audits, to negotiate settlements with Tax authorities and to prosecute and defend against Tax claims.

          (c) Tax-Free Transaction. The parties hereto intend that the Merger shall be treated as a tax-free reorganization under the Code, shall report the Merger as such for federal and state income tax purposes, and shall take no action after the Effective Time to adversely affect the status of the Merger as a tax-free reorganization under the Code. In addition to the foregoing, Parent (i) will not, for a two-year period following the Merger, sell, transfer or otherwise dispose of any of the significant assets acquired from Company in the Merger (or cause the Surviving Corporation to do the same), except for dispositions made in the ordinary course of business or transfers of assets to controlled corporations pursuant to Treasury Regulations Section 1.368-2(k)(2), (ii) will continue the historic business of Company or use a significant portion of Company's historic business assets in a business following the Merger, (iii) will not liquidate the Surviving Corporation within two years of the Closing Date,
     (iv) will not, for a two-year period following the Merger, sell, transfer or otherwise dispose of any of the stock of the Surviving Corporation except for transfers to controlled corporations pursuant to Section 368(a)(2)(C) of the Code and Treasury Regulations Section 1.368-2(k)(2), and (v) will not cause or allow the Surviving Corporation, within a two-year period following the Merger, to issue additional shares of stock that would cause Parent to no longer "control" the Surviving Corporation within the meaning of Section 368(c) of the Code. None of the foregoing limitations will apply if the Parent obtains a tax opinion from a reputable law firm, which can be relied upon by the

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     Company Stockholders, that the proposed action will not cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

     7.19 Listing of Merger Consideration. Parent shall use all commercially reasonable efforts to list the Merger Consideration on the Nasdaq National Market and shall use all commercially reasonable efforts to cause such listing to be approved prior to the Effective Time.

     7.20 Special Provisions with Respect to Company. If the Effective Time occurs as provided herein, then at that time all representations, warranties, covenants and agreements in this Agreement (except for those set forth in Section 4.9 and Section 7.13) to the extent made or adopted by Company and the Management Stockholders in this Agreement (and only to such extent) shall expire; provided, however, that such expiration of Company's and Management Stockholders' representations, warranties, covenants and agreements shall in no way limit the liability pursuant to Article 10 for breaches of those representations, warranties, covenants and agreements or the ability of Parent and Merger Sub to exercise any rights and remedies pursuant to this Agreement, the other Merger Documents and Applicable Laws.

     7.21 Existing Indemnification Obligations. Parent hereby agrees that all rights to indemnification by Company now existing in favor of each present and former director, officer, employee, consultant, trustee or agent of Company, any past or present Subsidiary of Company, and Benefit Plan, and/or the ESOP as provided in Company's or such Subsidiary's Certificate of Incorporation, bylaws or existing indemnity agreements as of the date of this Agreement or as otherwise provided by law shall survive the Merger with respect to acts and other matters for which such persons may be indemnified thereunder arising prior to the Effective Time. Company represents that all such indemnification rights and agreements are disclosed in the Company Disclosure Schedules and that there currently exist no claims to indemnification by Company or any other party to such agreements and, to Company's knowledge, no basis for any such claim exists.

     7.22 Solvency of Stockholders and Other Stockholder Matters. Company and the Management Stockholders covenant and agree that, to the extent any Company Stockholder has been a party to any bankruptcy, insolvency or similar proceeding, whether voluntary or involuntary, and to the extent that any shares of Company Common Stock are held by or subject to the provisions of a decedent's estate, probate or other court proceeding or other similar circumstance, they will take all commercially reasonable steps to coordinate the surrender of shares of Company Common Stock by the receiver, trustee, administrator or other similar party that has been appointed with respect any Company Stockholder or any of its assets.

     7.23 Future Commission Reports. Parent agrees and covenants that, as long as it is subject to the reporting requirements of the 1934 Act, at all times during which any Rule 145 Affiliate is subject to the resale restrictions of Rule 144 and/or Rule 145 under the 1933 Act, Parent shall timely file all reports required to be filed with the Commission under the 1933 Act and the 1934 Act (including Rule 12b-25 thereunder) in a manner that satisfies the requirements of Rule 144(c)(1) under the 1933 Act.

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                                   ARTICLE 8

                               CLOSING CONDITIONS

     8.1 Conditions of Each Party's Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under Applicable Law, waiver, at or prior to the Closing Date, of the following conditions:

          (a) Authorizations and Governmental Filings. All necessary Authorizations of Governmental Authorities required to consummate the transactions contemplated by this Agreement (other than the filing of the Certificate of Merger in Delaware and Georgia) shall have been obtained without any term or condition that would materially impair (i) the value of Company and the Company Subsidiary, taken as a whole or (ii) the value of Parent and its Subsidiaries, taken as a whole. All conditions required to be satisfied prior to the Effective Time by the terms of such Authorizations shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired.

          (b) Suits and Proceedings. The consummation of the transactions contemplated by this Agreement will not violate the provisions of any Applicable Law with respect to Parent or Company or their respective Affiliates. No suit or proceeding shall have been instituted by any person, or, to the Knowledge of Parent or Company, shall have been threatened by any Governmental Authority, and not subsequently withdrawn, dismissed or otherwise eliminated, which seeks (i) to prohibit, restrict or delay consummation of the transactions contemplated by this Agreement or to limit in any material respect the right of Parent to control any material aspect of the business of Parent and the Parent Subsidiaries or Company and the Company Subsidiary after the Effective Time, or (ii) to subject Parent or Company or their respective Affiliates to material liability on the ground that it or they have breached any Law or otherwise acted improperly in relation to the transactions contemplated by this Agreement.

          (c) Escrow Agreement. First Union National Bank, Parent, Merger Sub, Company and the Stockholders' Representatives shall have executed and delivered the Escrow Agreement relating to the shares of Parent Common Stock to be placed in escrow pursuant to Article 2.

          (d) Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the Commission and shall be effective at the Effective Time, and no stop order suspending effectiveness shall have been issued, no proceeding by the Commission to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary authorizations from Nasdaq, under the State Acts, the 1933 Act or the 1934 Act relating to the issuance and trading of the Parent Common Stock to be issued in connection with the Merger shall have been received, subject to notice of issuance.

          (e) Pooling Letters. Parent and Company shall have received letters dated as of the Closing Date from KPMG Peat Marwick LLP, Company's independent certified public accountants, to the effect that, from Company's perspective, it is a "poolable" entity and the Merger will qualify to be accounted for as a "pooling-of-interests," based upon Company's operations and history, and from Arthur Andersen LLP, Parent's independent certified public accountants, to the effect that, based upon such letter from KPMG, the Merger will qualify for pooling-of-interests accounting treatment.

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          8.2  Conditions to the Obligations of Parent and Merger Sub Under this
     Agreement. The obligations of Parent and Merger Sub under this Agreement to consummate the Merger (in addition to the matters set forth in Section 8.1) shall be subject to the satisfaction or waiver, at or prior to the Closing Date, of the following conditions (with the effectiveness of all agreements listed below being expressly conditioned upon consummation of the Merger):

          (a) Covenants and Agreements; Consents. Each of Company and the Management Stockholders shall have performed in all material respects the agreements, covenants and obligations to be performed by it or them under this Agreement and the other agreements contemplated hereby at or before the Effective Time. All Authorizations of or with any nongovernmental third party (including the Company Approvals) that are required for the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement by Company and the Management Stockholders shall have been obtained or made, or waived by such third party, except where the failure to obtain any such Authorization would not have a Material Adverse Effect on Company.

          (b) Opinion of Counsel. Parent shall have received an opinion of Gibson Dunn & Crutcher LLP, counsel to Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent and Parent's counsel.

          (c) Certificates. Company shall have furnished Parent with such certificates of Company's officers or others and such other documents described herein to evidence fulfillment of the conditions set forth in this Article 8 and otherwise to consummate the transactions contemplated pursuant to this Agreement as Parent may reasonably request.

          (d) Management Stockholder Employment Agreements. Each of the Management Stockholder Employment Agreements executed and delivered to Parent as of the date of this Agreement shall remain in full force and effect as of the Closing.

          (e) Employment Agreements. Each of the individuals named on Exhibit 7.13(b) shall have executed and delivered an Employment Agreement with Surviving Corporation in substantially the form attached hereto as Exhibit 7.13(b).

          (f) Resignations. Company shall have delivered to Parent, to the extent requested by Parent, the written resignations and signed severance agreements of the directors, officers and employees of Company and the Company Subsidiary.

          (g) Remediation of Benefit Plans. All matters required to be performed or completed by Company pursuant to Section 7.13 shall have been performed or completed in a manner reasonably satisfactory to Parent and its Counsel and Company shall have delivered to Parent such certificates or other evidence reasonably satisfactory to Parent to evidence such performance.

          (h) Cancellation and Severance Agreements. At or prior to Closing, Company shall deliver to Parent any and all documents and agreements evidencing the cancellation of the agreements listed on Exhibit 8.2(h) and such other agreement as Parent may reasonably request. At or prior to Closing, Company shall deliver to Parent Severance Agreements substantially in the form attached hereto as Exhibit 8.2(h) with respect to the persons whose positions with the Company will be eliminated as a result of the Merger.

          (i) Fairness Opinion. Parent shall have received the opinion of Rodgers Capital Group, L.P. that the Merger Consideration to be provided by Parent to the Company

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

     Stockholders and holders of Outstanding Options pursuant to this Agreement is fair from a financial point of view to the shareholders of Parent.

          (j) Nonsolicitation, Work Product and Confidentiality Agreements. The Affiliates and key employees of Company reasonably required by Parent shall have executed and delivered to Parent and Surviving Corporation the Nonsolicit Agreements substantially in the form attached hereto as Exhibit 8.2(j), with the blanks therein properly completed to the satisfaction of Parent and Surviving Corporation.

          (k) Completion of Due Diligence on Company. Parent shall have completed its review of Company and the Company Subsidiary and the results of such review shall not have revealed any breach of any representation, warranty or covenant made by Company or the Management Stockholders in this Agreement and the other Merger Documents which Parent, in good faith, deems material to the value to Parent of Company, Surviving Corporation or the Merger.

          (l) Stockholder Approval. The holders of at least 90% of the Company Common Stock entitled to vote thereon shall have approved the Merger in compliance with Applicable Laws.

          (m) No Material Adverse Change as to Company. None of the following events shall have occurred and no fact or circumstance shall have arisen which is likely to cause any of the following events (each such event a "Company Material Adverse Change") with respect to Company or the Company
     Subsidiary:

             (i) the revocation of authority to transact business, dissolution, liquidation or other termination of its existence or of a significant portion of the business or operations of Company and the Company Subsidiary, taken as a whole;

             (ii) the declaration, filing or notice of intent to declare or file any voluntary or involuntary bankruptcy, receivership, insolvency or similar proceedings or petition with any Governmental Authority;

             (iii) the filing, initiation or receipt of notice or written threat with respect to any litigation, lawsuit, administrative proceeding, audit by any Governmental Authority or other civil or criminal proceeding, claim or action (1) alleging fraud, dishonesty, corruption or other bad acts on the part of Company, the Company Subsidiary, or any of their respective Affiliates, (2) stating a claim for monetary damages or payments in excess of $1,000,000, (3) seeking to restrain or enjoin the conduct of the business or operations of Company and the Company Subsidiary, taken as a whole, in any material respect, (4) seeking to revoke any License the loss of which would have a Material Adverse Effect as to Company, or (5) stating a claim that the Software infringes upon the intellectual property or other proprietary rights of any third party;

             (iv) the creation of any Liabilities or Liens since the date of this Agreement which, individually or in the aggregate, result in or are reasonably likely to result in a change of more than $1,000,000 in its financial condition as reported in this Agreement;

             (v) the material restatement of the financial condition or operating results of Company from its financial position or operating results indicated in this Agreement; or

             (vi) the termination, breach or other modification, or notice of any termination, breach or modification of one or more Material Contracts which, individually or in the aggregate, results in or is reasonably likely to result in the loss of greater than

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

        $1,000,000 in revenues for any year or shorter period, greater than 10% of the customer base of Company and the Company Subsidiary, taken as a whole, or the payment or obligation to pay more than $1,000,000.

          (n) Compliance with Laws. Company shall have remedied its failure to be in compliance in all respects with all Applicable Laws, as referenced on
     Schedule 4.1 and on Schedule 4.10 (as it relates to disclosure on Schedule 4.1), except where any remaining failures to be in compliance do not have (or are not reasonably likely to have) a Material Adverse Effect on Company as of the Closing.

     8.3 Conditions to the Obligations of Company and the Management Stockholders Under this Agreement. The obligations of Company and the Management Stockholders under this Agreement to consummate the Merger (in addition to the matters set forth in Section 8.1) shall be further subject to the satisfaction or waiver, at or prior to the Closing Date, of the following conditions (with the effectiveness of all agreements listed below being expressly conditioned upon consummation of the Merger):

          (a) Covenants and Agreements; Consents. Each of Parent and Merger Sub shall have performed in all material respects the agreements, covenants and obligations to be performed by it under this Agreement and the other agreements contemplated hereby at or before the Effective Time. All Authorizations of or with any nongovernmental third party that are required for or in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement by Parent and the Merger Sub shall have been obtained or made, except where the failure to obtain any such Authorizations would not have a Material Adverse Effect on Parent or the Parent Subsidiaries, taken as a whole.

          (b) Opinion of Counsel to Parent. Company shall have received an opinion of Nelson Mullins Riley & Scarborough, L.L.P., counsel to Parent, dated the Closing Date, in form and substance reasonably satisfactory to Company and its counsel.

          (c) Certificates. Each of Parent and Merger Sub shall have furnished Company with such certificates of their respective officers or others and such other documents described herein to evidence fulfillment of the conditions set forth in this Article 8 and otherwise to consummate the transactions contemplated pursuant to this Agreement as Company may reasonably request.

          (d) Merger Consideration. Parent shall have delivered to the Exchange Agent and the Escrow Agent all of the Merger Consideration.

          (e) No Material Adverse Change as to Parent. None of the following events shall have occurred and no fact or circumstance shall have arisen which is likely to cause any of the following events (each such event a "Parent Material Adverse Change") with respect to Parent or any Parent
     Subsidiary:

             (i) the revocation of authority to transact business, dissolution, liquidation or other termination of its existence or of a significant portion of the business or operations of Parent and its Subsidiaries, taken as a whole;

             (ii) the declaration, filing or notice of intent to declare or file any voluntary or involuntary bankruptcy, receivership, insolvency or similar proceedings or petition with any Governmental Authority;

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             (iii) the filing, initiation or receipt of notice or written threat with respect to any litigation, lawsuit, administrative proceeding, audit by any Governmental Authority or other civil or criminal proceeding, claim or action (1) alleging fraud, dishonesty, corruption or other bad acts on the part of Parent, the Parent Subsidiary, or any of their respective Affiliates, (2) stating a claim for monetary damages or payments in excess of $1,000,000, (3) seeking to restrain or enjoin the conduct of the business or operations of Parent and the Parent Subsidiaries, taken as a whole, in any material respect, or (4) seeking to revoke any License the loss of which would have a Material Adverse Effect as to Parent and its Subsidiaries, taken as a whole;

             (iv) the creation of any Liabilities or Liens since the date of this Agreement which, individually or in the aggregate, result in or are reasonably likely to result in a change of more than $1,000,000 in its financial condition as reported in this Agreement;

             (v) the material restatement of the financial condition or operating results of Parent from its financial position or operating results indicated in this Agreement of Parent and its Subsidiaries, taken as a whole;

             (vi) the termination, breach or other modification, or notice of any termination, breach or modification of one or more Material Contracts which, individually or in the aggregate, results in or is reasonably likely to result in the loss of greater than $1,000,000 in revenues for any year or shorter period, greater than 10% of the customer base of Parent and its Subsidiaries, taken as a whole, or the payment or obligation to pay more than $1,000,000.

          (f) Management Stockholder Employment Agreements. Each of the Management Stockholder Employment Agreements shall remain in full force and effect as of the Closing and Surviving Company shall have executed and delivered an Employment Agreement, in substantially the form attached thereto as Exhibit 7.13(b), with each of the individuals listed on such
     Exhibit 7.13(b).

          (g) Tax Opinion. Company shall have received the opinion of Nelson Mullins Riley & Scarborough, L.L.P., dated as of the Closing Date, substantially in the form attached hereto as Exhibit 8.3(g). Parent and Company shall have delivered to their counsel such certificates of their respective stockholders or shareholders as may reasonably be required by such counsel in order to render such opinion.

                                   ARTICLE 9

                       TERMINATION, AMENDMENT AND WAIVER

     9.1 Termination. This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement by the Company Stockholders, only as follows:

          (a) by mutual written consent of Parent and Company;

          (b) by Parent or Company if the Effective Time shall not have occurred on or prior to the Deadline Date or such later date as shall have been approved by the Boards of Directors of Parent and Company; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a willful and material breach of this Agreement;

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

          (c) by Parent if there has been a material breach of any representation, warranty, covenant, agreement or obligation of Company or either Management Stockholder hereunder in each case which either is not capable of being remedied, or, if capable of being remedied, shall not have been remedied within 20 calendar days after receipt by Company or the Management Stockholders, as appropriate, of notice in writing from Parent specifying the nature of such breach and requesting that it be remedied;

          (d) by Company, if there has been a material breach in any representation, warranty, covenant, agreement or obligation of Parent hereunder in each case which either is not capable of being remedied, or, if capable of being remedied, shall not have been remedied within 20 calendar days after receipt by Parent of notice in writing from Company specifying the nature of such breach and requesting that it be remedied;

          (e) by Parent if any of the conditions set forth in Section 8.1 or 8.2 is not satisfied and is no longer capable of being satisfied by the Deadline Date or such later date as shall have been approved by the Boards of Directors of Parent and Company, provided that Parent shall not have materially breached any of its representations, warranties, agreements, obligations or covenants hereunder in a manner that shall have materially contributed to the failure of such condition to be, or be capable of being, so satisfied by such date;

          (f) by Company if any of the conditions set forth in Section 8.1 or
     8.3 is not satisfied and is no longer capable of being satisfied by the Deadline Date, or such later date as shall have been approved by the Boards of Directors of Parent and Company, provided that Company and/or Management Stockholders shall not have materially breached any of its or their representations, warranties, agreements, obligations or covenants hereunder in a manner that shall have materially contributed to the failure of such condition to be, or be capable of being, so satisfied by such date; or

          (g) by Company, pursuant to and in accordance with the provisions of
     Section 7.3.

     9.2  Effect of Termination.

          (a) If either Parent or Company terminates and abandons this Agreement pursuant to Section 9.1(a)-(g), this Agreement, other than Sections 7.3(b), 7.5(b), 7.6(a) and (d), the relevant provisions of 7.14, this Section 9.2,
     Section 9.3, Article 10, Section 12.1 and Section 12.2 (each of which shall survive termination) shall forthwith become void and have no effect, without any liability on the part of any party or its officers, directors or shareholders except as provided in Section 9.2(b); provided, however, that nothing contained in this Section 9.2, shall relieve any party from any liability for any knowing, willful or bad faith breach of a representation, warranty or covenant contained herein.

          (b) If Company determines not to proceed with the Merger pursuant to
     Section 9.1(d), then Parent shall reimburse Company for its out of pocket expenses incurred in connection with the failed merger up to a maximum of $100,000. If Parent determines not to proceed with the Merger pursuant to 9.1(c) or because the conditions set forth in Section 8.2(k) are not satisfied, Company shall reimburse Parent for its out of pocket expenses incurred in connection with the failed merger up to a maximum of $100,000. Any payment by Parent or Company which is required by this Section 9.2(b) shall be required within thirty (30) calendar days after receipt by Parent or Company, as the case may be, of notice thereof from the other party to whom such payment is owed.

     9.3 Specific Performance. The parties acknowledge that many of the rights of each party contemplated by this Agreement are special, unique, and of extraordinary character, and that, in

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the event that any party violates or fails or refuses to perform any covenant made by it in this Agreement relating to nonmonetary matters for which an equitable remedy may be granted, the other party or parties will be without an adequate remedy at law. Each party agrees, therefore, that in the event that it violates, fails or refuses to perform any covenant or agreement made by it in this Agreement that relates to nonmonetary matters for which an equitable remedy may be granted, the other party or parties, so long as it or they are not in breach of this Agreement, may, in addition to the remedies set forth in Article 10, institute and prosecute an action in a court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

     9.4 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

     9.5 Extension; Waiver. The parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto;
(b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant thereto; or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which the waiver is sought to be enforced and shall apply only to the specific condition, representation or warranty identified by such writing as being waived, extended or modified.

                                   ARTICLE 10

                                INDEMNIFICATION

     10.1  Indemnification by Stockholders.  Subject to the terms of this
Article 10, Company, the Company Stockholders and the holders of Outstanding Options (but after the consummation of the Merger, solely the Company Stockholders and the holders of Outstanding Options, and not the Company) shall indemnify, defend, save and hold harmless Parent, Merger Sub, Company (after the consummation of the Merger) and their successors and assigns (collectively, the "PARENT INDEMNIFIED PARTIES"), from and against any demands, claims (as defined in Section 101 of the U.S. Bankruptcy Code), actions, losses, damages, deficiencies, liabilities, Applicable Benefit Plan Costs (as defined below), costs and expenses (including, without limitation, reasonable attorneys' and accountants' fees and expenses), together with interest and penalties, if any, awarded by court order or otherwise agreed to (collectively, "INDEMNIFIABLE DAMAGES"), suffered by the Parent Indemnified Parties that arise out of or result from any of the following (whether or not a third party initiates the proceeding or claim giving rise to such Indemnifiable Damages):

          (a) any breach of any of the representations, warranties, covenants or agreements made by Company or the Management Stockholders in this Agreement;

          (b) any breach of any representation, warranty, covenant or agreement made by Company or any Management Stockholder in a document, certificate or affidavit delivered by Company or the Management Stockholders at the Closing; or

          (c) any remediation connected with any Applicable Benefit Plan before or after Closing but which is initiated prior to Closing. The term "Applicable Benefit Plan Costs" shall mean the aggregate of all contributions, penalties, taxes, interest, costs, fees, expenses, charges and other amounts in excess of $260,000 incurred in relation to all remediation

                                      A-54
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     connected with each Applicable Benefit Plan before or after Closing but is initiated prior to the Closing.

     Any of the foregoing to the contrary notwithstanding, the Company Stockholders' indemnification obligations in connection with the breach of any provision of Article 5 shall be several and not joint.

     10.2 Indemnification by Parent. Subject to the terms of this Article 10, Parent shall indemnify, defend, save and hold harmless Company (but after consummation of the Merger, solely the Company Stockholders and holders of Outstanding Options, and not the Company) (collectively, the "COMPANY INDEMNIFIED PARTIES"), from and against any Indemnifiable Damages suffered by the Company Indemnified Parties that arise out of or result from any of the following (whether or not a third party initiates the proceeding or claim giving rise to such Indemnifiable Damages):

          (a) any breach of any of the representations, warranties, covenants and agreements made by Parent or Merger Sub in this Agreement; or

          (b) any breach of any representation, warranty, covenant or agreement made by Parent or by Merger Sub in a document, certificate or affidavit delivered by Parent or Merger Sub at the Closing.

     10.3 Claims for Indemnification. The representations, warranties, covenants and agreements in this Agreement shall survive the Closing subject to the limitations set forth herein and shall not be affected by any investigation made by the parties hereto prior to the date hereof or the Effective Time. The party seeking indemnification (the "INDEMNIFIED PARTY") or their representative, as the case may be, shall give the party from whom indemnification is sought (the "INDEMNIFYING PARTY") a written notice ("NOTICE OF CLAIM") within sixty
(60) calendar days of the discovery of any loss, liability, claim or expense in respect of which the right to indemnification contained in this Article 10 may be claimed; provided, however, that the failure to give such notice within such sixty (60) calendar day period shall not result in the waiver or loss of any right to bring such claim hereunder after such period unless, and only to the extent that, the Indemnifying Party is actually prejudiced by such failure. In the event a claim is pending or threatened or the Indemnified Party has a reasonable belief as to the validity of the basis for such claim, the Indemnified Party may give written notice (a "NOTICE OF POSSIBLE CLAIM") of such claim to the Indemnifying Party, regardless of whether a loss has arisen from such claim. After the Effective Time, all "general contingency" claims under Notices of Claim shall be resolved before the date of the first audit of financial statements containing combined operations for those items that would be expected to be encountered in the audit process and before the first anniversary of the Effective Time for other items. If the Effective Time fails to occur the parties shall use all commercially reasonable efforts to resolve all claims within two years from the date of this Agreement. Any Notice of Claim or Notice of Possible Claim shall set forth the representations, warranties, covenants and agreements with respect to which the claim is made, the specific facts giving rise to an alleged basis for the claim and the amount of liability asserted or anticipated to be asserted by reason of the claim.

     10.4  Matters Involving Third Parties.

          (a) If any third party shall notify the Indemnified Party as to any matter in respect of which the right to indemnification contained in this
     Article 10 may be claimed (a "THIRD PARTY CLAIM"), the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim as provided in Section 10.3 above; and the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party's choice, so long as the Indemnifying Party notifies the Indemnified Party in writing, within fifteen (15) days after the Indemnified Party has given the Indemnifying Party notice of the Third Party Claim pursuant to Section 10.3, that the Indemnifying Party will indemnify the Indemnified Party from and against Indemnifiable Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim.

          (b) If the Indemnifying Party undertakes the defense of any Third Party Claim pursuant to Section 10.4(a) above, the Indemnified Party may retain separate co-counsel at its sole cost and expense (and such expenses shall not be Indemnifiable Damages) and participate in the defense of such Third Party Claim. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably). The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim that does not include a full release by the third party of the Indemnified Party from all Indemnifiable Damages relating to such Third Party Claim, without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

          (c) The parties hereto shall provide, or cause their appropriate employees or representatives to provide, to the other parties hereto information or data in connection with the handling of the defense of any Third Party Claim or litigation (including counterclaims filed by the parties), and the party receiving such information or data shall reimburse the other party for all of its reasonable costs and expenses in providing these services, including, without limitation, (1) all out-of-pocket, travel and similar expenses incurred by its personnel in rendering these services; and (2) all fees and expenses for services performed by third parties engaged by or at the request of such other party.

     10.5 Settlement of Indemnification Claims After Closing. If the Closing has occurred and a recipient of a Notice of Claim desires to dispute such claim, it shall, within thirty (30) calendar days after receipt of the Notice of Claim, give counternotice, setting forth the basis for disputing such claim, to Parent or the Stockholders' Representative (as defined below), as the case may be. If no such counternotice is given within such thirty (30) calendar day period, or if Parent, or the Stockholders' Representative (as defined below), as the case may be, acknowledges liability for indemnification, then the amount claimed shall be promptly satisfied as provided in Section 10.6. If, within thirty (30) calendar days after the receipt of counternotice by Parent or the Stockholders' Representative, as the case may be, the Stockholders' Representative and Parent shall not have reached agreement as to the claim in question, then the party disputing the claim shall satisfy any undisputed amount as specified in Section
10.6 and the disputed amount of the claim of indemnification shall be submitted to and settled by arbitration in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association. Such arbitration shall be held in Kansas City, Missouri (or such other locale as may be mutually agreed) before a panel of three (3) arbitrators, one selected by each of the parties and the third selected by mutual agreement of the first two, and all of whom shall be independent and impartial under the rules of the American Arbitration Association. The decision of the arbitrators shall be final and binding as to any matter submitted under this Agreement. To the extent the decision of the arbitrators is that a party shall be indemnified hereunder, the amount shall be satisfied as provided in Section 10.6. Judgment upon any award rendered by the arbitrators may be entered in any court of competent jurisdiction. The date of the arbitrator's decision or the

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

date a claim otherwise becomes payable pursuant to this Section 10.5 is referred to as the "DETERMINATION DATE." The full amount of any Indemnifiable Damages resulting from the foregoing proceedings shall be paid by the Indemnifying Party within thirty (30) calendar days of its final settlement or adjudication.

     10.6 Manner of Indemnification by Stockholders. Where the Company Stockholders are obligated to indemnify the Parent Indemnified Parties under
Section 10.1 after the Effective Time, such indemnity obligation must be satisfied solely pursuant to the Escrow Agreement by the Company Stockholders, to the extent they then hold Shares of Parent Common Stock, delivering to the relevant Parent Indemnified Party such number of Shares of Parent Common Stock (as adjusted to reflect share splits, reverse splits, dividends, consolidations and proceeds with respect to the Parent Common Stock after the execution of this Agreement), the value of which calculated at the "Value Per Share" specified in the Escrow Agreement equals the amount of the Indemnifiable Damages until such time as the aggregate amount of all indemnity obligations satisfied in accordance with this provision equals ten percent (10%) of such Value Per Share of all the Parent Common Stock transferred to the Company Stockholders pursuant to Section 2.1.

     10.7 Indemnification Exclusive Remedy. In the absence of fraud or gross misrepresentations, and except for non-monetary equitable relief, if the Closing occurs, indemnification pursuant to the provisions of this Article 10 shall be the sole and exclusive remedy of the parties for any breach of any representation or warranty contained in this Agreement.

     10.8 Certain Limitations. The foregoing indemnification obligations are subject to the limitation that no Indemnifying Party shall have any liability for indemnification to any Indemnified Party pursuant to this Article 10 unless and until the total Indemnifiable Damages for which the Indemnifying Party would be liable exceed $100,000 in the aggregate; provided that once such threshold is met, the Indemnifying Party shall be liable for the total Indemnifiable Damages, not just the amount in excess of such threshold. In no event shall the aggregate liability of Parent or the Company Stockholders for Indemnifiable Damages under this Agreement and the other Merger Documents exceed the total Value Per Share of all Escrow Shares held by the escrow agent pursuant to Section 2.1(d) hereof and the Escrow Agreement.

                                   ARTICLE 11

                          STOCKHOLDERS' REPRESENTATIVE

     11.1 Appointment; Acceptance. At the Closing and by operation of this Agreement, Dan Paul and Allen Merrill, and each of them, and each of their successors, acting as hereinafter provided, are fully authorized and empowered to act for and on behalf of the Company Stockholders in connection with the transactions and agreements contemplated by this Agreement with respect to (i) matters prior to the Closing Date, as specified herein, and (ii) matters subsequent to the Closing Date (each a "STOCKHOLDERS' REPRESENTATIVE"), and acknowledge that such appointment is coupled with an interest and is irrevocable. In this regard (a) each Stockholder's Representative shall have full and complete authorization, on behalf of the Company Stockholders to authorize the Stockholders' Representative (i) to dispute or to refrain from disputing any claim made by Parent under the Merger Documents, (ii) to negotiate and compromise any dispute which may arise under, and to exercise or refrain from exercising remedies available under the Merger Documents and to sign any release or other document with respect to such dispute or remedy, (iii) to give such instructions and to do such other things and refrain from doing such other things as the Stockholders' Representative shall deem necessary or appropriate to carry out the provisions of the Merger Documents, (iv) to waive any condition to the Closing, and (v) to agree in his discretion with Parent to amend this Agreement from time to time; and (b) all of the Company Stockholders shall be bound by all agreements and determinations made by and documents executed and delivered by either of the Stockholders' Representatives under the Merger Documents. By executing this Agreement under the heading "Stockholders' Representatives," Dan Paul and Allen Merrill each hereby (i) accepts his appointment and authorization to act as Stockholders' Representatives as attorney-in-fact and agent on behalf of the Company Stockholders in accordance with the terms of this Agreement, and (ii) agrees to perform his obligations under, and otherwise comply with, this Article 11.

     11.2 Actions. The Proxy Statement shall also provide that each of the Company Stockholders, by approval of this Agreement, expressly acknowledges and agrees that the Stockholders' Representatives are authorized to act on his or her behalf, notwithstanding any dispute or disagreement between the Company Stockholders, and that Parent and any other person or entity shall be entitled to rely on any and all actions taken by the Stockholders' Representatives are under the Merger Documents without any liability to, or obligation to inquire of, any of the Company Stockholders. Parent and any other person or entity is hereby expressly authorized to rely on the genuineness of the signatures of the Stockholders' Representatives, and upon receipt of any writing which reasonably appears to have been signed by both Stockholders' Representatives, Parent and any other person or entity may act upon the same without any further duty of inquiry as to the genuineness of the writing.

     11.3 Successors. If either of the Stockholders Representatives ceases to function in his capacity as a Stockholders' Representative for any reason whatsoever, then Russell Oliver and thereafter H. Joe Smith shall be appointed as his successor, and if both cease to function in such capacity for any reason whatsoever, then the Company Stockholders, by action of the Company Stockholders who formerly held a majority of the Company Common Stock immediately prior to the Effective Time, shall have the right to appoint his successor; provided, however, that if for any reason no successor has been appointed pursuant to the foregoing within thirty (30) calendar days, then Parent shall have the right to appoint a successor.

     11.4 Effectiveness. The authorizations of the Stockholders' Representatives shall be effective until their rights and obligations under this Agreement terminate by virtue of the termination of any and all obligations of the Company Stockholders to Parent and of Parent to the Company Stockholders under this Agreement and the Escrow Agreement.

                                   ARTICLE 12

                                 MISCELLANEOUS

     12.1  Expenses.

          (a) Except as otherwise expressly stated in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses.

          (b) Notwithstanding any provision in this Agreement to the contrary, if either of the parties shall knowingly, willfully or in bad faith breach its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting party for all damages, costs and expenses, including without limitation reasonable legal, reasonable accounting, reasonable investment banking and reasonable printing expenses incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder.

     12.2 Notices. All notices or other communications which are required or permitted under this Agreement shall be in writing and sufficient if delivered personally or by reputable overnight or express courier, sent by registered or certified mail, postage prepaid, or by telefax (with subsequent delivery via one of the two previous methods) as follows:

          (a) If to Parent or Merger Sub, to:

              Towne Services, Inc.
              3295 River Exchange Drive
              Suite 350
              Norcross, Georgia 30092
              Attn: Chief Executive Officer
              Telecopy: (770) 582-8350

              With a copy (which shall not constitute notice) to:

              Nelson Mullins Riley & Scarborough, L.L.P.
              999 Peachtree Street, N.E.
              Suite 1400
              Atlanta, Georgia 30309
              Attn: Susan L. Spencer, Esq.
              Telecopy: (404) 817-6050

          (b) If to Company, to:

              Forseon Corporation
              6600 Jurupa Avenue
              Riverside, California 92504
              Telecopy: (909) 689-4124
              Attention: President

              With a copy (which shall not constitute notice) to:

              Gibson, Dunn & Crutcher LLP
              4 Park Plaza
              Irvine, California 92614
              Telecopy: (949) 475-4665
              Attention: Mark W. Shurtleff, Esq.

          (c) If to the Stockholders' Representatives, to their respective addresses as set forth on the signature page to this Agreement;

or to such other addresses and telefax numbers as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of two business days after the date actually sent via overnight or express courier, five days after mailed and upon telefax confirmation of receipt to addressee by the sender.

     12.3 Parties in Interest. This Agreement shall be binding on and shall inure to the benefit of the parties hereto, the Company Stockholders, the holders of the Outstanding Options, the Parent Indemnified Parties, the Company Indemnified Parties and their respective successors, representatives and assigns. This Agreement (and the rights and interests in this Agreement) may not be assigned by any party without the written consent of the other parties; provided, however, Parent may assign its interests in this Agreement to a purchaser or transferee of all or substantially all of the business or assets of Parent or the Surviving Corporation, whether by sale of stock or assets, merger or otherwise. Any attempted assignment in contravention of the foregoing shall be null and void. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

     12.4 Entire Agreement. This Agreement, which includes the disclosure schedules and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire agreement among the parties hereto with respect to the transactions contemplated by this Agreement, and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto.

     12.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, and each of which shall constitute one and the same agreement. Any party may deliver an executed copy of this Agreement and of any documents contemplated by this Agreement by facsimile transmission to another party and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of such other documents.

     12.6 Governing Law and Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES OF AMERICA AND THE STATE OF GEORGIA, EXCLUDING CHOICE OF LAW PRINCIPLES. The parties consent to the exclusive jurisdiction and venue of the courts of any county in the State of Georgia and the United States Federal District Courts of Georgia, in any judicial proceeding brought to enforce this Agreement. The parties agree that any forum other than the State of Georgia is an inconvenient forum and that a lawsuit (or non-compulsory counterclaim) brought by one party against another party, in a court of any jurisdiction other than the State of Georgia should be forthwith dismissed or transferred to a court located in the State of Georgia.

     12.7 Invalidity of any Part. If any provision or part of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained in this Agreement, but only to the extent of its invalidity, illegality, or unenforceability. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

     12.8 Time of the Essence; Computation of Time. Time is of the essence of each and every provision of this Agreement. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement shall fall upon Saturday, Sunday or a federal, public or legal holiday, the party having such right or duty shall have until 5:00 p.m., Atlanta, Georgia time on the next succeeding regular business day to exercise such right or to discharge such duty.

     12.9  Arbitration.

          (a) Any dispute, controversy or claim arising out of or relating to this Agreement or any other related documents, agreements, certificates or other writing, or the breach, termination, construction, validity or enforceability hereof or thereof, shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association in force at the time and in the manner described in Section 10.5 (except as otherwise provided in this Section 12.9).

          (b) Termination or limitation of Parent's rights in any of its software, products, or any associated intellectual property rights or documents may not be awarded under any circumstances. The right to demand arbitration and to receive damages and obtain other available remedies as provided hereunder shall be the exclusive remedy in the event an arbitration demand is made, except that Parent shall be entitled to obtain equitable relief, such as injunctive relief, from any court of competent jurisdiction to protect its rights in any of its software products or any associated intellectual property rights or documents while such proceeding is pending or in support of any award made pursuant to such arbitration.

     IN WITNESS WHEREOF, Parent, Merger Sub, Company, the Management Stockholders and the Stockholders' Representatives have caused this Agreement to be executed by their duly authorized officers or themselves as of the day and year first above written.

                                          TOWNE SERVICES, INC.

                                          By: /s/ DREW W. EDWARDS
                                             -----------------------------------
                                          By: Drew W. Edwards
                                          Its: Chairman and Chief Executive
                                          Officer

                                          TSI ACQUISITION ONE, INC.

                                          By: /s/ DREW W. EDWARDS
                                             -----------------------------------
                                          By: Drew W. Edwards
                                          Its: Chairman and Chief Executive
                                          Officer

                                          FORSEON CORPORATION

                                          By: /s/ DAN PAUL
                                             -----------------------------------
                                          By: Dan Paul
                                          Its: President

                                          THE MANAGEMENT STOCKHOLDERS

                                          /s/ DAN PAUL
                                          --------------------------------------
                                          DAN PAUL

                                          Address: 4820 Stonehaven
                                                   Yorba Linda, California 92887

                                          /s/ ALLEN MERRILL
                                          --------------------------------------
                                          ALLEN MERRILL

                                          Address: 6771 De Grazia Road
                                                   Riverside, CA 92506

                                          STOCKHOLDERS' REPRESENTATIVE

                                          /s/ DAN PAUL
                                          --------------------------------------
                                          DAN PAUL

                                          Address:
                                          c/o Forseon Corporation
                                          6600 Jurupa Avenue
                                          Riverside, California 92504

                                          /s/ ALLEN MERRILL
                                          --------------------------------------
                                          ALLEN MERRILL

                                          Address:
                                          c/o Forseon Corporation
                                          6600 Jurupa Avenue
                                          Riverside, California 92504

                                   APPENDIX B

                        DELAWARE GENERAL CORPORATION LAW

                    SUBCHAPTER IX.  MERGER OR CONSOLIDATION

     262. APPRAISAL RIGHTS -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders hereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock any thing except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

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

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph;

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identify of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holder of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair market value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to the appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   APPENDIX C

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                              FORSEON CORPORATION

                   PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
                                 JUNE   , 1999

     The undersigned stockholder of Forseon Corporation hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and proxy statement/prospectus for the Special Meeting of Stockholders of Forseon
Corporation, to be held on June   , 1999 at 10 a.m., California time, at the
offices of Gibson, Dunn & Crutcher LLP, Suite 1700, 4 Park Plaza, Irvine, California. The Stockholder hereby revokes all previous proxies and appoints Dan Paul and Allen Merrill, or either of them, with full power of substitution, proxies and attorneys-in-fact, on behalf and in the name of the undersigned, to vote and otherwise represent all of the shares registered in the name of the undersigned at the Special Meeting of Stockholders, or any adjournment or postponement thereto, with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner:

     TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING OF STOCKHOLDERS, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE. THE FORSEON BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" EACH OF THE FOLLOWING PROPOSALS.

PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE  [X]

     1. Proposal to: (a) approve and adopt the Agreement and Plan of Merger, dated as of March 25, 1999 (the "reorganization agreement"), among Towne Services, Inc., TSI Acquisition One, Inc., Forseon Corporation and certain of the stockholders of Forseon Corporation.

                  FOR [ ]           AGAINST [ ]           ABSTAIN [ ]

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ABOVE PROPOSAL AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING AS THE PROXYHOLDERS DEEM ADVISABLE.

Signature(s)
------------------------------------------------ Date , 1999

(This proxy should be marked, dated and signed by each stockholder exactly as such stockholder's name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If shares are held by joint tenants or as community property, both holders should sign.)

             PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE

                                                                      APPENDIX D



                    [RODGERS CAPITAL GROUP, L.P. LETTERHEAD]



April 16, 1999



Board of Directors


Towne Services, Inc.


3295 River Exchange Drive


Suite 350


Norcross, GA 30092



Members of the Board:



     You have asked us to advise you with respect to the fairness to Towne Services, Inc. ("Towne") from a financial point of view of the collective Share Exchange Ratio (as herein defined), taken as a whole, set forth in the Agreement and Plan of Merger dated as of March 25, 1999 (the "Merger Agreement") by and among Towne, TSI Acquisition One, Inc. ("Merger Sub"), FCO Corporation (the "Forseon") and Certain Shareholders of FCO Corporation ("Forseon Shareholders"). The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Forseon with Forseon surviving. At the time of the merger, all of the then issued and outstanding shares of common stock of Forseon, excluding any shares held in the treasury of Forseon and including all outstanding options, shall automatically be canceled and extinguished and shall thereafter be converted into only the right to receive a total of 2,075,345 shares of common stock of Towne subject to a 10% escrow as defined in the Merger Agreement (the "Share Exchange Ratio").



     In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information related to Towne. We have also reviewed certain other information relating to Towne and Forseon, including financial forecasts, provided to or otherwise discussed with us by Towne and Forseon, and have met with the managements of Towne and Forseon to discuss the businesses and prospects of Towne and Forseon.



     We have also considered certain financial and stock market data of Towne and Forseon (where available), and we have compared those data with similar data for other publicly held companies in businesses similar to Towne and Forseon, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.



     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, you have informed us, and we have assumed, that they have been prepared on bases reflecting the currently available estimates and judgments of the managements of Towne and Forseon as to the future financial performance of Towne and Forseon and the potential strategic benefits and synergies (including the amount, timing and achievability thereof) anticipated to result from the merger. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Towne or Forseon, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. We are not expressing any opinion as to the actual value of the Towne shares when issued pursuant to the Merger or the prices at which the Towne shares will trade subsequent to the Merger.



     We have acted as financial advisor to Towne in connection with the Merger and will receive a fee for our services, a portion of which is contingent upon the consummation of the Merger. In the past, we have provided advisory services to Towne unrelated to the proposed Merger, for which services we have received compensation. In the ordinary course of business, Rodgers Capital Group, L.P. and its affiliates may hold positions in the common stock of Towne.



     It is understood that this letter is for the information of the Board of Directors of Towne in connection with its evaluation of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matter relating to the proposed Merger, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document unless used in connection with the offering or sales of securities, nor shall this letter be used for any other purposes, without our prior written consent.



     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Share Exchange Ratio is fair to Towne from a financial point of view.



                                       Sincerely,



                                       /s/ W. MARK GILL


                                       W. Mark Gill


                                       President


                                       Rodgers Capital Group, L.P.

                      [LEGACY SECURITIES CORP. LETTERHEAD]



                                          April 15, 1999



Board of Directors


Towne Services, Inc.


3295 River Exchange Drive


Suite 350


Norcross, GA 30092



Members of the Board:



     We understand that Towne Services, Inc ("Towne") has entered into an Agreement and Plan of Merger dated March 25, 1999 (the "Merger Agreement") with Forseon Corporation ("Forseon"), whereby Towne will issue a total of 2,075,345 shares of its common stock in exchange for all outstanding stock and options for stock in Forseon (the "Share Exchange Ratio"), subject to a 10% escrow. You have asked our opinion as to the fairness from a financial point of view to Towne and its shareholders of the consideration to be paid in the acquisition of Forseon (the "Transaction") as of this date. Towne has placed no limits on the scope of the analysis performed, or opinion expressed by Legacy Securities Corp.



     Legacy Securities Corp. ("Legacy") is a recognized investment banking and advisory firm. As part of its investment banking business, Legacy is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Currently and/or in the future, Legacy, Legacy's affiliates, and/or Legacy's customers may hold positions in Towne's common stock.



     In arriving at the opinion set forth below, we have, among other things:



     - Reviewed the Agreement and Plan of Merger dated March 25, 1999 ("Merger Agreement") and related agreements;



     - Met with management of Towne and Forseon to discuss their business, operations, financial performance and prospects;



     - Reviewed certain stock price and trading volume data of Towne since its initial public offering;



     - Reviewed certain business and financial information relating to Towne and Forseon that we deemed to be relevant;



     - Reviewed certain information, including financial forecasts, relating to the respective businesses, earnings, assets, liabilities and prospects of Towne and Forseon;



     - Reviewed the valuation multiples implied by the financial terms of the Transaction and compared them with those of certain publicly traded companies which we deemed to be relevant;



     - Reviewed the results of operations, certain balance sheet and operational data of Towne and Forseon and compared them with those of certain publicly traded companies which we deemed to be relevant;

     - Compared the proposed financial terms set forth in the Merger Agreement with the financial terms of certain other transactions that we deemed to be relevant;



     - Reviewed the potential pro forma financial statement impact of the Transaction;



     - Calculated a range of values for Forseon by discounting a projected stream of cash flows;



     - Analyzed the relative contribution of Forseon and Towne to revenue, EBITDA, operating income, net income, EPS, and total shares outstanding based on proforma consolidated financial statements for the years ending 1998, 1999, 2000, and 2001.



     - Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary under the circumstances, including our assessment of general economic, market and monetary conditions.



     We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further assumed that the Transaction will be accounted for under the pooling method of generally accepted accounting principles.



     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on it to be complete and accurate in all material respects. With respect to the financial forecasts, you have informed us, and we have assumed, that they have been prepared on bases reflecting the currently available estimates and judgments of the managements of Towne and Forseon as to the future financial performance of Towne and Forseon and the potential strategic benefits and synergies (including the amount, timing and achievability thereof) anticipated to result from the merger. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Towne or Forseon, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. We are not expressing any opinion as to the actual value of the Towne shares when issued pursuant to the Merger or the prices at which the Towne shares will trade subsequent to the Merger. For the purposes of rendering this opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party in the Merger Agreement and all related documents and instruments (collectively, the "Documents") contained therein are correct and accurate, that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents, and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof.



     We have acted as financial adviser to Towne and will be paid a cash fee, none of which is contingent upon closing of the Transaction. We may provide investment banking services to Towne in the future. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.



     It is understood that this letter is for the information of the Board of Directors of Towne in connection with its evaluation of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matter relating to the proposed Merger, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document unless used in connection with the offering or sales of securities, nor shall this letter be used for any other purposes, without our prior written consent.

     Based upon the foregoing and upon such other factors as we deem relevant, we are of the opinion that the Share Exchange Ratio in the Transaction is fair to Towne and its shareholders from a financial point of view as of this date.



                                          Yours very truly,



                                          /s/ LEGACY SECURITIES CORP.



                                          Legacy Securities Corp.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article V of the Registrant's Amended and Restated Articles of Incorporation provides for the indemnification of directors to the fullest extent permissible under Georgia law.

     Article VIII, Section 15 of the Registrant's Bylaws provides for the indemnification of agents of the Registrant to the fullest extent authorized by the State of Georgia.

     The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


EXHIBIT NO.                               DESCRIPTION
-----------                               -----------
    2.1       --  Agreement and Plan of Merger by and among Towne Services,
                  Inc., TSI Acquisition One, Inc., Forseon Corporation and
                  certain of the stockholders of Forseon Corporation dated as of March 25, 1999 (incorporated by reference to Appendix A of the proxy statement/prospectus which is a part of this
                  S-4 Registration Statement).
    2.2       --  Form of Escrow Agreement to be entered into by and among
                  Towne Services, Inc., Dan Paul and Allen Merrill, each in
                  their capacity as a Stockholder Representative, and First
                  Union National Bank.***
    2.3       --  Asset Purchase Agreement by and between Towne Services, Inc.
                  and Credit Collection Solutions, Inc., and Burton W. Crapps
                  and Robert M. Ragsdale dated as of June 11, 1998.*
    2.4       --  Stock Purchase Agreement dated November 30, 1998 by and between Towne Services, Inc., BSI Acquisition Corp., Banking
                  Solutions, Inc. ("BSI"), and certain shareholders of BSI
                  (incorporated by reference to Exhibit 2.1 of the Company's
                  Report on Form 8-K filed on December 15, 1998).
    3.1       --  Amended and Restated Articles of Incorporation of Towne
                  Services, Inc., as filed with the Secretary of State of the
                  State of Georgia on July 29, 1998.*
    3.2       --  Amended and Restated Bylaws of Towne Services, Inc.,
                  effective May 19, 1998.*
    3.3       --  Articles of Amendment to the Amended and Restated Articles
                  of Incorporation of Towne Services, Inc., as filed with the
                  Secretary of State of Georgia on May 21, 1999.
    3.4       --  Amendment to the Amended and Restated Bylaws of Towne
                  Services, Inc., effective May 21, 1999.
    4.1       --  See Exhibits 3.1 and 3.2 for provisions of the Amended and
                  Restated Articles of Incorporation and Amended and Restated
                  Bylaws defining the rights of the holders of common stock of the Company.
    5.1       --  Opinion of Nelson Mullins Riley & Scarborough, L.L.P.**
    8.1       --  Form of Opinion of Nelson Mullins Riley & Scarborough,
                  L.L.P. as to tax matters.
   10.1       --  1996 Stock Option Plan (including form of Stock Option
                  Agreement.*
   10.2       --  1998 Stock Option Plan (including form of Stock Option
                  Agreement).*
   10.3       --  Form of Non-Qualified Stock Option Agreement.*

EXHIBIT NO.                               DESCRIPTION
-----------                               -----------
   10.4       --  Lease by and among River Exchange Associates Limited
                  Partnership and Towne Services, Inc. dated January 12,
                  1998.*
   10.5       --  Employment Agreement by and between Towne Services, Inc. and
                  Drew W. Edwards dated as of October 15, 1995.*
   10.6       --  Employment Agreement by and between Towne Services, Inc. and
                  Henry M. Baroco dated as of January 15, 1997.*
   10.7       --  Amended and Restated Employment Agreement by and between
                  Towne Services, Inc. and Bruce Lowthers dated as of May 18,
                  1998.*
   10.8       --  Employment Agreement by and between Towne Services, Inc. and
                  Cleve Shultz dated as of May 19, 1998.*
   10.9       --  Employment Agreement by and between Towne Services, Inc. and
                  Dan Paul dated March 25, 1999 (effective upon closing of
                  merger).**
   10.10      --  Employment Agreement by and between Towne Services, Inc. and
                  Allen Merrill dated March 25, 1999 (effective upon the
                  closing of merger).**
   10.11      --  Form of TOWNE CREDIT Bank Marketing Agreement.*
   10.12      --  Form of TOWNE Finance Bank Marketing Agreement.*
   10.13      --  Form of TOWNE CREDIT Merchant Processing Agreement.*
   10.14      --  Form of TOWNE Finance Client Processing Agreement.*
   10.15      --  Form of CASHFLOW Manager Merchant Services Agreement.+
   10.16      --  Form of CASHFLOW Manager License Agreement.+
   10.17      --  Form of Independent Bankers Bank General Marketing Agent
                  Agreement.+
   10.18      --  Registration Rights Agreement dated as of March 13, 1998 by and between Towne Services, Inc. and Capital Appreciation
                  Partners, L.P.*
   10.19      --  Form of Indemnification Agreement entered into between Towne
                  Services, Inc. and its directors and officers.*
   10.20      --  Promissory note dated September 8, 1997 issued to Towne
                  Services, Inc. by Henry M. Baroco.*
   10.21      --  Promissory note dated April 1, 1998 issued to Towne
                  Services, Inc. by Bruce F. Lowthers, Jr.*
   10.22      --  Promissory Note dated October 8, 1998 issued to Towne
                  Services, Inc. by Drew W. Edwards.+
   10.23      --  Promissory Note dated October 8, 1998 issued to Towne
                  Services, Inc. by Henry M. Baroco.+
   10.24      --  Form of General Marketing Agent Agreement.*
   10.25      --  Promissory Note by the Company to the order of First Union
                  National Bank dated December 31, 1998.+
   10.26      --  Retail Merchandising Service Automation, Inc. Employee Stock
                  Ownership Plan, July 1, 1994 Restatement (Includes First
                  through Fourth Amendments).***
   10.27      --  Fifth Amendment to the Retail Merchandising Service
                  Automation, Inc. Employee Stock Ownership Plan, effective as of June 20, 1996.***
   10.28      --  Sixth Amendment to the Forseon Corporation Employee Stock
                  Ownership Plan, effective as of July 1, 1987.***
   10.29      --  Seventh Amendment to the Forseon Corporation Employee Stock
                  Ownership Plan, effective as of March 22, 1999.**
   10.30      --  Form of Forseon Corporation Visionary Forecasting Service
                  Agreement.***

EXHIBIT NO.                               DESCRIPTION
-----------                               -----------
   10.31      --  Form of Forseon Corporation Standard Agreement for
                  Purchase.***
   10.32      --  Form of Forseon Corporation Software License Agreement.***
   10.33      --  Sublease agreement by and among Technology Park/Atlanta,
                  Inc. and Towne Services dated March 9, 1999 (incorporated by reference to Exhibit 10.1 of the Company's Report on Form
                  10-Q filed on May 7, 1999).
   21.1       --  Subsidiaries of Towne Services, Inc.***
   23.1       --  Consent of Arthur Andersen LLP.
   23.2       --  Consent of KPMG LLP.
   23.3       --  Consent of Nelson Mullins Riley & Scarborough, L.L.P.
                  (included in Exhibit 5.1).
   23.4       --  Consent of Nelson Mullins Riley & Scarborough, L.L.P. as to
                  tax matters (included in Exhibit 8.1).
   23.5       --  Consent of Rodgers Capital Group, L.P.
   23.6       --  Consent of Legacy Securities Corp.
   24.1       --  Power of Attorney (contained on the signature page hereof as to Richardson M. Roberts, all others previously filed).
   27.1       --  Financial Data Schedule for the periods ending December 31,
                  1997 and 1998 (for SEC use only) (incorporated by reference to the Company's Report on Form 10-Q filed on May 7, 1999).
   99.1       --  Notice to Participants in the Forseon Corporation Employee
                  Stock Ownership Plan.***
   99.2       --  Opinions of Rodgers Capital Group, L.P. and Legacy
                  Securities Corp. (included as Appendix D of the Proxy
                  Statement/Prospectus).


---------------

  * Incorporated by reference to the exhibits to the Company's Registration Statement on Form S-1 (No. 333-53341) as declared effective by the Securities and Exchange Commission on July 30, 1998.
 ** To be provided by amendment.
*** Previously filed.
 + Incorporated by reference to the exhibits to the Company's Report on Form
   10-K filed on March 26, 1999.

     (b) Schedule II Valuation and Qualifying Accounts

                              TOWNE SERVICES, INC.

                                                        BEGINNING   CHARGED TO                 ENDING
                     DESCRIPTION                         BALANCE     EXPENSE     DEDUCTIONS   BALANCE
                     -----------                        ---------   ----------   ----------   --------
December 31, 1995 Allowance for Doubtful Accounts.....   $     0     $      0        $0       $      0
December 31, 1996 Allowance for Doubtful Accounts.....         0            0         0              0
December 31, 1997 Allowance for Doubtful Accounts.....         0       25,000         0         25,000
December 31, 1998 Allowance for Doubtful Accounts.....    25,000      322,065         0        347,065

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements, management's discussion and analysis or notes thereto.

ITEM 22.  UNDERTAKINGS


     A. The undersigned Registrant hereby undertakes:



          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:



             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;



             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and



             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;



          provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registration pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.



          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



     B. The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.



     C. The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration

Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     D. Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



     E. The undersigned registrant hereby undertakes to respond to request for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.



     F. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the securities act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 24th day of May, 1999.


                                          TOWNE SERVICES, INC.

                                          By:      /s/ DREW W. EDWARDS
                                            ------------------------------------
                                                      Drew W. Edwards
                                            Chairman and Chief Executive Officer

     Pursuant to the requirements of the securities act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:


                     SIGNATURES                                      TITLE                    DATE
                     ----------                                      -----                    ----
                 /s/ DREW W. EDWARDS                   Chairman of the Board and Chief    May 24, 1999
-----------------------------------------------------    Executive Officer (principal
                   Drew W. Edwards                       executive officer)

                          *                            President, Chief Operating         May 24, 1999
-----------------------------------------------------    Officer and Director
                   Henry M. Baroco

                /s/ BRUCE F. LOWTHERS                  Chief Financial Officer            May 24, 1999
-----------------------------------------------------    (principal financial and
                  Bruce F. Lowthers                      accounting officer)

                          *                            Director                           May 24, 1999
-----------------------------------------------------
                    G. Lynn Boggs

                          *                            Director                           May 24, 1999
-----------------------------------------------------
                   Frank W. Brown

                          *                            Director                           May 24, 1999
-----------------------------------------------------
                   John W. Collins

                          *                            Director                           May 24, 1999
-----------------------------------------------------
                  J. Stanley Mackin

                          *                            Director                           May 24, 1999
-----------------------------------------------------
                   Joe M. Rodgers

                          *                            Director                           May 24, 1999
-----------------------------------------------------
               John D. Schneider, Jr.

                          *                            Director                           May 24, 1999
-----------------------------------------------------
               J. Daniel Speight, Jr.

                          *                            Director                           May 24, 1999
-----------------------------------------------------
                   Glenn W. Sturm

                     SIGNATURES                                      TITLE                    DATE
                     ----------                                      -----                    ----
                          *                            Director                           May 24, 1999
-----------------------------------------------------
                  J. Stephen Turner

                          *                            Director                           May 24, 1999
-----------------------------------------------------
                  Bahram Yusefzadeh

               By: /s/ DREW W. EDWARDS
  -------------------------------------------------
                   Drew W. Edwards
                  Attorney-in-fact



                               POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS that each of the undersigned officers and directors of Towne Services, Inc., a Georgia corporation, for himself and not for one another, does hereby constitute and appoint Drew W. Edwards and Bruce F. Lowthers, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign his name to any and all amendments, including post-effective amendments, to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Section 462(b) of the Securities Act of 1933, and all post-effective amendments thereto, and to cause the same (together with all Exhibits thereto and all documents in connection therewith) to be filed with the Securities and Exchange Commission, granting unto said attorneys and each of them full power and authority to do and perform each and every act and thing necessary and proper to be done in and about the premises, as fully to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself hereby ratifies and confirms all that said attorneys-in-fact and agents or any one of them, or his or their substitute or substitutes, shall lawfully do or cause to be done by virtue hereof.



                     SIGNATURES                                      TITLE                    DATE
                     ----------                                      -----                    ----
                                                       Director                           May   , 1999
-----------------------------------------------------
                Richardson M. Roberts

*By:
----------------------------------------------------
     as attorney-in-fact pursuant to power of
     attorney set forth in this registration
     statement as filed on May   , 1999 (SEC File No.
     333-76493)

                                 EXHIBIT INDEX


EXHIBIT NO.                               DESCRIPTION
-----------                               -----------
    2.1       --  Agreement and Plan of Merger by and among Towne Services,
                  Inc., TSI Acquisition One, Inc., Forseon Corporation and
                  certain of the stockholders of Forseon Corporation dated as of March 25, 1999 (incorporated by reference to Appendix A of the proxy statement/prospectus which is a part of this
                  S-4 Registration Statement).
    2.2       --  Form of Escrow Agreement to be entered into by and among
                  Towne Services, Inc., Dan Paul and Allen Merrill, each in
                  their capacity as a Stockholder Representative, and First
                  Union National Bank.***
    2.3       --  Asset Purchase Agreement by and between Towne Services, Inc.
                  and Credit Collection Solutions, Inc., and Burton W. Crapps
                  and Robert M. Ragsdale dated as of June 11, 1998.*
    2.4       --  Stock Purchase Agreement dated November 30, 1998 by and between Towne Services, Inc., BSI Acquisition Corp., Banking
                  Solutions, Inc. ("BSI"), and certain shareholders of BSI
                  (incorporated by reference to Exhibit 2.1 of the Company's
                  Report on Form 8-K filed on December 15, 1998).
    3.1       --  Amended and Restated Articles of Incorporation of Towne
                  Services, Inc., as filed with the Secretary of State of the
                  State of Georgia on July 29, 1998.*
    3.2       --  Amended and Restated Bylaws of Towne Services, Inc.,
                  effective May 19, 1998.*
    3.3       --  Articles of Amendment to the Amended and Restated Articles
                  of Incorporation of Towne Services, Inc., as filed with the
                  Secretary of State of Georgia on May 21, 1999.
    3.4       --  Amendment to the Amended and Restated Bylaws of Towne
                  Services, Inc., effective May 21, 1999.
    4.1       --  See Exhibits 3.1 and 3.2 for provisions of the Amended and
                  Restated Articles of Incorporation and Amended and Restated
                  Bylaws defining the rights of the holders of common stock of the Company.
    5.1       --  Opinion of Nelson Mullins Riley & Scarborough, L.L.P.**
    8.1       --  Form of Opinion of Nelson Mullins Riley & Scarborough,
                  L.L.P. as to tax matters.
   10.1       --  1996 Stock Option Plan (including form of Stock Option
                  Agreement.*
   10.2       --  1998 Stock Option Plan (including form of Stock Option
                  Agreement).*
   10.3       --  Form of Non-Qualified Stock Option Agreement.*
   10.4       --  Lease by and among River Exchange Associates Limited
                  Partnership and Towne Services, Inc. dated January 12,
                  1998.*
   10.5       --  Employment Agreement by and between Towne Services, Inc. and
                  Drew W. Edwards dated as of October 15, 1995.*
   10.6       --  Employment Agreement by and between Towne Services, Inc. and
                  Henry M. Baroco dated as of January 15, 1997.*
   10.7       --  Amended and Restated Employment Agreement by and between
                  Towne Services, Inc. and Bruce Lowthers dated as of May 18,
                  1998.*
   10.8       --  Employment Agreement by and between Towne Services, Inc. and
                  Cleve Shultz dated as of May 19, 1998.*
   10.9       --  Employment Agreement by and between Towne Services, Inc. and
                  Dan Paul dated March 25, 1999 (effective upon closing of
                  merger).**
   10.10      --  Employment Agreement by and between Towne Services, Inc. and
                  Allen Merrill dated March 25, 1999 (effective upon the
                  closing of merger).**
   10.11      --  Form of TOWNE CREDIT Bank Marketing Agreement.*
   10.12      --  Form of TOWNE Finance Bank Marketing Agreement.*
   10.13      --  Form of TOWNE CREDIT Merchant Processing Agreement.*
   10.14      --  Form of TOWNE Finance Client Processing Agreement.*
   10.15      --  Form of CASHFLOW Manager Merchant Services Agreement.+

EXHIBIT NO.                               DESCRIPTION
-----------                               -----------
   10.16      --  Form of CASHFLOW Manager License Agreement.+
   10.17      --  Form of Independent Bankers Bank General Marketing Agent
                  Agreement.+
   10.18      --  Registration Rights Agreement dated as of March 13, 1998 by and between Towne Services, Inc. and Capital Appreciation
                  Partners, L.P.*
   10.19      --  Form of Indemnification Agreement entered into between Towne
                  Services, Inc. and its directors and officers.*
   10.20      --  Promissory note dated September 8, 1997 issued to Towne
                  Services, Inc. by Henry M. Baroco.*
   10.21      --  Promissory note dated April 1, 1998 issued to Towne
                  Services, Inc. by Bruce F. Lowthers, Jr.*
   10.22      --  Promissory Note dated October 8, 1998 issued to Towne
                  Services, Inc. by Drew W. Edwards.+
   10.23      --  Promissory Note dated October 8, 1998 issued to Towne
                  Services, Inc. by Henry M. Baroco.+
   10.24      --  Form of General Marketing Agent Agreement.*
   10.25      --  Promissory Note by the Company to the order of First Union
                  National Bank dated December 31, 1998.+
   10.26      --  Retail Merchandising Service Automation, Inc. Employee Stock
                  Ownership Plan, July 1, 1994 Restatement (Includes First
                  through Fourth Amendments).***
   10.27      --  Fifth Amendment to the Retail Merchandising Service
                  Automation, Inc. Employee Stock Ownership Plan, effective as of June 20, 1996.***
   10.28      --  Sixth Amendment to the Forseon Corporation Employee Stock
                  Ownership Plan, effective as of July 1, 1987.***
   10.29      --  Seventh Amendment to the Forseon Corporation Employee Stock
                  Ownership Plan, effective as of March 22, 1999.**
   10.30      --  Form of Forseon Corporation Visionary Forecasting Service
                  Agreement.***
   10.31      --  Form of Forseon Corporation Standard Agreement for
                  Purchase.***
   10.32      --  Form of Forseon Corporation Software License Agreement.***
   10.33      --  Sublease agreement by and among Technology Park/Atlanta,
                  Inc. and Towne Services dated March 9, 1999 (incorporated by reference to Exhibit 10.1 to the Company's Report on Form
                  10-Q filed on May 7, 1999).
   21.1       --  Subsidiaries of Towne Services, Inc.***
   23.1       --  Consent of Arthur Andersen LLP.
   23.2       --  Consent of KPMG LLP.
   23.3       --  Consent of Nelson Mullins Riley & Scarborough, L.L.P.
                  (included in Exhibit 5.1).
   23.4       --  Consent of Nelson Mullins Riley & Scarborough, L.L.P. as to
                  tax matters (included in Exhibit 8.1).
   23.5       --  Consent of Rodgers Capital Group, L.P.
   23.6       --  Consent of Legacy Securities Corp.
   24.1       --  Power of Attorney.***
   27.1       --  Financial Data Schedule for the periods ending December 31,
                  1997 and 1998 (for SEC use only) (incorporated by reference to the Company's Report on Form 10-Q filed on May 7, 1999).
   99.1       --  Notice to Participants in the Forseon Corporation Employee
                  Stock Ownership Plan.***

EXHIBIT NO.                               DESCRIPTION
-----------                               -----------
   99.2       --  Opinions of Rodgers Capital Group, L.P. and Legacy
                  Securities Corp. (included as Appendix D of the Proxy
                  Statement/Prospectus).


---------------

  * Incorporated by reference to the exhibits to the Company's Registration Statement on Form S-1 (No. 333-53341) as declared effective by the Securities and Exchange Commission on July 30, 1998.
 ** To be provided by amendment.
*** Previously filed.
  + Incorporated by reference to the exhibits to the Company's Report on Form
    10-K filed on March 26, 1999.